UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IMAGE ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.0001 per share

(2)	Aggregate number of securities to which transaction applies:

21,739,798 shares of Company Common Stock

1,896,881 options to purchase shares of Company Common Stock with an exercise price less than $4.68 per share

15,920 shares of Common Stock to be issued pursuant to outstanding restricted stock units

1,100,000 warrants to purchase shares of Company Common Stock with an exercise price less than $4.68 per share

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 21,739,798 shares of Company Common Stock multiplied by $4.68 per share, (B) 1,896,881 options to purchase shares of Company Common Stock with exercise price less than $4.68 per share, multiplied by $1.45 per share (which is the difference between $4.68 per share and the weighted average exercise price per share), (C) 15,920 shares of Common Stock to be issued pursuant to outstanding restricted stock units multiplied by $4.68 per share, (D) 100,000 warrants to purchase shares of Company Common Stock, multiplied by $2.64 per share (which is the difference between $4.68 per share and the weighted average exercise price per share), and (E) 1,000,000 warrants to purchase shares of Company Common Stock, multiplied by $2.122679 per share (computed under the Black Scholes Option Pricing Model). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

106,953,917

(5)	Total fee paid:

$3,283.50

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

$3,246.71

(2)	Form, Schedule or Registration Statement No.:

Preliminary Schedule 14A

(3)	Filing Party:

Image Entertainment, Inc.

(4)	Date Filed:

July 25, 2007

2007
Notice of Special Meeting
and
Proxy Statement

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2007
REVISED PRELIMINARY COPY
SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
September •, 2007
Dear Image Stockholder:
You are cordially invited to attend the 2007 special meeting of stockholders of Image Entertainment, Inc., which will be held at •, on •, at 10:00 am local time.
On March 29, 2007, we entered into an agreement and plan of merger providing for the acquisition of Image by BTP Acquisition Company, LLC, a Delaware limited liability company. If the merger had been completed pursuant to the original March 29 merger agreement, you would have been entitled to receive $4.40 in cash, without interest, for each share of our common stock that you owned at the time of the merger. The original merger agreement also provided that BTP could elect to change the method of effecting the acquisition of Image to maintain the listing of our common stock on NASDAQ and the registration of our common stock under the Securities Exchange Act of 1934, as amended, after completion of the merger. BTP elected to do so and, as a result, on June 27, 2007, our board of directors approved an amended and restated merger agreement reflecting that alternative structure.
Pursuant to the amended and restated merger agreement, if the merger is completed, you will be entitled to receive $4.68 per share in cash, without interest, for 94% of the shares of our common stock that you own at the time of the merger and the remaining shares of common stock you hold will remain outstanding as shares of common stock of Image as the company surviving the merger. For example, if you own 100 shares of our common stock at the time of the merger, you would receive $439.92 in cash for 94 of your shares (i.e. $4.68 per share) and retain 6 shares of common stock of Image as the company surviving the merger.
In addition, if the merger is completed, the amended and restated merger agreement provides BTP with the right to receive at its election warrants to purchase 8,500,000 shares of common stock of Image as the company surviving the merger. If BTP elects to receive the warrants, Image will issue the warrants at an exercise price of $•.
In connection with the amended and restated merger agreement, the board of directors also approved the execution and delivery of a securities purchase agreement, pursuant to which BTP will be entitled to purchase from Image up to an aggregate of 21,000,000 shares of our common stock and shares of a newly created Series A Convertible Preferred Stock, which will remain issued and outstanding after the merger, if BTP elects to purchase any such shares. The number of shares of common stock and convertible preferred stock will be automatically reduced by the number of shares of common stock subject to any warrants issued to BTP pursuant to the amended and restated merger agreement.

At the special meeting, you will be asked to adopt the amended and restated merger agreement, which would constitute approval of its terms, including the issuance of warrants to BTP pursuant to the amended and restated merger agreement and the issuance of shares of common stock issuable upon exercise of any such warrants issued to BTP. You will also be asked to approve the “securities issuance proposal (proposal 2)”, which includes approval of (a) the issuance of shares of our common stock and convertible preferred stock pursuant to the securities purchase agreement, (b) the issuance of any shares of common stock issuable upon conversion of any convertible preferred stock issued pursuant to the securities purchase agreement and (c) the delivery of “eligible property” to pay off any principal amounts and accrued interest in accordance with the terms of any subordinated notes which BTP may deliver to Image to pay the purchase price of securities issued to BTP under the securities purchase agreement. In order for the merger to be completed, our stockholders must adopt the amended merger agreement and approve the securities issuance proposal (proposal 2). If the stockholders fail to adopt the amended merger agreement or fail to approve the securities issuance proposal (proposal 2), and if BTP does not waive the requirement that we execute and deliver the securities purchase agreement to BTP as a condition to closing, the merger will not occur. A copy of the amended merger agreement and the securities purchase agreement are included with this proxy statement as Annexes A and B, respectively.
After careful consideration, the board of directors unanimously (i) approved and declared advisable each of the amended and restated merger agreement and the securities purchase agreement and the transactions contemplated thereby, including the issuance of the warrants and shares of common stock and convertible preferred stock contemplated thereby and upon conversion thereof, and (ii) determined that the amended and restated merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Image and its stockholders.
The board of directors unanimously recommends that Image stockholders vote, in person or by properly executed proxy, FOR adoption of the amended and restated merger agreement and FOR approval of the securities issuance proposal (proposal 2) described above.
The proxy statement attached to this letter provides you with information about the special meeting, the amended and restated merger agreement, the proposed merger, the securities purchase agreement and other related matters. We encourage you to read the entire proxy statement and its annexes carefully. You also may obtain more information about Image for free by accessing documents we have filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov.
Your vote is very important regardless of the number of shares of our common stock you own. The merger cannot be completed unless we receive the affirmative vote of holders of a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote and the securities issuance proposal is approved by the stockholders. We cannot satisfy the condition to the merger that we execute and deliver to BTP the securities purchase agreement unless the securities issuance proposal (proposal 2) described above is approved by the affirmative vote of the holders of a majority of the shares of our common stock represented by proxy or in person at the special meeting. The completion of the merger and the matters contemplated by the securities issuance proposal (proposal 2) described above are also subject to the satisfaction or waiver of other conditions described in this proxy statement and such agreements, copies of which are attached as Annexes A and B to this proxy statement.
If you fail to vote on the proposal to adopt the amended and restated merger agreement, either by not returning a properly executed proxy card or not voting in person at the special meeting, or you abstain from voting, the effect will be the same as a vote against adoption of the amended and restated merger agreement.

If you fail to vote on the proposal to approve the securities issuance proposal (proposal 2) described above either by not returning a properly executed proxy card or not voting in person at the special meeting, there will be no effect on the outcome of such proposal. However, abstentions will have the same effect as voting against such proposal.
Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held for you in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you do not instruct your broker, bank or other nominee how to vote your shares they hold for you, it will have the same effect as voting against adoption of the amended and restated merger agreement and will have no effect on the outcome of the voting on the approval of the securities issuance proposal (proposal 2) described above.
If you properly complete, sign and return your proxy and do not indicate how you want to vote, your proxy will be voted FOR adoption of the amended and restated merger agreement, FOR approval of the securities issuance proposal (proposal 2) described above and FOR any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of adoption of the amended and restated merger agreement or approval of the issuance of securities issuance proposal (proposal 2) described above.
Submitting your proxy card will not prevent you from voting your shares of common stock in person if you subsequently choose to attend the special meeting and vote in person.
I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote FOR adoption of both the amended and restated merger agreement and approval of securities issuance proposal (proposal 2) described above.
Thank you for your continued support of Image Entertainment, Inc.
Very truly yours,
Martin W. Greenwald
Chairman and Chief Executive Officer
Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, or the matters contemplated by the securities issuance proposal (proposal 2) described above passed upon the merits or fairness of the merger, or the matters contemplated by the securities issuance proposal (proposal 2) described above or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
THIS PROXY STATEMENT IS DATED SEPTEMBER •, 2007,
AND IS FIRST BEING MAILED TO IMAGE STOCKHOLDERS ON OR ABOUT SEPTEMBER •, 2007.

Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311-6104
Notice of Special Meeting of Stockholders
October •, 2007
To Our Stockholders:
The 2007 special meeting of stockholders of Image Entertainment, Inc., a Delaware corporation, or Image, will be held at •, on •, 2007, at 10:00 a.m. local time, for the following purposes:
1.	To consider and vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2007, among BTP Acquisition Company, LLC, a Delaware limited liability company, IEAC, Inc., a Delaware corporation and a direct wholly owned subsidiary of BTP, and Image, pursuant to which, among other things, (i) IEAC will merge with and into Image upon the terms and subject to the conditions set forth in the amended and restated merger agreement, with Image surviving the merger as a majority-owned subsidiary of BTP, (ii) each Image stockholder will be entitled to receive $4.68 per share in cash, without interest, for 94% of such stockholder’s shares of our common stock owned by such stockholder at the time of the merger and will retain the remaining shares of common stock owned at the time of the merger as shares of common stock of Image as the company surviving the merger and (iii) BTP will have the right to receive at its election warrants to purchase 8,500,000 shares of common stock of Image as the company surviving the merger at an exercise price of $•;
2.	To consider and vote upon, for purposes of the NASDAQ Marketplace Rules the securities issuance proposal (proposal 2) described in greater detail in the attached proxy statement;
3.	To consider and vote upon a proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the amended and restated merger agreement or to approve the securities issuance proposal (proposal 2) described in greater detail in the attached proxy statement; and
4.	To transact any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.

Our board of directors has fixed the close of business on September 6, 2007, as the record date for determining the stockholders entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A complete list of Image’s stockholders will be available at our executive offices at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311, for review starting 10 days before the special meeting and will also be available for inspection at the special meeting itself.
A proxy statement and proxy card are enclosed with this notice. The proxy statement describes the amended and restated merger agreement and the merger and the other business to be transacted at the meeting and provides other information that may be important to you as you decide how to vote your shares. You may vote your shares in person at the special meeting or by using the enclosed proxy card. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the special meeting, you must obtain a proxy card issued in your name from the recordholder. For additional information about attendance and voting at the special meeting, please refer to the Special Meeting Guidelines attached as Annex M to the proxy statement.
You may also vote your shares by mail by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelop, and you can also vote by telephone or via the Internet by following the instructions for telephone and Internet voting on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return a proxy card. We encourage you to take advantage of one of these convenient voting options.
Your vote is very important. Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. Whether you attend the special meeting, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, or by properly submitting a proxy by mail with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held for you in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or other nominee for instructions on how to vote your shares and how to revoke your proxy.
Under Delaware law, if the merger is completed, our stockholders who do not vote in favor of adoption of the amended and restated merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery, but only if they submit a written demand for appraisal prior to the vote on the amended and restated merger agreement and they comply with other Delaware law procedures and requirements explained in the accompanying proxy statement. The procedures are described more fully in the accompanying proxy statement, and a copy of Delaware’s appraisal statute is attached as Annex L to the proxy statement.
For more information about the amended and restated merger agreement, the securities purchase agreement and the transactions contemplated by each, please review the accompanying proxy statement and the amended and restated merger agreement and securities purchase agreement attached as Annexes A and B to the proxy statement, respectively. The proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the amended and restated merger agreement or approve the securities issuance proposal (proposal 2) described in greater detail in the accompanying proxy statement.

The attached proxy statement is dated September •, 2007, and is first being sent or given to Image stockholders on or about September •, 2007.
By Order of the Board of Directors,
Dennis Hohn Cho
Senior Vice President, General Counsel and
Corporate Secretary
September •, 2007
Chatsworth, California

SUMMARY VOTING INSTRUCTIONS
YOUR VOTE IS IMPORTANT
Please ensure that your shares of Image Entertainment, Inc. common stock can be voted at the special meeting by submitting your proxy by mail, telephone or over the Internet today, or contacting your broker, bank or other nominee to instruct them how to vote your shares. If you do not vote your shares or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the adoption of the amended and restated merger agreement, but will have no effect on the outcome of the voting to approve the securities issuance proposal (proposal 2) described in this proxy statement or the outcome of the voting on any adjournment or postponement proposal.
If your Image shares are registered in the name of a broker, bank or other nominee, check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted on the proposals at the special meeting.
If your Image shares are registered in your name, you can submit your proxy by:
•	mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning in the envelope provided.
•	telephone, using the toll free number listed on each proxy card (if you are a registered stockholder, that is you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank broker or other nominee makes telephone voting available); or
•	the Internet, at the address provided on each proxy (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank broker or other nominee makes Internet voting available).
Voting by telephone or via the Internet will be subject to such verification required by applicable law or that Image or its agents otherwise deem appropriate.
If you have any questions about the merger or the other matters to be brought before the special meeting, or if you need assistance in voting your shares or additional copies of this proxy statement or the enclosed proxy card, please contact:

Image Entertainment, Inc.
Dennis Hohn Cho Senior Vice President, Corporate Secretary and General Counsel Telephone: (818) 407-9100	Dawn Martens Director of Corporate Affairs Telephone: (818) 407-9100

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CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
This proxy statement, and certain documents to which we refer you in this proxy statement, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of the future tense and words such as “will,” “may,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other terms of similar import. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” and “Recommendation of Our Board of Directors; Our Reasons for the Merger.” All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.
These factors include, among other things, whether the merger is completed, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q.
In addition, we may not be able to complete the proposed merger on the proposed terms or other acceptable terms, or at all, due to a number of factors, including:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the amended and restated merger agreement;
•	the outcome of any legal proceedings that have been or may be instituted against Image and others following announcement of the proposed amended and restated merger agreement;
•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including receipt of any required regulatory approvals;
•	the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement;
•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;
•	the ability to recognize the benefits of the merger;
•	diversion of management time on merger-related issues;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;
•	the impact on our business of the substantial indebtedness incurred to finance the consummation of the merger; and
•	adverse results from ongoing litigation.
Many of the factors that will determine the outcome of the merger, or any benefits or detriments resulting therefrom, are beyond our ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

QUESTIONS AND ANSWERS
The following questions and answers briefly address some questions you may have regarding the special meeting, the proposed merger and the issuance of the securities contemplated by the securities purchase agreement, but may not address all questions that may be important to you as a stockholder of Image. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Image,” “Company,” “we,” “our,” “ours,” and “us” refer to Image Entertainment, Inc.; the term “BTP” refers to BTP Acquisition Company, LLC; the term “securities issuance” refers collectively to (a) the issuance of shares of our common stock and convertible preferred stock (and the shares of common stock issuable upon conversion thereof) pursuant to the securities purchase agreement and (b) the delivery of “eligible property” to pay off any principal amounts and accrued interest in accordance with the terms of any subordinated notes which BTP may deliver to Image to pay the purchase price of securities issued to BTP under the securities purchase agreement; the term “convertible preferred stock” refers to the newly created Series A Convertible Preferred Stock; the term “original merger agreement” refers to the agreement and plan of merger, dated March 29, 2007, among BTP, IEAC, Inc., or IEAC, and the Company; and the term “amended merger agreement” refers to the amended and restated agreement and plan of merger, dated June 27, 2007, among BTP, IEAC and the Company.
Q:	As a stockholder, what matters will I vote on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:
•	a proposal to adopt the amended merger agreement, including BTP’s right to elect to receive warrants to purchase shares of our common stock at an exercise price of $• and the issuance of common stock issuable upon exercise of any warrants issued to BTP under the amended merger agreement;
•	a proposal to approve, for purposes of the NASDAQ Marketplace Rules, the securities issuance proposal (proposal 2) described in greater detail in the section entitled “Proposal 2 — Approval of the Securities Issuance” beginning on page 128; and
•	a proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the amended merger agreement and to approve the matters discussed in the proposal immediately above.
At this time, our board of directors is unaware of any matters, other than as set forth above, that may be presented for action at our special meeting. If other matters are properly presented, however, the persons named as proxies intend to vote in their discretion with respect to such matters.

Q:	How does our board of directors recommend that I vote?

A:	For the reasons discussed below, our board of directors recommends that you vote:
•	FOR the proposal to adopt the amended merger agreement;
•	FOR the proposal to approve the securities issuance; and
•	FOR any proposal to adjourn or postpone the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the amended merger agreement or approve the securities issuance.
Q:	Is the effectiveness of any proposal conditioned on the approval of any other proposal?

A:	Yes, completion of the transactions contemplated by the amended merger agreement, including the merger, is conditioned upon the approval of both the proposal to adopt the merger agreement and approval of the proposal to approve the securities issuance. If both proposals are not approved, the merger may not be completed.

Q:	As a stockholder, what will I receive as a result of the merger?

A:	Unless you perfect your appraisal rights under Delaware law, if the merger is completed, you will be entitled to receive $4.68 per share in cash, without interest, for 94% of the shares of our common stock that you own at the time of the merger and you will retain the remaining shares of common stock owned at the time of the merger as shares of common stock of Image as the company surviving the merger. For example, if you own 100 shares of our common stock, and the merger is completed, you would receive $439.92 in cash for 94 of your shares (i.e. $4.68 per share) and would also retain 6 shares of common stock of Image as the company surviving the merger.

Q:	As a stockholder, is there a difference between what I would have received under the original merger agreement versus the amended merger agreement?

A:	Yes. Under the original merger agreement you would have received $4.40 per share for 100% of your shares of our common stock. Under the amended merger agreement, you will receive more cash for each share of your common stock that is cancelled in the merger, but approximately the same aggregate amount of cash you would have received for 100% of your shares under the original merger agreement, and will also retain some shares in Image as the company surviving the merger. For example, a stockholder owning 100 shares of common stock would have received $440 in cash for 100% of its shares under the original merger agreement. Pursuant to the amended merger agreement, a stockholder who owns 100 shares of common stock immediately prior to the merger will receive $439.92 in cash for 94 shares (i.e. $4.68 per share), but will also retain 6 shares of Image common stock after the merger.
Q:	Why are we seeking approval for the matters contemplated by the securities issuance proposal (proposal 2)?

A:	Our common stock is traded on NASDAQ under the symbol “DISK”. Therefore, we are subject to the NASDAQ Marketplace Rules, which among other things require that we obtain stockholder approval of certain issuances of our securities. The securities issuance proposal is a proposal to approve:
•	the issuance of shares of common stock and convertible preferred stock pursuant to the securities purchase agreement;
•	the issuance of shares of common stock upon the conversion of any convertible preferred stock issued pursuant to the securities purchase agreement; and
•	the delivery of “eligible property” to pay off any principal amounts and accrued interest in accordance with the terms of any subordinated notes which BTP may deliver to Image to pay the purchase price of any securities issued to BTP under the securities purchase agreement.

We are asking our stockholders to approve the securities issuance for two reasons:
•	to comply with NASDAQ Marketplace Rules that are or may be applicable to such matters; and
•	to permit Image to satisfy the condition to the merger that it must execute and deliver the securities purchase agreement to BTP.
If the securities issuance proposal is approved, you will have approved for purposes of the NASDAQ Marketplace Rules, (a) the issuance of any securities that may be issued to BTP under the securities purchase agreement, (b) the issuance of shares of common stock in the future upon conversion of any shares of convertible preferred stock that may be issued to BTP under the securities purchase agreement, and (c) the delivery of “eligible property” to Image by BTP in satisfaction of indebtedness under any subordinated promissory notes that BTP may deliver to purchase securities under the securities purchase agreement. Whether or not stockholder approval is required for the securities issuance (or any element thereof) will depend on the actual timing, facts and circumstances, and it is possible that in fact no such stockholder approval would be required. However, Image and BTP are seeking stockholder approval in order to avoid any doubt (and any delays and expenses occasioned thereby) as to whether any such rules apply or have been satisfied. Notwithstanding the foregoing, the fact that stockholder approval of the securities issuance is being sought shall not be deemed an admission or acknowledgement that the securities issuance requires any stockholder approval under the Nasdaq Marketplace Rules or otherwise.
If the stockholders do not approve the securities issuance proposal, then Image might not be able to execute and deliver the securities purchase agreement to BTP. Such execution and delivery is a condition to the obligation of BTP to effect the merger. Therefore, if our stockholders do not approve the securities issuance proposal (proposal 2) and BTP determines not to waive this condition, then the merger would not be consummated.
Additional information regarding the NASDAQ Marketplace Rules which may require stockholder approval in connection with the issuance of securities pursuant to the securities purchase agreement is set forth in “Approval of the Securities Issuance—Stockholder Approval Requirements” beginning on page 132.
Q:	If I hold options to purchase shares of Image common stock, how will my options be treated in the merger?

A:	At the effective time of the merger, each holder of an outstanding option to purchase shares of our common stock will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the option, by
•	the excess, if any, of the per share cash consideration (i.e. $4.68 per share) payable to holders of shares of our common stock that are cancelled in the merger over the exercise price per share of common stock under the option.
Q:	If I hold warrants to purchase shares of Image common stock, how will my warrants be treated in the merger?

A:	At the effective time of the merger, each holder of an outstanding warrant to purchase shares of our common stock (other than warrants to purchase common stock held by Portside Growth and Opportunity Fund) will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the warrant, by
•	the excess, if any, of the per share cash consideration (i.e. $4.68 per share) payable to holders of shares of our common stock that are cancelled in the merger over the exercise price per share of our common stock under the warrant.

Q.	If I hold restricted stock units of Image, how will my restricted units be treated in the merger?

A.	At the effective time of the merger, each holder of an outstanding restricted stock unit will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the restricted stock unit, by

•	the per share cash consideration (i.e. $4.68 per share) payable to holders of shares of our common stock that are cancelled in the merger.
Q:	Is the approval of the BTP members required to complete the merger?

A:	No. BTP may complete the merger without obtaining the approval of its members.
Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of our stockholders will be held at •, on •, at 10:00 a.m. local time.

Q:	What vote of stockholders is required to adopt the amended merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote must vote FOR adoption of the amended merger agreement. In addition, in order for us to complete the transactions contemplated by the amended merger agreement, including the merger, a majority of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon must also vote FOR approval of the securities issuance described above.

Certain of our stockholders, consisting of Martin W. Greenwald, our Chairman and Chief Executive Officer, Image Investors Co. and Standard Broadcasting Corp. Ltd., have entered into amended and restated support agreements with BTP in their capacities as a stockholder of Image, pursuant to which they each agreed, among other things, to vote the shares of our common stock held by them in favor of adoption of the amended merger agreement and against other acquisition proposals, unless the amended merger agreement is terminated in accordance with its terms. The shares subject to these support agreements represent approximately •% of the shares of our common stock outstanding as of the record date.

Q:	How many shares were issued and outstanding on the Record Date?

At the close of business on the record date, 21,739,798 shares of our common stock were issued and outstanding and entitled to vote.

Q:	Why did Image and BTP enter into an amended merger agreement?

A:	The original merger agreement provided that BTP could elect to change the method of effecting the acquisition of Image to maintain the listing of our common stock on NASDAQ and the registration of our common stock under the Securities Exchange Act of 1934, as amended, after completion of the merger. BTP elected to modify the structure, and the amended merger agreement reflects this modified structure.

Q:	Why did the Board approve the issuance of warrants under the amended merger agreement and the securities issuance under the securities purchase agreement?

A:	The original merger agreement provided that BTP would acquire 100% of the common stock of Image. In consideration for paying the same amount of aggregate cash consideration to our stockholders for less than 100% of our common stock and allowing our stockholders to retain shares in Image as the company surviving the merger, BTP requested, and our board approved, the issuance of warrants under the amended merger agreement and the issuance of common stock and convertible preferred stock pursuant to the securities purchase agreement. The board of directors recognizes that the securities issuance and the issuance of common stock upon the exercise of any warrants issued pursuant to the amended merger agreement would dilute the shares retained by our stockholders in Image as the company surviving the merger.
In addition, in order for us to complete the transactions contemplated by the amended merger agreement, including the merger, our stockholders must also vote FOR approval of the securities issuance.

Q:	What are the rights, preferences and privileges of the convertible preferred stock?

A:	The convertible preferred stock will rank senior to our other capital stock as to dividends and distribution of assets upon liquidation, dissolution or the winding up of our affairs. In addition, the convertible preferred stock will be entitled to receive a mandatory dividend at a rate equal to 4.62% of the original purchase price paid for the convertible stock, to be payable on a yearly basis. Such dividend will be payable by us in kind in the form of additional shares of convertible preferred stock or at our election out of cash legally available for the payment of dividends. The holders of the outstanding shares of convertible preferred stock will not be entitled to vote on any matters submitted for a vote of holders of common stock, except with respect to amendments of our governing documents that would materially and adversely affect the holders of the outstanding shares of convertible preferred stock or to create any class or series of capital stock with rights and preferences ranking prior to or equal to the convertible preferred stock. Furthermore, the terms of the convertible preferred stock prohibit its conversion from non-voting convertible preferred stock into voting common stock to the extent that such conversion would cause the holder of the convertible preferred stock (or any collaborative group that includes such holder) to directly or indirectly benefically own 95% or more of the then-outstanding voting stock of Image.

Q:	What are the terms of the promissory note to be issued by BTP?

A:	The securities purchase agreement allows BTP to pay for any common stock and convertible preferred stock purchased with a promissory note equal to the purchase price, less the par value of the securities, which must be paid in cash. Under the terms of the promissory note, BTP may make any payment of principal or interest (a) in cash, (b) by surrendering outstanding shares of common stock or convertible preferred stock or (c) by contributing “eligible property.” Eligible property includes certain property consistent with our current operations or planned operational capabilities, or contribution of equity or convertible securities of an entity whose assets consist of such eligible property. The form of promissory note, which contains the specific definition of “eligible property,” is attached as Annex E to this proxy statement.

Q:	What are the terms of the warrant that BTP has the right to elect to receive under the amended merger agreement?

A:	Pursuant to the amended merger agreement, we have granted BTP the right to elect to receive a warrant to purchase up to 8,500,000 shares of common stock of Image as the company surviving the merger at an exercise price of $•. The warrant would be exercisable at any time from the date occurring 180 days after the date of issuance of the warrant until the fourth anniversary of its date of issuance. The warrant cannot be exercised if such exercise would cause the holder of the warrant (or any collaborative group that includes such holder) to directly or indirectly beneficially own 95% or more of the then-outstanding voting stock of Image.

Q:	What vote of stockholders is required to approve the securities issuance?

A:	A majority of the votes represented by proxy or in person at the special meeting must vote FOR approval of the securities issuance.

Q:	What vote of stockholders is required to approve any proposal to adjourn or postpone the special meeting to a later date?

A:	A majority of the votes represented by proxy or in person at the special meeting must vote FOR approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the amended merger agreement or approve the securities issuance.

Q:	Who is entitled to notice of and to vote at the special meeting?

A:	All stockholders of record as of the close of business on September 6, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, or any adjournment or postponement of the special meeting. If you wish to attend the special meeting and your shares are held for you in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date. In addition, “street name” holders who wish to vote at the special meeting will need to obtain a proxy authorizing them to vote at the special meeting from the broker, bank or other nominee that holds their shares.

Q:	Why is our board of directors recommending that I vote FOR the proposal to adopt the amended merger agreement?

A:	After careful consideration, our board of directors unanimously approved the amended merger agreement and unanimously determined that the merger is advisable and in the best interests of our company and our stockholders. In evaluating the merger, the board of directors consulted with our management, as well as our legal and financial advisors, and in reaching its decision to approve the amended merger agreement and to recommend adoption of the amended merger agreement by our stockholders, considered the terms of the proposed amended merger agreement and the transactions contemplated by the amended merger agreement. Our board of directors also considered each of the items set forth on pages 55 through 59 under “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger.”

Q:	Why is our board of directors recommending that I vote FOR the securities issuance?

A:	Completion of the transactions contemplated by the amended and restated merger agreement, including the merger, is conditioned upon the approval of the proposal to adopt the amended and restated merger agreement and approval of the proposal to approve the issuance of the securities pursuant to the securities purchase agreement. If both proposals are not approved, the merger may not be completed.

Moreover, Image stockholders will receive approximately the same aggregate cash consideration as provided under the original merger agreement, but also retain 6% of their common shares in Image as the company surviving the merger. In addition, it is possible that BTP will not exercise its rights to purchase securities pursuant to the securities purchase agreement and therefore the securities would not be issued, and if issued, BTP will have to pay the company additional consideration for the securities purchased.

Q:	What will happen to our current directors if the amended merger agreement is adopted?

A:	If the amended merger agreement is adopted by our stockholders and the merger is completed, the directors of IEAC, and not our directors, will become the directors of the surviving corporation in the merger.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of common stock that you owned on September 6, 2007, the record date for the special meeting, you are entitled to cast one vote on each matter to be voted upon at the special meeting.

Q:	How do I cast my vote?

A:	If you were a holder of record on September 6, 2007, the record date for the special meeting, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy via:
•	mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning in the envelope provided.
•	telephone, using the toll free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank broker or other nominee makes telephone voting available); or

•	the Internet, at the address provided on each proxy (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank broker or other nominee makes Internet voting available).
Voting by telephone or via the Internet is subject to such verification required by applicable law or that Image or its agents otherwise deem appropriate.
If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted FOR adoption of the amended merger agreement, FOR approval of the securities issuance and FOR any proposal to adjourn or postpone the special meeting to solicit additional proxies.

Q:	How are votes counted?

A:	For the proposal to adopt the amended merger agreement, you may vote FOR, against or abstain. Because approval requires the affirmative vote of the majority of shares outstanding, the failure to vote, either by not returning a properly executed proxy card or not voting in person at the special meeting, failure to instruct your broker, bank or other nominee holding shares “in street name,” or abstaining from voting, has the same effect as a vote against adoption of the amended merger agreement.
For the proposal to approve the securities issuance, you may vote FOR, against or abstain. Since approval requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon, the failure to vote, either by not returning a properly executed proxy card or not voting in person at the special meeting, will have no effect on the outcome of the voting on the securities issuance proposal. However, abstentions will have the same effect as a vote against approval of the securities issuance proposal.
For the proposal relating to the adjournment or postponement of the special meeting in order to solicit additional proxies, you may vote FOR, against or abstain. Since approval requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon, the failure to vote, either by not returning a properly executed proxy card or not voting in person at the special meeting, will have no effect on the outcome of the voting on any proposal to adjourn or postpone the special meeting in order to solicit additional proxies. However, abstentions will have the same effect as a vote against any proposal to adjourn or postpone the special meeting.
If you sign, date and return your proxy card without indicating your vote, your shares will be voted FOR adoption of the amended merger agreement, FOR approval of the securities issuance, FOR any proposal to adjourn or postpone the special meeting to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” generally occurs when a broker, bank or other nominee holding shares in “street name” on behalf of a client does not vote on a proposal because the broker, bank or other nominee has not received voting instructions from its client and lacks discretionary power to vote the shares. Generally, brokers, bank and other nominees cannot vote shares that they hold beneficially on non-routine matters, including all of the proposals expected to come before the special meeting.
“Broker non-votes” will be treated as shares that are present and entitled to vote for the purpose of determining whether a quorum exists. However, for the purpose of determining the outcome of any matter as to which the broker, bank or other nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present or entitled to vote with respect to that matter, even though those shares are considered present for quorum purposes and may be entitled to vote on other matters.
As a result, “broker non-votes” will have the same effect as a vote against adoption of the amended merger agreement. However, “broker non-votes” will be disregarded and will have no effect on the outcome of the voting on the securities issuance proposal and the proposal to adjourn or postpone the special meeting.
Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a recordholder of our common stock, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, by telephone or via the Internet. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, and simply attending the special meeting will not cause your proxy to be revoked). You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting.

However, if you are not a recordholder, because you hold your shares in “street name” and you have instructed a broker, bank or other nominee how to vote your shares, you can only change your vote by following instructions from your broker, bank or other nominee as to how to change your vote.

Q:	What should I do if I receive more than one proxy card or voting instruction card?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you also may receive more than one set of proxy materials. Please vote each proxy and voting instruction card that you receive to ensure that all of your shares are voted at the special meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. If you do not wish to accept the per share cash consideration payable in exchange for your shares of Image common stock pursuant to the merger, you may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of your shares by the Delaware Court of Chancery. This value could be, and you might receive, more than, less than or equal to the per share cash consideration payable in the merger. This right to appraisal is subject to a number of restrictions and technical requirements summarized under the section entitled “The Merger—Appraisal Rights” beginning on page 83.
We also have attached the full text of Section 262 of the General Corporation Law of the State of Delaware, Delaware’s appraisal statute, as Annex L to this proxy statement. We urge you to read all of Section 262 carefully if you wish to exercise your appraisal rights. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.
Q:	Is the receipt of merger consideration taxable to me?

A:	If you are a United States person, for United States federal income tax purposes, as a result of the merger, you generally will recognize gain or loss on each share of our common stock cancelled in exchange for cash in the merger based on the difference, if any, between the per share cash consideration and your adjusted tax basis in that share. Retention of shares of common stock after the merger should not be treated as a taxable event. Subject to certain exceptions, a non-United States person will generally not be subject to United States federal income tax as a result of the merger.
You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 88 for a more complete discussion of the material United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the specific tax consequences of the merger to you.
Q:	If I am a holder of certificated shares, should I send in my share certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration to which you are entitled. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive the merger consideration for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger prior to October 31, 2007, subject to adoption of the amended merger agreement by our stockholders and the satisfaction of other closing conditions, including, approval of the securities issuance by our stockholders. We and BTP have agreed to extend the outside date in the amended merger agreement from September 29, 2007 to October 31, 2007.

Q:	Who is paying the cost of this solicitation?

A:	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, by telephone, facsimile, over the Internet or similar means, by our directors, officers or employees who will not receive any additional compensation for doing so. At this time, we have determined not to retain a third party proxy solicitor.
We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and special reports to the beneficial owners of the shares they hold of record.
Q:	Who can help answer my questions?

A:	If you have any questions about the merger or the other matters to be brought before the special meeting, or if you need assistance in voting your shares or additional copies of this proxy statement or the enclosed proxy card, you should contact:

Image Entertainment, Inc.
Dennis Hohn Cho Senior Vice President, Corporate Secretary and General Counsel Telephone: (818) 407-9100	Dawn Martens Director of Corporate Affairs Telephone: (818) 407-9100

SUMMARY TERM SHEET
This summary highlights selected information contained elsewhere in this proxy statement or its annexes and may not contain all the information that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. In addition, to understand the merger and the securities issuance fully and for a more complete description of the legal terms of the merger and the securities issuance, you should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we refer you.
The Companies (Page 36)
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311-6104
(818) 407-9100
We are a Delaware corporation headquartered in Chatsworth, California and a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 250 audio programs containing more than 4,000 tracks. For additional information about us and our business, see “Where You Can Find More Information” on page 152.
BTP Acquisition Company, LLC
10100 Santa Monica Blvd., Suite 1250
Los Angeles, California 90067
(310) 286-7200
BTP Acquisition Company, LLC is a newly organized Delaware limited liability company controlled by David Bergstein. Mr. Bergstein, along with his financing affiliates, owns several media distribution companies, including U.K.-based Capitol Films, which is a worldwide distributor of motion pictures and television programs; Thinkfilm, which is a North American motion picture and television program distributor; Sheridan Square Entertainment, which distributes record company music libraries; and film and television libraries with hundreds of individual titles. Collectively, Mr. Bergstein’s affiliates finance, produce and distribute hundreds of film, television and music titles worldwide.
IEAC, Inc.
10100 Santa Monica Blvd., Suite 1250
Los Angeles, California 90067
(310) 286-7200
IEAC, Inc., a Delaware corporation and a wholly-owned subsidiary of BTP, was formed solely for the purpose of completing the proposed merger. IEAC has not conducted any business operations other than those incidental to its formation and in connection with transactions contemplated by the amended merger agreement.

Structure of the Transactions (Page 38)
The Merger
Pursuant to the amended merger agreement, IEAC will be merged with and into Image, with Image surviving the merger as a subsidiary of BTP. The following will occur in connection with the merger:
•	94% of the shares of our common stock that are owned by each Image stockholder at the time of the merger (unless they properly exercise and perfect their appraisal rights under Delaware law) automatically will be converted into the right to receive $4.68 per share in cash, without interest.
•	The remaining shares of common stock held by each Image stockholder at the time of the merger that are not cashed out in the merger will be retained as shares of common stock of Image as the company surviving the merger.
•	Each option to purchase common stock that is outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive, in consideration for such cancellation, an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the option, by
•	the excess, if any, of the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled pursuant to the merger over the exercise price per share of common stock under such option.
•	Each restricted stock unit that is outstanding immediately prior to the effective time of the merger will be cancelled, and the holder of such restricted stock unit will be entitled to receive, in consideration for such cancellation, an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the restricted stock unit, by
•	the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled pursuant to the merger.
•	Each holder of a warrant (other than warrants to purchase common stock held by Portside Growth and Opportunity Fund) will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the warrant, by
•	the excess, if any, of the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled pursuant to the merger over the exercise price per share of common stock under such warrant.
As of the effective time of the merger, all such warrants will no longer be outstanding and will automatically be canceled and the holder will only be entitled to receive the amount in cash described above upon surrender of such warrants.
•	Image will grant BTP, at BTP’s election, a warrant to purchase up to 8,500,000 shares of common stock in Image as the company surviving the merger at an exercise price equal to $• per share.

The Securities Issuance
Pursuant to the terms of the securities purchase agreement:
•	Image will authorize a new series of convertible preferred stock with the rights, preferences and privileges described in the section entitled “Series A Convertible Preferred Stock” on page 138 and in Annex F attached to this proxy statement.
•	Image will issue and sell to BTP in a private placement up to an aggregate of 21,000,000 shares of our common stock and convertible preferred stock, less the number of warrants, if any, that BTP elects to receive pursuant to the amended merger agreement.
•	BTP will issue a promissory note payable to Image in an aggregate principal amount equal to the purchase price of the shares of common stock and convertible preferred stock, less the par value of the shares purchased, which would be paid in cash.
•	Image will enter into a registration rights agreement pursuant to which we have agreed to register the securities issued to BTP pursuant to the amended merger agreement, the shares of common stock purchased pursuant to the securities purchase agreement and the shares of common stock issuable upon conversion of the convertible preferred stock and issuable upon exercise of any warrants.
Market Prices of Common Stock (Page 148)
Shares of our common stock are traded on the NASDAQ Global Market, or NASDAQ, under the symbol “DISK.” On March 29, 2007, the last trading day before the original merger agreement was announced, the closing price per share of our common stock was $3.37. On June 27, 2007, the last trading day before the amended merger agreement was announced, the closing price per share of our common stock was $4.17. On September •, 2007, the last trading day before the date of this proxy statement, the closing price per share was $•.

Recommendation of Our Board of Directors; Reasons for the Merger (Page 55)
After careful consideration, our board of directors has unanimously:
•	determined that the amended merger agreement and the transactions contemplated thereby (including the merger and the potential issuance of the warrants to BTP) are fair to and in the best interests of Image and its stockholders;
•	approved, authorized, adopted and declared the advisability of the amended merger agreement and the transactions contemplated thereby (including the merger and the potential issuance of the warrants to BTP and the issuance of common stock upon exercise thereof);
•	approved BTP’s entering into the amended support agreements, including for purposes of Section 203 of the Delaware General Corporation Law, or DGCL;
•	approved an amendment to our stockholder rights plan to render it inapplicable to the amended merger agreement, the support agreements and the securities purchase agreement;
•	directed that the amended merger agreement be submitted for consideration by our stockholders; and
•	recommended that our stockholders vote FOR adoption of the amended merger agreement.
Our board of directors continuously consulted with our management team and advisors in considering the terms of the amended merger agreement. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and officers who participated in meetings of our board of directors have interests in the merger that might be different from, or in addition to, the interests of our stockholders generally. Our directors were aware of these differing interests when they considered and voted to approve the amended merger agreement. See “The Merger—Interests of Certain of our Directors and Officers” beginning on page 78.
For the factors considered by our board of directors in reaching its decision to adopt the amended merger agreement and recommend that our stockholders vote FOR adoption of the amended merger agreement, see “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger” beginning on page 55.

Recommendation of Our Board of Directors; Reasons for the Securities Issuance (Page 128)
After careful consideration, our board of directors has unanimously:
•	determined that the transactions contemplated by the securities purchase agreement, including the issuance of common stock and convertible preferred stock, are fair to and in the best interests of Image and its stockholders;
•	approved, authorized, adopted and declared the advisability of the transactions contemplated by the securities purchase agreement;
•	directed that the issuance of common stock and convertible preferred stock contemplated by the securities purchase agreement be submitted for consideration by our stockholders; and
•	recommended that our stockholders approve the issuance of common stock and convertible preferred stock contemplated by the securities purchase agreement, and the issuance of the shares of common stock upon conversion of any convertible preferred stock purchased pursuant to the securities purchase agreement.
BTP exercised its right under the original merger agreement to modify the acquisition structure in order to maintain the listing of company common stock on NASDAQ and the registration of company common stock under the Exchange Act after the effective time of the merger. Image and BTP thereafter engaged in negotiations to structure and arrive at the definitive terms and conditions of the amended merger agreement reflecting the alternative transaction structure. During these negotiations, Image insisted that BTP not reduce the aggregate cash consideration to be received by Image shareholders and insisted that shares retained by Image shareholders in order to maintain Image’s listing of on NASDAQ and the registration of company common stock under the Exchange Act constitute additional consideration and not replace any of the cash consideration Image shareholders were to receive under the original merger agreement. BTP would agree to these conditions only if we agreed to the securities issuance and to grant registration rights related to the securities issued pursuant to the securities issuance and upon exercise of any warrant issued to BTP under the amended merger agreement. Given that we believed that the merger was in the best interests of Image’s shareholders and given that the retained shares constitute consideration in addition to the cash consideration to be received by our shareholders, we agreed to the securities issuance and to grant such registration rights.
To the extent that the securities issuance will dilute the shares held after the merger, such shares nonetheless constitute additional consideration to Image stockholders, and as such our board approved BTP’s requirements that the modified structure include such securities issuance.
Certain Effects of the Merger (Page 77)
If the amended merger agreement is approved by our stockholders and the other conditions to closing are satisfied, including approval of the securities issuance by our stockholders, which would allow us to execute and deliver the securities purchase agreement at the closing, IEAC will be merged with and into Image with Image surviving the merger as a majority-owned subsidiary of BTP. Upon completion of the merger, 94% of the shares of our common stock outstanding immediately prior to the merger (and excluding any shares issued to BTP pursuant to the securities purchase agreement or upon exercise of any warrants that may be issued to BTP pursuant to the amended merger agreement) will be converted into the right to receive cash in the amount of $4.68 per share, without interest and less any required withholding taxes. The remainder of our common stock that is not cashed out in the merger will be retained by the holders thereof as common stock of Image as the company surviving the merger.

Following the completion of the merger, the stockholders holding the outstanding common stock of Image immediately prior to the merger will retain and hold 6% of the outstanding common stock of Image, subject to dilution resulting from the securities issuance and BTP’s exercise of any warrants issued to us it pursuant to the amended merger agreement. See “Certain Effects of the Merger” beginning on page 77.
Background to the Merger (Page 40); Recommendation of Our Board of Directors; Reasons for the Merger (Page 50)
For a description of the events leading to the approval of the amended merger agreement and the merger by our board of directors, you should refer to “The Merger—Background of the Merger” and “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger.”
Payment for Shares (Page 101)
Following the effective time of the merger, which we currently expect to occur prior to October 31, 2007, a paying agent designated by BTP will mail a letter of transmittal and instructions to all of our stockholders. The letter of transmittal and instructions will tell you how to surrender your Image common stock certificates in exchange for the merger consideration to which you are entitled. You should NOT return any Image stock certificates you hold at this time, and you should not forward your stock certificates to the paying agent after the merger is completed without an accompanying fully completed and signed letter of transmittal.
Opinion of Lazard Frères & Co. LLC (Page 59 and Annex J)
In connection with the merger, the Image board of directors received an opinion, dated March 29, 2007, of Image’s financial advisor, Lazard Frères & Co. LLC, or Lazard, as to the fairness, from a financial point of view and as of the date of such opinion, of the $4.40 merger consideration payable to holders of Image common stock pursuant to the original merger agreement, dated as of March 29, 2007, for each outstanding share of our common stock, hereinafter referred to as the $4.40 original per share merger consideration. The full text of Lazard’s opinion is attached to this proxy statement as Annex J and is incorporated into this proxy statement by reference. Holders of Image common stock are encouraged to read Lazard’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion. Lazard’s opinion was addressed to the Image board of directors, was only one of many factors considered by the Image board of directors in its evaluation of the merger and only addresses the fairness of the $4.40 original per share merger consideration from a financial point of view. Lazard’s opinion does not address the merits of the underlying decision by Image to engage in the merger or the relative merits of the merger as compared to any other transaction or business strategy in which Image might engage and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matters relating to the merger.

Lazard was not requested to, and did not, render to the Image board of directors an opinion in connection with the amended merger agreement, dated as of June 27, 2007. Our board of directors did not request such opinion noting that Image stockholders will receive approximately the same aggregate cash consideration as provided under the original merger agreement, but also will retain 6% of their common shares in Image as the company surviving the merger. Lazard’s opinion, dated March 29, 2007, does not take into account any events or developments after the date of such opinion, including any modification to the proposed merger or the per share merger consideration.
Opinion of Raymond James & Associates, Inc. (Page 65 and Annex K)
In connection with the merger, the Image board of directors received an opinion, dated March 29, 2007, of its financial advisor, Raymond James & Associates, Inc., or Raymond James, as to the fairness, from a financial point of view and as of the date of such opinion, of the original $4.40 per share merger consideration to be paid to holders of Image common stock for 100% of the outstanding common stock of Image. The full text of Raymond James’ opinion is attached to this proxy statement as Annex K and is incorporated into this proxy statement by reference. Holders of Image common stock are encouraged to read Raymond James’ opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James in connection with its opinion.
Raymond James’ opinion was addressed to the Image board of directors, was only one of many factors considered by the Image board of directors in its evaluation of the merger and only addresses the fairness of the merger consideration from a financial point of view. Raymond James’ opinion does not address the merits of the underlying decision by Image to engage in the merger or the relative merits of the merger as compared to any other transaction or business strategy in which Image might engage and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matters relating to the merger.
Raymond James was not requested to, and did not, render to the Image board of directors an opinion in connection with the amended merger agreement, dated as of June 27, 2007. Our board of directors did not request such opinion noting that Image stockholders will receive approximately the same aggregate cash consideration as provided under the original merger agreement, and will also retain 6% of their common shares in Image as the company surviving the merger. Raymond James’ opinion, dated March 29, 2007, does not take into account any events or developments after the date of such opinion, including any modification to the proposed merger or the per share merger consideration.
Interests of Our Directors and Executive Officers in the Merger (Page 78)
Members of our board of directors and our executive officers may have interests in the merger that may differ from, or may be in addition to, those of other stockholders. For example:
•	our executive officers and directors currently hold • shares of our common stock;

•	our directors and executive officers currently hold • restricted stock units. As a result of the merger, each restricted stock unit that is outstanding immediately prior to the effective time of the merger will vest and will be converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying such number of shares of our common stock issuable upon the exercise in full of the restricted stock unit by the per share cash consideration (i.e. $4.68 per share) payable to the holders of our common stock pursuant to the merger;
•	our directors and executive officers currently hold options to purchase approximately • shares of our common stock. All such options will be cashed out in the merger for an amount in cash, without interest, equal to the number of shares of common stock issuable upon exercise in full of the option multiplied by the excess, if any, of the per share cash consideration (i.e. $4.68 per share) payable to the holders or our common stock pursuant to the merger and the per share exercise price of the option;
•	our executive officers may be entitled to change of control severance benefits pursuant to their employment contracts if their employment is terminated without cause or if such officer resigns for good reason after a change in control, including the merger. Such benefits would include continuation of the executive’s right to receive his base salary and bonus, stock options and stock-based awards, and fringe benefits through the expiration of the extended term of the agreement, or, if longer, for a period of one year following his termination after a change in control. In addition, after the payments and benefits described above terminate, the executive is entitled to severance consisting of continuation of his base salary for an additional period of six months, any bonus compensation payable but not previously paid for any prior fiscal year, additional pro-rated bonus compensation for the greater of six months or the balance of the current fiscal year and full insurance continuation for a period of six months, with COBRA entitlement thereafter;
•	our current and former directors and officers will continue to be indemnified after the completion of the merger for actions and omissions taken in good faith in their capacities as directors and/or officers and will have the benefit of directors and officers liability insurance coverage for at least six years after completion of the merger; and
•	although there are no binding agreements in place providing for continued employment, following the merger, we expect that our current executive officers will continue as executive officers of Image as the company surviving the merger in accordance with their current employment agreements with Image. The service of our directors will end on the completion of the merger.

The Amended Merger Agreement (Page 98 and Annex A)
Conditions to the Merger (Page 119)
We currently expect to complete the merger by October 31, 2007, subject to adoption of the amended merger agreement by our stockholders, approval of the securities issuance by our stockholders and the satisfaction of other closing conditions. If the stockholders do not approve the securities issuance proposal, then Image will not be able to satisfy the conditions to the closing of the merger that Image must execute and deliver the securities purchase agreement to BTP because, without stockholder approval, our representations and warranties in the securities purchase agreement as to the securities issuance not violating any NASDAQ rule will not be true. Therefore, if our stockholders do not approve the securities issuance proposal, and BTP does not waive this condition, then the merger will not be consummated.
The completion of the merger depends on a number of additional conditions being satisfied, including, but not limited to:
•	the absence of any material statute, rule, regulation, order, decree or injunction issued by a court or other governmental entity that has the effect of making the merger illegal or that otherwise prevents or prohibits the consummation of the merger;
•	the continued accuracy of the representations and warranties of each party to the amended merger agreement;
•	the performance in all material respects by the parties to the amended merger agreement of their respective covenants contained in the amended merger agreement;
•	Image meeting established targets for adjusted closing net worth;
•	no material contract generating more than 25% of our consolidated net revenues will have been terminated;
•	the absence of any dispute or proceeding pending against Image which exceeds established thresholds;
•	our filing of the certificate of designation for the convertible preferred stock with the Secretary of State of Delaware and such certificate remaining in full force and effect; and
•	our reservation for issuance of shares of our common stock issuable pursuant to the securities purchase agreement or upon conversion of any shares of convertible preferred stock issued under the securities purchase agreement.
Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

No Solicitation (Page 111)
The amended merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with third parties regarding specified transactions involving Image. Notwithstanding these restrictions, until our stockholders adopt the amended merger agreement, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition if it determines in good faith after consultation with its outside counsel and financial advisors, that such acquisition proposal constitutes or may reasonably be expected to lead to a superior proposal and the board may terminate the amended merger agreement and enter into an acquisition agreement with respect to a superior proposal so long as we comply with certain terms of the amended merger agreement, including paying to BTP a fee of $3.2 million and reimbursing BTP’s expenses in an amount up to $1 million.
Termination (Page 121); Fiduciary Fee and Business Interruption Fee (Page 123)
The parties to the merger agreement can mutually or unilaterally agree to terminate the merger agreement in certain circumstances. In the event our stockholders do not approve the merger agreement despite the recommendation of our board of directors, we must pay to BTP an amount equal to $1.5 million as a reimbursement of expenses incurred by BTP and IEAC. Under certain other circumstances in which the amended merger agreement is terminated, we may be required to pay BTP a fee of $3.2 million and to reimburse BTP for its expenses up to $1 million. In certain other conditions in which the amended merger agreement is terminated, BTP may be required to pay us a business interruption fee of $4.2 million in immediately available funds. The payment of any business interruption fee payable by BTP pursuant to the merger agreement is guaranteed by CTI Holdings, LLC and R2D2, LLC, entities that are wholly owned by David Bergstein and his investor group.
Material United States Federal Income Tax Consequences (Page 88)
The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive for the shares of common stock cancelled for cash in the merger and your adjusted tax basis in your shares of our common stock. To the extent you receive cash from Image attributable to the sale of warrants by Image to BTP, a portion of your shares may be treated as redeemed for income tax purpose. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (the rate currently in effect for 2007 is 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules.
You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 88 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the specific tax consequences of the merger to you.

Regulatory Matters (Page 83)
The HSR Act and related rules provide that transactions such as the merger may not be completed until certain information and documents have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been expired or terminated. BTP is not required to effect any pre-merger notification filing under the HSR Act.
Except with respect to the filing of the articles of merger in Delaware at or before the effective date of the merger, and certain other filings described in more detail under “The Merger—Regulatory Matters” beginning on page 83, we are unaware of any material federal or state regulatory requirements or approvals required for the execution of the amended merger agreement or completion of the merger.
Appraisal Rights (Page 83 and Annex L)
Under Delaware law, stockholders who do not wish to accept the $4.68 per share cash consideration payable per share pursuant to the merger may seek judicial appraisal, under Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, of the fair value of their shares by the Delaware Court of Chancery. This value could be, and you might receive, more than, less than or equal to the per share cash consideration. This right to appraisal is subject to a number of restrictions and technical requirements. In order to properly demand appraisal, among other things:
•	you must not vote in favor of the proposal to adopt the amended merger agreement or consent to the merger in writing;
•	you must deliver a written demand for appraisal to us in compliance with the DGCL before the vote on the proposal to adopt the amended merger agreement occurs at the special meeting; and
•	you must hold your shares of record continuously from the time you deliver a written demand for appraisal through the effective time of the merger. A stockholder who is the recordholder of shares of our common stock on the date the written demand for appraisal is made but thereafter transfers those shares prior to the effective time of the merger will lose any right to appraisal in respect of those shares.
Merely voting against the amended merger agreement will not perfect your right to appraisal under Delaware law. Also, because a submitted proxy not marked against or abstain will be voted FOR the proposal to adopt the amended merger agreement, the submission of a signed and dated proxy that is not marked against or abstain will be voted FOR adoption of the amended merger agreement which will result in the waiver of your appraisal rights. If you are not the recordholder of your shares (e.g. you hold shares in the name of a broker, bank or other nominee) and you wish to have appraisal rights, you must instruct your nominee or other recordholder to take the steps necessary to enable you to demand appraisal for your shares. If you or your broker, bank or other nominee fails to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal. See “The Merger—Appraisal Rights” beginning on page 83 for a description of the procedures that you must follow in order to exercise your appraisal rights.
Annex L to this proxy statement contains the full text of Section 262 of the DGCL, which is Delaware’s appraisal statute. We encourage you to read these provisions carefully and in their entirety.
Merger Financing (Page 92)
The total amount of funds necessary to complete the merger and the related transactions is currently anticipated to be approximately $125 million. In addition to the approximate $98.5 million of cash payments to be made to our stockholders and holders of our options, warrants (other than the warrant held by Portside Growth and Opportunity Fund) and restricted stock units, BTP may be required to pay up to approximately $22.5 million to Portside Growth and Opportunity Fund if Portside elects to exercise its redemption right with respect to certain of Image’s securities. These payments are expected to be funded through a combination of equity contributions by David Bergstein’s affiliate, R2D2 LLC, which is referred therein as the investor, and debt financing to be provided by D.B. Zwirn & Co., or DBZ. In the event DBZ does not provide the debt financing anticipated, BTP may obtain alternative financing in accordance with the terms and conditions of the amended merger agreement.
BTP has received a debt commitment letter from DBZ to provide up to $60 million comprised of a senior secured term loan, which may be used to finance a portion of the merger consideration. BTP’s obligation under the loan may be secured by a first priority lien on all of Image’s assets up to a maximum of $35 million. The remaining portion of the loan would be secured by other assets acceptable to DBZ. Any acquisition debt that is secured by Image’s assets will be reflected on the surviving Company’s financial statements.
BTP has received an equity commitment letter from the investor. Pursuant to the terms of the equity commitment letter, the investor will provide financing equal to the aggregate merger consideration, less the amount of debt financing provided by DBZ. The equity commitment is subject to the fulfillment of certain conditions, including consummation of the debt financing and the satisfaction or waiver of all conditions to BTP’s obligation to complete the merger contemplated by the amended merger agreement.
The amended merger agreement does not contain a financing condition to the closing of the merger.
Amended Support Agreements (Page 92 and Annex C)
In connection with the execution and delivery of the amended merger agreement, and as required by BTP as a condition to its execution of the amended merger agreement, on June 27, 2007, certain stockholders of Image, consisting of Martin W. Greenwald, our Chairman and Chief Executive Officer, Image Investors Co. and Standard Broadcasting Corp. Ltd. entered into amended support agreements with BTP, each in their capacities as a stockholder of Image, pursuant to which they each agreed, among other things, to vote the shares of common stock held by them in favor of adoption of the amended merger agreement and against other acquisition proposals. If the amended merger agreement is terminated in accordance with its terms, the support agreements will also terminate. The stockholders who have entered into support agreements beneficially owned shares of our common stock representing, in the aggregate, approximately •% of the shares of our common stock outstanding as of the record date.

Litigation Related to the Merger (Page 88)
On April 10, 2007, a purported class action shareholder complaint entitled Henzel v. Image Entertainment, Inc., et al. was filed against Image and certain of its officers and directors in the Superior Court of the State of California, County of Los Angeles. The named plaintiff purports to represent a class of our stockholders and claims, among other things, that in connection with the proposed business combination transaction with BTP the directors breached their fiduciary duties of due care, good faith and loyalty by failing to maximize stockholder value and by creating deterrents to third party offers. Among other things, the complaint seeks class action status, and a court order enjoining the merger and directing the defendants to take appropriate steps to maximize stockholder value. On August 8, 2007, after the parties exchanged documents, the plaintiff filed a request for dismissal of the lawsuit without prejudice. On August 9, 2007, the Superior Court of the State of California, County of Los Angeles, dismissed the lawsuit without prejudice.
Guarantee (Page 124)
In connection with the execution and delivery of the original merger agreement on March, 29, 2007, BTP delivered a guarantee, dated March 29, 2007, among Image, CT1 Holdings, LLC, a Delaware limited liability company, or CT1 Holdings, and R2D2, LLC, a California limited liability company, or R2D2. R2D2 is wholly owned by David Bergstein and his investor group.
Pursuant to the guarantee, CT1 Holdings and R2D2 have agreed to guarantee the payment to Image of the $4.2 million business interruption fee which BTP is required to pay to Image pursuant to the amended merger agreement. The obligations under the guarantee will automatically terminate in the event the amended merger agreement is terminated in circumstances in which the parties have agreed that Image is not entitled to be paid the business interruption fee, upon the entry of any non-appealable final order by a governmental entity in the event of a dispute or at the effective time of the merger.
Amendment to Image’s Stockholder Rights Plan (Page 94)
Immediately prior to the execution of the amended merger agreement, Image and Computershare Trust Company, N.A., a Delaware corporation, as rights agent, entered into a second amendment to the rights agreement, dated as of October 31, 2005, which provides that the execution, delivery or performance of the amended merger agreement, the amended support agreements and the securities purchase agreement will not trigger certain provisions of the rights agreement.

The Securities Issuance Pursuant to the Securities Purchase Agreement (Page 128 and Annex B)
We have agreed to execute and deliver to BTP a securities purchase agreement as a condition to the completion of the merger. Pursuant to this agreement, BTP would be entitled to elect to purchase up to an aggregate of 21,000,000 shares of our common stock and shares of our convertible preferred stock, less the number of shares of common stock issuable upon exercise of any warrants that may be issued to BTP pursuant to the amended merger agreement.
On or prior to the closing date of the merger, BTP will notify us of the number of shares of convertible preferred stock and shares of common stock, up to an aggregate of 21,000,000 shares, that BTP desires to acquire under the securities purchase agreement, if any. BTP may elect to purchase any combination of convertible preferred stock and common stock and may complete the purchase at anytime up to 270 days after the merger is completed.
The purchase price for the convertible preferred stock will be equal to the greater of (a) $4.25 per share and (b) the closing “bid” price of the common stock as reported by NASDAQ for the trading day immediately preceding the closing of the transactions pursuant to the securities purchase agreement. BTP would pay the purchase price for any convertible preferred stock purchased with:
•	cash in an amount equal to the par value of the shares of convertible preferred stock; plus
•	delivery of a promissory note in an aggregate principal amount equal to the purchase price of the shares less the par value of the shares purchased.
The purchase price for the common stock will be equal to the greater of (a) $4.25 per share and (b) the closing “bid” price of the common stock as reported by NASDAQ for the trading day immediately preceding the closing of the transactions pursuant to the securities purchase agreement. BTP will pay the purchase price for the common stock as follows:
•	cash in an amount equal to the par value of the shares of common stock; plus
•	delivery of a promissory note in an aggregate principal amount equal to the purchase price of the shares less par value of the shares purchased.
Series A Convertible Preferred Stock (Page 138 and Annex F)
The convertible preferred stock will rank senior to our other capital stock as to dividends, distribution of assets upon liquidation, dissolution or the winding up of our affairs. In addition, the convertible preferred stock will be entitled to receive a mandatory dividend at a rate equal to 4.62% of the original purchase price paid for the convertible preferred stock, payable on a yearly basis. Such dividend will be payable by us in kind in the form of additional shares of convertible preferred stock or out of cash legally available for the payment of dividends. The holders of the outstanding shares of convertible preferred stock will not be entitled to vote on any matters submitted for a vote of holders of common stock, except with respect to matters to amend our governing documents in a manner materially adverse to the holders of the outstanding shares of convertible preferred stock or the creation of any class or series of capital stock with rights and preferences ranking prior to or equal to the convertible preferred stock. The terms of the convertible preferred stock prohibits the conversion of convertible preferred stock into common stock to the extent that such conversion would cause the holder of the convertible preferred stock (or any collaborative group that includes such holder) to directly or indirectly beneficially own 95% or more of the then-outstanding voting stock of the Company.

Subordinated Promissory Note (Page 142 and Annex E)
Under the securities purchase agreement, BTP is entitled to pay for any shares of convertible preferred stock and/or common stock purchased with a promissory note in an aggregate amount equal to the purchase price, less the aggregate par value of the shares purchased (which would be paid in cash). The notes are due and payable on or before the third anniversary of issuance, may be prepaid without penalty and will bear interest from the date of issuance on the unpaid principal amount at a rate of 4.62% per year.
Under the terms of the promissory note, BTP is entitled to make any payment of principal or interest (a) in cash, (b) by surrendering shares of our convertible preferred stock or (c) by contributing “eligible property” with a value equal to the amount of payment, determined as provided in the note. Eligible property includes the contribution of certain property consistent with our current operations or planned operational capabilities, or contribution of equity or convertible securities of an entity whose assets consist of such eligible property.
Warrant to Purchase Shares of Common Stock (Page 125 and Annex D)
Pursuant to the amended merger agreement, we have granted BTP the right to elect to receive a warrant to purchase up to 8,500,000 shares of our common stock at an exercise price of $• . The warrant would be exercisable at any time after 180 days after the date of issuance of the warrant until the fourth anniversary of issuance.
BTP may exercise the warrant, in whole or in part, by surrendering of the warrant to us together with payment of an amount equal to the exercise price per share multiplied by the number of shares to be purchased. BTP may pay the exercise price in cash, by cancellation of bona fide indebtedness or other obligations we owe to BTP or a combination of such exercise methods. In addition, BTP may elect to receive a net issuance of the shares of common stock pursuant to a formula based on the fair market value of the shares at the time of exercise. The warrant cannot be exercised if such exercise would cause the holder of the warrant (or any collaborative group that includes such holder) to directly or indirectly beneficially own 95% or more of the then-outstanding voting stock of the Company.
Registration Rights Agreement (Page 136 and Annex G)
Pursuant to the securities purchase agreement , we have agreed to enter into a registration rights agreement with BTP providing for demand rights and piggyback rights to register the resale of the following with the SEC:

•	any shares of common stock issued pursuant to the amended merger agreement;
•	any shares of common stock issuable upon the exercise of any warrant issued to BTP pursuant to the amended merger agreement;
•	any shares of common stock issued pursuant to the securities purchase agreement; and
•	any shares of common stock issuable upon conversion of any shares of convertible preferred stock issued pursuant to the securities purchase agreement.
Pursuant to the registration rights agreement, we would bear all fees, costs and expenses in connection with the first five registration statements in connection with the registration rights agreement. All expenses related to any additional registration statements will be paid by the holders of registrable securities on a pro rata basis.

THE IMAGE SPECIAL MEETING
We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting. In order for the merger to be completed, our stockholders must adopt the amended merger agreement and approve the securities issuance. If the stockholders fail to adopt the amended merger agreement or fail to approve the securities issuance, and if BTP does not waive the requirement that we execute and deliver the securities purchase agreement to BTP as a condition to closing, the merger will not occur. A copy of the amended merger agreement and the securities purchase agreement are included with this proxy statement as Annexes A and B, respectively.
Date, Time and Place
The special meeting will be held on •, beginning at 10:00 a.m. local time at •.
Purpose of the Special Meeting
At the special meeting, holders of record of our common stock as of the record date will be asked to consider and vote on the following proposals:
•	A proposal to adopt the amended merger agreement (see “Proposal 1—Adoption of the Amended Merger Agreement” beginning on page 36);
•	A proposal to approve the securities issuance (see “Proposal 2—Approval of the Securities Issuance” beginning on page 128); and
•	A proposal to adjourn or postpone the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the amended merger agreement or approve the securities issuance (see “Proposal 3—Adjournment or Postponement of the Special Meeting” beginning on page 146).
Recommendation of Our Board of Directors
Our board of directors recommends that you vote FOR the proposal to adopt the amended merger agreement, FOR approval of the securities issuance and FOR any proposal to adjourn or postpone the special meeting to solicit additional proxies if there are not enough votes to approve Proposals 1 and 2 at the special meeting.
Record Date; Stockholders Entitled to Vote; Quorum
Only holders of our common stock at the close of business on September 6, 2007, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, 21,739,798 shares of our common stock were issued and outstanding and entitled to vote. On the record date, our common stock was held by • holders of record. Holders of our common stock on the record date are entitled to one vote per share on each proposal to be brought before at the special meeting. A list of our stockholders will be available for review at our executive offices and principal place of business during regular business hours for a period of 10 days before the special meeting and will also be available for inspection at the special meeting itself.

A quorum is required to hold the special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, we plan to adjourn or postpone the special meeting to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum for the transaction of all business. Generally, “broker non-votes” occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a particular proposal because (a) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (b) the broker, bank or other nominee lacks discretionary voting power to vote such shares.
Generally, brokers, banks and other nominees cannot vote shares of our common stock that they hold beneficially on non-routine matters, including all of the proposals we expect to come before the special meeting.
Vote Required
Adoption of the Amended Merger Agreement. The adoption of the amended merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting as of the record date. Therefore, failure to vote your shares, abstentions and “broker non-votes” will have the same effect as voting against adoption of the amended merger agreement.
Approval of the Securities Issuance. The approval of the securities issuance requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon. Because abstentions are counted as shares entitled to vote at the special meeting, abstentions will have the effect of votes against such proposal. However, “broker non-votes” will have no effect on the outcome of such proposal.
Adjournment or Postponement of Special Meeting. The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve any proposal to adjourn or postpone the special meeting to solicit additional proxies. Because abstentions are counted as shares entitled to vote at the special meeting, abstentions will have the effect of votes against such proposal. However, “broker non-votes” will have no effect on the outcome of such proposal.
Voting by Our Directors and Executive Officers
As of September 6, 2007, the record date for our special meeting, our directors and executive officers held and are entitled to vote at the special meeting an aggregate of • shares of our common stock, representing approximately •% of the shares of our common stock outstanding as of the record date. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock FOR the proposal to adopt the amended merger agreement, FOR the securities issuance and FOR any adjournment or postponement of the special meeting to solicit additional proxies.

Voting by Certain Stockholders
In connection with the amended merger agreement, and as required by BTP as a condition to its execution of the amended merger agreement, on June 27, 2007, certain stockholders of Image, consisting of Martin W. Greenwald, our Chairman and Chief Executive Officer, Image Investors Co. and Standard Broadcasting Corp. Ltd. entered into amended support agreements with BTP, each in their capacities as a stockholder of Image, pursuant to which they each agreed, among other things, to vote the shares of common stock held by them in favor of adoption of the amended merger agreement and against other acquisition proposals. If the amended merger agreement is terminated in accordance with its terms, the support agreements will also terminate. The stockholders who have entered into these support agreements owned common stock representing, in the aggregate, approximately • % of the shares of our common stock outstanding as of the record date.
Voting Procedures
Voting by Proxy or in Person at the Special Meeting. Holders of record can ensure that their shares are voted at the special meeting by one of the following methods:
•	mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning in the envelope provided;
•	telephone, using the toll free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank broker or other nominee makes telephone voting available); or
•	the Internet, at the address provided on each proxy (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank broker or other nominee makes Internet voting available).
Submitting by any of the above methods will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the special meeting, you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date. In addition, “street name” holders who wish to vote at the special meeting will need to obtain a proxy authorizing them to vote at the special meeting from the broker, bank or other nominee that holds their shares.

Voting of Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee, you should check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you.
Read and follow the instructions on your proxy or voting instruction card carefully to ensure ALL your shares are represented and voted at the special meeting.
Adjournments or Postponements; Other Business
Adjournments or postponements of the special meeting may be made for the purpose of soliciting additional proxies. An adjournment or postponement requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. However, if the adjournment or postponement is for more than 30 days, or if after the adjournment or postponement a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment or postponement of the special meeting, unless at the time of the special meeting there are insufficient votes to adopt the amended merger agreement and approve the securities issuance.
We do not expect that any matter other than Proposals 1, 2 and 3 will be brought before the special meeting. If, however, other matters are properly presented at the special meeting or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion with respect to those matters.
Revocation of Proxies
Submitting a proxy on the enclosed form does not mean you can’t vote in person at the special meeting. If you are a stockholder of record, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, by telephone or via the Internet with a later date or by appearing at the special meeting and voting in person. If you are a stockholder of record, you may revoke a proxy by any of these methods, regardless of the method you used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to get instructions on how to revoke your proxy.
Solicitation of Proxies
We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other nominees send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions if necessary. We will reimburse those banks, brokers and other nominees for their reasonable expenses in so doing. Our directors, officers and employees may solicit proxies from our stockholders, either personally or by telephone, mail, Internet or facsimile, but will not receive additional compensation for doing so. We have determined not to retain a third party proxy solicitor at this time.

Appraisal Rights
Under Delaware law, holders of our common stock who do not vote in favor of adopting the amended merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the amended merger agreement and they comply with the provisions of Section 262 of the DGCL, the complete text of which is attached as Annex L to this proxy statement.
Assistance
If you have any questions about the merger or the other matters to be brought before the special meeting, or if you need assistance in voting your shares or additional copies of this proxy statement or the enclosed proxy card, please contact:

Image Entertainment, Inc.
Dennis Hohn Cho Senior Vice President, Corporate Secretary and General Counsel Telephone: (818) 407-9100	Dawn Martens Director of Corporate Affairs Telephone: (818) 407-9100

PROPOSAL 1
ADOPTION OF THE AMENDED MERGER AGREEMENT
THE MERGER
The following is a summary description of the terms of the merger. While we believe that the following describes the material terms and other information regarding the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the amended merger agreement attached as Annex A and the other annexes to this proxy statement, for a more complete understanding of the merger and the other transactions described in this proxy statement. The following description is subject to, and is qualified in its entirety by reference to, the amended merger agreement, which is the actual legal document that will govern the merger.
The Companies
Image Entertainment, Inc.
We are a vertically-integrated independent home entertainment content supplier engaged in the acquisition, production and worldwide distribution of exclusive content for release on a variety of formats and platforms, including:

•	DVD	•	Broadcast
•	CD		•	Traditional
•	HD-DVD		•	Cable
•	Blu-ray Disc®		•	Satellite
•	UMD		•	Video-On-Demand (VOD)
•	VHS	•	Theatrical
We are primarily engaged in the domestic acquisition and wholesale distribution of content for release on DVD. We acquire and exploit, on DVD and other home entertainment formats, exclusive distribution rights to a diverse array of general and specialty content, including:

•	Comedy	•	Theatrical catalog films
•	Music concerts	•	Independent films
•	Urban	•	Foreign and silent films
•	Latin	•	Youth culture/lifestyle
•	Theatre	•	Television
•	Country	•	Gospel

We also acquire exclusive rights to audio content for distribution on CD spread across a variety of genres and configurations, including:

•	Albums	•	Broadway original cast recordings
•	Compilation CDs	•	Audio recordings from our live concert event DVDs
•	TV and movie soundtracks	•	Stand-up comedy programs
Through our wholly-owned subsidiary, Egami Media, Inc., or Egami, we are focused on the acquisition and exploitation of content in the expanding digital distribution marketplace for delivery systems such as:

•	Download-to-rent (VOD)
	•	“A la carte” download-to-rent
	•	Subscription rental
	•	Ad-supported rental
•	Electronic sell-through
Egami aggressively continues to add numerous video and audio titles to its growing library of exclusive digital rights each month. Egami has established direct relationships with many digital industry-retailers and continues to seek additional distribution partners as they emerge.
We strive to grow a stream of revenues by maintaining and building a library of titles that can be exploited in a variety of formats and distribution channels. Our active library currently contains:
•	Over 2,800 exclusive DVD titles;
•	Approximately 250 CD titles;
•	Digital rights to
•	Nearly 2,000 video titles;

•	Over 250 audio titles;
•	Containing more than 4,000 individual tracks.
We currently release an average of 30-35 new exclusive DVD titles and five new exclusive CD titles each month.

We acquire programming mainly by entering into exclusive licensing or distribution arrangements with producers and other content providers. We typically supplement such content by designing and producing additional value-added features. We routinely produce our own original entertainment programming, focused on DVD live performance music concerts and comedy events with some of the most recognizable names in each industry, and also various forms of urban genre content. We are also co-producing feature horror and other genre specific titles with budgets from less than $500,000 to $3.5 million through co-production agreements with:
•	Dark Horse Entertainment;
•	Graymark Productions; and
•	Amicus Entertainment.
In addition, we co-produced with Sisters Wooster, Inc. a thriller feature film, Sisters, which is a remake of the classic Brian De Palma film. We will also look to co-produce individual films with other established independent producers as such opportunities may arise.
BTP Acquisition Company, LLC
BTP Acquisition Company, LLC is a newly organized Delaware limited liability company controlled by David Bergstein. Mr. Bergstein, along with his financing affiliates, owns several media distribution companies, including U.K.-based Capitol Films, which is a worldwide distributor of motion pictures and television programs; Thinkfilm, which is a North American motion picture and television program distributor; Sheridan Square Entertainment, which distributes record company music libraries; and film and television libraries with hundreds of individual titles. Collectively, Mr. Bergstein’s affiliates finance, produce and distribute hundreds of film, television and music titles worldwide.
IEAC, Inc.
IEAC, Inc., a Delaware corporation and a wholly-owned subsidiary of BTP, was formed solely for the purpose of completing the proposed merger. IEAC has not conducted any business operations other than incidental to its formation and in connection with transactions contemplated by the amended merger agreement. Under the terms of the amended merger agreement, at the effective time of the merger, IEAC will merge with and into us. We will survive the merger and IEAC will cease to exist.
Structure of the Transaction
The proposed transaction is a merger of IEAC with and into Image, with Image surviving the merger as a majority owned subsidiary of BTP. At the effective time of the merger:
•	94% of the shares of our common stock that are owned by each Image stockholder at the time of the merger (unless they exercise and perfect their appraisal rights under Delaware law) automatically will be converted into the right to receive $4.68 per share in cash, without interest.
•	The remaining shares of common stock held by each Image stockholder at the time of the merger will be retained as shares of common stock of Image as the company surviving the merger.

•	Each option to purchase common stock that is outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive, in consideration for such cancellation, an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the option, by
•	the excess, if any, of the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled in the merger over the exercise price per share of common stock under such option.
•	The restricted stock units that are outstanding immediately prior to the effective time of the merger will be cancelled, and the holder will be entitled to receive at the effective time, in consideration of such cancellation, an amount in cash, without interest, equal to the product obtained by multiplying such number of shares of our common stock issuable upon the exercise in full of the restricted stock unit by the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled in the merger.
•	Each holder of a warrant (other than warrants held by Portside Growth and Opportunity Fund) will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the warrant, by
•	the excess, if any, of the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled in the merger over the exercise price per share of common stock under such warrant.
As of the effective time of the merger, all such warrants will no longer be outstanding and will automatically be canceled and the holder will only be entitled to receive the amount in cash described above.
Management and Board of Directors of the Surviving Corporation
The board of directors of IEAC will be the board of directors of the surviving corporation upon the completion of the merger. However, we currently expect that our current executive officers will continue as executive officers of Image as the company surviving the merger although our executive officers have not signed any binding agreements with BTP providing for their continued employment after the expiration, or in place, of their current employment agreements with Image. Due to the amount of time required to negotiate and execute the amended merger agreement, Messrs. Greenwald, Borshell and Framer signed two amendments to their employment agreements with Image extending the time by which Image might exercise its option to extend their employment agreements for an additional one year term. These amendments extended the time for Image to exercise this option from March 31, 2007 to May 31, 2007 and then to July 20, 2007.

Background of the Merger
As part of an ongoing evaluation of our business, our board of directors and senior management regularly evaluate our long-term strategic alternatives and prospects for continued operation as an independent company in order to enhance stockholder value. This evaluation took on heightened focus in the summer of 2005 when, on August 30, 2005, Lions Gate Entertainment Corp., or Lions Gate, sent a letter to our board of directors, which we refer to as the August 30 letter, expressing its interest in pursuing a negotiated strategic merger transaction with us. In the August 30 letter, Lions Gate expressed an interest in acquiring 100% of the outstanding shares of our common stock in exchange for Lions Gate common stock at an exchange ratio in the range of 0.38 to 0.42 per share, subject to due diligence and the negotiation of definitive documents acceptable to Lions Gate. Based on a closing price of $9.57 per share for Lions Gate’s common stock on August 30, 2005, the implied value of Lions Gate’s offer was between $3.64 and $4.02 per share of our common stock.
On September 2, 2005, we sent a letter to Lions Gate indicating a willingness to discuss the expression of interest contained in the August 30 letter.
On September 9, 2005, at an executive session, our board of directors discussed the possibility that Lions Gate or another potential acquirer could approach members of our management and offer them an opportunity to invest in the surviving company following any business combination or other acquisition transaction. After this discussion, the board of directors formed a special committee consisting of independent directors Gary Haber, Robert J. McCloskey and Ira S. Epstein (appointed as chairman) for the purpose of considering and evaluating Lions Gate’s expression of interest and other potential strategic alternatives to enhance long-term stockholder value. The special committee was given the authority to engage independent financial advisors, legal counsel and other advisors to assist it in its delegated duties, as appropriate. Subsequently, in October, 2006, our board appointed David Coriat as an additional member of the special committee.
On September 13, 2005, Lions Gate filed a Schedule 13D with the SEC stating that it had acquired approximately 18.98% of our outstanding common stock through open-market purchases and negotiated transactions. Lions Gate also publicly announced its intent to pursue negotiations with us to acquire 100% of our outstanding common stock. Lions Gate asserted that the acquisition of our company would be consistent with a desire to broaden and deepen its library of filmed entertainment, as well as to add an important musical component to its business.
On September 14, 2005, we issued a press release announcing Lions Gate’s expression of interest contained in the August 30 letter and the formation of the special committee.
On September 19, 2005, we publicly announced that our special committee had engaged The Salter Group to provide financial advisory services in connection with evaluating the expression of interest contained in Lions Gate’s August 30 letter, as well as other potential alternatives to enhance long-term value for our stockholders. Our special committee did not engage The Salter Group to provide investment banking services nor to render any fairness opinion.

On September 26, 2005, at an executive session, our board of directors discussed the presentation to be given by Lions Gate to the special committee on September 30, 2005, at which Lions Gate intended to describe its proposal in more detail and explain why its proposal was in the best interests of our stockholders. The board also discussed measures that could be taken to prevent Lions Gate from launching a hostile tender or exchange offer that did not adequately compensate our stockholders while the board was considering available alternatives to enhance stockholder value, including the possibility of adopting a stockholder rights plan. In addition, the board discussed the compensation committee’s recommendation to extend the employment agreements of all our executive officers and senior vice-presidents in light of a potential transaction with Lions Gate.
On September 30, 2005, our board held another executive session and discussed Lions Gate’s presentation to the special committee earlier that day as well as the presentation given to Lions Gate at that same meeting by The Salter Group on behalf of the special committee. The board also discussed the possibility, raised during the meeting with Lions Gates, of executing a confidentiality agreement with Lions Gate in order to provide Lions Gate with due diligence materials and information about our company. During the executive session, the board again discussed the possibility of adopting a stockholder rights plan and the necessity and appropriateness of executing new indemnification agreements with our executive officers and directors in light of our then recent reincorporation as a Delaware corporation.
On September 30, 2005, we signed a confidentiality agreement with Lions Gate, at which time the special committee directed our management to provide Lions Gate with due diligence information about our company.
On October 14, 2005, at the direction of our special committee, our senior management made a comprehensive presentation to Lions Gate and provided additional due diligence information to Lions Gate. Following that presentation, and in an effort to facilitate the possibility of a transaction, the special committee requested that Lions Gate submit a revised proposal by October 31, 2005 that more closely reflected what the special committee believed to be the true value of our company.
On October 14, 2005, our board held another executive session and discussed the status of Lions Gate’s due diligence review. The board also discussed whether to adopt a stockholder rights plan and discussed and approved a proposed form of director and officer indemnification agreement. During the course of the October 14 meeting, the board also discussed the compensation committee’s recommendation to extend the employment agreements of all of our executive officers and senior vice-presidents to provide our company with additional security that we would be able to retain our most critical employees in light of the considerable uncertainty created by Lions Gate’s unsolicited offer. The board then authorized the compensation committee to give notice of exercise of our company’s one-year option to extend the term of employment of each of our executive officers to March 31, 2008, and to enter into amendments to the employment agreements of each of our senior vice-presidents to extend the terms of their employment agreements to March 31, 2008.

Thereafter, on October 18, 2005, we gave written notice to our executive officers of our company’s exercise of the option to extend their employment agreements. In addition, on October 18, 2005, we began entering into indemnification agreements with all of our directors and executive officers. Pursuant to the terms of the indemnification agreements, we are generally required to provide the maximum indemnification available to officers and directors under Section 145 of the Delaware General Corporation Law and our certificate of incorporation, as well as additional procedural protections. The indemnification agreements also require us to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct, to advance any expenses incurred by our officers or directors as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.
On October 20, 2005, we issued a press release announcing that (i) we had executed a confidentiality agreement with Lions Gate and thereafter had begun providing Lions Gate with due diligence information, (ii) our management had made a comprehensive presentation to Lions Gate and (iii) the special committee had requested that Lions Gate submit a revised proposal by October 31, 2005.
On October 31, 2005, our special committee received a letter containing a revised proposal from Lions Gate, which we refer to as the October 31 letter, in which Lions Gate indicated a desire to acquire 100% of our common stock for $4.00 in cash per share, subject to the completion of due diligence and the negotiation and execution of definitive agreements. In addition, the October 31 letter stated that the definitive merger agreement would include a $3.5 termination million fee plus expense reimbursement payable to Lions Gate in the event of termination, provisions allowing our board of directors to respond to a superior proposal and customary representations and warranties of both parties. In its October 31 letter, Lions Gate indicated that it would expect to execute voting agreements with stockholders representing approximately 39% of our outstanding shares and noted that it would expect to execute mutually satisfactory employment agreements with certain executives and key employees, including, in particular, Marty Greenwald.
A meeting of our special committee was immediately convened on October 31, 2005 to discuss and evaluate Lions Gate’s October 31 letter. The special committee determined that the proposal remained below the price that the special committee would find acceptable for our stockholders based upon its good faith determination of value and its discussions with The Salter Group. Following further discussion, the special committee rejected the proposal in the October 31 letter and terminated the diligence period under the Lions Gate confidentiality agreement.
During the course of the October 31 meeting, the special committee discussed the stockholder rights plan previously considered by the special committee and the board of directors, including a review of the current protections we had against an unsolicited or coercive takeover bid, and the advantages and disadvantages of adopting a stockholder rights plan to provide our board with adequate time to properly evaluate available strategic alternatives in an effort to enhance stockholder value. The special committee concluded that adopting a stockholder rights plan was desirable and in the best interests of our company and our stockholders in order to preserve the long-term value of the company in the event that a third party commenced a hostile takeover. Following that review and discussion, the special committee resolved to adopt the stockholder rights plan. Following the special committee meeting, our full board, acting by unanimous written consent, approved and authorized the adoption of a stockholder rights plan.
On November 1, 2005, we issued a press release announcing that our special committee had unanimously rejected Lions Gate’s revised proposal, terminated the due diligence period under the Lions Gate confidentiality agreement and adopted a stockholders rights plan to protect the interests of our stockholders. We also stated that continuing our growth and maximizing long-term stockholder value continued to be major goals of our board and management.
On December 16, 2005, our board of directors granted options to purchase shares of common stock pursuant to our 2004 Incentive Compensation Plan to three board members as additional compensation for serving on the special committee. Mr. Epstein, as chairman of the special committee, received options to purchase 20,000 shares and Mr. Haber and Mr. McCloskey each received options to purchase 10,000 shares.
At a meeting of the special committee on February 13, 2006, management and the special committee discussed the various parties which had contacted the special committee and had engaged in discussions with the special committee regarding a potential transaction with us. The special committee also approved the engagement of a major investment bank as its financial advisor in connection with the special committee’s examination of potential strategic and financial opportunities to enhance our long-term value. Lazard Frères & Co. LLC, or Lazard, was subsequently engaged as the special committee’s financial advisor.
On March 14, 2006, in contemplation of nominating a slate of directors for our 2006 annual meeting of stockholders, Lions Gate filed a complaint in the Court of Chancery of the State of Delaware, CA No. 2011, seeking, among other things, declaratory relief to prevent the classification of our board of directors into three separate classes until immediately after our 2006 annual meeting of stockholders to ensure that all of our board seats would be up for election at the 2006 annual meeting and that all of our incumbent directors would be required to stand for re-election at the 2006 meeting. Lions Gate also sought a declaration establishing the correct period during which advance notice had to be given of a stockholder’s intent to nominate candidates for director.
On March 17, 2006, our board of directors met and discussed the complaint filed by Lions Gate.
On March 24, 2006, the Delaware court granted expedited status to Lions Gate’s lawsuit and scheduled a hearing for April 25, 2006, regarding the parties’ motions. In addition, on March 24, we filed a current report on 8-K announcing that our next annual meeting would not be held on the June 30 default date described in our bylaws.
On or about April 10, 2006, we publicly announced Lazard’s engagement as financial advisor to assist in the special committee’s examination of potential strategic and financial opportunities to enhance our long-term value. Promptly thereafter, in accordance with the special committee’s directives, Lazard contacted Lions Gate and advised it that Lazard had been engaged by the special committee and that the special committee was interested in discussing further Lions Gate’s proposal.

On April 26, 2006, at a meeting of the special committee, the special committee discussed with its financial advisor strategic challenges facing our company. After discussion among the members of the special committee, the special committee decided that it would not put the company up for sale but would proceed with a further strategic review process to explore the possible sale of the company and to examine all other potential strategic and financial opportunities to maximize long-term value for the company’s stockholders.
Between mid-April and early May 2006 and in accordance with the special committee’s directives, approximately 30 parties were contacted, including potential acquisition candidates, to determine their interest in a potential transaction with us.
On or about May 2, 2006, the special committee determined to hire counsel for the special committee separate from the company’s regular outside counsel to assist the special committee in its assessment of strategic and financial opportunities. Shortly thereafter, Ira Epstein, chairman of the special committee, on behalf of the special committee, engaged Gibson, Dunn & Crutcher LLP, or Gibson Dunn, to act as counsel to the special committee. The special committee ratified the selection of Gibson Dunn as its special counsel at a meeting of the special committee on May 8, 2006.
The special committee held its initial meeting after retaining Gibson Dunn on May 8, 2006. Special counsel to the special committee gave an overview of the work done thus far and described additional work needed to be done in the near future. Special counsel also reminded members of the special committee of their obligations with respect to trading in our company’s securities or the securities of entities with which we were engaged in discussions regarding a potential strategic transaction. The special committee then set a second meeting date to continue its special counsel discussions.
The special committee held that additional meeting on May 18, 2006 to (i) review the special committee’s duties and legal obligations, (ii) review the charge of the committee as originally established by our board on September 9, 2005, and (iii) receive an update on the status of the strategic review process, including the various contacts with third parties to gauge interest in a potential acquisition of our company and with at least three companies which might be an acquisition target for us. Gibson Dunn explained in detail the current duties and responsibilities of the special committee as delegated by the full board of directors and discussed with the special committee potential revisions to the special committee’s delegated duties. Gibson Dunn also reviewed with the special committee the legal principles and standards applicable to the special committee’s actions and decisions under Delaware law.
After discussion, the special committee decided to recommend to the board an expansion of the special committee’s duties, including (i) monitoring the negotiation of, and, to the extent deemed advisable by the special committee, to negotiate, by and on behalf of the company, the terms of a transaction with Lions Gate or other potential alternatives to enhance stockholder value, (ii) determining whether a potential transaction would be in the best interests of the company and its stockholders and (iii) recommending to the full board of directors whether the proposed terms of any potential transaction were advisable to, and in the best interests of, the company and its stockholders and what action, if any, should be taken by the company with respect to a potential transaction.

On June 5, 2006, the Delaware Chancery Court granted summary judgment in favor of Lions Gate and ruled that our board of directors would become classified immediately following our 2006 annual meeting of stockholders and, therefore, all six of our incumbent directors would be up for election at the 2006 annual meeting of stockholders scheduled for October 10, 2006.
On June 6, 2006, Lions Gate delivered a notice to our secretary formally notifying us of its intent to nominate a slate of six directors for our 2006 annual meeting and to solicit votes for its slate with the goal of removing the incumbent board of directors at our 2006 annual meeting of stockholders.
On June 7, 2006, our board of directors met to discuss the ruling of the Delaware Chancery Court, Lions Gate’s intention to nominate director nominees, the possibility of Lions Gate remaining a potential buyer of our company and the status of the strategic review process. In addition, at the June 7 meeting, the board considered and approved the expansion of the duties of the special committee as recommended by the special committee upon the advice of Gibson Dunn.
Following the June 5, 2006 Delaware court ruling, Lions Gate was contacted regarding its potential participation in our process and was provided with a revised confidentiality agreement. As of late June 2006, we had entered into confidentiality agreements with 14 parties other than Lions Gate, and 11 of these parties received a confidential information memorandum relating to us and our business and access to a virtual data room. Although these parties were requested to submit proposals by June 27, 2006, we received no proposals by that date. However, discussions regarding a potential transaction continued with a leading independent home-entertainment distribution company, or Company A, and the film production division of a leading foreign entertainment and media company, or Company B.
On June 29, 2006, we signed the revised confidentiality agreement with Lions Gate to facilitate Lions Gate’s further due diligence review. Among other provisions, the revised confidentiality agreement contained a provision prohibiting Lions Gate from disclosing the fact that discussion or negotiations were taking place concerning a possible transaction with us, or any of the terms, conditions, or other facts with respect to any possible transaction prior to March 31, 2007. However, the provision permitted Lions Gate to disclose such information in connection with the solicitation of proxies beginning on the earliest of (i) September 10, 2006, (ii) if the date of the 2006 annual meeting of the stockholders was changed to a date prior to October 10, 2006, then 30 days prior to such new date or (iii) the first date on which we made any public statement regarding a definitive transaction.

On July 5, 2006, Lions Gate submitted a non-binding proposal which would expire on July 7, 2006, to acquire 100% of the outstanding shares of our common stock for $4.00 per share in cash. Lions Gate’s proposal indicated that the merger agreement would include at least a $4.0 termination million fee plus expense reimbursement payable to Lions Gate in the event of termination, provisions allowing our board of directors to respond to a superior proposal and customary representations and warranties of both parties. In addition, the proposal was subject to Lions Gate’s satisfactory completion of due diligence, the final approval of its board of directors and the execution of a definitive merger agreement. In accordance with the special committee’s directives, Lazard contacted Lions Gate’s financial advisor and informed it that the special committee was not planning to meet and respond to Lions Gate’s proposal by July 7, 2006. Lions Gate’s financial advisor acknowledged that the offer would not be withdrawn on July 7, 2006.
On July 14, 2006, a meeting of the special committee was convened. At the meeting, the special committee’s financial advisor updated the special committee on the status of the strategic review process, including a review of financial aspects of the Lions Gate proposal and continuing discussions with Company A and Company B regarding a potential transaction. The possibility of setting a firm timetable to respond to the Lions Gate proposal and any other potential proposals also was discussed. Following these discussions, the special committee decided to delay any response to the July 5 Lions Gate offer for a few days in order to permit other potential transaction partners to make proposals. During the course of the July 14 meeting, Gibson Dunn reviewed with the special committee the specific terms of the revised confidentiality agreement signed with Lions Gate.
On July 17, 2006, in accordance with the special committee’s directives, the special committee’s financial advisor met with Lions Gate’s advisors and informed them that the special committee had carefully considered Lions Gate’s July 5 proposal, and that in light of the fact that the offer per share was the same price offered by Lions Gate previously (which had been rejected by our full board of directors), the special committee did not find the offer compelling and would continue to explore strategic alternatives, including an increased offer from Lions Gate if it chose to submit one.
In late July, 2006, Company B withdrew from our process.
On August 2, 2006, Lions Gate sent a letter to the special committee requesting that we immediately advise it as to the status of its July 5 proposal.
A meeting of the special committee was convened on August 4, 2006 to discuss the substance of Lions Gate’s August 2 letter and an appropriate response to Lions Gate. On August 7, 2006, we sent a letter to Lions Gate in response to its August 2 letter, reaffirming our interest in further discussions with Lions Gates in the event it chose to increase its $4.00 offer.
After the special committee meeting, our full board of directors also held a meeting on August 4, 2006. Management presented a detailed update regarding the status of a potential ten-year output agreement with Relativity Media, LLC, or Relativity, to distribute theatrical motion pictures independently financed and produced by Relativity on all home video and digital formats. Following a discussion among the members of the board and input from management, the board approved the Relativity agreement, including as partial consideration for Relativity’s performance under the agreement, the potential issuance of 3.4 million shares of our common stock, which would be subject to certain restrictions on sale or transfer until the satisfaction of various conditions and terms of the agreement. The board also approved enlarging the board from six to seven members, contingent upon the execution of the Relativity agreement, the nomination of Lynwood Spinks, co-founder and co-managing member of Relativity, as a director by our nominations and governance committee and the agreement by Mr. Spinks to serve on our board. On August 9, 2006, the nominations and governance committee approved the nomination of Mr. Spinks, and the full board of directors ratified his nomination and approved the agreement with Relativity after discussing the terms and conditions of the agreement with Raymond James & Associates, Inc., or Raymond James, the financial advisor that the company had retained in connection with the evaluation of the Relativity transaction. On August 14, 2006, we publicly announced the agreement with Relativity and the appointment of Mr. Spinks to our board.
On August 8, 2006, we received another letter from Lions Gate requesting that we provide an update as to the status of our review of strategic alternatives.
The special committee held a meeting on August 10, 2006 to discuss the nature and timing of a response to the August 8 letter from Lions Gate. Following this meeting, the special committee approved and authorized Gibson Dunn to send a response letter on behalf of the special committee, which letter was sent on August 11, 2006. In the letter, the special committee’s counsel noted, among other things, that the company continued to explore a number of strategic alternatives with respect to the company, and that the special committee was interested in making sure all interested parties were heard from and had an opportunity to make proposals to the company. Gibson Dunn also reiterated that the company had not announced an auction of the company and that no decision had been made to recommend a sale of the company or any other particular kind of transaction to our board of directors or stockholders.
At a meeting of our board of directors on August 24, 2006, management discussed the current financial status of our company and proposals for raising capital. Following discussions among the members of the board and input from management, the board approved the issuance of up to 20% of our existing shares at not less than market price, along with the issuance of a five-year warrant for up to 25% of the shares of our common stock at an exercise price not less than $4.00 per share.
On August 29, 2006, we received another letter from Lions Gate challenging Image’s transaction with Relativity and the company’s efforts to raise capital. On August 31, 2006, we responded to Lions Gate’s August 29, 2006 letter.
On August 31, 2006, we also announced the closing of a $17 million convertible debenture financing with the Portside Growth and Opportunity Fund in order to finance our recently-announced exclusive DVD and digital distribution deal with Relativity, to enhance our ability to acquire and produce the best independent programming available and to repay all outstanding obligations under our revolving credit line, which carried a higher interest than the debenture. The debenture was convertible into 4,000,000 shares of our common stock. In connection with the financing, we also issued five-year warrants for 1,000,000 shares of our common stock.

On September 7, 2006, Lions Gate filed an amended Schedule 13D stating that the combined effect of the Relativity and Portside transactions substantially diluted the ownership interest of our stockholders and that the transactions supported its belief that our board of directors was not acting in the best interests of our stockholders to evaluate our business and strategic alternatives and to maximize long-term value to all of our stockholders. Rather, Lions Gate claimed that our management and board appeared to be primarily concerned with rapidly implementing impediments to change prior to receiving stockholder input at our annual meeting in October.
On September 11, 2006, a meeting of the special committee was convened. At the meeting, management informed the special committee of the contents of the Schedule 13D and the special committee discussed various options for dealing with Lions Gate. Following these discussions, the special committee concluded that any decision would be deferred until a meeting of the full board. During the course of the meeting, the special committee was updated by Lazard on the status of the strategic review process, including continued discussions with Company A.
On September 12, 2006, Lions Gate publicly issued a letter addressed to our stockholders setting forth arguments in favor of the election of its nominees to our board of directors, and urging our stockholders to vote in favor of its nominees.
At a meeting of our board of directors on September 12, 2006, management discussed with the board the September 12 Lions Gate press release and the most recent letter distributed by Lions Gate. Following these discussions, the board authorized a response, which included a letter to both Lions Gate’s counsel and our stockholders. In addition, at the September 12 meeting, management discussed with the board the financial outlook for our company and the process and assumptions used in arriving at its views regarding our financial outlook.
On September 13, 2006, we sent a letter to Lions Gate expressing our concern that Lions Gate appeared to be engaged in an unfair and anti-competitive campaign to negatively impact and artificially deflate our share price through the dissemination of incomplete and misleading information, which was beneficial to it but detrimental to our other stockholders. We also stated our belief that Lions Gate’s recent statements, public filings and overall actions demonstrated its desire to depress our share price in the hope that its $4.00 offer would be accepted.
On September 18, 2006, Lions Gate sent a letter to us in response to our September 13 letter. In its September 18 letter, Lions Gate denied that it was engaged in any effort to negatively impact or artificially deflate our stock price because such actions would be counterproductive to its interests as our second largest stockholder. Lions Gate also stated its belief that it had nominated six highly qualified, independent directors to protect and create value for all of our stockholders. Lions Gate also put forth its reasons as to why our stock price continued to trade below its all-cash $4.00 per share offer, which according to Lions Gate included certain actions taken by our board and management to further entrench themselves to the detriment of all of our non-management stockholders such as the imminent implementation of a staggered board, the adoption of a poison pill and the recent issuance of stock equivalent securities.
On September 25, 2006, a representative of David Bergstein contacted the special committee’s financial advisor to express an interest in a potential transaction with us. At such representative’s request, a confidentiality agreement was provided to Capitol Films, an affiliate of Mr. Bergstein and BTP, and was executed on September 27, 2006.

On September 26, 2006, Company A submitted a proposal for the acquisition of each outstanding share of our common stock in exchange for 2.17 shares of Company A common stock. Based on the closing price of Company A’s common stock on September 22, 2006, the implied value of Company A’s proposal was approximately $4.00 per share of our common stock. The proposal was conditioned on receipt of approval from Company A’s board of directors, the completion, to Company A’s sole satisfaction, of accounting and legal due diligence and confirmatory business due diligence, the negotiation of definitive documents with customary representations, warranties, covenants and conditions, as well as a break-up fee, and other third party approvals. Company A also requested a 45-day exclusivity period.
The special committee held a meeting on September 27, 2006 at which Gibson Dunn again reviewed the functions and duties of the special committee. Gibson Dunn also reviewed with the special committee the various legal principles that would apply to the special committee’s actions.
The special committee’s financial advisor then reviewed with the special committee the strategic review process to date, including the various parties contacted throughout the process, events that transpired after the special committee’s decision to keep the process open following the initial bid date and financial aspects of Lions Gate’s proposal and Company A’s proposal. The special committee was informed that these were the only proposals received to date, but that other parties continued to express an interest in a potential transaction with our company, with two other parties recently expressing an interest, including BTP, which was then reviewing materials in our due diligence data room.
After additional discussion, the special committee decided to postpone any decisions regarding the Lions Gate and Company A proposals at that time and to continue discussion at a subsequent meeting, which would be held on September 29, 2006.
On September 29, 2006, our special committee met to continue its discussions from the September 27 meeting. The special committee reviewed its prior discussions regarding the Lions Gate and Company A proposals as of the end of the prior meeting on September 27. The special committee discussed whether to continue the strategic review process. The special committee discussed potential financial outcomes for our company from the Relativity agreement, and possible synergies (and costs savings) were we to consummate a transaction with either Lions Gate or Company A. The special committee authorized the continuance of the strategic review process, and noted that it did not consider, in making the decision to continue the process, the pendency of the upcoming annual stockholder meeting to be relevant.
After further discussion, the special committee instructed its financial advisor to inform both Lions Gate and Company A that their respective proposals were not acceptable from a financial standpoint. The special committee based its decision on various factors, including its knowledge of our business and prospects, the potential increase in cash flow under the Relativity deal, financial aspects of the Lions Gate and Company A proposals, and potential cost savings available to any strategic acquirer of our company (which included both Lions Gate and Company A). The special committee also instructed its financial advisor to inform both Lions Gate and Company A that it remained interested in discussing potential transactions with them, but only at a valuation in excess of $4.00 per share.

After the special committee’s September 29 meeting, in accordance with the special committee’s directives, Lazard continued to approach parties about their interest in engaging in a transaction with our company. Approximately six additional parties were provided access to our data room after the September 29 meeting, although none ultimately submitted any proposal for a transaction with the company.
We held our annual meeting of stockholders on Tuesday, October 10, 2006. On October 17, 2006, we issued a press release announcing that all seven current members of our board of directors had been re-elected by our stockholders. We also stated that we would continue with our ongoing strategy and process of seeking to enhance long-term value on behalf of all of our stockholders.
On October 23, 2006, David Bergstein informed the special committee’s financial advisor that a proposal could be forthcoming as soon as the following week.
On November 3, 2006, we received a letter from David Bergstein and BTP expressing an interest in acquiring 100% of our common stock for aggregate cash consideration in the range of $119 million to $125 million, plus up to $10 million of additional participation interests payable over four years contingent upon our company meeting agreed upon performance criteria. The expression of interest was conditioned upon our company being debt-free, except for the Chatsworth and Las Vegas leases and up to $9 million of our obligations pertaining to the Sonopress advance. BTP indicated that it intended to fund 50% of the purchase price from equity and the remainder pursuant to borrowings under a senior secured credit facility to be collateralized by all of the assets of our company. In the expression of interest, Mr. Bergstein and BTP requested exclusivity of up to 90 days and reimbursement of their expenses.
On November 8, 2006, the special committee met to discuss and evaluate BTP’s expression of interest. Members of the special committee noted that the terms and conditions contained in the expression of interest were not customary for a transaction of the type that we were considering and would not be acceptable to our company. The special committee determined, however, to recommend that our board further assess such proposal and, if appropriate, commence negotiations with BTP.
At a meeting of our board of directors on November 9, 2006, our board discussed the engagement of Manatt, Phelps & Phillips, LLP, or Manatt, as our company’s new special counsel to assist us with any potential sale. The board also discussed retaining Raymond James to provide an additional opinion with respect to the fairness, from a financial point of view, of the consideration to be received by our stockholders in any potential transaction. Following that discussion, the board approved the hiring of both Manatt and Raymond James in those respective capacities.

At a meeting of the special committee on November 13, 2006, Gibson Dunn, at the direction of the special committee, reviewed for the benefit of Manatt and as background for the committee’s further discussions, the special committee’s role in the strategic review process to date. The special committee, Gibson Dunn and Manatt then reviewed what the special committee’s role was in the context of the then-current new BTP expression of interest and whether it needed to continue as a special committee separate from the full board of directors. The special committee concluded that the full board of directors, rather than the special committee, should continue negotiations with all interested parties (including BTP) because none of the interested parties had approached members of our management during the course of our strategic review process to offer them an opportunity to invest or a commitment to be a member of management in the surviving company following a transaction. The special committee reserved the right to review and negotiate any transaction (whether with BTP or any other party) that included an investment by members of our management team in the surviving company or other similar agreements with management. At the conclusion of the meeting, the special committee also adopted resolutions recommending that the strategic review process be continued but concluded if possible by December 31, 2006.
At a meeting of our board of directors on November 20, 2006, the board was updated on developments in connection with the strategic review process, including negotiations with BTP regarding the terms and conditions of a proposed revised confidentiality agreement. After this discussion, the board authorized management to enter into a revised confidentiality agreement with BTP on substantially the terms and conditions discussed at the meeting.
On November 20, 2006, we announced that Lynwood Spinks resigned from our board of directors, but that the resignation was not because of any disagreement with us on any matter relating to our operations, policies or practices.
On November 22, 2006, we executed a revised confidentiality agreement with BTP and Manatt circulated an initial draft of the merger agreement to BTP and its counsel.
On December 11, 2006, our management, Manatt, Lazard and BTP and its counsel met to negotiate a proposed form of merger agreement, including preliminary discussions regarding a $132 million all-cash offer for our company. The negotiations also addressed the form and substance of an expense reimbursement agreement and the circumstances under which we would be required to reimburse BTP for certain of its expenses in connection with its evaluation of a potential transaction with us.
At a meeting of our board of directors on December 11, 2006, our board, together with Manatt and Lazard, discussed the status and progress of negotiations with BTP, including the proposed expense reimbursement letter and BTP’s current proposal to acquire us. After that discussion, our board authorized the execution of the expense reimbursement letter and authorized our management to continue negotiations with BTP.
Between December 11, 2006 and January 5, 2007, we negotiated the specific terms and conditions of the expense reimbursement letter. On January 5, 2007, we executed an expense reimbursement letter with BTP, pursuant to which we agreed, subject to certain conditions, to reimburse BTP for out-of-pocket expenses reasonably incurred by it (up to a maximum of $800,000) in connection with or related to its due diligence review and its evaluation and consideration of a transaction with us.

At a meeting of our board of directors on January 3, 2007, our board reviewed the status of discussions with BTP. At the meeting, Lazard informed the board that BTP had indicated that it did not want its proposal being used as a “stalking horse” for other offers. The board nonetheless believed it appropriate for other potential alternative transaction partners to be solicited and requested that Lazard continue to do so.
Following the January 3, 2007 meeting, in accordance with the board’s directives, Lazard continued to approach parties about their interest in engaging in a transaction with our company, and we continued to provide other parties which had signed confidentiality agreements access to our data room. None of these parties ultimately submitted any proposal for a transaction with the company.
At a meeting of our board of directors on February 23, 2007, our board discussed the possibility of granting BTP an exclusive arrangement for two weeks as opposed to extending the term of the expense reimbursement letter. At the meeting, management and Lazard also informed the board that BTP had lowered its initial price range approximately $4 million as a result of its continued due diligence and evaluation of our company. Following these discussions, the board approved the execution of an agreement pursuant to which BTP would be granted exclusivity for two weeks. Later in the day on February 23, 2007, we executed an agreement with BTP, pursuant to which we granted BTP the sole and exclusive negotiating and due diligence right with respect to a potential transaction with our company until March 9, 2007. In connection with the execution of the exclusivity agreement, we and BTP agreed to terminate the January 5 expense reimbursement agreement.
On March 8, 2007, we executed an agreement with BTP, pursuant to which we agreed to reimburse BTP for out-of-pocket expenses reasonably incurred by it (up to a maximum of $500,000) in connection with or related to its due diligence review, its evaluation and consideration of a transaction with us and the procurement of financing commitments. Pursuant to the agreement, our obligation to reimburse BTP was conditioned on BTP obtaining customary written financing commitments of not less than $128 million from financially qualified parties. In addition, we and BTP agreed to terminate the February 23 exclusivity agreement. The termination of the exclusivity agreement allowed our company and its advisors to contact other parties and determine their level of interest in consummating a transaction with us, which we did.
On March 8, 2007, BTP provided us with an equity commitment letter executed by its principal affiliates. The letter confirmed commitments to provide BTP equity financing equal to the aggregate merger consideration less the amount of any debt financing, subject to certain stated conditions. The letter also stated that the equity commitment was conditioned on the execution of a merger agreement on or before March 16, 2007. On March 15, 2007, at the request of our board, BTP delivered to us an amended equity commitment letter extending this deadline to March 30, 2007.
On March 12, 2007, BTP provided us with an executed debt commitment letter in an aggregate principal amount of $60 million. The debt commitment letter was subject to customary conditions, including that the borrowing had to occur prior to April 27, 2007. On March 28, 2007, at the request of our board, BTP delivered to us an amended debt commitment letter extending this deadline to May 26, 2007.

On March 14, 2007, the board held a meeting to receive a status update on negotiations with BTP.
On March 29, 2007, our board of directors held a meeting to consider whether to approve the acquisition of our company by BTP. Manatt reviewed the legal aspects of the merger, the terms and provisions of the merger agreement, and the directors’ legal and fiduciary duties in connection with an extraordinary transaction such as the proposed merger. Lazard provided an overview of the strategic review process noting that 39 parties, including both potential strategic and financial parties, had been contacted to solicit interest in a possible transaction with us. Of these parties, 13 accessed our online data room and three strategic parties, BTP, Lions Gate and Company A, ultimately submitted formal acquisition proposals to us.
Lazard then reviewed with our board of directors Lazard’s financial analysis of the $4.40 original per share merger consideration and rendered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated March 29, 2007, to the effect that, as of that date and based upon and subject to the assumptions, factors and qualifications set forth in its opinion, the $4.40 original per share merger consideration payable to holders of our common stock pursuant to the original merger agreement was fair, from a financial point of view, to such holders.
Our board of directors then requested that Raymond James render an opinion as to whether the $4.40 original per share merger consideration provided for in the proposed merger with BTP was fair from a financial point of view to our stockholders. Raymond James delivered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated March 29, 2007, to the effect that, as of that date and based upon and subject to the assumptions, factors and qualifications set forth in its opinion, the original $4.40 per share merger consideration to be paid to holders of our common stock was fair, from a financial point of view, to such holders.
Following additional discussion and deliberation, our board unanimously approved the original merger agreement and the transactions contemplated by the original merger agreement and unanimously resolved to recommend that our stockholders vote in favor of adoption of the original merger agreement.
On March 29, 2007, after the closing of trading on NASDAQ, we executed the original merger agreement with BTP and issued a joint press release with BTP announcing the execution of the agreement.
Pursuant to Section 5.17 of the original merger agreement, we agreed to permit BTP to elect to change the method of effecting the acquisition of our company to maintain the listing of our common stock on NASDAQ and the registration of our common stock under the Exchange Act after the closing of the merger. However, we insisted and BTP agreed that any change to the structure of the transaction could not (i) reduce the aggregate cash consideration to be paid to our stockholders, (ii) change the federal income tax treatment of the transaction in a manner adverse to our stockholders or (iii) prevent, or impede in any material respect or delay in any material respect the consummation of the merger. Shortly after execution of the original merger agreement, BTP notified us of its desire to modify the structure of the transaction pursuant to Section 5.17.

Subsequently, we and BTP engaged in negotiations to structure and arrive at the definitive terms and conditions of the amended merger agreement reflecting the alternative transaction structure. During these negotiations, BTP requested and we agreed to add two elements to the transaction: (i) pursuant to the amended merger agreement, the right for BTP, at its election, to receive warrants to purchase 8,500,000 shares of common stock in Image as the company surviving the merger; and (ii) as a condition to the merger, we would have to execute and deliver to BTP the securities purchase agreement.
The board of directors met several times during the three-month period subsequent to the execution of the original merger agreement to receive updates as to the status of the negotiations of the alternative transaction, including on May 10, 2007, May 14, 2007, May 21, 2007, May 25, 2007 and June 19, 2007. At each of these meetings, the Board discussed and weighed the potential benefits to our stockholders from the alternative structure with the length of time necessary to negotiate the alternative structure.
On June 19, 2007, our board of directors convened a meeting to consider whether to approve the acquisition of our company by BTP through the alternative structure. At this meeting, among other things, Manatt reviewed the legal aspects of the merger, the terms and provisions of the merger agreement, and the directors’ legal and fiduciary duties in connection with the alternative transaction.
Following additional discussion and deliberation, our board unanimously approved the amended merger agreement and the transactions contemplated by the amended merger agreement and unanimously resolved to recommend that our stockholders vote to adopt the amended merger agreement.
On June 27, 2007, after the closing of trading on NASDAQ, we executed the amended merger agreement with BTP and issued a joint press release with BTP announcing the execution of the amended merger agreement.
In connection with the amended merger agreement, our board of directors decided not to request that Lazard or Raymond James update their respective opinions, each dated March 29, 2007, delivered to our board of directors at the time the original merger agreement was signed, noting that Image stockholders will receive approximately the same aggregate cash consideration as provided under the original merger agreement, but also will retain 6% of their common shares in Image as the company surviving the merger. The actual percentage of shares of Image common stock that will be retained by each stockholder is to be fixed by BTP pursuant to the amended merger agreement and specified in the definitive proxy statement for the special meeting.

Recommendation of Our Board of Directors; Reasons for the Merger
After careful consideration, our board of directors unanimously:
•	determined that the amended merger agreement and the transactions contemplated thereby (including the merger) are fair to and in the best interests of Image and its stockholders;
•	approved, authorized, adopted and declared the advisability of the amended merger agreement and the transactions contemplated thereby (including the merger);
•	approved BTP’s and the stockholders party thereto entering into the support agreements, including for purposes of Section 203 of the DGCL;
•	approved an amendment to our stockholder rights plan to render it inapplicable to the execution, delivery and performance of the amended merger agreement, the support agreements and the securities purchase agreement;
•	directed that the amended merger agreement be submitted for consideration by our stockholders; and
•	recommended that our stockholders vote FOR adoption of the amended merger agreement.
The board of directors analyzed the value of the amended merger agreement to Image’s stockholders based on the value of the cash consideration payable to our stockholders pursuant to the merger. While the board of directors recognizes that the amended merger agreement provides our stockholders with the opportunity to participate in any post-closing growth of the company or stock price appreciation in connection with the shares of our common stock that they retain and considered this fact in evaluating the merger and in negotiating the amended merger agreement with BTP, the board did not evaluate the potential value of the shares of Image common stock each stockholder will retain after the closing of the merger. The Board does expect, however, that the retained shares might have some value.
In the course of evaluating the terms of the merger pursuant to the amended merger agreement, our board of directors consulted with management and our legal and financial advisors and, in reaching its decision considered the following material factors, each of which it believed supported its approval of the amended merger agreement:
•	the evaluation we conducted with the assistance of management and our legal and financial advisors to explore potential alternatives to a sale, including continuing to operate as a stand-alone company, as well as the risks and uncertainties associated with those alternatives;
•	the fact that our stockholders would receive the same aggregate cash consideration under the amended merger agreement as our stockholders would have received under the original merger agreement, and the board’s belief that such merger consideration represented a fair price for 100% of the shares of our common stock;

•	general industry, economic and market conditions, both on an historical and on a prospective basis;
•	the fact that following the provision of due diligence to, and discussions with, certain other likely purchasers, none of such persons gave us any expression of interest or submitted any proposal with respect to a strategic transaction at a price comparable to or higher than the BTP merger price;
•	the current and historical market prices of our common stock, including the market price of our common stock relative to those of other industry participants and general market indices;
•	the uncertainty surrounding Image’s future as an independent supplier of DVD programming due to retail buyer insecurity;
•	the opportunity for our stockholders to realize substantial value and liquidity based on the receipt of $4.68 in cash per share for 94% of the shares of our common stock they hold immediately prior to the merger, representing a •% premium over the market price at which our common stock traded on the last trading day prior to the announcement of the original merger agreement;
•	the opinion of Lazard, and its financial presentation, dated March 29, 2007, to the Image board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $4.40 original per share merger consideration payable to holders of Image common stock pursuant to the original merger agreement (see “Opinion of Lazard Frères & Co. LLC”);
•	the opinion of Raymond James, including its financial presentation, dated March 29, 2007, to the Image board of directors that the $4.40 original per share merger consideration to be received by the shareholders pursuant to the original merger agreement was fair, from a financial point of view, to such shareholders (see “Opinion of Raymond James & Associates, Inc.”);
•	the financial and other terms and conditions of the amended merger agreement as reviewed by our board of directors (see “The Amended Merger Agreement”) and the fact that such terms and conditions were the product of arm’s-length negotiations between the parties;
•	the fact that a significant portion of the merger consideration is cash, which allows our stockholders to immediately realize a fair value, in cash, for their investment and provides our stockholders certainty of value for their shares;
•	the board’s understanding of the current state of the capital markets, the terms of BTP’s financing commitments and the likelihood that BTP could successfully obtain the financing required to fully fund the payment of the merger consideration, and the board’s understanding of the proposed debt and equity financing arrangements for the merger;

•	the fact that, subject to compliance with the terms and conditions of the amended merger agreement, we are permitted to terminate the amended merger agreement, prior to the adoption of the amended merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal,” upon the payment to BTP of a fiduciary fee of $3.2 million and reimbursement of expenses up to $1 million (see “The Amended Merger Agreement—Termination” and “The Amended Merger Agreement—Fiduciary Fee and Business Interruption Fee”);
•	the fact that the aggregate termination fee and expense reimbursement we might have to pay under the amended merger agreement represents approximately 3.5% of the total value of the transaction, which is within the customary percentage range of such payments for transactions such as the merger (see “The Amended Merger Agreement—Fiduciary Fee and Business Interruption Fee”);
•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Appraisal Rights” and Annex L);
•	the commitment made by BTP to maintain compensation, employee benefit plans and arrangements and severance pay and benefits for those employees who remain employed with the surviving company that are, in the aggregate, no less favorable than those provided immediately prior to the merger for at least a year from the effective time, which will encourage our employees to remain with us between signing of the amended merger agreement and the effective time of the merger, ensure a smooth transition and maintain Image as an active and on-going business for its stockholders in the event the merger is not consummated;
•	the fact that if we terminate the amended merger agreement due to BTP’s material breach or failure to perform any of its representations, warranties or covenants contained in the amended merger agreement, which breach reasonably cannot be cured by the date of the completion of the merger or an additional 60 day extension period, BTP would be required to pay us a $4.2 million business interruption fee and that such fee is guaranteed by BTP’s affiliates, R2D2 LLC and CT1 Holdings LLC; and
•	the fact that all of our stockholders would have the opportunity to participate in the post-closing equity of Image and, accordingly have the opportunity to benefit from any potential future increase in value of an investment in Image’s business.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the amended merger agreement and the merger, including the following:
•	the risk that the merger may not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the debt financing commitment letter is not obtained;
•	the fact that the cash consideration will be taxable to our stockholders for U.S. federal income tax purposes;
•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, the legal costs incurred in connection with the merger and the possibility of a business interruption fee;
•	the fact that Image entered into the amended merger agreement with newly formed entities with essentially no assets, and that Image’s remedy in connection with a breach of the amended merger agreement by BTP or IEAC, even if deliberate or willful, is limited to a business interruption fee of $4.2 million;
•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations or BTP’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;
•	the interests of our executive officers and directors in the merger (see “Interests of Certain of Our Directors and Officers”);
•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us, and the requirement that we pay BTP a fiduciary fee of $3.2 million and reimbursement of expenses up to $1 million in order for the board of directors to accept a superior proposal; and
•	the potentially significant dilution of the equity ownership of Image stockholders who retained shares after the merger, as a result of the issuance of up to 21,000,000 shares of common stock, upon conversion of the convertible preferred stock and the exercise by BTP of any warrants.
The foregoing discussion summarizes the material factors considered by our board of directors in evaluating the merger. After considering these factors, as well as others, the board of directors concluded that the positive factors supporting approval of the amended merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to different factors.

Opinion of Lazard Frères & Co. LLC
Lazard is acting as financial advisor to Image in connection with the merger. As part of that engagement, the Image board of directors requested that Lazard evaluate the fairness, from a financial point of view, to holders of Image common stock of the consideration to be paid to such holders in the merger. At a meeting of the Image board of directors held on March 29, 2007 to evaluate the merger, Lazard delivered to the Image board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated March 29, 2007, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the $4.40 original per share merger consideration payable to holders of Image common stock pursuant to the original merger agreement was fair, from a financial point of view, to such holders.
Lazard was not requested to, and did not, render to the Image board of directors an opinion in connection with the amended merger agreement, dated as of June 27, 2007. Our board of directors did not request such opinion noting that Image stockholders will receive approximately the same aggregate cash consideration as provided under the original merger agreement, and will also retain 6% of their common shares of Image as the company surviving the merger. Accordingly, the revised terms of the merger were deemed by our Board to be no worse than the original terms of the merger from a financial point of view. Lazard’s opinion, dated March 29, 2007, does not take into account any events or developments after the date of such opinion, including any modification to the proposed merger or the per share merger consideration.
The full text of Lazard’s opinion is attached as Annex J to this proxy statement and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s opinion. Holders of Image common stock are encouraged to read Lazard’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion. Lazard’s opinion was delivered to the Image board of directors in connection with its evaluation of the $4.40 original per share merger consideration payable pursuant to the original merger agreement and only addresses the fairness of the $4.40 original per share merger consideration from a financial point of view. Lazard’s opinion does not address the merits of the underlying decision by Image to engage in the merger or the relative merits of the merger as compared to any other transaction or business strategy in which Image might engage and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any other transaction or business strategy in which Image might engage. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, March 29, 2007, the date of its opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

In connection with its opinion, Lazard:
•	reviewed the financial terms and conditions of the original merger agreement;
•	analyzed publicly available historical business and financial information relating to Image;
•	reviewed various financial forecasts and other data provided to Lazard by Image relating to Image’s business;
•	held discussions with members of Image’s senior management with respect to Image’s business and prospects;
•	reviewed public information with respect to other companies in lines of business Lazard believed to be generally comparable to Image’s business;
•	reviewed the financial and other transaction terms of certain business combination transactions involving companies in lines of business Lazard believed to be generally comparable to Image’s business;
•	reviewed historical stock prices and trading volumes of Image common stock; and
•	conducted other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard relied on the accuracy and completeness of the foregoing information and did not assume any responsibility for any independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any assets or liabilities (contingent or otherwise) of Image, or concerning the solvency or fair value of Image, and Lazard was not furnished with any such valuation or appraisal. With respect to financial forecasts that Lazard reviewed, Lazard assumed, at Image’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Image’s management as to Image’s future financial performance. Lazard assumed no responsibility for and expressed no view as to such forecasts or projections or the assumptions on which they were based.
Image advised Lazard, and Lazard assumed, that the merger would be consummated on the terms described in the original merger agreement, without any waiver or modification of any material terms or conditions by Image, BTP or IEAC. Lazard also assumed that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on Image or the merger in any respect material to Lazard’s opinion. Lazard further assumed that the representations and warranties of Image, BTP and IEAC contained in the original merger agreement were true and complete in all material respects. Lazard expressed no opinion as to any tax or other consequences that might result from the merger, and Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Image obtained such advice as it deemed necessary from qualified professionals. Except as described above, Image imposed no other instructions or limitations on Lazard with respect to the investigations made or the procedures followed by Lazard in rendering its opinion.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were reviewed with the Image board of directors by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Image. No company, business or transaction used in Lazard’s analyses as a comparison is identical to Image or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or businesses analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.
The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.
Discounted Cash Flow Analysis
Lazard performed a discounted cash flow analysis of Image to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Image could generate during Image’s fiscal years ending March 31, 2008 through March 31, 2012 utilizing internal estimates of Image’s management, before taking into account Image’s distribution arrangement with Relativity Media, LLC. Lazard calculated estimated terminal values for Image by applying a range of earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, terminal value multiples of 8.0x to 10.0x to Image’s fiscal year 2012 estimated EBITDA. The unlevered, after-tax free cash flows and terminal values were discounted to present value using discount rates ranging from 15.0% to 17.0% and then adjusted to reflect the estimated present value of Image’s net operating losses anticipated by Image’s management to be utilized by Image. This analysis indicated the following implied per share equity reference range for Image, as compared to the $4.40 original per share merger consideration:

Implied Per Share	Original Per Share Merger
Equity Reference Range for Image	Consideration
$2.96 — $3.92	$4.40
Lazard also performed a discounted cash flow analysis of Image as described above based on the standalone unlevered, after-tax free cash flows that Image could generate during calendar years 2007 through 2018 utilizing internal estimates of Image’s management, after taking into account Image’s distribution arrangement with Relativity Media, LLC under three cases, referred to, respectively, as the “low units case,” the “moderate units case” and the “high units case.” Each case assumed that three titles would be released by Relativity Media to Image in calendar year 2007 and seven titles would be released annually thereafter until calendar 2016 and reflected varying assumptions as to the average units sold per title during the first year of release. This analysis indicated the following implied per share equity reference ranges for Image under the low units case, the moderate units case and the high units case, as compared to the $4.40 original per share merger consideration:

Implied Per Share Equity
Reference Ranges for Image Based on:			Original Per Share Merger
Low Units Case	Moderate Units Case	High Units Case	Consideration
$3.08 — $4.00	$3.43 — $4.36	$4.12 — $5.06	$4.40
Selected Precedent Transactions Analysis
Lazard reviewed, to the extent publicly available, financial information relating to the following 17 selected transactions involving companies or businesses in the entertainment production and distribution industry:

Announcement
Date	Acquiror	Target/Seller
• 02/14/07	• Marwyn Investment Management LLP	• Entertainment One Income Fund
• 01/10/07	• CanWest Global Communications Corp. and GS Capital Partners	• Alliance Atlantis Communications Inc.
• 05/16/06	• Liberty Media Corporation	• Starz Entertainment, LLC
• 03/29/06	• Qualia Capital LLC	• Rysher Entertainment Inc./Gaylord Films Inc.
• 03/17/06	• Soros Strategic Partners LP and Dune Entertainment II LLC	• DreamWorks Live-Action LLC
• 12/11/05	• Paramount Pictures Corporation	• DreamWorks SKG

Announcement
Date	Acquiror	Target/Seller
• 10/21/05	• Handleman Company	• Crave Entertainment Group Inc.
• 05/04/05	• Entertainment One Income Fund	• KOCH Entertainment Inc.
• 03/21/05	• Apax Partners Worldwide LLC (Sunshine Acquisition Limited)	• HIT Entertainment Plc
• 01/10/05	• Navarre Corporation	• FUNimation Productions, Ltd.
• 11/18/04	• Source Interlink Companies, Inc.	• Alliance Entertainment Corp.
• 09/13/04	• Investor Group	• Metro-Goldwyn-Mayer Inc
• 10/27/03	• Lions Gate Entertainment Corp.	• Artisan Entertainment Inc.
• 10/08/03	• General Electric Company	• Vivendi Universal Entertainment LLP
• 06/25/02	• HIT Entertainment Plc	• Gullane Entertainment, Inc.
• 04/12/01	• Crown Media Holdings, Inc.	• Hallmark Entertainment, Inc.
• 09/18/00	• Corus Entertainment Inc.	• Nelvana Limited
Lazard reviewed transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt, minority interest and preferred stock, less cash and cash equivalents, as multiples of latest 12 months estimated revenue and EBITDA, with particular focus on the following transactions, each of which involved a target company primarily engaged in distribution: Marwyn Investment Management LLP/Entertainment One Income Fund, Qualia Capital LLC/Rysher Entertainment Inc./Gaylord Films Inc., Handleman Company/Crave Entertainment Group Inc., Entertainment One Income Fund/KOCH Entertainment Inc., Navarre Corporation/FUNimation Productions, Ltd. and Lions Gate Entertainment Corp./Artisan Entertainment Inc. Lazard then applied a range of selected multiples of latest 12 months revenue and EBITDA derived from these selected transactions to Image’s fiscal year 2007 estimated revenue and fiscal year 2008 estimated EBITDA. Financial data of the selected transactions were based on publicly available information. Financial data of Image were based on internal estimates of Image’s management. This analysis indicated the following implied per share equity reference ranges for Image based on the financial metrics referred to above, as compared to the $4.40 original per share merger consideration:

Implied Per Share Equity
Reference Ranges for Image Based on:		Original Per Share Merger
Fiscal Year 2007 Revenue	Fiscal Year 2008 EBITDA	Consideration
$1.03 — $1.78	$0.60 — $1.12	$4.40

Selected Public Companies Analysis
Lazard reviewed publicly available financial and stock market information for the following seven publicly traded companies in the entertainment production and distribution industry:
•	4Kids Entertainment, Inc.

•	Genius Products, Inc.

•	Handleman Company

•	Lions Gate Entertainment Corp.

•	Navarre Corporation

•	Source Interlink Companies, Inc.

•	World Wrestling Entertainment, Inc.
Lazard reviewed, among other things, enterprise values of the selected companies, calculated as market value based on closing stock prices on March 27, 2007, plus debt, minority interest and preferred stock, less cash and cash equivalents, as multiples of estimated revenue and EBITDA for the 12-month period ending March 31, 2008. Lazard then applied a range of selected multiples of estimated revenue and EBITDA for the 12-month period ending March 31, 2008 derived from the selected companies to Image’s fiscal year 2008 estimated revenue and EBITDA. Financial data of the selected companies were based on publicly available research analysts’ estimates and other publicly available information. Financial data of Image were based on internal estimates of Image’s management. This analysis indicated the following implied per share equity reference ranges for Image based on the financial metrics referred to above, as compared to the $4.40 original per share merger consideration:

Implied Per Share Equity
Reference Ranges for Image Based on:		Original Per Share Merger
Fiscal Year 2008 Revenue	Fiscal Year 2008 EBITDA	Consideration
$2.64 — $3.66	$1.50 — $2.11	$4.40
Miscellaneous
In connection with Lazard’s services as Image’s financial advisor, Image has agreed to pay to Lazard an aggregate fee currently estimated to be approximately $1.9 million, portions of which were payable upon Lazard’s engagement and the rendering of Lazard’s opinion and a substantial portion of which is contingent upon the closing of the merger. Image also has agreed to reimburse Lazard for its expenses (including attorneys’ fees) and to indemnify Lazard and certain related parties against certain liabilities that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade securities of Image for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as Image’s financial advisor because of its qualifications, experience and reputation in investment banking and mergers and acquisitions.
Lazard prepared the above analyses for the purpose of providing an opinion to the Image board of directors as to the fairness, from a financial point of view, to holders of Image common stock of the merger consideration to be paid to such holders. Lazard did not recommend any specific merger consideration to the Image board of directors or that any given merger consideration constituted the only appropriate consideration for the merger.
The opinion and financial analyses of Lazard were only one of many factors taken into consideration by the Image board of directors in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Image board of directors or Image’s management with respect to the $4.40 original per share merger consideration or as to whether the Image board of directors would have been willing to determine that a different merger consideration was fair.
Opinion of Raymond James & Associates, Inc.
Image retained Raymond James as financial advisor on November 30, 2006. In connection with that engagement, our board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of our outstanding common stock of the consideration to be received by such holders pursuant and subject to the terms of the original merger agreement.
At the March 29, 2007 meeting of the our board of directors, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the consideration to be received by the holders of Image’s outstanding common stock pursuant and subject to the terms of the original merger agreement was fair, from a financial point of view, to such holders.
Raymond James was not requested to, and did not, render to the Image board of directors an opinion in connection with the amended merger agreement, dated as of June 27, 2007. Our board of directors did not request such opinion noting that Image stockholders will receive approximately the same aggregate cash consideration as provided under the original merger agreement, and will also retain 6% of their common shares of Image as the company surviving the merger. Accordingly, the revised terms of the merger were deemed by our Board to be no worse than the original terms of the merger from a financial point of view. Raymond James’s opinion, dated March 29, 2007, does not take into account any events or developments after the date of such opinion, including any modification to the proposed merger or the per share merger consideration.

The full text of the written opinion of Raymond James, dated March 29, 2007, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex K to this proxy statement. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such opinion.
Holders of our common stock are urged to read this opinion in its entirety. Raymond James’s opinion, which is addressed to the board of directors, is directed only to the fairness, from a financial point of view, of the original merger consideration to be received by holders of our common stock. Raymond James’s opinion does not constitute a recommendation to any holder of Image’s common stock as to how such stockholder should vote at the special meeting of Image stockholders and does not address any other aspect of the proposed merger or any related transaction.
In connection with rendering its opinion, Raymond James, among other things:
•	reviewed the financial terms and conditions of the merger as stated in the original merger agreement;

•	reviewed Image’s annual reports to stockholders filed on Form 10-K of Image for the three fiscal years ended March 31, 2006;

•	reviewed Image’s quarterly reports filed on Form 10-Q for the three fiscal quarters ended June 30, 2006, September 30, 2006 and December 31, 2006;

•	reviewed other Image financial and operating information requested from and/or provided by Image;

•	reviewed certain other publicly available information on Image;

•	met with and discussed with members of the senior management of Image certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry;

•	reviewed and discussed with senior management of Image the historical and anticipated future financial performance of Image, including the review of forecasts prepared by senior management of Image;

•	reviewed the historical stock price and trading activity for the shares of Image’s common stock;

•	compared financial and stock market information for Image with similar information for comparable companies with publicly traded equity securities;

•	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses comparable to those of Image; and

•	performed such other financial analyses and studies, and considered such other factors, as Raymond James considered appropriate.
In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Image, IEAC, BTP or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Image. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the original merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the original merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the original merger agreement and that all conditions to the consummation of the merger as contemplated by the original merger agreement would be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals would be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Image is a party, as contemplated by the original merger agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on Image. In its financial analyses, Raymond James assumed the consideration had a cash value of $4.40 per share of common stock. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the original merger agreement, or the availability or advisability of any alternatives to the merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the original merger agreement and offered no judgment as to the negotiations resulting in such terms.
In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of Image and certain other publicly held companies in businesses Raymond James believed to be comparable to Image; (ii) the current and projected financial position and results of operations of Image; (iii) the historical market prices and trading activity of the common stock of Image; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to the Image board of directors at its meeting on March 29, 2007, which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to Image, IEAC, or BTP, or the proposed merger.
Trading Analysis
Raymond James analyzed historical closing prices of Image and compared them to the value of the proposed consideration. The results of this analysis are summarized below:

	Price Per	Implied
	Share	Premium
Original Consideration value	$4.40	—
Image closing stock price as of 3/28/07	3.40	29.4%
52-week high Image stock price (4/20/2006)	3.95	11.4%
52-week low Image stock price (3/8/2007)	3.05	44.3%
Comparable Company Analysis
Raymond James analyzed the relative valuation multiples of seven (7) publicly-traded entertainment distribution companies, including:
•	Genius Products, Inc.

•	Handleman Company

•	4Kids Entertainment, Inc.

•	Lions Gate Entertainment Corp.

•	Navarre Corporation

•	Rentrak Corporation

•	Source Interlink Companies, Inc.
Raymond James calculated various financial multiples for each company, including (i) enterprise value (market value plus debt, less cash) compared to both revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA, for the calendar years ending December 31, 2006 and 2007, referred to as CY06 and CY07, and (ii) equity value per share compared to earnings per share, using the actual results when available as well as Wall Street estimates for the selected companies for CY06 and CY07. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’s request and may or may not prove to be accurate. Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Image implied by the consideration. The results of the selected public companies analysis are summarized below:

	Enterprise Value /		Enterprise Value /		Equity Value / Net
	Revenue		EBITDA		Income
	CY06E	CY07E	CY06E	CY07E	CY06E	CY07E
Minimum	0.2x	0.2x	4.4x	5.1x	10.9x	7.7x
Mean	0.9x	0.8x	11.8x	12.1x	20.1x	21.0x
Median	0.8x	0.9x	11.0x	12.3x	20.0x	21.2x
Maximum	1.9x	1.6x	20.9x	24.6x	29.7x	40.0x

Original Consideration	1.2x	1.1x	NM	25.4x	NM	NM
Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples for each of the metrics to Image’s actual and projected financial results and determined the implied equity price per share of Image common stock and then compared those implied equity values per share to the $4.40 original per share merger consideration. The results of this are summarized below:

	Enterprise Value /		Enterprise Value /		Equity Value / Net
	Revenue		EBITDA		Income
	CY06E	CY07E	CY06E	CY07E	CY06E	CY07E
Minimum	$0.00	$0.00	$0.00	$0.13	$0.00	$0.00
Mean	2.98	3.07	0.00	1.59	0.00	0.00
Median	2.62	3.55	0.00	1.63	0.00	0.00
Maximum	7.39	6.64	0.00	4.23	0.00	0.00

Original Consideration	$4.40	$4.40	$4.40	$4.40	$4.40	$4.40
In certain instances the implied equity price per share of Image Common stock was negative. For those calculations where the implied value was negative, Raymond James has denoted this as “$0.00” in the table above as the market value per share of Image’s Common stock can not fall below $0.00 per share.
Precedent Transaction Analysis
Raymond James analyzed publicly available information relating to selected acquisitions of media distribution companies and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

	Target	Acquiror
•	Entertainment One Income Fund	Marwyn Investment Management LLP
•	Allumination FilmWorks / UAV Corp Assets	ContentFilm PLC
•	Baker & Taylor, Inc.	Castle Harlan, Inc.

•	Ventura Entertainment Enterprises	First Look Studios, Inc.
•	Crave Entertainment Group	Handleman Company
•	Redbus Film Distribution Limited	Lions Gate Entertainment Corp.
•	Home Vision Entertainment (Public Media)	Image Entertainment, Inc.
•	The Koch Entertainment Group of Companies, LLC	Entertainment One Income Fund
•	FUNimation Productions, Ltd.	Navarre Corporation
•	Alliance Entertainment Corp.	Source Interlink Companies, Inc.
•	Anchor Bay Entertainment Corp.	IDT Entertainment, Inc.
•	Integrity Media, Inc.	Investor Group
•	BCI Eclipse, LLC	Navarre Corporation
•	Artisan Entertainment, Inc.	Lions Gate Entertainment Corp.
Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ revenue and EBITDA, in each case for twelve months ended prior to announcement of the transaction, where such information was publicly available. Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Image implied by the consideration. Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples to Image’s actual last twelve months revenue and EBITDA to determine the implied equity price per share and then compared those implied equity values per share to the $4.40 original per share merger consideration. The results of the selected transactions analysis are summarized below:

	Enterprise Value /
	Last Twelve Months	Implied Equity Price
	Revenue	Per Share
Minimum	0.2x	$0.00
Mean	0.7x	1.95
Median	0.5x	1.19
Maximum	1.8x	7.14

Original Consideration	1.2x	$4.40

	Enterprise Value /
	Last Twelve Months	Implied Equity Price
	EBITDA	Per Share
Minimum	2.2x	$0.00
Mean	5.9x	0.00
Median	6.0x	0.00
Maximum	11.2x	0.00

Original Consideration	NM	$4.40

In certain instances the implied equity price per share of Image common stock was negative. For those calculations where the implied value was negative, Raymond James has denoted this as “$0.00” in the tables above as the market value per share of Image’s common stock can not fall below $0.00 per share.
Premiums Paid Analysis
Raymond James analyzed the stock price premiums paid in 44 merger and acquisition transactions announced since January 2005 with enterprise values between $50 million and $250 million, excluding companies primarily engaged in real estate and financial services businesses. Raymond James measured each transaction price per share relative to each target’s closing price per share one day, one week and four weeks prior to announcement of the transaction. Raymond James compared the minimum, mean, median and maximum premiums paid from this set of transactions to the consideration expressed as a premium relative to the closing stock price of Image one day, one week and four weeks prior. The results of the transaction premium analysis are summarized below:

	Implied Premium
	1-day	1-week	4-week
Minimum	(8.6)%	(8.6)%	1.8%
Mean	35.5%	35.6%	40.7%
Median	31.2%	29.4%	34.9%
Maximum	106.2%	102.7%	114.1%

Original Consideration	$4.40	$4.40	$4.40
Image closing stock price per share	$3.40	$3.22	$3.28
Implied Transaction premium	29.4%	36.7%	34.2%
Furthermore, Raymond James applied the minimum, mean, median and maximum premiums for each of the metrics to Image‘s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the $4.40 original per share merger consideration. The results of this are summarized below:

	Implied Equity Price Per Share
	1-day	1-week	4-week
Minimum	$3.11	$3.11	$3.46
Mean	4.61	4.61	4.78
Median	4.46	4.40	4.59
Maximum	7.01	6.89	7.28

Original Consideration	$4.40	$4.40	$4.40

Discounted Cash Flow Analysis
Raymond James analyzed the discounted present value of Image’s projected free cash flows for the years ending March 31, 2007 through 2011 on a standalone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.
The discounted cash flow analysis was based on projections of the financial performance of Image that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used fiscal year 2011 as the final year for the analysis and applied multiples, ranging from 8.0x to 10.0x, to fiscal 2011 EBITDA in order to derive a range of terminal values for Image in 2011.
The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 13.0% to 16.0%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing Image’s business plan. The resulting range of present enterprise values was adjusted by Image’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the $4.40 original per share merger consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/
Per Share
Minimum	$3.30
Maximum	4.63

Original Consideration	$4.40
Additional Considerations
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’s view of the actual value of Image.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Image. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Image board of directors and were prepared solely as part of Raymond James’s analysis of the fairness, from a financial point of view, to the holders of Image’s common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the Image board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Image board of directors’ or Image management’s opinion with respect to the value of Image. Image placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
Raymond James’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on March 28, 2007, and any material change in such circumstances and conditions may affect Raymond James’s opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.
For services rendered in connection with the delivery of its opinion, Image paid Raymond James a fee of approximately $225,000 upon delivery of its opinion. Image also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement. In the past, Raymond James has performed investment banking services for Image for transactions unrelated to the proposed merger for which it has received customary fees.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Image for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
Projected Financial Information of the Company
We do not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition (see the discussion regarding forward-looking statements based on estimates and assumptions under the heading “Cautionary Statements Regarding Forward-Looking Information”). However, we have set forth below a summary of the financial projections as of March 13, 2007 prepared by our senior management referenced in this proxy statement, as this information was made available to the board of directors, Lazard, Raymond James and potential purchasers, including BTP, and their respective financing sources prior to execution and delivery of the original merger agreement on March 29, 2007. This information was not prepared with a view towards public disclosure.

This information was also not prepared with a view to complying with the published guidelines of the SEC regarding forecasts, and our management did not prepare the information in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. The financial projections as of March 13, 2007, which were provided to Lazard and Raymond James and to potential purchasers prior to their submission of final bid proposals, included the following estimates of our future financial performance:

Image Entertainment, Inc.
Statements of Earnings
Projections — Fiscal 2008 through 2012 (1)
(March 13, 2007)

	FY 2008	FY 2009	FY 2010	FY 2011	FY 2012

NET REVENUES	$113,921	$130,380	$151,317	$168,673	$185,284

COST OF SALES	$86,740	$96,581	$111,411	$123,115	$134,386

GROSS PROFIT	$27,181	$33,800	$39,905	$45,557	$50,898
	23.9%	25.9%	26.4%	27.0%	27.5%

OPERATING COSTS & EXPENSES:

Selling Expenses	$9,894	$10,655	$11,620	$12,436	$13,223
General & Administrative Expenses	$13,539	$14,415	$15,945	$17,950	$20,335

	$23,433	$25,070	$27,565	$30,387	$33,558

EARNINGS FROM OPERATIONS	$3,747	$8,730	$12,341	$15,171	$17,340

INTEREST EXPENSE (INCOME)	$3,256	$3,078	$1,961	$778	$(100)

EARNINGS BEFORE TAXES	$492	$5,652	$10,380	$14,392	$17,440

INCOME TAX EXPENSE	$86	$170	$486	$5,166	$6,372

NET EARNINGS FROM CON’T	$406	$5,483	$9,894	$9,226	$11,069

(1) The information contained in this table does give effect to the merger or the financing of the merger and provides only a summary example of certain estimates provided by management and excludes any financial impact from our distribution agreement with Relativity Media LLC.
The principal assumptions of our management in preparing the projected financial information described above included:
Assumed projected revenue growth from:
•	the expected return of retail customers purchasing and inventory stocking levels of our content, after a completed corporate sale, due to retailer perceived stability at Image;

•	the use of new exclusive content providers and our continued exploitation of previously released exclusive content;

•	digital delivery of our exclusive content to a growing base of retail customers and increasing customer acceptance of digital delivery;

•	an increased focus on feature film DVD and digital distribution;

•	a supply of significant content from The Criterion Collection resulting from their new agreements with major motion picture suppliers;

•	our distribution of exclusive content on HD-DVD and Blu-ray disc; and
Assumed net operating expense reduction from:
•	management’s initiatives to reduce operating costs; and

•	closure of our warehouse and distribution center in Las Vegas, Nevada and our new fulfillment agreement with DVD manufacturer Sonopress LLC.
Although the above-described projected financial information was prepared in good faith by our management, no assurance can be made regarding future events and, accordingly, such information cannot be considered necessarily predictive of actual future operating results and should not be relied on as such. In the view of our management, the information in this table was prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and reflected, to the best knowledge and belief of our management, our expected course of action and our expected future financial performance. However, these projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic, regulatory, and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. In addition, as discussed above, this information is subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. In light of those facts, this information is neither fact nor any guarantee of future performance and should not be relied upon as being necessarily indicative of actual future results, and you are cautioned not to place undue reliance on this information.
We have not updated or otherwise revised, and do not intend to update or otherwise revise, the projected financial information described above to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we have not updated or otherwise revised, and do not intend to update or otherwise revise, the projected financial information to reflect changes in general economic or industry conditions or the existence or occurrence of any circumstances of events subsequent to the preparation of such projected financial information. These projections are by their nature forward-looking information, and you should read the section entitled “Cautionary Statements Regarding Forward-Looking Information” beginning on page 1 of this proxy statement for additional information regarding the risks of unduly relying on such information.

Certain Effects of the Merger
If the amended merger agreement is approved by our stockholders and the other conditions to closing are satisfied, including the approval of the securities issuance by our stockholders, IEAC will be merged with and into Image with Image being the surviving corporation. If the merger is completed, you will be entitled to receive $4.68 per share in cash, without interest, for 94% of the shares of our common stock that you own immediately prior to the merger, and you will retain the balance of your shares as common stock of Image as the company surviving the merger.
In the event that the amended merger agreement is not adopted by our stockholders, or if the securities issuance is not approved by our stockholders and we cannot execute and deliver the securities purchase agreement, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.
In addition, even if you retain shares of Image common stock after the merger, the value and liquidity of your shares could be adversely affected if Image is unable to satisfy the continued listing standards of NASDAQ and the common stock is therefore delisted. In order to maintain a listing on NASDAQ Image’s common stock must continue to trade at prices above specified minimum dollar amounts, Image’s market capitalization must satisfy certain minimum standards, and other requirements under the NASDAQ Marketplace Rules must be met. There can be no assurance that these standards will continue to be met or that our common stock will be eligible to trade on NASDAQ or another securities exchange after the merger.
In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties and capitalization, among other things, and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the amended merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, including if our stockholders do not approve the securities issuance proposal, there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.

Interests of Certain of Our Directors and Officers
In considering the recommendation of our board of directors to vote for the proposal to adopt the amended merger agreement, you should be aware that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, during its deliberations of the merits of the amended merger agreement and in determining to recommend to our stockholders that they vote to adopt the amended merger agreement and the other proposals to be brought before the special meeting.
Beneficial Ownership of Directors and Executive Officers
As of the close of business on September 6, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately •% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options or restricted stock units, which are not entitled to vote at the special meeting.
Treatment of Outstanding Options and Restricted Stock Units
As of the date hereof, our directors and executive officers hold vested and unvested options to purchase approximately • shares of our common stock, of which options to purchase • shares of our common stock had an exercise price lower than the anticipated per share cash consideration for which compensation will be received. At the effective time of the merger, each option to purchase common stock outstanding immediately prior to the effective time will be cancelled and will be entitled to receive for such cancellation, consideration equal to an amount in cash, without interest, equal to the product obtained by multiplying the total number of shares of our common stock issuable upon the exercise in full of the option, by the excess, if any, of the per share cash consideration paid to the holders of our common stock (i.e. $4.68 per share) over the exercise price per share of common stock under such option.
As of the date hereof, there are approximately 15,920 restricted stock units held by current directors and executive officers. Under the terms of the amended merger agreement, at the effective time of the merger, each restricted stock unit that is then outstanding will be cancelled, and the holder of each such share of restricted stock will receive a cash payment equal to the product of the number of shares of our common stock subject to such restricted stock unit and the per share cash consideration (i.e. $4.68 per share) payable to the holders of our common stock in the merger. Such payment will be subject to the terms and conditions in our equity incentive plans, including the terms and conditions with respect to distributions and timing of payment under such plans and compliance with Section 409A of the Internal Revenue Code, or the Code.
The following table summarizes, as of the date hereof, for each of our directors and executive officers:
•	the number of stock options held by such persons;

•	the aggregate cash payments that will be made in respect of such stock options upon consummation of the merger;

•	the aggregate cash payment that will be made in respect of the restricted stock units upon consummation of the merger; and

•	the total cash payment such person will receive in respect of all payments described in this table if the merger is consummated.

	Options		Stock Units
		Cash		Cash	Total Cash
Name	Number(1)	Payment(2)	Number	Payment(3)	Payment
Directors
Ira Epstein	55,000	$91,250.00	3,184	$14,901.12	$106,101.12
Gary Haber	15,000	$24,100.00	3,184	$14,901.12	$39,001.12
M. Trevenen Huxley	25,000	$30,750.00	3,184	$14,901.12	$45,651.12
Robert McCloskey	30,000	$41,500.00	3,184	$14,901.12	$56,401.12
David Coriat(4)	5,000	$8,700.00	3,184	$14,901.12	$23,601.12

Executive Officers
Martin W. Greenwald	419,500	$667,475.00	—	—	$667,475.00
David Borshell	277,250	$452,282.50	—	—	$452,282.50
Jeff M. Framer	233,250	$372,862.50	—	—	$372,862.50

(1)	Certain of the above officers and directors held options whose exercise price exceeded the merger consideration. Because such officer or director will not receive consideration for the shares subject to such options, they have been excluded from this table.

(2)	Illustrates the economic value of the options with exercise prices lower than $4.68 that will be cashed out in connection with the merger. Such amount is calculated for each individual by multiplying the number of shares underlying eligible options by the difference, if any, between $4.68 and the exercise price of each option.

(3)	Upon vesting, the holder of each restricted stock unit will be entitled to receive one share of common stock. The cash payment is calculated for each individual by multiplying the number of shares of our common stock subject to such restricted stock unit by $4.68.

(4)	Mr. Coriat is an officer and director of Standard Broadcasting Corp. Ltd. Standard Broadcasting Corp. Ltd. owns 1,542,283 shares of Image common stock and will receive $6,876,045.20 in cash for 94% of its shares of Image stock and retain the remaining 6% of its shares of Image common stock just like all other holders of Image common stock. As discussed above, Standard Broadcasting Corp. Ltd. has signed the amended support agreement with BTP as a stockholder of Image whereby Standard Broadcasting Corp. Ltd. has agreed to vote its shares in support of the amended merger agreement, subject to certain conditions.
Employment Agreements: Change in Control Provisions
In accordance with the terms of their employment agreements, as amended, certain of our executive officers may be entitled to severance payments and continued benefits that will be triggered if their employment is terminated under certain circumstances following a change in control.

On April 1, 2004, the Company entered into an employment agreement with its Chairman of the Board and Chief Executive Officer, Martin W. Greenwald, which agreement was extended through March 31, 2008 by a letter from the board of directors dated October 18, 2005 and amended on March 29, 2007 and June 29, 2007. Under the agreement, Mr. Greenwald is entitled to receive his base salary and bonus, stock options and stock-based awards and the fringe benefits listed in the agreement through the expiration of the extended term of the agreement, or, if longer, for a period of one year following the termination of the agreement after a change in control. In addition, after the payments and benefits described above terminate, Mr. Greenwald is entitled to severance consisting of continuation of his base salary for an additional period of six months, any bonus compensation payable but not previously paid for any prior fiscal year, additional prorated bonus compensation for the greater of six months or the balance of the current fiscal year, and full insurance continuation for a period of six months, with COBRA entitlement thereafter, if permissible (or otherwise, six months insurance continuation under COBRA, payable by the Company for the first six months, and payable by Mr. Greenwald at his option for the balance of the COBRA term). The amendment dated June 29, 2007 extended the date by which Image must exercise the second one year option to extend the term of Mr. Greenwald’s employment for an additional year from June 15, 2007, to July 20, 2007.
On April 1, 2004, the Company entered into an employment agreement with its Chief Operating Officer, David Borshell, which agreement was extended through March 31, 2008 by a letter from the board of directors dated October 18, 2005 and amended on March 29, 2007 and June 29, 2007. Under the agreement, Mr. Borshell is entitled to receive his base salary and bonus, stock options and stock-based awards and the fringe benefits listed in the agreement through the expiration of the extended term of the agreement, or, if longer, for a period of one year following the termination of the agreement after a change in control. In addition, after the payments and benefits described above terminate, Mr. Borshell is entitled to severance consisting of continuation of his base salary for an additional period of six months, any bonus compensation payable but not previously paid for any prior fiscal year, additional prorated bonus compensation for the greater of six months or the balance of the current fiscal year, and full insurance continuation for a period of six months, with COBRA entitlement thereafter, if permissible (or otherwise, six months insurance continuation under COBRA, payable by the Company for the first six months, and payable by Mr. Borshell at his option for the balance of the COBRA term). The amendment dated June 29, 2007 extended the date by which Image must exercise the second one year option to extend the term of Mr. Borshell’s employment for an additional year from June 15, 2007, to July 20, 2007.
On April 1, 2004, the Company entered into an employment agreement with its Chief Financial Officer, Jeff Framer, which agreement was extended through March 31, 2008 by a letter from the board of directors dated October 18, 2005 and amended on March 29, 2007 and June 29, 2007. Under the agreement, Mr. Framer is entitled to receive his base salary and bonus, stock options and stock-based awards and the fringe benefits listed in the agreement through the expiration of the extended term of the agreement, or, if longer, for a period of one year following the termination of the agreement after a change in control. In addition, after the payments and benefits described above terminate, Mr. Framer is entitled to severance consisting of continuation of his base salary for an additional period of six months, any bonus compensation payable but not previously paid for any prior fiscal year, additional prorated bonus compensation for the greater of six months or the balance of the current fiscal year, and full insurance continuation for a period of six months, with COBRA entitlement thereafter, if permissible (or otherwise, six months insurance continuation under COBRA, payable by the Company for the first six months, and payable by Mr. Framer at his option for the balance of the COBRA term). The amendment dated June 29, 2007 extended the date by which Image must exercise the second one year option to extend the term of Mr. Framer’s employment for an additional year from June 15, 2007, to July 20, 2007.

In addition, we have entered into employment agreements and employment letters with a number of key employees. These employment agreements and employment letters provide for certain severance payments and benefits if such employees are terminated following a change of control. Pursuant to such agreements, if certain of our senior vice presidents leave Image for good reason following a change in control, they will be entitled to receive their base salaries and bonus, stock options and stock-based awards and the fringe benefits listed in the agreement, through March 31, 2008. In addition, after the payments and benefits described above terminate, such employees will be entitled to severance consisting of continuation of their base salary for an additional period of six months. Upon termination following a change in control, all of such employees’ then unvested stock options and other stock-based awards will immediately vest in full as of the date of termination.
We are also parties to certain employment letters, confirmation of employment letters and confirmation of promotion letters with eleven current employees which provide for severance pay and continuation of health and dental coverage for the employee, spouse and dependents for a specified period ranging from four to eight months in the event of position elimination, layoff, termination without cause after a change in control, death or permanent disability.
The table bellow reflects the estimated present value of the severance obligations that may be payable to our executive officers and certain employees in the event of termination following a change of control, and an estimate of the expense of continuing coverage and other benefits under our group health, dental and life insurance plans to each such executive officer or employee.

	Amount of
	Potential Cash
	Severance
	Payment in the
	Event of
Name	Termination(1)
Martin W. Greenwald	$819,920
David Borshell	$413,813
Jeff Framer	$397,116
Additional Severance Obligations	$1,879,373	(2)
Total	$3,510,222

(1)	Includes contractual severance payments, accrued vacation, continuation of fringe benefits and continuation of insurance coverage for the specified period. The calculation assumes the closing of the merger will occur on September 29, 2007.

(2)	Assumes the termination and/or departure for good reason of all senior vice presidents and key employees who are parties to employment contracts with Image following a change in control.

Indemnification and D&O Liability Insurance
Indemnification. Following the effective time of the merger, BTP will cause the surviving corporation to indemnify and hold harmless, and cause the surviving corporation to advance costs and expenses, including reasonable attorney’s fees and expenses, to the fullest extent permitted under applicable law to all of our and our subsidiaries’ past and present directors, officers, employees and agents and all other persons who may presently serve or have served at our request as a director, officer, employee or agent of another person against any costs or expenses, including reasonable attorney’s fees, judgments, amounts paid in settlement, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger (including for acts or omissions occurring in connection with the approval of the amended merger agreement and the consummation of the merger), whether asserted or claimed prior to, at or after the effective time of the merger, to the same extent such individuals are indemnified or have the right to advancement of expenses as of the date of the amended merger agreement by us or our subsidiaries pursuant to their respective charter documents, or similar organizational documents, as applicable, and the indemnification agreements.
If the surviving corporation later merges or consolidates with or transfers all or substantially all of its properties and assets to another entity, the entity surviving such transaction will assume these obligations.
The rights of each indemnified party under the amended merger agreement will be in addition to any right such person might have under our charter documents or the similar organizational documents of any of our subsidiaries, under applicable law (including the DGCL), or under any agreement of any of our indemnification agreements.
BTP has agreed that its obligations with respect to indemnification under the amended merger agreement will not be terminated or modified in such a manner as to adversely affect any indemnified party to whom such provision of the amended merger agreement applies without the written consent of such affected party.
D&O Liability Insurance. Prior to the closing, we have agreed to purchase a prepaid “tail” policy or policies of officers’ and directors’ liability insurance and fiduciary liability insurance with coverage for acts and omissions occurring prior to the effective time from an insurance carrier with the same or better credit rating as our current insurance carrier with coverage in amount and scope at least as favorable as our existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage until the sixth anniversary of the effective time.

Management Agreements
As of the date of this proxy statement, no member of our management has entered into employment agreements with us or our subsidiaries in connection with the merger. Due to the amount of time required to negotiate and execute the amended merger agreement, Messrs. Greenwald, Borshell and Framer signed two amendments to their employment agreements with Image extending the time by which Image might exercise its option to extend their employment agreements for an additional one year term. These amendments extended the time for Image to exercise this option from March 31, 2007 to May 31, 2007 and then to July 20, 2007. In addition, as of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with BTP or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. BTP has informed us that it is their current intention to retain members of our existing management team with the surviving corporation after the merger is completed on the same employment terms as exist under their current employment agreements with Image.
Regulatory Matters
To complete the merger, we and BTP must obtain approvals or consents from, or make filings with certain regulatory authorities. In particular, we are required to file this proxy statement and such other reports and documents under the Exchange Act as may be required in connection with the amended merger agreement, file a certificate of merger with the Secretary of State of the State of Delaware, file appropriate documents with the relevant authorities of other states in which we are qualified to do business, make any filings and obtain any approvals required under the rules and regulations of NASDAQ and comply with all applicable requirements, if any, of state blue sky laws. We and BTP are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described in this section. If additional approvals, consents and filings are required to complete the merger, we and BTP contemplate that such consents, approvals and filings will be sought or made.
The HSR Act and related rules provide that transactions such as the merger may not be completed until certain information and documents have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been observed. Even after the HSR Act waiting period expires or terminates, the FTC or DOJ may later challenge the transaction on antitrust grounds. Neither we nor BTP believes that the merger will be prohibited by virtue of federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position. We have been notified by BTP that BTP is not required to effect any pre-merger notification filing under the HSR Act.
Appraisal Rights
The following discussion is not a complete statement of Delaware law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached as Annex L to this proxy statement. The following summary does not constitute legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the recordholder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the recordholder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
Under Section 262, persons who hold shares of our common stock who do not vote in favor of the adoption of the amended merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.
Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the amended merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the required notice, and the full text of Section 262 is attached as Annex L to this proxy statement. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex L carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.
Any stockholder wishing to exercise appraisal rights must deliver to us a written demand for the appraisal of the stockholder’s shares before the vote on the adoption of the amended merger agreement at the special meeting and must not vote in favor of the adoption of the amended merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is properly signed, dated and returned and does not contain voting instructions will, unless revoked, be voted FOR the adoption of the amended merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the amended merger agreement or abstain from voting on the amended merger agreement. However, neither voting against the adoption of the amended merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the amended merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the amended merger agreement at the special meeting of stockholders will constitute a waiver of any appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand for appraisal should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A recordholder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage or bank accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for demanding appraisal.
All written demands for appraisal pursuant to Section 262 should be sent or delivered to Image Entertainment, Inc., 20525 Nordhoff Street, Suite 2002, Chatsworth, CA 91311, Attention: Corporate Secretary.
Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the amended merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the amended merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement, if any, must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.
After determining the holders of our common stock entitled to appraisal and where proceedings are not dismissed, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the per share cash consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a merger (such as the opinions of Lazard or Raymond James described in, and attached to, this proxy statement) is not an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of Delaware and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. We currently do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will terminate.
The costs of the appraisal action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.
Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Image common stock as of a record date prior to the effective time of the merger).
If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share cash consideration, without interest. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the court deems just.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Litigation Related to the Merger
On April 10, 2007, a purported class action shareholder complaint entitled Henzel v. Image Entertainment, Inc., et al. was filed against Image and certain of its officers and members of its board of directors in the Superior Court of the State of California, County of Los Angeles. The named plaintiff proposes to represent a class of the Company’s stockholders and claims, among other things, that in connection with the proposed business combination transaction with BTP the directors breached their fiduciary duties of due care, good faith and loyalty by failing to maximize stockholder value and by creating deterrents to third party offers. Among other things, the complaint seeks class action status, and a court order enjoining the consummation of the merger and directing the defendants to take appropriate steps to maximize stockholder value. On August 8, 2007, after the parties exchanged documents, the plaintiff filed a request for dismissal of the lawsuit without prejudice. On August 9, 2007, the Superior Court of the State of California, County of Los Angeles, dismissed the lawsuit without prejudice.
Material United States Federal Income Tax Consequences
The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:
•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of our common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of warrants or otherwise as compensation, for example, as a grant of restricted stock.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.
We urge each holder of our common stock to consult its tax advisor regarding the United States federal income or other tax consequences of the merger to such holder. For purposes of this discussion, a “United States Holder” means a holder of our common stock that is:
•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.
A “Non-United States Holder” is a holder of our common stock that is not a United States Holder and that is not a partnership.
If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger to them.
Consequences of the Merger to United States Holders of Our Common Stock
Exchange of Our Common Stock for Cash
The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for a share of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in that share. Any such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the share exceeds one year at the time of the merger. Long-term capital gains of non-corporate taxpayers generally are taxable at a maximum federal rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

To the extent a United States Holder receives cash from Image attributable to the sale of warrants by Image to BTP, a portion of such United States Holder’s shares may be treated as redeemed by Image for income tax purposes. In some circumstances a share redemption by Image is treated as a sale or exchange for income tax purposes and in other circumstances a share redemption is treated as a distribution. United States Holders should consult their tax advisor to determine the specific tax consequences of the receipt of cash from Image attributable to the sale of warrants by Image to BTP.
Backup Withholding
Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a United States Holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 substitute form included in the letter of transmittal to be delivered to holders of Image common stock prior to completion of the merger, or (2) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service, or IRS.
Consequences of the Merger to Non-United States Holders of Our Common Stock
Exchange of Our Common Stock for Cash
A Non-United States Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. A Non-United States Holder will generally not, however, be subject to United States federal income tax, including withholding, on any gain recognized as a result of the merger unless:
•	that gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met; or

•	the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.
A Non-United States Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the exchange, except as otherwise required by an applicable income tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A Non-United States Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) United States federal income tax on the gain derived from the exchange, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A Non-United States Holder described in the third bullet point above should consult a tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to such holder.

To the extent a United States Holder receives cash from Image attributable to the sale of warrants by Image to BTP, a portion of such United States Holder’s shares may be treated as redeemed by Image for income tax purposes. In some circumstances a share redemption by Image is treated as a sale or exchange for income tax purposes and in other circumstances a share redemption is treated as a distribution. United States Holders should consult their tax advisor to determine the specific tax consequences of the receipt of cash from Image attributable to the sale of warrants by Image to BTP.
Backup Withholding
Payments made to a Non-United States Holder in connection with the merger may be subject to information reporting and backup withholding unless the Non-United States Holder establishes an exemption, for example by properly certifying such holder’s non-United States status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-United States Holder is a United States person.
Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.
THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF IMAGE COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
Accounting Treatment
We expect that the merger will be accounted for by BTP using the purchase method of accounting, in accordance with United States GAAP. This means that BTP will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.
Staff Accounting Bulletin “SAB” Topic 5J of SAB No. 54 “Push Down Basis of Accounting Required in Certain Limited Circumstances”, addresses the Securities and Exchange Commission (“SEC”) staff’s position on the appropriateness of applying the “push-down” basis of accounting in the separate financial statements of subsidiaries acquired in purchase transactions. SAB Topic 5J states that push-down accounting should be performed in purchase transactions that result in a company becoming “substantially wholly owned.”
Generally, push-down accounting requires that the financial statements of the acquired company reflect the acquiring entity’s cost of purchasing the acquired company, even where such costs are not incurred or paid by the acquired company. In determining whether a company is “substantially wholly owned,” the SEC staff has stated that push-down accounting would be required if 95% or more of the outstanding voting stock of a company has been acquired, that push-down accounting may be elected (and is encouraged) if 80% to less than 95% of the outstanding voting stock is acquired, and push-down accounting is prohibited if less than 80% of the outstanding voting stock is acquired.
Because BTP is purchasing less than 95% of Image’s outstanding common stock, push-down accounting is not required, and BTP and Image have determined not to electively apply push-down accounting. As a result, there will be no effects relating to push-down accounting on the financial statements of Image as a result of the merger transaction. In addition, BTP and Image have agreed to include provisions in the securities purchase agreement and the common stock purchase warrant described in this proxy statement which restrict the right of the holder of the warrant (and any collaborative group that includes such holder) to acquire additional voting securities of Image if such issuance would cause such holder (or any collaborative group that includes such holder) to own 95% or more of Image’s outstanding common stock. Furthermore, the terms of the convertible preferred stock prohibit its conversion from non-voting securities into voting common stock to the extent that such conversion would cause the holder of the convertible preferred stock (or any collaborative group that includes such holder) to own 95% or more of Image’s outstanding common stock.
Copies of the securities purchase agreement, the form of common stock warrant and the certificate of designations of the convertible preferred stock, which contain the full text of these restrictions, are attached as Annexes B, D and F to this proxy statement.
Notwithstanding the foregoing, it is possible that BTP (or a collaborative group of which BTP is a member) could in the future acquire additional voting securities of Image in the public markets, although BTP has no current plans to do so. If, as a result of acquiring any such additional voting securities, BTP (or a collaborative group of which BTP is a member) were to hold shares representing more than 95% of the then-outstanding voting securities of Image, then push-down accounting would be required.

NASDAQ
Our shares of common stock are traded on NASDAQ under the symbol “DISK”. Consequently, we are subject to the NASDAQ Marketplace Rules. We will use our commercially reasonable best efforts to satisfy the listing criteria applicable to our common stock and otherwise maintain the listing of our common stock on NASDAQ immediately following the merger. However, there will be no assurance that Image will be able to satisfy those criteria or any other exchange, despite our efforts. If we were unable to maintain such a listing, it could have a material adverse effect on the value and liquidity of the trading market for Image shares.
Merger Financing

The total amount of funds necessary to complete the merger and the related transactions is currently anticipated to be approximately $125 million. In addition to the approximate $98.5 million of cash payments to be made to our stockholders and holders of our options, warrants (other than the warrant held by Portside Growth and Opportunity Fund) and restricted stock units, BTP may be required to pay up to approximately $22.5 million to Portside Growth and Opportunity Fund, if Portside elects to exercise its redemption right with respect to certain of Image’s securities. These payments are expected to be funded through a combination of equity contributions by the investor, and debt financing to be provided by DBZ. In the event DBZ does not provide the debt financing anticipated, BTP may obtain alternative financing in accordance with the terms and conditions of the amended merger agreement.

As a result of the merger and pursuant to their respective terms,  BTP may be required to pay (i) approximately $20.4 million, including a $3.4 million contractual redemption premium, to redeem Image’s outstanding convertible note held by Portside Growth and Opportunity Fund, and (ii) approximately $2.1 million to redeem the warrant to purchase 1,000,000 shares of Image common stock held by Portside Growth and Opportunity Fund. However, if Portside Growth and Opportunity Fund elects not to exercise its redemption right as to all or part of such securities, such unredeemed securities will remain outstanding in accordance with their terms, and the total amount of funds which BTP will need to complete the merger and the related transactions will be correspondingly reduced.

The amended merger agreement does not contain a financing condition to the closing of the merger.
Equity Financing
BTP has received an equity commitment letter from the investor. Pursuant to the terms of the equity commitment letter, the investor will provide financing equal to the aggregate merger consideration, less the amount of debt financing provided by DBZ. The equity commitment is subject to the fulfillment of certain conditions, including consummation of the debt financing and the satisfaction or waiver of all conditions to BTP’s obligation to complete the merger contemplated by the amended merger agreement.
Debt Financing
In connection with the execution and delivery of the amended merger agreement, BTP has received a debt commitment letter from DBZ.

The debt financing is anticipated to consist of a senior secured term loan in the aggregate principal amount of up to $60 million, which may be used to finance a portion of the merger consideration, of which up to $35 million may be secured by a first priority lien on our assets, subject to certain existing liens, and up to $25 million of which may be secured by other security provided by the investor or its affiliates. Any acquisition debt that is secured by Image’s assets will be reflected on the surviving company’s financial statements.
DBZ’s commitment is subject to certain conditions, including the following:
•	the absence of a material adverse effect to BTP and/or Image;

•	the conditions to be set forth in the legal documentation relating to the financing facility;

•	the absence of a material adverse change or disruption in the financial, bank loan syndication or capital markets since DBZ provided its commitment on May 26, 2007;

•	the receipt of prior approval by DBZ of any change in the structure or terms of the merger or amended merger agreement which would have a material adverse effect;

•	DBZ’s completion of due diligence regarding us;

•	the negotiation, execution and delivery of loan documents mutually acceptable to BTP and DBZ;

•	the receipt of projected monthly balance sheets, income statements and statements of cash flows in a form satisfactory to DBZ;

•	the terms and conditions of the merger, including the pro forma capital structure, must be satisfactory to DBZ;

•	the investor and/or its affiliates will have provided the equity financing described above;

•	the financing shall not exceed $60 million, including the closing fee;

•	the termination of any liens in favor of our existing credit facility and the repayment of outstanding loans and termination of any other liens in existence;

•	the corporate legal structure of BTP and Image shall be acceptable to DBZ, and the nature and status of all material contracts, copyrights, securities, labor, tax, litigation, environmental matters and other material matters involving or affecting BTP or Image shall be satisfactory to DBZ;

•	the grant of perfected first priority liens on all of our collateral and the receipt of UCC, tax and judgment lien searches; and

•	the payment of all fees and expenses owed to DBZ.

Upon the closing of the debt financing, BTP will reimburse DBZ for all reasonable fees and expenses incurred by or on behalf of DBZ in connection with the preparation, negotiation, execution and delivery of any and all loan documentation, including DBZ’s attorneys fees. In connection with this obligation, BTP was obligated to pay a $150,000 expense deposit to be applied to any expenses incurred by DBZ in connection with the financing facility.
Amendment to Image’s Stockholder Rights Plan
On October 31, 2005, we entered into a rights plan with Computershare Trust Company, Inc., as rights agent, in order to protect the interests of stockholders by discouraging coercive, unfair or abusive takeover tactics that do not offer fair value to all stockholders. Under the rights plan, preferred stock purchase rights would be distributed as a dividend at the rate of one right for each share of our common stock held by stockholders of record as of the close of business on October 31, 2005. Each right entitled stockholders to buy one unit of a share of preferred stock for $12.42. The rights generally would be exercisable only if a person or group acquires beneficial ownership of 30% or more of our common stock, or commences or publicly announces a tender or exchange offer upon consummation of which they would beneficially own 30% or more of our common stock.
Under the rights plan, if any person becomes the beneficial owner of 30% or more of our common stock, other than pursuant to a tender or exchange offer for all the outstanding shares of Image approved by our board of directors, then each right not owned by a 30%-or-more stockholder or related parties would entitle its holder to purchase, at the right’s then current exercise price, shares of our preferred stock (or, in certain circumstances as determined by the board of directors, cash, other property, or other securities) having a value of twice the right’s then current exercise price. In addition, after any person has become a 30%-or-more stockholder, if we are involved in a merger or other business combination transaction with another person in which we do not survive or in which its common stock is changed or exchanged, or 50% or more of our assets or earning power is sold to another person, each right will entitle each holder, other than any person who has become a 30%-or-more stockholder, to purchase, at the right’s then current exercise price, shares of common stock of such other person having double the value of the right’s then current exercise price.
If a person or group acquires 30% or more of our common stock, then all rights holders except the acquirer will be entitled to acquire our common stock at a significant discount. Stockholders may recognize taxable income if and when the rights become exercisable or if the rights should ever be redeemed. The effect will be to discourage acquisitions of 30% or more of our common stock without negotiation with the board of directors
On June 27, 2007, immediately prior to the execution and delivery of the amended merger agreement, we and the rights agent entered into a second amendment to the rights plan, or the rights agreement amendment, which provides that the execution or performance of the amended merger agreement, the amended support agreements or the securities purchase agreement will not trigger the provisions of the rights plan.

In particular, the rights agreement second amendment provides the following: (i) none of BTP, IEAC, nor any of their respective affiliates or associates, shall be deemed to be an “acquiring person,” (ii) none of Section 11(a)(ii) Event, Section 13 Event, Distribution Date, nor Share Acquisition Date (as each such term is defined in the rights plan) shall be deemed to have occurred and (iii) no holder of any rights shall be entitled to exercise such rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of the rights plan, in any such case by reason of (a) the announcement of the merger, (b) the approval, execution or delivery of the amended merger agreement or any amendments thereof, (c) the execution and delivery of the support agreements or any amendments thereof, (d) the approval, execution and delivery of the securities purchase agreement or any amendments thereof, (e) commencement or, the consummation of, any of the transactions contemplated by the amended merger agreement, including the merger, (f) the commencement or, the consummation of, any of the transactions contemplated by the amended support agreements or (g) the commencement or, the consummation of, any of the transactions contemplated by the securities purchase agreement.
On June 19, 2007, at a special meeting of the board of directors, the board concluded that, for the purpose of facilitating the merger, the second amendment of the rights agreement is in the best interest of us and our stockholders and directed the executive officers to finalize, deliver and execute the rights agreement second amendment.
Stockholders are not required to approve the amendment of the rights plan described above, and you are not being asked to vote on the amendment. The description above is being provided to our stockholders purely for informational purposes.
Amended and Restated Support Agreements
The following is a summary of the material terms of the amended support agreements between BTP and each of Martin W. Greenwald, Image Investors Co. and Standard Broadcasting Corp. Ltd. This summary is qualified in its entirety by reference to the complete text of the amended support agreements, a form of which is attached to this proxy statement as Annex C and is incorporated by reference into this document.
Stockholders are not required to approve the amended support agreements described below, and you are not being asked to vote on these agreements. The description below is being provided to our stockholders purely for informational purposes.
In connection with the amended merger agreement, and as required by BTP as a condition to its execution of the amended merger agreement, on June 27, 2007, Martin W. Greenwald, Image Investors Co. and Standard Broadcasting Corp. Ltd. entered into amended support agreements with BTP, each in their capacities as a stockholder of the Image.
As of the date of the amended support agreements, the stockholders were the beneficial owners of the following number of shares:
•	Martin W. Greenwald was the beneficial owner of 1,321,604 shares of common stock, which shares consist of 822,104 shares of common stock outstanding and 499,500 shares subject to unexercised options to purchase shares of common stock;

•	Image Investors Co., a Delaware corporation, was the beneficial owner of 6,069,767, which shares consist of 5,969,767 shares of common stock outstanding and 100,000 shares subject to unexercised warrants to purchase shares of our common stock; and

•	Standard Broadcasting Corp. Ltd., a Delaware limited liability company, was the beneficial owner of 1,542,283 shares of common stock. Mr. Coriat who is one of our directors is also an officer and director of Standard Broadcasting Corp. Ltd.
Pursuant to the amended support agreements, each stockholder has agreed to vote the shares beneficially owned by him or it, or those shares over which such stockholder has the right to vote, FOR:
•	adoption of the amended merger agreement;

•	any other matter that is required to be approved by the stockholders of Image to facilitate the transactions contemplated by the amended merger agreement.
Each stockholder also agreed to vote against:
•	any acquisition proposal other than the merger contemplated by the amended merger agreement;

•	any liquidation or winding up of Image;

•	any extraordinary dividend by Image;

•	any changes in the capital structure of Image; and

•	any other action that could reasonably be expected to impede, interfere with, delay or postpone or attempt to discourage the consummation of the merger, result in any breach of covenant, representation, warranty or other obligation, or materially delay or adversely affect the parties to the amended merger agreement to consummate the merger.
In addition, pursuant to the amended support agreements, each of the stockholders granted to BTP an irrevocable proxy to vote their shares if the stockholder does not take certain actions agreed to in the support agreement. Each irrevocable proxy and all of the voting covenants in the amended support agreement terminate upon the occurrence of certain specified events, including (i) termination of the amended merger agreement in accordance with its terms, (ii) the date our board of directors withdraws its recommendation that the stockholders of Image vote to adopt the amended merger agreement, and (iii) the date the amended merger agreement is amended in a manner not permitted under the amended support agreements.

The stockholders who entered into the amended support agreements owned in the aggregate approximately •% of the outstanding shares of our common stock as of the record date.
In addition, the stockholders who entered into the amended support agreements have agreed to continue to hold the retained shares and have granted to BTP an option to purchase a certain number of such retained shares upon satisfaction of certain conditions, which are not entirely within BTP’s control. Such holding period and option will expire on the later of (i) 120 days following the effective time of the merger and (ii) 182 days after the execution of the amended support agreements.

THE AMENDED AND RESTATED MERGER AGREEMENT
The following description of the material terms and provisions of the amended merger agreement is qualified in its entirety by reference to the amended merger agreement, a copy of which is attached as Annex A to this proxy statement and which is incorporated by reference into this proxy statement. We urge you to read the amended merger agreement in its entirety as it is the legal document that will govern the merger.
The amended merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Image, BTP, or their respective subsidiaries and affiliates.
The representations, warranties and covenants contained in the amended merger agreement were made only for purposes of that agreement and as of the specific dates set forth therein, were solely for the benefit of the parties to the amended merger agreement, and may be subject to limitation agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allotting contractual risk between the parties to the amended merger agreement instead of establishing these matters as facts and also may be subject to standards of materiality deemed relevant to the contracting parties but that differ from those matters that may be deemed material to investors. Investors are not third-party beneficiaries under the amended merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Image, BTP or IEAC or any of their respective subsidiaries or affiliates. In addition, the respective compliance dates for any such representations, warranties and covenants vary, and thus any individual term or condition may not be relevant at any particular time.
Moreover, information concerning the subject matter of the representation and warranties may change after the date of the amended merger agreement, which subsequent information may or may not be fully reflected in the our public disclosure. The amended merger agreement should not be read alone, but should instead be read together with the other information regarding the companies and the merger that is contained in this proxy statement (including its annexes) as well as in the filings that we make from time to time with the SEC.
The Merger
The amended merger agreement provides that, at the effective time of the merger, IEAC, a wholly owned subsidiary of BTP, will merge with and into Image. Upon completion of the merger, IEAC will cease to exist, and we will continue as the corporation surviving the merger and a subsidiary of BTP. All of the properties, rights, privileges, immunities and authority, and all of the debts, liabilities and duties of our company and BTP will become those of the surviving corporation following the merger. We expect that our common stock will continue to be listed on NASDAQ and remain registered under the Exchange Act immediately following the merger.

Completion of the Merger
The merger will be completed when a certificate of merger is filed with the Secretary of State of the State of Delaware and all other filings or recordings are made as required under the DGCL. The parties have agreed to file the certificate of merger no later than the tenth business day following the satisfaction or waiver of all of the closing conditions in the amended merger agreement if the amended merger agreement has not been terminated, which closing conditions and termination provisions are described below. The merger will become effective at the time the parties file the certificate of merger, or the parties may agree to a later time for the effective time of the merger and designate such effective time in the certificate of merger.
We are working to complete the merger as quickly as possible. We cannot, however, predict the exact timing of the merger because the merger is subject to the receipt of regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the adoption of the amended merger agreement at the special meeting.
Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation
At the effective time of the merger:
•	our certificate of incorporation shall be amended so as to read in its entirety as set forth in Annex H attached to this proxy statement;

•	our bylaws will be amended so as to read in their entirety as set forth in Annex I attached to this proxy statement;

•	the directors of IEAC at the effective time of the merger will be the initial directors of the surviving corporation; and

•	our officers at the effective time of the merger will be the initial officers of the surviving corporation.
Conversion of Stock
At the effective time of the merger:
•	94% of the shares of common stock owned by each stockholder immediately prior to the effective time of the merger (unless they properly exercise and perfect their appraisal rights under Delaware law) automatically will be converted into the right to receive $4.68 per share in cash, without interest.

•	the remaining shares of common stock held by such stockholders immediately prior to the merger will remain outstanding as common stock of Image as the company surviving the merger.

Treatment of Options, Warrants and Restricted Stock Units
At the effective time of the merger:
•	Each option to purchase common stock that is outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive, in consideration for such cancellation, an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the option, multiplied by

•	the excess, if any, of the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled pursuant to the merger over the exercise price per share of common stock under such option.
•	The restricted stock units that are outstanding immediately prior to the effective time of the merger will be cancelled, and the holder will be entitled to receive at the effective time of the merger, in consideration for such cancellation, an amount in cash, without interest, equal to:
•	the total number of shares of our common stock issuable upon the exercise in full of the restricted stock unit, multiplied by

•	the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled pursuant to the merger.
•	Image will grant BTP, at BTP’s election, a warrant to purchase up to 8,500,000 shares of common stock in Image as the company surviving the merger at an exercise price of $•.

•	Each holder of a warrant (other than warrants to purchase common stock held by Portside Growth and Opportunity Fund) will be entitled to receive an amount in cash, without interest, equal to
•	the total number of shares of our common stock issuable upon the exercise in full of the warrant, multiplied by

•	the excess, if any, of the per share cash consideration (i.e. $4.68 per share) to be received by the holders of shares of our common stock that are cancelled pursuant to the merger over the exercise price per share of common stock under such warrant.
As of the effective time of the merger, all such warrants will no longer be outstanding and will automatically be canceled and the holder will only be entitled to receive the amount in cash described above upon surrender of such warrants.

Payment for Shares
Prior to the effective time of the merger, BTP will designate a bank or trust company, reasonably acceptable to us, to act as paying agent for the merger, and enter into a paying agent agreement with such bank or trust company. The paying agent agreement will provide for BTP to deposit with the paying agent an amount of cash necessary for the payment of the merger consideration upon surrender of the appropriate number of certificates or book-entry shares.
No later than five days after the effective time of the merger, the paying agent will mail a letter of transmittal in customary form and mutually agreed to by BTP and us, which will specify that delivery will be effected, and the risk of loss and title to the certificates and book-entry shares will pass, only upon delivery of the certificates or book-entry shares to the paying agent. The letter of transmittal will be accompanied by instructions that will tell you how to surrender your Image certificates and book-entry shares in exchange for the merger consideration.
You should not return your certificates at this time, and you should not forward your certificates to the paying agent without an accompanying properly completed and signed letter of transmittal.
You will not be entitled to receive the merger consideration until you surrender your Image certificates or book-entry shares to the paying agent, together with a duly completed and signed letter of transmittal and any other documents as the paying agent may require. Upon surrender of a certificate or book-entry share for cancellation and related documents, you will be entitled to receive (i) the cash consideration of $4.68 per share for 94% of your shares of common stock and (ii) a certificate or certificates representing your retained shares. Until surrendered and exchanged, each certificate or book-entry share will be deemed at any time after the effective time of the merger to represent only the right to receive the per share cash consideration in exchange for the applicable percentage of such shares and the right to receive a stock certificate representing the remaining percentage of your shares.
No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares.
None of the paying agent, the surviving corporation, BTP or its subsidiaries or Image or any of their respective directors, officers, members, managers, employees or agents will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates or book-entry shares after the time such shares would escheat to the state, will become, to the extent permitted under applicable law, the property of BTP.
If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Each of BTP and the surviving corporation will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.
The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.
The paying agent agreement will also provide that BTP will deposit with the paying agent, immediately prior to the effective time, for the benefit of the holders of our outstanding warrants, immediately available funds in an amount necessary for the payment of the consideration each holder is entitled to in exchange for the warrants. The procedures described in this section will apply to any surrender of a warrant.
No Further Ownership Rights in Shares Exchanged for Cash
At the effective time of the merger, all cash paid upon the surrender of shares for cash consideration will be deemed to have been paid in full satisfaction of all rights pertaining to such shares surrendered. No dividends or other distributions with respect to cash shares with a record date after the effective time of the merger will be paid to holders of any shares that have been converted into the right to receive the cash merger consideration.
Representations and Warranties
Our Representations and Warranties
We make various representations and warranties in the amended merger agreement that are subject, in some cases, to specific exceptions and qualifications. Our representations and warranties relate to, among other things:
•	organization, good standing and qualification to do business;

•	our charter documents;

•	our capitalization, including in particular the number of shares of our common stock, restricted stock units, options and warrants;

•	our corporate power and authority to enter into the amended merger agreement and to consummate the transactions contemplated by the amended merger agreement;

•	the absence of any violation of or conflict with our charter documents, applicable law or certain agreements as a result of entering into the amended merger agreement and consummating the merger;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the amended merger agreement;

•	our SEC filings since March 31, 2005, including the financial statements contained therein;

•	our compliance with the provisions of the Sarbanes-Oxley Act of 2002;

•	the absence of certain changes and events since March 31, 2006, including the absence of a “material adverse effect”;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	the absence of material litigation or outstanding court orders against us;

•	our compliance with applicable laws and our possession of all licenses and permits necessary to operate our properties and carry on our business;

•	certain tax matters;

•	our labor relations and employment matters;

•	environmental matters;

•	our material contracts;

•	our real and personal property;

•	our intellectual property;

•	our film and music assets;

•	our distribution agreements;

•	our insurance policies;

•	the inapplicability of certain state takeover laws to the transactions contemplated by the amended merger agreement;

•	the absence of undisclosed brokers’ fees;

•	receipt by us of separate opinions, dated March 29, 2007, from each of our financial advisors;

•	the approval and recommendation by our board of directors of the amended merger agreement and the merger;

•	the required vote of our stockholders in connection with the adoption of the amended merger agreement is the only vote of stockholders necessary to adopt the amended merger agreement;

•	the amendment to our rights plan rendering the rights thereunder inapplicable to the amended merger agreement and the merger;

•	the absence of undisclosed affiliate transactions;

•	the absence of any circumstances preventing the transaction from closing; and

•	the absence of undisclosed liabilities.
For the purposes of the amended merger agreement, “material adverse effect” means an effect, event, circumstance, development, or change which, individually or in the aggregate with other effects, events, developments or changes, is materially adverse to the business, assets, properties, financial condition, or results of operations of us and our subsidiaries taken as a whole. A “material adverse effect” will not have occurred, however, as a result of any effect, development, or change arising out of or resulting from:
•	changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;

•	changes or conditions in the industries in which we and our subsidiaries operate, provided that the impact on us is not materially disproportionate to the impact on other similar situated entities;

•	changes in laws, including tax laws and regulatory laws or general economic conditions, provided that the impact on us is not materially disproportionate to the impact on other similarly situated entities;

•	changes in GAAP;

•	the execution, announcement or compliance with, the amended merger agreement or the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with governmental entities, customers, suppliers, licensors, distributors, partners or employees;

•	acts of war or acts of terrorism; or

•	any change in our stock price or trading volume on NASDAQ.

BTP’s and IEAC’s Representations and Warranties
The amended merger agreement also contains customary representations and warranties made by BTP and IEAC that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:
•	organization, good standing and qualification to do business;

•	their respective power and authority to enter into the amended merger agreement and to consummate the transactions contemplated by the amended merger agreement;

•	the absence of any violation of or conflict with their respective organizational documents, applicable law or certain agreements as a result of entering into the amended merger agreement and consummating the merger;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the amended merger agreement;

•	the absence of any pending litigation that questions the validity of the amended merger agreement or would have a material adverse effect on BTP;

•	the accuracy and completeness of information supplied for inclusion in this proxy statement or other documents filed with the SEC;

•	the purpose of formation and prior activities of BTP and IEAC that are a party to the amended merger agreement;

•	no ownership interests in our common stock;

•	the financing arrangements;

•	the solvency of the surviving company;

•	no knowledge of facts or circumstances that would prevent the merger;

•	the conduct of independent due diligence and the absence of any express or implied warranty;

•	no agreements with any of our stockholders or ownership of our capital stock;

•	no undisclosed arrangements with company employees;

•	no vote of BTP’s stockholders is required to complete the merger; and

•	execution of the guarantee.

The representations and warranties of each of the parties to the amended merger agreement will expire upon completion of the merger.
Conduct of Our Business Pending the Merger
Until the effective time of the merger and unless otherwise contemplated by the amended merger agreement, subject to certain identified exceptions, we have agreed to:
•	conduct our business in the ordinary course of business and in a manner consistent with past practice; and

•	use commercially reasonable efforts to preserve intact our business organization, to keep available the services of our present officers and employees and to preserve our current relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and other persons with which we have business dealings.
Except as disclosed in the disclosure letter to the amended merger agreement or as contemplated by the amended merger agreement or required by law, we have agreed that until the effective time of the merger, without the prior written consent of BTP, which consent shall not be unreasonably withheld or delayed, we will not nor will we permit any of our subsidiaries to:
•	adopt or amend in any material respect, any bonus, profit sharing, compensation, severance, change-in-control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee (except, in each case, for annual increases and cost of living increases for the benefit of officers (including as set forth in any employment agreements) and employees which are consistent with past practice and, in the case of any individual officer or employee, are not greater than fifteen percent of the salary paid to such individual in the previous year and, in the aggregate to all officers and employees, not greater than five percent of the Company’s total salaries paid in the previous year);

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets other than immaterial properties or assets, except in the ordinary course of business, and other than liens:
•	arising as a matter of law;

•	granted in connection with the incurrence, assumption or guarantee of any indebtedness permitted under the amended merger agreement;

•	liens created in connection with the refinancing of our credit facility; and

•	as required by after acquired property covenants in contracts evidencing our indebtedness and liens created in connection with the refinancing of indebtedness that are no less favorable to us than liens created in connection with the indebtedness that is being refinanced and except for sales of excess or obsolete assets in the ordinary course of business consistent with past practice;
•	declare, set aside or pay any dividends on, or make any other distributions in respect of, our common stock, split, combine or reclassify any of our common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our common stock or purchase, redeem or otherwise acquire any shares of our common stock or any rights or warrants to acquire any common stock, except that any of our subsidiaries may pay dividends to the us;

•	authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver, pledge or otherwise encumber any shares of our common stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents, other than:
•	issuances upon exercise of options, warrants, the warrant with Portside Growth and Opportunity Fund, or the note with Portside Growth and Opportunity Fund; or

•	in connection with stock-based awards outstanding as of the date of the amended merger agreement;
•	amend our charter documents or the constituent documents of any of our subsidiaries;

•	acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any assets, except
•	acquisitions of assets (other than capital expenditures) in the ordinary course of business; and

•	the making of capital expenditures (i) in accordance with our capital expenditures plan, (ii) to repair or replace critical facilities destroyed or damaged due to casualty or accident, or (iii) otherwise, in an aggregate amount not to exceed $200,000;
•	pay, discharge, settle or satisfy any claims, liabilities, obligations other than in the ordinary course of business;

•	pay, discharge, settle or satisfy any claims, liabilities, obligations in connection with any litigation or settlement where the amounts paid or payable do not exceed $50,000 individually or $250,000 in the aggregate;

•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of us or our subsidiaries;

•	settle or compromise any material income tax liability, except as required by applicable law;

•	except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice;

•	make any material changes in our accounting methods, except
•	as required by changes in GAAP or Regulation S-X of the SEC, in each case as required by our independent public accountants;

•	as may be required by a change in applicable law;

•	as disclosed in our filings with SEC prior to the date of the amended merger agreement; or

•	as required by a governmental entity;
•	incur, assume or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than:
•	in the ordinary course of business consistent with past practice;

•	borrowings made to finance permitted capital expenditures and other permitted acquisitions;

•	borrowings permitted under the amended merger agreement; and

•	other borrowings in an aggregate amount not to exceed $100,000;
•	enter into any new distribution or license agreement involving aggregate payments in excess of $500,000 and if BTP does not deliver to Image its objection within 48 hours of BTP’s receipt of notice that Image intends to enter into such a contract, BTP will have been deemed to have granted its written consent to the action;

•	amend or modify in any material respect any material agreement;

•	amend or modify the warrant or the convertible note, held by Portside Growth and Opportunity Fund; or

•	authorize, permit or commit or agree to take, any of the foregoing actions.
Stockholders’ Meeting; Proxy Statement
Pursuant to the amended merger agreement, we are required to call and give notice of a special meeting of our stockholders as promptly as reasonably practicable and to prepare and file with the SEC this proxy statement within a specified period after the date of the amended merger agreement. We also agreed to use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC, to prepare and file any amendments to the proxy statement necessary to address or correct matters raised in the SEC’s comments, and to cause the proxy statement to be mailed to our stockholders as promptly as practicable following the date of the amended merger agreement, but in no event later than five days following the filing of the definitive proxy statement with the SEC. We will promptly notify BTP upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to this proxy statement and provide BTP with copies of all correspondence between us and our representatives, on the one hand, and the SEC, on the other hand, relating to this proxy statement.
We may adjourn or postpone the stockholders’ meeting if at the time of special meeting there are insufficient shares of common stock to constitute a quorum. If the special meeting is adjourned or postponed, we are obligated to hold the special meeting as promptly as permitted by our governing documents and by applicable law.
As promptly as reasonably practicable, but in any event within three (3) business days after filing this proxy statement in definitive form, we will prepare and file with the NASDAQ Listing Qualifications Department applications to list the additional shares of common stock issuable upon exercise of the warrants to be issued by us to BTP at its election, the additional shares of common stock issuable upon conversion of the preferred convertible stock, and the shares of common stock to be purchased by BTP pursuant the securities purchase agreement. For a description of such warrants, convertible preferred stock and common stock, see “Approval of the Securities Purchase Agreement-Purchase and Sale of Securities”, beginning on page 128.
We have agreed to use our commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary or advisable in order to obtain the approvals of such applications, including requesting expedited processing, if applicable, and promptly responding to questions and request for information from NASDAQ, after consulting with BTP.
Board Recommendation
Except as set forth below, our board of directors has agreed to (a) recommend that our stockholders vote FOR adoption of the amended merger agreement, and (b) take all action that is reasonable and lawful to solicit proxies FOR the adoption of the amended merger agreement. Except as set forth below under “The Amended Merger Agreement—No Solicitation,” neither our board of directors nor any committee of our board of directors may:

•	withdraw, amend or modify in a manner adverse to BTP, or publicly propose to withdraw, amend or modify in a manner adverse to BTP, the recommendation of our board of directors (or a committee) of the amended merger agreement;

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, the approval or adoption of any acquisition proposal; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, amended merger agreement, acquisition agreement, option agreement, joint venture or partnership agreement or other similar agreement (other than a confidentiality agreement) constituting or related to, or that is intended to or may reasonably be expected to lead to any acquisition proposal.
If, prior to the adoption of the amended merger agreement by our stockholders, upon having received an unsolicited bona fide written acquisition proposal that our board of directors concludes in good faith, after consulting with its financial advisors and outside legal counsel, and after consultation with its outside legal counsel that taking such action is necessary to comply with its fiduciary duties under applicable law, that such proposal constitutes a superior proposal, our board may:
•	withdraw, amend or modify its recommendation of the amended merger agreement and the merger;

•	approve or recommend the superior proposal;

•	terminate the amended merger agreement; or

•	make modifications to our rights agreement or exempt any person (other than BTP or IEAC) from the restrictions on “business combinations” in Section 203 of the DGCL or otherwise cause or permit such restrictions not to apply.
However, our board may not take such action unless we have first provided notice to BTP that an acquisition proposal constitutes a superior proposal, have given BTP three business days to propose revisions to the terms of the amended merger agreement and have negotiated in good faith with BTP during such three days with respect to such proposed revisions or other proposal, and at the end of such period, determined in good faith, after considering the proposals made by BTP, that such acquisition proposal remains a superior proposal.
In circumstances other than in connection with the receipt of a superior proposal, our board of directors may, if it determines in good faith, after consulting with outside legal counsel, that the failure to take such action could result in a breach of its fiduciary obligations under applicable law, withdraw or modify, or propose publicly to withdraw, amend or modify, the recommendation by the board of the amended merger agreement and the merger, but only after we have provided BTP with forty-eight hours prior written notice of such a determination.

Nothing in the amended merger agreement will prohibit us from taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to our stockholders if, in the good faith judgment of our board of directors, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its fiduciary obligations under applicable law.
“Acquisition proposal” means any inquiry, proposal or offer from any person (other than BTP and IEAC) relating to (i) any direct or indirect acquisition or purchase of more than 15% of the outstanding shares of our common stock; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 15% of the outstanding shares of our common stock; (iii) the direct or indirect acquisition of assets of us that generate or constitute 15% or more of our net revenues, net income or our assets; (iv) a merger, consolidation, business combination, recapitalization, liquidation, restructuring, dissolution or other similar transaction involving us or any of our significant subsidiaries; and (v) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of us or any of our subsidiaries for consideration equal to 15% or more of the aggregate fair market value of all of the shares of our common stock outstanding on the date prior to the signing of the amended merger agreement, in each case other than the transactions contemplated by the amended merger agreement.
“Superior proposal” means an acquisition proposal for assets that generate more than 50% of our net revenues or for assets that constitute more than 50% of the our assets (based on the fair market value of our assets), or for more than 50% of our equity interest or that provides for a merger between us and another person which results in such person owning more than 50% of the equity interests of the surviving entity, and that our board of directors determines in its good faith judgment, after consideration of all relevant material terms of such proposal with its outside legal counsel and financial advisor, is (x) reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal (including the likelihood and timing of completion of such transaction) and the person submitting such proposal, and (y) more favorable to our stockholders from a financial point of view than the merger and the other transactions contemplated by the amended merger agreement.
No Solicitation
We have agreed that we will not, and will use our reasonable best efforts not to permit any of our subsidiaries or representatives to:
•	solicit, initiate or knowingly encourage the submission of any acquisition proposal;

•	enter into any agreement regarding an acquisition proposal;

•	solicit, knowingly encourage, participate or engage in or assist in any manner any discussions or information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal; or

•	take any action:
•	other than as contemplated in the amended merger agreement in connection with the merger, to render the company rights issued pursuant to the terms of our rights agreement inapplicable to any acquisition proposal or the transactions contemplated by any acquisition proposal;

•	to exempt or exclude any person from the definition of acquiring person in our rights agreement;

•	to allow the company rights to expire prior to their expiration date under our rights agreement; or

•	to exempt any person (other than BTP or IEAC) from the restrictions on “business combinations” in Section 203 of the DGCL or otherwise cause or permit such restrictions not to apply.
Nevertheless, in response to an acquisition proposal that was not the result of any prohibited actions above and that was received prior to the adoption of the amended merger agreement by our stockholders and which our board of directors determines, in good faith, after consultation with its outside legal counsel and financial advisor, may reasonably be expected to lead to a superior proposal, and, if our board of directors determines that the following actions are required for our board of directors to act in a manner consistent with its fiduciary duties to our stockholders under applicable law, we may:
•	enter into a customary confidentiality agreement with the person making the acquisition proposal with terms and conditions not in the aggregate materially more favorable than the terms of our confidentiality agreement with BTP;

•	furnish, and authorize and permit our representatives to furnish, information with respect to us and our subsidiaries to the person making the acquisition proposal pursuant to a confidentiality agreement; and

•	participate in discussion or negotiation with such person and its representatives regarding any acquisition proposal.
We have agreed to notify BTP within 24 hours of our receipt of any acquisition proposal. In our notice to BTP, we have agreed to specify the material terms and conditions of the acquisition proposal and, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence on the date of the amended merger agreement, identify the third party making the acquisition proposal. We have also agreed to keep BTP reasonably informed, on a prompt basis, of the status of any such discussions or negotiations and all written due diligence materials or other information provided by or on behalf of us and not previously provided to BTP.

Access to Information; Confidentiality
We have agreed that, upon reasonable notice, we will, and will cause our subsidiaries to, afford BTP and its representatives reasonable access, during normal business hours throughout the period prior to the effective time of the merger or until the amended merger agreement is terminated, to such information regarding us and our subsidiaries as may reasonably be requested by BTP. We have also agreed to cause our executive officers and other relevant personnel to be reasonably available to BTP to respond to reasonable questions regarding our business.
We may restrict the foregoing access and assistance to the extent that, in our reasonable judgment, any applicable law requires us to restrict or prohibit access to any such properties or information, the information is subject to confidentiality obligations to a third party or disclosure of any such information or document could result in the loss of attorney-client privilege.
BTP and Image will remain subject to the terms of that certain confidentiality agreement, dated November 22, 2006, notwithstanding termination of the amended merger agreement.
Regulatory Matters; Reasonable Best Efforts
Each party to the amended merger agreement has agreed:
•	to cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and to use reasonable best efforts, in order to obtain all approvals and authorizations of all required governmental entities to consummate the merger and the other transactions contemplated by the amended merger agreement, in the most expeditious manner reasonably practicable;

•	that the other party will have the right to review and approve in advance all characterizations of the information relating to such party that appear in any application, notice, petition or filing made in connection with the merger or the other transactions contemplated by the amended merger agreement, but neither party will unreasonably condition, withhold or delay its approval;

•	to consult and cooperate with each other with respect to the obtaining of all necessary approvals and authorizations of governmental entities and in connection with any investigation or other inquiry, including any proceedings initiated by a third party;

•	to promptly inform the other party of any communication received by such party from, or given by such party to, any governmental entity regarding any of the transactions contemplated hereby;

•	to permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with any governmental entity;

•	to the extent agreed or not objected to by the relevant governmental entity, give the other party the opportunity to attend and participate in such meetings and conferences; and

•	to use its commercially reasonable best efforts to take all actions, and to do, and to assist and cooperate with the other party in doing all things reasonably necessary or advisable to consummate the merger in the most expeditious manner reasonably practicable, including (i) taking all steps required to cause the conditions to the other party’s obligation to effect the merger to be satisfied as promptly as reasonably practicable, (ii) defending any lawsuits or other legal proceedings challenging the amended merger agreement or the consummation of the merger, (iii) executing and delivering any additional instruments reasonably necessary to consummate the merger; and (iv) in our case, ordering a NOBO list or other stockholder or stock ledger information, as and when reasonably requested by BTP.
We and BTP have agreed not to enter into, engage in or agree to engage in any transaction or series of transactions that would present a significant risk of making it more difficult for it or us to obtain any approval or authorization required in connection with the merger or otherwise prevent or materially delay the consummation of the merger and the other transactions contemplated by the amended merger agreement.
Fee and Expenses
We have agreed with BTP that, whether or not the merger is consummated, each party will pay their own expenses incurred in connection with the amended merger agreement, except that we will pay the costs incurred in connection with the filing, printing and mailing of the proxy statement.
Public Announcements
We and BTP agree to use commercially reasonable efforts to develop a joint communications plan with respect to the amended merger agreement. We each agree to use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions are consistent with the joint communications plan.
We and BTP further agree that we will not issue any press release or otherwise make any public statements with respect to the amended merger agreement, the merger or the other party’s business, financial condition or results of operations without the consent of the other party, which consent will not be unreasonably withheld or delayed, except as may be required by law or any listing agreement with or rules of any a national securities exchange or trading system to which we are a party.

Notification of Certain Matters
We will give prompt notice to BTP, and BTP will give prompt notice to us, of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would be reasonably expected to result in any failure of such party at closing to comply with or satisfy any condition, covenant or agreement to be satisfied under the amended merger agreement. The delivery of any notice does not limit or otherwise affect the remedies available to any party sending or receiving such notice.
Employee Benefit Matters
Under the amended merger agreement, for the period commencing at the effective time of the merger through at least the first anniversary of the merger, BTP has agreed to cause the surviving corporation and its subsidiaries to maintain compensation, employee benefit plans and arrangements and severance pay and benefits for our employees and employees of our subsidiaries who remain employed by the surviving corporation or its subsidiaries after the effective time of the merger, that are, in the aggregate, no less favorable than as provided under our compensation arrangements, benefit plans, severance plans and current policies or practices and those of our subsidiaries as in effect on the date of the amended merger agreement.
BTP will honor, or will cause the surviving corporation to honor, all benefit plans and other contractual commitments, including, without limitation, deferred compensation, severance and change of control agreements, in effect immediately prior to the effective time of the merger between us and our employees, retirees or former employees. In addition, BTP will, or will cause the surviving corporation to:
•	pay all annual bonuses (or any pro rated earned portions thereof, where applicable) that are payable to our employees, retirees and former employees with respect to the fiscal year in which the merger occurs, including bonuses accrued on our consolidated financial statements under our bonus plan; and

•	honor all vacation, holiday, sickness and personal days accrued by our employees and, to the extent applicable, our former employees or any of our subsidiaries as of the effective time of the merger.
Subject to its obligations under applicable law and applicable collective bargaining agreements, the surviving corporation will give all employees full credit for purposes of benefit accrual, eligibility and vesting under any employee benefit plan arrangement maintained by BTP or the surviving corporation or any subsidiary to the same extent recognized by us or any subsidiary under any benefit plan maintained by us immediately prior to the effective time, provided there is no duplication of benefits.
Subject to its obligations under applicable law and applicable collective bargaining agreements, the surviving corporation will:

•	with respect to any life, health or long-term disability insurance plan, waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established after the effective time but before the one year anniversary of the merger to replace any benefit plan in which such employees may be eligible to participate after the effective time, other than limitations or waiting periods that are already in effect with respect to such employee and that have not been satisfied as of the effective time under any plan maintained for the employee immediately prior to the effective time;

•	with respect to any health insurance plan adopted after the effective time but before the one year anniversary of the merger, provide each employee with credit for any co-payments and deductibles paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such employees are eligible to participate in after the effective time; and

•	with respect to any life or long-term disability plan in effect after the effective time but before the one year anniversary of the merger, waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).
The provisions of the amended merger agreement with respect to employees are solely for the benefit of the parties to the agreement, and no employee or former employee or any other individual associated with such employee will be regarded for any person as a third party beneficiary. Nothing in the amended merger agreement is to be construed as an amendment to any of our benefit plans for any purpose.
In addition, the provisions of the amended merger agreement with respect to employees do not obligate BTP or the surviving corporation to continue to employ any person or any employee for any minimum period of time after the effective time of the merger.
NASDAQ
We have agreed to use our commercially reasonable best efforts to satisfy the listing criteria applicable to our common stock and otherwise maintain the listing of the common stock on NASDAQ until the effective time.
BTP Financing for the Merger
BTP has agreed to use its commercially reasonable best efforts to obtain the full amount of the financing contained in the revised financing commitments on the terms and conditions described in the revised financing commitments delivered to us by BTP. However, in the event any portion of such financing commitment becomes unavailable on the terms and conditions of the revised financing commitments, BTP will use its commercially reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the merger as promptly as reasonably practicable following the occurrence of such event.

BTP acknowledges and agrees that its obligation to consummate the merger on the terms and conditions specified in the amended merger agreement is not subject to a financing condition and is not conditional upon the receipt by BTP of the proceeds of the revised financing commitments required to effect the closing and to satisfy its obligations under the amended merger agreement, including depositing (or causing to be deposited) with the paying agent sufficient funds to make all payments pursuant to the amended merger agreement.
BTP will give us prompt notice of any material breach by any party to the revised financing commitments, of which BTP or IEAC becomes aware, or any termination of the revised financing commitments. BTP agrees to keep us reasonably informed of the status of the financing and/or any alternative financing.
We agree to provide, and to cause our officers and employees to provide, all necessary cooperation and information in connection with the arrangement and obtaining of the financing described in the revised financing commitments and any alternative financing as may be reasonably requested by BTP, including:
•	facilitating customary due diligence on us;

•	arranging our senior officers, as selected by BTP, to meet with prospective lenders and investors in customary presentations (including “road show” presentations and sessions with rating agencies);

•	cooperation in preparing and filing any offering documents, the issuance of any comfort letter, obtaining any consents of our auditors, certifications of our chief financial officer with respect to solvency matters, the delivery of consolidated pro forma financial information, the use of commercially reasonable efforts to cause each of our independent auditors to so cooperate or otherwise; and

•	the use of commercially reasonable efforts to facilitate the grant, attachment and perfection of first priority security interests in substantially all of our assets for the lender(s) providing the debt financing, except for liens (and the assets securing such liens), which are contemplated to continue after the effective time of the merger.
BTP will not amend, supplement, modify or terminate (whether unilaterally or by mutual consent), in a manner either materially adverse to us or to the consummation of the merger, any equity financing commitment, or waive any rights under such equity financing commitment, prior to the termination of the amended merger agreement, without our written consent, which such consent will not to be unreasonably withheld.
In addition, we acknowledge that, prior to the effective time, we and our subsidiaries will, at the request of BTP, take commercially reasonable actions with respect to:
•	prepaying, redeeming and/or obtaining the consent of the holders of our convertible note in accordance with its terms; or

•	restructuring or terminating our existing credit facility.
In connection with this obligation, we will provide all necessary information and take all necessary actions, including calling for prepayment or redemption, or renegotiating, as the case may be, the convertible note, provided that:
•	we will not make such a prepayment or redemption until substantially contemporaneous with or after, or, in the case of the call for prepayment or redemption, immediately prior to or contemporaneous with, the effective time;

•	no such call for prepayment or redemption will be required prior to the effective time unless we are permitted to condition such call for prepayment or redemption on the occurrence of the effective time or to withdraw such call for prepayment or redemption if the effective time shall not have occurred on or prior to the applicable scheduled prepayment or redemption date; and

•	we will not be required to enter into any bank commitment that will become effective prior to the effective time.
No Agreement with Image Stockholders
BTP has agreed that it has not and will not authorize or permit any of its affiliates or representatives to enter into any agreement, arrangement or understanding, pursuant to which any of our stockholders would be entitled to receive consideration of a different amount or nature than the merger consideration pursuant to the amended merger agreement or, other than the support agreements described in this proxy statement, pursuant to which a stockholder agrees to vote to adopt the amended merger agreement or agrees to vote against any superior proposal.
No Undisclosed Arrangements with our Employees
BTP will not enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any of our officers, directors or employees or any of their affiliates, pursuant to which any such person would be employed or compensated by, or would have any direct or indirect financial interest, in the surviving corporation or its assets, income or business following the closing that has not been disclosed by or on behalf of BTP to our board of directors prior to (i) the execution of any such agreement, arrangement or understanding or (ii) the commitment or agreement to enter into any such agreement, arrangement or understanding.
Rule 16b-3
Prior to the effective time of the merger, we may approve any dispositions of our equity securities (including derivative securities with respect to our equity securities) resulting from the transactions contemplated by the amended merger agreement by each of our officers or directors who are subject to Section 16 of the Exchange Act with respect to our equity securities.

Certain Tax Aspects
We and BTP intend that any issuance of the warrant to BTP will be in exchange for a payment by BTP of an amount of cash equal to the fair market value of the warrants and that any such cash amount shall then be distributed to the holders of shares eligible to receive cash consideration as partial payment of the per share cash consideration.
Professional Fees
We agree to cause our attorneys, accountants, investment bankers and other advisors and agents to submit final bills for all professional fees owed by us at least two business days prior to the closing date. We will have paid all professional fees in full prior to the effective time and agree that the amounts paid to Lazard and Raymond James will not exceed a certain threshold. In addition, we undertake to notify BTP if the professional fees payable to our attorneys and accounts exceeds a certain amount.
Additional Agreements
Immediately prior to, but subject to, the satisfaction and valid waiver of all other conditions to our obligations to effect the merger, we agree to execute and deliver to BTP the securities purchase agreement. For more details concerning the securities purchase agreement, see “Proposal 2 — Approval of the Securities Issuance” beginning on page 132.
Conditions to the Merger
The obligations of the parties to complete the merger are subject to the following mutual conditions:
•	receipt of approval of our stockholders of the amended merger agreement;

•	the absence of any governmental injunctions, orders issued by a court of competent jurisdiction or other governmental entity or other legal restraint or prohibition that have the effect of making the consummation of the merger illegal or that otherwise prevents or prohibits the consummation of the merger; and

•	receipt from all governmental authorities of all material consents, approvals and authorizations legally required to be obtained to consummate the merger.
The obligations of BTP to complete the merger are subject to the following additional conditions:
•	the truth and correctness of our representations and warranties, without giving effect to any limitation on any representation or warranty as to “material adverse effect,” or “materiality,” except where the failure of our representations and warranties to be true and correct, would not, individually or in the aggregate, constitute a material adverse effect;

•	the performance, in all material respects, by us of all material covenants and agreements in the amended merger agreement;

•	the achievement of a certain adjusted closing net worth;

•	no material contract generating more than 25% of our consolidated net revenues will have been terminated;

•	no dispute proceeding will be pending that would reasonably be expected to result in payment of more than a certain net litigation threshold amount;

•	our delivery to BTP of a certificate signed by an executive officer to the effect that the conditions set forth in the amended merger agreement have been satisfied;

•	our filing of the certificate of designation for the convertible preferred stock with the Secretary of State of Delaware and such certificate must remain in full force and effect;

•	our reservation for issuance shares of our common stock issuable upon exercise of BTP’s warrants and any shares of our common stock issuable pursuant to the securities purchase agreement or upon conversion of any shares of convertible preferred stock issued under the securities purchase agreement;

•	our delivery of a certificate signed by our secretary, dated the closing date, certifying the resolutions of our board which approved the securities purchase agreement and the related transaction and approved and authorized the sale and issuance of the series A convertible preferred stock, our common stock and the warrant to be issued to BTP;

•	our delivery of written evidence reflecting payment in full of our fees and expenses of all professional advisors for services rendered in connection with the merger and securities issuance;

•	receipt of approval of our stockholders of the securities issuance; and

•	our execution and delivery to BTP of the securities purchase agreement.
Our obligation to complete the merger is subject to the following additional conditions:
•	the truth and correctness of BTP’s representations and warranties, without giving effect to any limitation on any representation or warranty as to “material adverse effect,” or “materialty,” except where the failure of BTP’s representations and warranties to be true and correct, would not, individually or in the aggregate, constitute a material adverse effect;

•	the performance, in all material respects, by BTP of all material covenants and agreements in the amended merger agreement;

•	the delivery at closing of a certificate signed by an executive officer of each of BTP and IEAC to the effect that the conditions set forth in the amended merger agreement have been satisfied; and

•	the delivery at closing of a certificate signed by the chief financial officer of BTP to the effect that at the effective time, after giving effect to the transactions contemplated in the amended merger agreement and any other transactions contemplated in connection with the merger, including, the securities purchase agreement, the transactions contemplated by the securities purchase agreement, and the securities issuance, and assuming the accuracy of our representations and warranties, BTP and IEAC, taken as a whole, will not:
•	be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured);

•	have unreasonably small capital with which to engage in its business, either as presently conducted or as intended by BTP to be conducted; or

•	have incurred or planned to incur debts beyond its ability to pay as they become absolute and matured.
Termination
The amended merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:
•	by mutual consent of us and BTP;

•	by either BTP or us if:
•	our stockholders do not vote to adopt the amended merger agreement at the special meeting or any adjournment or postponement thereof;

•	an injunction or order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger, provided that the terminating party has used reasonable best efforts to prevent, remove or lift the restraint; or

•	the merger has not been consummated on or before October 31, 2007; however if on such date all conditions to the closing have been fulfilled or are capable of being fulfilled, then either party may extend such date (on one or more occasions) by up to 60 days in the aggregate for all such extensions by providing written notice to the other party on or before October 31, 2007 or prior to the expiration of any such extension. We and BTP have agreed to extend the outside date in the amended merger agreement from September 29, 2007 to October 31, 2007. The right to terminate the amended merger agreement pursuant to this provision is not available to any party whose failure to perform any of its obligations under the amended merger agreement results in the failure of the merger to be consummated by October 31, 2007, or any extension period;
•	by us, prior to obtaining stockholder approval of the amended merger agreement, if we receive a superior proposal in accordance with the terms of the amended merger agreement and subject to payment to BTP of a termination fee of $3.2 million and reimbursing BTP for up to $1 million of BTP’s expenses;

•	by BTP, if, prior to when our stockholder approval is obtained, our board of directors:
•	amends, withdraws or modifies or changes its recommendation or approval of the amended merger agreement or the merger;

•	recommends or approves another acquisition proposal;

•	publicly proposes to approve or recommend any acquisition proposal;

•	made modifications to our rights agreement or modifications under Section 203 of the DGCL;

•	resolved to effect any of the above; or

•	we failed to include the recommendation of the Board of Directors in this proxy statement or refused to publicly affirm such recommendation if reasonably requested by BTP;
•	by BTP, if we breach or fail to perform any of our representations, warranties or covenants contained in the amended merger agreement, which breach or failure to perform has not been waived, would give rise to the failure to satisfy a closing condition, and cannot reasonably be cured by the date of the completion of the merger or a 60 day extension, provided that BTP will not have the right to terminate the amended merger agreement if we are then entitled to terminate the amended merger agreement due to a breach by BTP; or

•	by us, if BTP or IEAC breaches or fails to perform any of its representations, warranties or covenants contained in the amended merger agreement, which breach or failure to perform has not been waived, would give rise to the failure to satisfy a closing condition, and cannot reasonably be cured by the date of the completion of the merger or a 60 day extension, provided that we will not have the right to terminate the amended merger agreement if BTP is then entitled to terminate the amended merger agreement due to a breach by us.

Fiduciary Fee and Business Interruption Fee
Fiduciary Fee
We have agreed to pay to BTP a termination fee and/or fiduciary fee under the following circumstances:
•	in the event the amended merger agreement is validly terminated by either party as a result of the failure to obtain stockholder approval or by BTP on the basis of a breach of our representations and warranties, we will pay to BTP an amount equal to $1.5 million as a reimbursement of expenses incurred by BTP and IEAC;

•	in the event the amended merger agreement is validly terminated by us or BTP upon our Board of Directors’ good faith determination that an acquisition proposal constitutes a superior proposal, we will pay to BTP a fiduciary fee equal to the sum of $3.2 million and the sum of BTP’s expenses, which expenses may not exceed $1 million in the aggregate;

•	in the event the amended merger agreement is validly terminated by BTP if:
•	prior to obtaining our stockholder approval, an acquisition proposal has been publicly proposed by any person (other than BTP) and not publicly withdrawn by the 10th calendar day prior to the special meeting;

•	the agreement is terminated by either party as a result of the failure to obtain our stockholder approval or the merger is not consummated by October 31, 2007, subject to the 60 day extension provided for in the amended merger agreement; and

•	any person (other than BTP) enters into a definitive agreement to consummate or consummates an acquisition proposal within nine months following the termination of the amended merger agreement;
we will pay to BTP a fiduciary fee equal to the sum of $3.2 million and the sum of BTP’s expenses, which expenses may not exceed $1 million in the aggregate.
We acknowledged in the amended merger agreement that the arrangements with respect to the termination fee are integral to the transactions contemplated by the amended merger agreement and as such, if we fail to promptly pay the fees described above and such matter is litigated, we have agreed to pay BTP’s costs in connection with such litigation. Following payment of the fees described above, BTP has agreed to release us from liability arising out of the amended merger agreement. However, we are not released from fraud or BTP’s right to sue for damages resulting from our breach of a covenant.

Business Interruption Fee
BTP has agreed to pay us a “business interruption fee” of $4.2 million if we terminate the amended merger agreement due to a material breach or failure of BTP or IEAC to perform any of its representations, warranties or covenants contained in the amended merger agreement even if willful or intentional.
BTP acknowledged in the amended merger agreement that the arrangements with respect to the termination fee are integral to the transactions contemplated by the amended merger agreement and as such, if BTP fails to promptly pay the fees described above and such matter is litigated, BTP has agreed to pay our costs in connection with such litigation. Following payment of the fees described above, we have agreed to release BTP from liability arising out of the amended merger agreement. However, BTP is not released from fraud.
Guarantee
Payment of the business interruption fee is secured by a guarantee, provided by R2D2, which is wholly-owned by David Bergstein and his investor group. Pursuant to the guarantee, entered into on March 29, 2007, CT1 Holdings LLC and R2D2 LLC have guaranteed the prompt and complete payment to Image of the business interruption fee and any expenses to which Image becomes entitled to pursuant to the amended merger agreement.
Amendment and Waiver
The amended merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the amended merger agreement has been adopted by our stockholders, no amendment will be made to the amended merger agreement except as allowed under applicable law. The amended merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the amended merger agreement.

WARRANT TO PURCHASE SHARES OF COMMON STOCK
General
Pursuant to the amended merger agreement, we have granted BTP the right to elect to receive a warrant to purchase up to 8,500,000 shares of our common stock at a price of $• per share. The warrant is exercisable at any time from the date occurring 180 days after the date of issuance of the warrant until the fourth anniversary of such issuance date.
Method of Exercise; Payment
BTP may exercise the warrant, in whole or in part, by the surrender of the warrant to us, together with payment of an amount equal to the exercise price multiplied by the number of shares to be purchased. BTP may pay the exercise price by wire transfer or certified check payable to the order of Image, by cancellation of bona fide indebtedness or other obligations of Image to BTP or a combination of such exercise methods. In addition, BTP may elect to receive a net issuance of the shares of common stock pursuant to a formula based on the fair market value of the shares.
“Fair market value” under the warrant is defined as:
•	the average of the closing bid and asked prices of the common stock quoted on NASDAQ or in the Over-The-Counter Market Summary or the closing price quoted on any exchange on which the common stock is then principally listed, as applicable, for the 20 trading days prior to the date of determination of such fair market value;

•	if our common stock is not traded on an exchange, the independent members of the board of directors in good faith will determine the fair market value of a share of common stock; or

•	if the exercise is in connection with a public offering of shares of our common stock, and if our registration statement relating to such public offering has been declared effective by the SEC, then the fair market value will be the initial “price to the public” specified in the final prospectus with respect to the offering.
In the event BTP exercises the warrant, we will, at our expense, as soon as practicable but in no event later than 10 days, issue and deliver the certificates to the person or persons entitled to received the certificates for the shares of our common stock issuable upon exercise of the warrant. If BTP exercises the warrant in part, we, at our expense, will execute and deliver a new warrant exercisable for the number of shares of common stock remaining subject to the warrant after the partial exercise. The warrant cannot be exercised if such exercise would cause the holder of the warrant (or any collaborative group that includes such holder) to directly or indirectly beneficially own 95% or more of the then-outstanding voting stock of the Company.

Stock Fully-Paid
The shares of common stock issuable upon the exercise of the warrant will, upon issuance and our receipt of the exercise price, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens, adverse claims and charges with respect to the issuance of such shares. We will at all times during the period during which the warrant is exercisable have authorized and reserved for issuance sufficient shares of our common stock or other applicable securities for the exercise of the warrant. We have agreed to take all steps necessary to amend our charter documents to provide sufficient reserves for the shares of common stock or other securities issuable upon exercise of the warrant. We agreed that the issuance of the warrant will constitute full authority to the officers charged with executing stock certificates to issue to BTP the necessary common stock certificates upon the exercise of the warrant.
Adjustments
The number of shares issuable upon exercise of the warrant and the exercise price will be adjusted in the event of reorganization, merger or consolidation of Image or any split, subdivision, combination or reclassification of shares. In addition, in the event of any dividend or distribution, the holder of the warrant will be entitled to receive upon exercise of the warrant and without payment of additional consideration, such other additional stock, securities or property that the holder would have received had the holder exercised the warrant in full on the date of the warrant and retained such shares of common stock through the date of the actual exercise. Upon any adjustment of the exercise price and any increase or decrease in the number or type of shares of common stock or other securities purchasable upon the exercise of the warrant, we will give written notice, within 30 days of such adjustment, to the holder stating the exercise price as adjusted and the change or increase or decrease in the number and type of shares or other securities purchasable upon the exercise of the warrant and setting forth the factual basis and method of calculation for the change.
Rights of Stockholders
The holder of the warrant will not be entitled to vote or receive dividends or be deemed the holder of common stock or any of our other securities that may be issuable upon the exercise of the warrant.
The holder of the warrant will not have any rights of a stockholder or rights to any of the following until the warrant is exercised and the shares issuable upon such exercise have become deliverable:
•	vote for the election of directors or upon any matter submitted to the stockholders at any stockholder meeting;

•	to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance of otherwise);

•	to receive notice of meetings; or

•	to receive dividends or subscription rights.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE ADOPTION OF THE AMENDED MERGER AGREEMENT.

PROPOSAL 2
APPROVAL OF THE SECURITIES ISSUANCE
General
As a condition to BTP’s obligation to consummate the merger, Image must execute and deliver to BTP a securities purchase agreement, pursuant to which we will agree to issue and sell to BTP, in a private placement, up to an aggregate of 21,000,000 shares of our common stock and/or shares of our convertible preferred stock, less the number of shares of common stock issuable upon exercise of any warrants that may be issued to BTP under the amended merger agreement. However, if the stockholders do not approve the securities issuance proposal, then Image will not be able to execute and deliver the securities purchase agreement to BTP because our representations and warranties in the securities purchase agreement as to the issuance not violating any NASDAQ rule will not be true absent stockholder approval. Such execution and delivery is a condition to the obligation of BTP and IEAC to effect the merger. Therefore, if our stockholders do not approve the securities issuance proposal and BTP and IEAC determine not to waive this condition, then the merger will not be consummated.
Recommendation of the Board of Directors; Reasons for the Securities Issuance
After careful consideration, our board of directors has unanimously:
•	determined that the transactions contemplated by the securities purchase agreement, including the issuance of common stock and convertible preferred stock, are fair to and in the best interests of Image and its stockholders;
•	approved, authorized, adopted and declared the advisability of the transactions contemplated by the securities purchase agreement;
•	directed that the issuance of common stock and convertible preferred stock contemplated by the securities purchase agreement be submitted for consideration by our stockholders; and
•	recommended that our stockholders approve the issuance of common stock and convertible preferred stock contemplated by the securities purchase agreement, and the issuance of the shares of common stock upon conversion of any convertible preferred stock purchased pursuant to the securities purchase agreement.
BTP exercised its right under the original merger agreement to modify the acquisition structure in order to maintain the listing of company common stock on NASDAQ and the registration of company common stock under the Exchange Act after the effective time of the merger. Image and BTP thereafter engaged in negotiations to structure and arrive at the definitive terms and conditions of the amended merger agreement reflecting the alternative transaction structure. During these negotiations, Image insisted that BTP not reduce the aggregate cash consideration to be received by Image shareholders and insisted that shares retained by Image shareholders in order to maintain Image’s listing of on NASDAQ and the registration of company common stock under the Exchange Act constitute additional consideration and not replace any of the cash consideration Image shareholders were to receive under the original merger agreement. BTP would agree to these conditions only if we agreed to the securities issuance and to grant registration rights related to the securities issued pursuant to the securities issuance and upon exercise of any warrant issued to BTP under the amended merger agreement. Given that we believed that the merger was in the best interests of Image’s shareholders and given that the retained shares constitute consideration in addition to the cash consideration to be received by our shareholders, we agreed to the securities issuance and to grant such registration rights.
To the extent that the securities issuance will dilute the shares held after the merger, such shares nonetheless constitute additional consideration to Image stockholders, and as such our board approved BTP’s requirements that the modified structure include such securities issuance.
Purchase and Sale of Securities
On or prior to the closing date of the amended merger agreement, BTP must notify us of the number of shares of convertible preferred stock and shares of common stock, up to an aggregate of 21,000,000 shares, that BTP desires to acquire under the securities purchase agreement. BTP may elect to purchase any number and any combination of shares of convertible preferred stock and/or common stock in its discretion. However, the total number of common shares plus the number of common shares issuable upon conversion of the convertible preferred stock may not exceed 21,000,000 shares in the aggregate, less the number of shares of common stock subject to the warrants, if any, that BTP elects to receive pursuant to the amended merger agreement.
Purchase of Series A Convertible Preferred Stock
Under the securities purchase agreement, BTP is entitled to elect to acquire up to 21,000,000 shares of convertible preferred stock at a purchase price equal to the greater of (a) $4.25 per share and (b) the closing “bid” price of the common stock as reported by NASDAQ for the trading day immediately preceding the closing of the transactions pursuant to the securities purchase agreement.
BTP would pay the purchase price for any convertible preferred stock purchased with:
•	cash in an amount equal to the par value of the shares of convertible preferred stock; plus

•	delivery of a promissory note in an aggregate principal amount equal to the purchase price of the shares less the par value of the shares purchased.

Purchase of Common Stock
Under the securities purchase agreement, BTP is entitled to elect to acquire up to 21,000,000 shares of our common stock at a purchase price equal to the greater of (a) $4.25 per share and (b) the closing “bid” price of the common stock as reported by NASDAQ for the trading day immediately preceding the closing of the transactions pursuant to the securities purchase agreement.
On the date of the closing, BTP will pay the purchase price for the common stock as follows:
•	cash in an amount equal to the par value of the shares of common stock; plus

•	delivery of a promissory note in an aggregate principal amount equal to the purchase price of the shares less par value of the shares purchased.
Closing of the Transactions Relating to the Securities Purchase Agreement
The closing will be at a time of BTP’s designation, occurring between the date and time immediately prior to the effective time of the merger and the date 270 days after the effective time of the merger, unless we and BTP agree to another date.
Representations and Warranties
BTP Representations and Warranties
The securities purchase agreement contains customary representations and warranties made by BTP which are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:
•	acquisition of the securities for an investment purposes;

•	BTP’s status as an “accredited investor” under Rule 501(a) of Regulation D;

•	BTP’s acknowledgment that the shares are being offered and sold to it in reliance on specific exemptions and buyer’s compliance with its representations and warranties in connection with such exemptions;

•	BTP’s acknowledgment that it has been furnished with due diligence regarding Image;

•	BTP’s acknowledgment that the investment involves a high degree of risk;

•	BTP’s acknowledgement that there has been no government review of the securities;

•	BTP’s acknowledgement of the existence of transfer restrictions and restrictive legends;

•	the authorization, execution and delivery of the securities; and

•	no conflict with any governing document or existing obligation.
Our Representations and Warranties
The securities purchase agreement also contains customary representations and warranties made by us which are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:
•	our corporate power and authority to enter into the securities purchase agreement and perform our obligations under the securities purchase agreement and the other related transaction documents;

•	authorization of the issuance of the convertible preferred stock and the common stock;

•	the common stock is validly issued, fully paid and non-assessable and free from all preemptive or similar rights and upon conversion the common stock issuable upon conversion of the convertible preferred stock will be validly issued, fully paid and non-assessable;

•	the absence of any violation of or conflict with our charter documents, applicable law or certain agreements as a result of entering into the securities purchase agreement;

•	compliance with required consents and approvals of governmental entities in connection with the transactions contemplated by the securities purchase agreement; and

•	the arms-length nature of the transaction.
Covenants
In connection with the securities purchase agreement, the parties have agreed to do the following:
•	each will use its commercially reasonable best efforts to timely satisfy all of the conditions under the securities purchase agreement;

•	Image will take such action as we reasonably determine is necessary to obtain an exemption for the securities for sale to BTP under applicable securities laws;

•	Image will secure the listing of all the registrable securities (as defined in the registration rights agreement) upon a national securities exchange and use commercial reasonable efforts to maintain such listing;

•	Image will acknowledge BTP’s right to pledge the securities in connection with a bona fide margin agreement or other loan or financing arrangement secured by the securities and agree such pledge will not be deemed a transfer, sale or assignment of the securities;

•	Image will take all action necessary to at all times have authorized and reserved for the purpose of issuance 100% of the of the shares of common stock issuable upon conversion of the convertible preferred stock; and

•	Image will use commercially reasonable best efforts to cause the certificate of designations to authorize 21,000,000 shares of common stock and shares of convertible preferred stock.
Conditions to the Securities Issuance
Our obligation to issue the shares of common stock and shares of convertible preferred stock under the securities purchase agreement is subject to the following conditions:
•	execution and delivery of the agreement by BTP;

•	delivery of the promissory notes and payment in cash of par value representing the purchase price for the common stock and the convertible preferred stock purchased;

•	the representations and warranties of BTP shall be true and correct in all material respects;

•	BTP shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed under the securities purchase agreement; and

•	all conditions to the merger and related transactions contemplated by the amended merger agreement shall have been satisfied or waived.
The obligations of BTP to purchase the convertible preferred stock and common stock are subject to BTP’s election to purchase the shares and the following additional conditions:
•	we shall have duly executed and delivered the securities purchase agreement, the convertible preferred stock certificates and/or the common certificates, as elected by BTP;

•	our representations and warranties shall be true and correct in all material respects;

•	we shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the securities purchase agreement to be performed, satisfied or complied with;

•	we shall have obtained all governmental, regulatory or third party consents and approvals necessary for the sale of the securities;

•	all conditions to the merger and related transactions contemplated by the amended merger agreement shall have been satisfied or waived; and

•	any purchase of common stock may only be consummated if, as a result, BTP (or any collaborative group that includes BTP) would directly or indirectly own less than 95% of the then-outstanding voting stock of the Company.
Termination
The securities purchase agreement and the transactions contemplated by the securities purchase agreement will terminate upon the earliest of the (a) the mutual agreement of us and BTP; and (b) the termination of the amended merger agreement in accordance with its terms.
Stockholder Approval Requirements
General
Our common stock is traded on the NASDAQ Global Stock Market under the symbol “DISK”. Consequently, we are subject to the NASDAQ Marketplace Rules. The issuance of the shares of common stock and convertible preferred stock purchased under the securities purchase agreement requires stockholder approval under the NASDAQ Marketplace Rules.
Under Rule 4350(i)(1)(B) and 4350(i)(1)(D), respectively, stockholder approval must be obtained prior to the issuance of securities in connection with, among other things, (A) a transaction involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable into common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock, hereinafter referred to as the 20% Rule; (B) when the issuance or potential issuance will result in a change of control of the issuer, hereinafter referred to as the change of control rule; or (C) in connection with the acquisition of the stock or assets of another company when any director, officer or substantial stockholder of Image has a 5% or greater interest (or such individuals collectively have a 10% or greater interest) directly or indirectly, in the company or assets to be acquired or in the consideration to be paid, and the present or potential issuance of common stock, or securities convertible in to or exercisable for common stock, could result in an increase in outstanding common stock or voting power of 5% or more, hereinafter referred to as the affiliated transaction rule.
The potential applicability of the change of control rule, the 20% rule and the affiliated transaction rule are discussed below.
Whether or not stockholder approval is required for the securities issuance (or any element thereof) will depend on the actual timing, facts and circumstances, and it is possible that in fact no such stockholder approval would be required. However, Image and BTP are seeking stockholder approval in order to avoid any doubt (and any delays and expenses occasioned thereby) as to whether any such rules apply or have been satisfied. Notwithstanding the foregoing, the fact that stockholder approval of the securities issuance is being sought shall not be deemed an admission or acknowledgement that the securities issuance requires any stockholder approval under the Nasdaq Marketplace Rules or otherwise.

The 20% Rule
The 20% rule requires NASDAQ-listed issuers to obtain stockholder approval prior to any issuance or potential issuance of securities representing 20% or more of the outstanding common stock or voting power of the issuer (on an as-converted or as-exercised basis) before such issuance for a price less than the greater of the book or market value of the issuer’s common stock.
Although the 20% rule applies only to sales of securities below such threshold prices, the potential issuances of the company securities pursuant to the securities issuance just prior to, concurrently with, or following the effectiveness of the merger could create some lack of clarity as to what threshold price (i.e. the market price, as of what particular date) is applicable to the issuance and exercise transactions. In addition, the market price of the company’s common stock may vary after the effective time (either up or down), which might also create some lack of clarity as to what threshold price could be deemed applicable to an exercise transaction. In addition, the ability of BTP to purchase securities with a subordinated note in connection with the securities issuance could create additional lack of clarity with respect to the face value versus discounted value of any such note, including as such relates to the then-current value of the securities being purchased. As such, we along with BTP believe it prudent to solicit and procure the consent of the company’s stockholders to the securities issuance, in order to avoid any doubt (and any delays and expenses occasioned thereby) as to whether the 20% rule (and any related stockholder approval) requirement has been satisfied.

Furthermore, if BTP elects to receive warrants pursuant to the amended merger agreement, such warrants will be issued by Image to BTP with an exercise price equal to $• per share. This potential issuance of the warrants may also create scenarios whereby the 20% rule could conceivably apply. As the warrant exercise price may be below such threshold prices set forth in the 20% rule, both the potential issuances of the warrants, and their exercise, could be argued to trigger the 20% rule, depending upon the then-current capitalization of the company.
However, if any warrants are issued by Image, such warrants will be issued to BTP as merger consideration in connection with the amended merger agreement. Adoption of the merger agreement by our stockholders requires the affirmative vote of the holders of a majority of our outstanding common stock, which is a threshold that is more rigorous than that required for approval of the securities issuance proposal. Accordingly, the adoption of the amended merger agreement will constitute approval of our stockholders (for purposes of the 20% rule) of the issuance of the warrants and the issuance of common stock upon exercise of the warrants, and such approval is NOT part of Proposal 2.
The Change of Control Rule
The change of control rule requires us to obtain stockholder approval prior to certain issuances with respect to common stock or securities convertible into common stock which will result in a change of control of the issuer. Generally, NASDAQ interpretations provide that 20% ownership of the shares of an issuer by one person or group of affiliated persons is deemed to be control of such issuer. The number of shares of common stock that we may issue under the securities purchase agreement plus the number of shares of common stock issuable upon conversion of the convertible preferred stock that may be issued under the securities purchase agreement may equal as many as 21 million shares of common stock. This issuance, if effected, will constitute approximately •% of our issued and outstanding shares of common stock, and will cause BTP to own approximately •% of our issued and outstanding shares of common stock on a post-issuance basis.
The securities issuance cannot occur unless a majority of stockholders approve the adoption of the amended merger agreement and the merger is consummated. Despite this requirement of stockholder approval, it is unclear whether Nasdaq’s change of control rule would require a separate vote and approval in connection with the securities issuance(s), and whether such rule would be applicable depending upon when the potential issuance were consummated. This is particularly true where the potential issuances of the company securities pursuant to the securities issuance may occur just prior to, concurrently with, or following the effectiveness of the merger. The company and BTP believe it prudent to solicit and procure the consent of the company’s stockholders to the securities issuance, in order to avoid any doubt (and any delays and expenses occasioned thereby in the company fulfilling its obligation to register such securities under BTP’s registration rights agreement and obtaining all necessary approvals in accordance therewith) as to whether the change of control rule and related stockholder approval requirement has been satisfied.
The Affiliated Transaction Rule
The affiliated transaction rule requires stockholder approval prior to the issuance of any securities in a transaction in which any director, officer or substantial stockholder of the issuer has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. BTP may receive as many as 21,000,000 shares of common stock pursuant to the securities purchase agreement, representing an issuance of approximately •% of our issued and outstanding common stock on a post-issuance basis. At the time that BTP closes the transactions under the securities purchase agreement and receives the common stock and/or convertible preferred stock, BTP may at such time own more than 5% of Image’s stock. Accordingly, such transactions may be deemed to be transactions subject to the affiliated transaction rule and, therefore, stockholder approval arguably could be required. Accordingly, we along with BTP believe it prudent to procure the consent of the Image stockholders to the securities issuance with respect to the affiliated transaction rule.
BTP may purchase the securities with a note, and may repay the note in cash or in-kind, by delivering certain “eligible property” to the company. Although we do not believe the Affiliated Transaction Rule should apply to any payment in kind of a note issued in partial payment for outstanding securities, as such a transaction could involve BTP effecting a transaction between or involving the company (of which BTP will be a major holder) and BTP or BTP’s affiliate, the affiliated transaction rule could be argued to cover such note repayment or related transaction. As such, and notwithstanding our views as to the inapplicability of this rule, we along with BTP believe it prudent to solicit and procure the consent of the company’ stockholders to the securities issuance, in order to avoid any doubt (and any delays and expenses occasioned thereby in the company fulfilling its obligations to register such securities under BTP’s registration rights agreement and obtaining all necessary approvals in accordance therewith) as to whether the affiliated transaction rule (and any related stockholder approval) requirement has been satisfied.
Notwithstanding the foregoing, the fact that stockholder approval of the securities issued is being sought shall not be deemed an admission or acknowledgement that the securities issued requires any stockholder approval under the Nasdaq Marketplace Rules or otherwise.

Effect of Stockholder Approval of the Securities Issuance
If our stockholders approve the securities issuance proposal, then Image shall have obtained stockholder approval in satisfaction of NASDAQ Marketplace Rule 4350(i) and our stockholders shall have authorized (i) the issuance to BTP of shares of our common stock and shares of our convertible preferred stock up to an aggregate amount of 21,000,000 shares pursuant to the securities purchase agreement, less any shares of common stock issued pursuant to any warrants received pursuant to the amended merger agreement; (ii) the issuance of shares of common stock upon the conversion of the convertible preferred stock; and (iii) the delivery of “eligible property” to pay off any principal amounts and accrued interest in accordance with the terms of any subordinated notes which BTP may deliver to Image to pay the purchase price of securities issued to BTP under the securities purchase agreement.
Even if the stockholders approve the securities issuance proposal, BTP may elect not to purchase any shares of our common stock and shares of our convertible preferred stock. Furthermore, approval by our stockholders of the securities issuance proposal does not guarantee that the merger will be consummated.
The • shares of our common stock which may be issued pursuant to the securities purchase agreement and issuable upon conversion of the convertible preferred stock would represent on a pro forma basis approximately •% of the shares of our common stock outstanding as of the record date and, assuming such shares of common stock are issued, would significantly represent a dilution of the voting and economic interests of our stockholders. In addition, such issuance of our common stock will also have a dilutive effect on earnings per share and may adversely affect the market price of the common stock.
Effect of Failure to Obtain Stockholder Approval of the Securities Issuance Proposal
If the stockholders do not approve the securities issuance proposal, then Image will not be able to satisfy the condition to the merger that we execute and deliver the securities purchase agreement to BTP, because our representations and warranties in the securities purchase agreement as to the issuance not violating any NASDAQ rule may not be true absent stockholder approval (depending on the timing, facts and circumstances of the matters contemplated by the securities issuance proposal (proposal 2)). Such execution and delivery is a condition to the obligation of BTP and IEAC to effect the merger. Therefore, if our stockholders do not approve the securities issuance proposal and BTP and IEAC determines not to waive this condition, then the merger will not be consummated.
BTP will have remedies against the company if the merger is not consummated on account of a failure of company stockholders to approve the securities issuance, including BTP’s right to receive the termination fee from the company.

Registration Rights Agreement
The following is a summary of the material terms of the registration rights agreement between BTP and Image. This summary is qualified in its entirety by reference to the complete text of the registration rights agreement, a form of which is attached to this proxy statement as Annex G and is incorporated by reference into this document. Image stockholders are urged to read the registration rights agreement in its entirety.
Stockholders are not required to approve the registration rights agreement described below, and you are not being asked to vote on the agreement. The description below is being provided to our stockholders purely for informational purposes.
In connection with the securities purchase agreement , we have agreed to enter into a registration rights agreement with BTP providing for demand rights and piggyback rights to register the resale of the following with the SEC:
•	any shares of common stock issued pursuant to the amended merger agreement;

•	any shares of common stock issuable upon the exercise of any warrant issued to BTP pursuant to the amended merger agreement;

•	any shares of common stock issued pursuant to the securities purchase agreement; and

•	any shares of common stock issuable upon conversion of the convertible preferred stock
Underwritten Demand Registration
At any time from the date of the registration rights agreement, any holder of securities entitled to registration under the registration rights agreement will have the right to request, by delivery of a written notice to us, that we file a registration statement under the Securities Act covering all or a portion of the securities entitled to registration under the registration rights agreement.
Shelf Registration
At any time from the date of the registration rights agreement, any holder of securities entitled to registration under the registration rights agreement will have the right to request, by delivery of a written notice to us, that we file a shelf registration statement under the Securities Act covering all or a portion of the securities entitled to registration rights under the registration rights agreement. We must be eligible to register such securities under a Form S-3 registration for the request to be granted.
Underwritten Offerings
All holders of securities entitled to registration under the registration rights agreement will have the right to select the managing underwriter for any underwritten offering carried out for the shelf registration or underwritten demand registration described above. The selection of the managing underwriter will be subject to the reasonable approval of the Board.

Piggyback Registration
All holders of securities entitled to registration under the registration rights agreement will receive prompt written notice from us each time we decide to file a registration statement under the Securities Act in connection with the proposed offer and sale of any of our securities of the same class as the securities entitled to registration. (This does not include registration statements filed on Form S-4 or Form S-8 or a registration statement on Form S-1 or Form S-3 covering solely an employee benefit plan.) The holders of registrable securities may request to be included in any such registration statement by submitting a written request within fifteen days after the delivery of the notice to holders.
If we fail to file a registration statement as required, we may owe cash damages to a securities holder, not to exceed 10% of the aggregate purchase price for the securities.
We will bear all fees, costs and expenses in connection with the first five registration statements in connection with the registration rights agreement. All expenses related to any additional registration statements will be paid by the holders of registrable securities on a pro rata basis.

SERIES A CONVERTIBLE PREFERRED STOCK
In connection with the issuance of any shares of convertible preferred stock pursuant to the securities purchase agreement, we will authorize a new series of convertible preferred stock.
Designation and Amount
The convertible preferred stock will consist of 20,000,000 shares and will rank senior to our other capital stock as to dividends, distribution of assets upon liquidation, dissolution or the winding up of our affairs, whether voluntary or involuntary. A copy of the certificate of designations for the convertible preferred stock, which will govern the rights, preferences and privileges of the convertible preferred stock, is attached as Annex F to this proxy statement.
Dividends
There will be no mandatory dividends payable, or accumulating with respect to the convertible preferred stock.
From and after the date of the issuance of the convertible preferred stock, dividends on the convertible preferred stock will accrue and be payable to the holder of such stock on June 30th of each year at a rate equal to 4.62% of the original purchase price paid for the convertible stock. Such dividends, or mandatory dividends, will be payable in kind in the form of additional shares of convertible preferred stock based on the amount of dividends so accrued and payable and a purchase price per share equal to the original purchase price on which the mandatory dividend calculation was based. We may also, at our election, pay the mandatory dividends out of cash legally available if permitted to do so under the terms of our outstanding indebtedness.
In the event any dividends are declared or paid with respect to our common stock (whether in the form of cash, securities or other property), the holders of the convertible preferred stock outstanding as the of the record date established for such dividend will be entitled to receive the amount the holder would have been entitled to receive if the convertible preferred stock had been converted into common stock immediately prior to the dividend or distribution. Any dividends payable on the convertible preferred stock will be payable at the same time and in the same form as the dividend on the common stock.
We may not pay or declare a dividend on any share of common stock, unless we pay or declare a dividend, as the case may be, on each then-outstanding share of convertible preferred stock. “Dividends” under the certificate of designations includes any pro rata distribution by us to the holders of any class or series of its capital stock, out of funds or assets we have legally available for such a purpose, whether or not paid out of capital, surplus or earnings.
We have agreed to take all prior corporate action necessary to authorize the issuance of any securities or rights as a concurrent dividend with the convertible preferred stock.

Liquidation Preference
In the event of any liquidation, dissolution or winding up of us, whether voluntary or involuntary, the holders of the convertible preferred stock then outstanding will be entitled to receive prior and in preference to any distribution of any of our assets to any other class our series of capital stock, an amount in cash equal to $4.40 per share of convertible preferred stock plus the amount of any mandatory dividends accrued but unpaid and any other dividends declared but unpaid with respect to the convertible preferred stock. Such payment to the holders of the convertible preferred stock will be made before any payment can be made or any assets distributed to the of our common stock or the holders of any other class or series of our capital stock ranking junior to the convertible preferred stock.
If upon any liquidation the assets available upon liquidation are insufficient to permit the full amount due to the holders of the convertible preferred stock, then all of our remaining available assets will be distributed ratably among the holders of the then outstanding convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive. A consolidation or merger of us with or into any other entity, or the conveyance of all or substantially all of the assets of us in one or more transactions, will be deemed a liquidation, unless prior to such transaction the holders of a majority of the outstanding convertible preferred stock determine that such a transaction should not be considered a liquidation.
Voting Rights
The holders of outstanding shares of the convertible preferred stock will not be entitled to vote on any matters submitted for a vote of holders of common stock, and will have only such voting rights as are specified in the certificate of designation, in the certificate of incorporation or as otherwise provided by applicable law. However, we have agreed that so long as any shares of the convertible preferred stock remain outstanding, we will not, without the written consent or affirmative vote of the holders of at least two-thirds (2/3) of the then-outstanding shares of convertible stock:
•	amend, alter, waive or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the certificate of incorporation, including the preferred stock certificate of designations, or our bylaws or any such provisions of our governing documents (including the adoption of a new provisions) in a manner materially adverse to the holders of the convertible preferred stock; or

•	create, authorize or issue any class, series or shares of convertible preferred stock or any other class of capital stock or rights ranking under any circumstances either as to payment of dividends, distributions or as to distributions of assets upon liquidation prior to or on a parity with the convertible preferred stock.

Conversion Rights
Right to Convert
Each share of convertible preferred stock will be convertible, at the option of the holder of such shares, at any time from and after the date that is one hundred and eighty (180) days after the date the shares are issued at an initial conversion rate of one share of convertible preferred stock for one share of our common stock; provided, that such initial conversion rate will be subject to adjustment from time to time, as described below. The convertible preferred stock cannot be converted into common stock if such exercise would cause the holder of such shares (or any collaborative group that includes such holder) to directly or indirectly beneficially own 95% or more of the then-outstanding voting stock of the Company.
Automatic Conversion
Each share of convertible preferred stock will automatically be deemed converted into shares of our common stock at the conversion rate then in effect immediately upon the earliest to occur of the following:
•	the date (which must be on or after the date of option conversion above) specified by an affirmative vote of the holders of a majority of the shares of convertible preferred stock then outstanding; and

•	the fourth anniversary of the issuance of the shares;
provided, however, that no such automatic conversion may be effected if such automatic conversion would cause the holder of such shares (or any collaborative group that includes such holder) to directly or indirectly beneficially own 95% or more of the then-outstanding voting stock of the Company. However, partial automatic conversions up to such 95% ownership limit will be permitted.
Mechanics of Conversion
In order for a holder of convertible preferred stock to convert his or her shares into shares of our common stock, he or she must surrender the stock certificate or certificates for such shares, duly endorsed, at our offices or the office any transfer agent for the convertible preferred stock, and will give written notice to us at our principal corporate office, of the election to convert the shares of convertible preferred stock. Such notice must state the name or names in which the certificate or certificates for the shares of common stock issuable upon conversion are to be issued, subject to compliance with applicable laws. As soon as practicable after receiving the notice, we will issue and deliver to the holder or the holder’s nominee a certificate or certificates representing the number of shares of common stock the holder is entitled to receive upon conversion. Such conversion will be deemed to have been made immediately prior to the close of business on the date of the holder’s surrender of the shares of convertible preferred stock, and the person or persons entitled to receive the shares of common stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of our common stock as of such date.
Conversion Rate Adjustments of Preferred Stock for Certain Dilutive Issuances; Splits and Combinations.
The initial conversion rate will be subject to adjustment from time to time in the event that we effectuate a split, subdivision or reverse stock split of the outstanding shares of our common stock or determine holders of common stock are entitled to receive a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible into additional shares of common stock without payment of any consideration, then the conversion rate of the convertible preferred stock will be appropriately adjusted in proportion to such increase or decrease, as applicable, in the aggregate number of shares of common stock outstanding after giving effect to such dividend, distribution, split, reverse stock split, subdivision or other combination.

Recapitalizations
If at any time or from time to time there is a recapitalization of our common stock, we will provide that the holders of the convertible preferred stock will thereafter be entitled to receive upon conversion of the convertible preferred stock, the number of shares of stock or other securities or property of us or otherwise, to which a holder of our common stock deliverable upon conversion would have been entitled to upon the effectiveness of such recapitalization had such shares of common stock been outstanding immediately prior to the recapitalization.
Impairment
We will not, by amendment of our certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the performance of any of the terms to be observed or performed by us under the securities purchase agreement. We will at all times in good faith assist in the carrying out of all the conversion provisions of the certificate of designation and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the convertible preferred stock against impairment.
Reservation of Stock Issuable Upon Conversion
We will at all times reserve and keep available out of our authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the convertible preferred stock, such number of shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the convertible preferred stock. If at any time the number of authorized but unissued shares of common stock shall not be sufficient to allow the conversion of all then outstanding shares of the convertible preferred stock, in addition to the other remedies available to the holder of the convertible preferred stock, we may take such corporate action that may be necessary to increase our authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.
No Reissuance of Series A Preferred Stock
Shares of the convertible preferred stock that are converted into shares of common stock will not be reissued.

SUBORDINATED PROMISSORY NOTES
General
BTP is entitled to pay for any securities issued pursuant to the securities purchase agreement with subordinated promissory notes, referred to collectively as the notes, in an aggregate amount equal to the aggregate purchase price payable by BTP for such securities, less the aggregate par value of such securities, which must be paid in cash. The notes mature on the third anniversary of the issuance of the notes, or the maturity date. Under the notes, BTP is obligated to pay interest from the date of issuance on the notes’ unpaid principal at a rate of 4.62% per year. The form of promissory note is attached as Annex E to this proxy statement.
Interest; Pay-in-Kind
Interest under the notes will be payable by BTP in cash in arrears on June 30th of each year until the maturity date. In addition, so long as no event of default under the notes has occurred and is continuing and provided there is no “blockage”, BTP may, in its sole discretion, elect not to pay all or part of an interest payment in cash and instead may issue additional notes in lieu of the interest otherwise due and payable on June 30th of each year.
Under the notes, “blockage” means the refusal of any non-affiliated holders of one million dollars or more in aggregate principal amount of any of BTP’s senior indebtedness to allow cash interest to be paid to us or BTP’s lack of available cash to timely make the required cash interest payment.
Any principal payment on the notes not paid when due, and to the extent permitted by applicable law, any interest payment on the notes not paid in cash or in kind when due, whether at stated maturity, by notice of prepayment, by acceleration or otherwise, will subsequently bear interest at the rate of 10% per year. If any interest rate to be charged under the notes would exceed the maximum amount permitted by applicable law, then the rate of interest will be reduced to the maximum level that would be permitted under applicable law.
Payment and Prepayment
Each payment under the notes will, at our option, first be credited to accrued and unpaid interest, and the remainder will be credited to principal. The notes may be prepaid in whole or in part at any time and any prepayment will be without premium or penalty.
BTP may make any payment of principal or interest under the notes in cash, by surrendering to us securities purchased pursuant to the securities purchase agreement or in the form of “Eligible Property.”
“Eligible Property” means:

•	distribution and other commercial exploitation rights respecting motion pictures, music or other audio, visual or audio-visual property, which is when considered as a whole is generally capable of being distributed commercially by us in accordance with either:
•	our then-current commercial operations (i.e., titles and libraries that may be added to our existing catalogue of titles being exploited);

•	our current or planned operational capabilities (i.e., distribution via new media channels which we are developing, or plan to develop in the foreseeable future); or
•	equity or convertible securities of a corporation, limited liability company, limited partnership or other corporate entity whose assets consist substantially of Eligible Property and which company is not substantially engaged in active operations other than ownership of such Eligible Property (provided, that being party to asset license agreements, and routine management of such license agreements, shall not constitute active operations per se); or

•	any combination of the above.
To tender a payment with Eligible Property, BTP will tender such Eligible Property to us together with a copy of an appraisal of the fair market value of such property, as well as full details respecting any indebtedness, liens, security interests or other encumbrances on such Eligible Property, and any proposals for the repayment, refinancing or assignment of such debt or encumbrances. Unless we elect arbitration within thirty (30) days after such tender, we will be deemed to have conclusively accepted such appraisal as to fair market value of the Eligible Property so tendered, and the fair market value of such Eligible Property will be applied dollar-for-dollar to reduce and repay an equivalent amount of principal and interest under the notes. Within such thirty (30) day period, a majority of the “independent” members of our board of directors, may, at our expense, engage a third-party appraiser of generally accepted professional standing in order to receive an independent appraisal of the fair market value of the Eligible Property at issue.
BTP has informed us that no specific “eligible property” has been identified as of the date of this proxy statement.
BTP may repay the notes to in whole or in part with the tender of our securities purchased pursuant to the securities purchase agreement, and the value of the security(ies) tendered to us will be:
•	the purchase price of such security as set forth in the securities purchase agreement (plus any accrued but unpaid mandatory dividends and any other dividends declared but unpaid) payable with respect thereto, including capitalized or deferred dividends); or

•	at BTP’s request, the fair market value of such security at the time it is tendered in payment of the notes; provided, that any tender of a security in payment of the notes at the fair market value thereof will be subject to the unanimous approval of a majority of the “independent” members of our board of directors. Such approval shall be in the independent directors’ sole and absolute discretion and may be withheld for any reason or no reason.
If our independent directors do not approve the fair market value of the securities, then the value will be determined as described in the first bullet above.
Subordination/Standstill
Standstill
The notes are subordinated in right in payment to BTP’s senior indebtedness.
If the notes are declared due and payable prior to its maturity, then for a period ending the earlier of (i) 180 days following the accelerated maturity date under the note and (ii) 30 days following the maturity date of the senior indebtedness, no direct or indirect payment under this notes that is due solely by reason of such accelerated maturity (or declaration of such accelerated maturity) of the notes will be made, nor will application or any distribution or assets of BTP be made (whether by setoff or in any other manner, including, without limitation, from or by way of collateral), to the payment, purchase or other acquisition or retirement of the notes, unless, in either case, during the standstill period, all principal, interest and other amounts due or to become due on or in respect of the senior indebtedness will have been previously paid in full in cash or other immediately available funds.
For so long as any senior indebtedness remains outstanding, we will neither commence nor join with any other creditor of BTP to commence any bankruptcy, insolvency, reorganization or other similar proceeding against BTP, and we agreed to waives such rights to the fullest extent permitted by law. No payment or distribution to any holder of senior indebtedness pursuant to the provisions of the notes will entitle us to exercise any right of subrogation in respect thereof until all senior indebtedness will have been paid in full in cash.
Events of Default
An “Event of Default” will occur under the notes if:
•	BTP defaults in the payment of interest either in cash or in kind on any note when the same becomes due and payable and such default has not been cured within five (5) days;

•	BTP defaults in the payment of the principal of any note when the same becomes due and payable at maturity or otherwise;

•	BTP fails to comply with any of its material covenants or other obligations in the notes, and such default continues for a period of 30 days after notice by us to BTP of such noncompliance;

•	BTP (i) commences a voluntary bankruptcy case or proceeding, (ii) consents to, or acquiesces in, the institution of a bankruptcy, liquidation or an insolvency proceeding against it or entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (iii) applies for, consents to or acquiesces in the appointment of or taking possession by a custodian of the notes or any substantial part of its property, or (iv) makes a general assignment for the benefit of its creditors;

•	BTP defaults with respect to any indebtedness of more than five (5) million dollars, which default is not cured or waived within any applicable grace and cure period, and such default results in the immediate maturity of such indebtedness obligations; or

•	BTP fails to comply with or to perform any material obligation or material covenant contained in the notes or the securities purchase agreement, or any representation made to us by BTP under the securities purchase agreement is false in any material respect.
Acceleration
If an Event of Default occurs and is continuing, we by written notice to BTP may declare all unpaid principal and accrued interest on the notes immediately due and payable and, upon any such declaration, the unpaid principal and accrued interest will become immediately due and payable. If an Event of Default occurs, all unpaid principal of and the accrued interest on the notes then outstanding will automatically become due and payable without any declaration or other act on our part.
COMPLETION OF THE TRANSACTIONS CONTEMPLATED BY THE AMENDED
MERGER AGREEMENT IS CONDITIONED UPON THE APPROVAL OF THE
PROPOSAL TO ADOPT THE AMENDED MERGER AGREEMENT AND APPROVAL
OF THE PROPOSAL TO APPROVE THE ISSUANCE OF THE SECURITIES
PURSUANT TO THE SECURITIES PURCHASE AGREEMENT.
THE BOARD OF DIRECTORS RECOMMENDS YOU
VOTE FOR THE APPROVAL OF THE SECURITIES ISSUANCE

PROPOSAL 3
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
We are asking our stockholders to vote on a proposal to adjourn or postpone the special meeting to a later date in order to allow for the solicitation of additional proxies if there are insufficient votes at the special meeting to adopt the amended merger agreement or approve the securities issuance proposal.
If, at the special meeting, the number of shares of our common stock, present in person or represented by proxy, is insufficient to constitute a quorum, or the number of shares of our common stock voting in favor of the adoption of the amended merger agreement or the approval of the securities issuance proposal is insufficient to approve adoption of the amended merger agreement or the securities issuance proposal under applicable law, our management intends to move to adjourn or postpone the special meeting in order to enable our board of directors to solicit additional proxies. In that event, we will hold the vote on the adjournment or postponement proposal and not the proposal relating to the adoption of the amended merger agreement or approval of the securities issuance proposal.
If our stockholders approve the adjournment or postponement proposal, we could adjourn or postpone the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment or postponement proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the amended merger agreement and/or approval of the securities issuance proposal, we could adjourn or postpone the special meeting without a vote on the proposal and seek to convince the holders of those shares who voted against any proposal to change their votes to votes in favor of the applicable proposal.
If the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned, unless the adjournment or postponement is for more than 30 days, or if after the adjournment or postponement a new record date is fixed for the adjourned meeting.
The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote on the proposal is required to approve the adjournment or postponement proposal. Accordingly, “broker non-votes” will not affect the outcome of the vote on the proposal, although abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by properly completed and submitted proxies will be voted FOR the proposal to approve the adjournment or postponement proposal.
Our board of directors believes that if the number of shares of our common stock present in person or represented by proxy at the special meeting and voting in favor of the adoption of the amended merger agreement or approval of the securities issuance is insufficient to approve such proposals, it is in the best interests of our stockholders to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of the adoption of the amended merger agreement and/or approval of the securities issuance proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING FOR THE
PURPOSE OF SOLICITING ADDITIONAL PROXIES.

MARKET PRICES OF COMMON STOCK
Market Price of Common Stock
Our common stock is traded on the Nasdaq Global Market under the symbol “DISK.”
On March 29, 2007, the last trading day prior to the announcement of the original merger agreement, the closing price per share of our common stock was $3.46. On June 27, 2007, the last trading day prior to the announcement of the amended merger agreement, the closing price per share of our common stock was $4.17. The average closing price per share of our common stock over the one-year period ended August 24, 2007, was $3.78 per share. On •, 2007, the last trading day before the date of this proxy statement, the closing price per share of our common stock was $•. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.
The following table sets forth the high and low closing sales prices per share of our common stock on the Nasdaq Global Market for the periods indicated.

	Common Stock
	High	Low
Fiscal Year Ending March 31, 2008
Quarter ended June 30, 2007	$4.34	$4.17

Fiscal Year Ended March 31, 2007
Quarter ended June 30, 2006	$3.95	$3.50
Quarter ended September 30, 2006	$3.85	$3.42
Quarter ended December 31, 2006	$3.65	$3.26
Quarter ended March 31, 2007	$4.19	$3.05

Fiscal Year Ended March 31, 2006
Quarter ended June 30, 2005	$5.36	$2.70
Quarter ended September 30, 2005	$4.43	$2.68
Quarter ended December 31, 2005	$4.15	$3.02
Quarter ended March 31, 2006	$3.73	$3.20

Fiscal Year Ended March 31, 2005
Quarter ended June 30, 2004	$3.95	$2.72
Quarter ended September 30, 2004	$4.14	$3.59
Quarter ended December 31, 2004	$6.48	$4.23
Quarter ended March 31, 2005	$6.69	$5.28
We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of August 24, 2007, with respect to the beneficial ownership of shares of our common stock owned by (i) each person, who, to our knowledge based on Schedules 13G or 13D filed with the SEC, is the beneficial owner of more than 5% of our outstanding common stock, (ii) each person who is currently a director, (iii) each named executive officer, and (iv) all of our current directors and executive officers as a group. Unless indicated otherwise below, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity.

		Percent of
	Shares of Common Stock	Common
Name of Beneficial Owner	Beneficially Owned(1)	Stock(2)
BTP Acquisition Company, LLC(3)	8,334,154	38.34%
Image Investors Co.(4)	6,069,767	27.79%
Standard Broadcasting Corp. Ltd.(5)	1,542,283	7.09%
MMCAP International Inc. SPC and MM Asset Management Inc.(6)	1,090,465	5.02%
Martin W. Greenwald(7)	1,321,604	5.94%
David Borshell	357,657	1.62%
Jeff M. Framer	292,031	1.33%
Ira S. Epstein	69,720	*
M. Trevenen Huxley	41,720	*
Robert J. McCloskey	30,000	*
Gary Haber	25,700	*
David Coriat	5,000	*
All directors and executive officers as a group (8 persons)	2,143,432	9.32%

(1)	The number of shares beneficially owned includes shares of common stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted below, each owner’s mailing address is c/o Image Entertainment, Inc., 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311-6104 and each owner named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that owner, subject to applicable community property and similar laws.

(2)	On August 24, 2007, there were 21,739,798 shares of our common stock, $.0001 par value, outstanding. Common stock not outstanding but which underlies options and rights (including warrants) vested as of, or vesting within, 60 days after August 24, 2007, is deemed to be outstanding for the purpose of computing the percentage of the common stock beneficially owned by each named person (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose.

(3)	Based on information provided on Schedule 13D (filed on July 2, 2007), filed with the SEC by BTP. The principal executive office of BTP is located at 10100 Santa Monica Boulevard, Suite 1250, Los Angeles, California 90067. In connection with the amended merger agreement, Image Investors Co., Standard Broadcasting Corp. Ltd. and Martin W. Greenwald agreed to vote their shares in favor of the merger. The above does not include unexercised options or warrants. However, as noted in the Schedule 13D filed by BTP, BTP may be deemed to have beneficial ownership of 8,933,654 shares (including 599,500 shares subject to unexercised options or warrants) or 39.99%, of the outstanding common stock, although BTP and R2D2 expressly disclaim beneficial ownership of the shares subject to unexercised options or warrants.

(4)	Based on information provided on Amendment No. 15 (filed on April 5, 2007) to Schedule 13D dated July 18, 1988, filed with the SEC by Image Investors Co. (“IIC”), John W. Kluge and Stuart Subotnick. The mailing address of Image Investors Co. is c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, NJ 07073. All of the shares of common stock are held of record by IIC. The shares of common stock listed in the table as beneficially owned by IIC may also be deemed to be beneficially owned by John W. Kluge and Stuart Subotnick by virtue of their being directors, executive officers and the only stockholders of IIC. With respect to these shares, IIC has the sole power to vote and dispose of such shares and options. Amendment No. 11 (dated December 30, 1992) to a Schedule 13D dated July 18, 1988, filed by IIC, John W. Kluge, and Stuart Subotnick, states that IIC and Messrs. Kluge and Subotnick each “disclaims membership in a group, although a group might be deemed to exist.”

(5)	The mailing address of Standard Broadcasting Corp. Ltd. is 2 St. Clair Avenue West, Suite 1100, Toronto, Ontario, Canada M4V 1L6. Ownership based on information provided on Amendment No. 2 (filed May 11, 2006) to Schedule 13G dated September 25, 2002, filed with the SEC by Standard Broadcasting Corp. Ltd.

(6)	The mailing address of MMCAP International Inc. SPC is P.O. Box 32021, SMB, Admiral Financial Centre, 90 Fort Street, Grand Cayman, Cayman Islands BWI. The mailing address of MM Asset Management Inc. is 141 Adelaide Street West, Suite 410, Toronto, Ontario, Canada M5H 3L5. The information provided herein is based on information provided on Schedule 13G, dated July 16, 2007, filed with the SEC on behalf of MMCAP International Inc. SPC and MM Asset Management Inc. The parties share voting and dispositive power with respect to the shares indicated as beneficially owned by them.

(7)	Based on information provided on Schedule 13D (filed April 6, 2007), filed with the SEC by Martin W. Greenwald. Includes options to purchase 499,500 shares of common stock and 1,030 shares owned by MomAnDad, Inc., of which Martin W. Greenwald is a 50% owner.

STOCKHOLDER PROPOSALS
Even if the merger is completed, we will continue to be a publicly held company and thus our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.
If the merger is not completed and you wish to make a proposal at the next annual meeting without including the proposal in our proxy statement, you must notify us by August 25, 2007 and must satisfy the requirements of our bylaws and applicable SEC regulations. If you fail to give notice by this date, then the persons named as proxies in the proxies we solicit for the next annual meeting will have discretionary voting authority with respect to the proposal.
Under Article II, Section 10 of our bylaws, nominations for election of members of the board may be made by the board or any stockholder of any outstanding class of our voting stock entitled to vote for the election of directors. Notice of intention to make any nominations, other than the board of directors, must be made in writing and be received by the Secretary of Image by the notice deadline. The notice must contain the following information about each nominee:
•	name, age and address,

•	principal occupation, and

•	number of shares of Image voting stock owned.
The notice must also contain the name and residence address of the notifying stockholder, and the number of shares voting stock of Image owned by the notifying stockholder. Nominations not made in accordance with these procedures will be disregarded by the chairman of the meeting, and the inspectors of election will then disregard all votes cast for the nominees.
COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders may send communications to our board of directors. Communications should be addressed to our Corporate Secretary at our principal offices at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311. The Corporate Secretary will forward any communications received directly to the board of directors. While we do not have a policy with regard to board of directors attendance at special meetings, we expect all the members of our board of directors to attend.
OTHER MATTERS
Other Business at the 2007 Special Meeting
Management does not know of any matter to be brought before the special meeting, other than the matters described in the Notice of Special Meeting accompanying this proxy statement. The persons named in the form of proxy solicited by our board of directors will vote all proxies, which have been properly executed, and if any matters not set forth in the Notice of Special Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file special, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
Please call the SEC at (800) SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet Web site maintained by the SEC at www.sec.gov.
Reports, proxy statements or other information concerning us may also be inspected at the offices of the Nasdaq National Market at:
One Liberty Plaza
165 Broadway
New York, NY 10006
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement.
We incorporate by reference into this proxy statement the documents listed below:
•	Our Annual Report on Form 10-K for the year ended March 31, 2007;

•	Our Current Reports on Form 8-K filed on August 14, 2007, August 10, 2007, July 3, 2007, July 2, 2007, June 27, 2007, June 1, 2007, May 8, 2007, April 13, 2007, April 4, 2007 and April 2, 2007.
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Image Entertainment, Inc., 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311-6104, Attention: Corporate Secretary. If you would like to request documents, please do so by •, 2007, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated • , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
By Order of the Board of Directors,

Dennis Hohn Cho
Senior Vice President, General Counsel and
Corporate Secretary
Image Entertainment, Inc.
September •, 2007

Annex A
AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
among
BTP ACQUISITION COMPANY, LLC,
IEAC, INC,
and
IMAGE ENTERTAINMENT, INC.
Dated as of June 27, 2007

A-i

(continued)
A-ii

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 26, 2007, is among BTP Acquisition Company, LLC, a Delaware limited liability company (“Parent”), IEAC, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Image Entertainment, Inc., a Delaware corporation (the “Company”).
WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger on March 29, 2007 (the “Original Agreement”), pursuant to which the parties agreed that Merger Sub would merge with and into the Company with the Company surviving such merger in accordance with the terms thereof (the “Merger”);
WHEREAS, pursuant to Section 5.17 of the Original Agreement, Parent elected to change the method of effecting the Merger to maintain (a) the listing of Company Common Stock (as defined below) on NASDAQ (as defined below) and (b) the registration of Company Common Stock under the Exchange Act (as defined below) after the Effective Time (as defined below), subject to certain conditions stated therein;
WHEREAS, the Company Board and the respective boards of directors or managing members, as the case may be, of Parent and Merger Sub have determined that it is advisable and in the best interests of their respective entities and stockholders or members that the Original Agreement be amended and restated as set forth herein;
WHEREAS, the Company Board and the respective boards of directors or managing members, as the case may be, of Parent and Merger Sub have duly approved this Agreement and the Merger, upon the terms and conditions set forth in this Agreement;
WHEREAS, pursuant to Section 5.19 hereof, the Company is agreeing to execute and deliver immediately prior to the Effective Time a securities purchase agreement in the form attached as Exhibit D hereto (the “Securities Purchase Agreement”), pursuant to which Parent will be entitled to purchase from the Company, and the Company will agree to issue and sell to Parent, shares of Company Common Stock and/or shares of series a convertible preferred stock of the Company (collectively, the “Company Additional Securities”), any such issuance and sale to occur substantially concurrently with, but immediately prior to the consummation of the Merger, on the terms and subject to the conditions set forth in the Securities Purchase Agreement; and
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I
THE MERGER
SECTION 1.01 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Other capitalized terms defined elsewhere in this Agreement and not defined in Section 1.01 shall have the meanings assigned to such terms elsewhere in this Agreement.
“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Adjusted Base Net Worth” means 95% of the adjusted net worth of the Company as of December 31, 2006 (calculated in accordance with Section 1.01 of the Company Disclosure Letter).
“Adjusted Closing Net Worth” means the adjusted net worth of the Company as of the Measurement Date (calculated in accordance with the hypothetical calculation in Section 1.01 of the Company Disclosure Letter).
“Aggregate Merger Consideration” means the sum of the Per Share Cash Consideration, the Option Consideration, the Warrant Consideration, the Relativity Merger Consideration and the RSU Cash Consideration.
“beneficial ownership” or “beneficially own” shall have the respective meanings as those terms are used under Section 13(d) of the Exchange Act and the rules and regulations thereunder.
“Benefit Plan” means each employee benefit plan, program, arrangement or contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA and any welfare, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, retiree medical or life insurance, change-in-control, severance or other employee benefit plan, program, policy, arrangement and contract, whether written or unwritten) which the Company or any of its Subsidiaries maintains, or contributes to, has any obligation to contribute to or has any liability, actual or contingent, with respect to, Section 4069, 4201 or 4212(c) of ERISA or otherwise.
“Business” means, collectively, the businesses of the Company and its Subsidiaries.
“Business Day” means any day on which banks are not required or authorized to close in the City of New York or the City of Los Angeles.
“Cash Shares” means, with respect to each Company Stockholder, the percentage of such Company Stockholder’s Shares equal to the Cash Share Percentage (with any resulting fractional Cash Share rounded down to the nearest whole Share).

“Cash Share Percentage” means one hundred percent (100%) minus the Retained Share Percentage.
“Charter Documents” means the Company’s certificate of incorporation and bylaws, in each case as may be amended from time to time.
“Code” means the Internal Revenue Service Code of 1986, as amended.
“Company Board” means the board of directors of the Company and any committees thereof.
“Company Common Stock” means the common stock, par value $.0001 per share, of the Company, together with the associated Company Rights.
“Company Convertible Note” means that certain senior convertible note issued to Portside Growth and Opportunity Fund, originally dated as of August 30, 2006, in an original principal amount of Seventeen Million Dollars ($17,000,000), as amended on November 10, 2006.
“Company Credit Facility” means the Company’s secured senior revolving line of credit currently in an aggregate principal amount of up to Fifteen Million Dollars ($15,000,000) pursuant to the Loan and Security Agreement, dated May 4, 2007, by and among the Company, Wachovia Capital Finance Corporation (Western) and the other parties named therein.
“Company Disclosure Letter” means the disclosure letter dated March 29, 2007 delivered to Parent by the Company in connection with the execution and delivery of the Original Agreement (with specific reference to the representations and warranties in Section 3.01 to which the information in such letter relates), as amended on the date hereof, in connection with the execution and delivery of this Agreement.
“Company Equity Incentive Plans” means the Company’s 2004 Incentive Compensation Plan, 1998 Incentive Plan, 1994 Eligible Directors Stock Option Plan and the Egami Media, Inc. 2005 Incentive Compensation Plan.
“Company Material Adverse Effect” means an effect, event, development or change which, individually or in the aggregate with other effects, events, developments or changes, is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, other than any effect, event, development or change arising out of or resulting from (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes or conditions in the industries in which the Company and its Subsidiaries operate (provided, that the impact on the Company is not materially disproportionate to the impact on other similarly situated entities), (C) changes in laws (including, without limitation, tax laws and regulatory laws) or general economic conditions (provided, that the impact on the Company is not materially disproportionate to the impact on other similarly situated entities), (D) changes in GAAP, (E) the execution, announcement of, or compliance with, this Agreement or the consummation of the transactions contemplated herein, including the impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, licensors, distributors, partners or employees, (F) acts of war or acts of terrorism, or (G) any change in the Company’s stock price or trading volume.
“Company Preferred Stock” means the preferred stock, par value $.0001 per share, of the Company.
“Company Rights” means the preferred stock purchase rights associated with the Company Common Stock pursuant to the Company Rights Agreement.
“Company Rights Agreement” means the Rights Agreement, dated as of October 31, 2005, between the Company and Computershare Trust Company, Inc., a Colorado limited purpose trust company, as Rights Agent.
“Company Share Issuance” means the issuance and sale of the Company Additional Securities pursuant to the Securities Purchase Agreement.
“Company Stockholders” means the holders of the outstanding shares of Company Common Stock.
“Company Stockholder Issuance Approval” means the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote at the Stockholders’ Meeting required to approve the Company Share Issuance pursuant to the Charter Documents.
“Company Stockholder Merger Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock required to adopt this Agreement pursuant to Section 251(c) of the DGCL.
“Confidentiality Agreement” means the letter agreement, dated November 22, 2006 between Parent and the Company.
“DGCL” means the Delaware General Corporation Law.
“Dissenting Shares” means any shares of Company Common Stock that are outstanding immediately prior to the Effective Time, the holders of which shall have properly delivered a written demand for appraisal and otherwise perfected the right to an appraisal of the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL.
“Egami Media” means Egami Media, Inc., a Delaware corporation and wholly owned subsidiary of the Company.
“Elements” means all physical elements of or relating to a Film, including all negatives, duplicate negatives, fine grain prints, soundtracks, positive prints (cut-outs and trims excepted), and sound, all video formats (including PAL/NTSC), and other physical properties in connection with a Film and the trailer for such Film, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, non-analog recordings and tapes, including without limitation, any video digital recordings and HDTV format recordings, and any and all other physical properties of every kind and nature relating to a Film in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.
“Environmental Laws” means all Laws relating to the protection of human health, safety, or welfare or the environment, including any emission, discharge, generation, storage, treatment, disposal, abatement, Release, threatened Release, reporting, licensing, permitting, investigation, cleanup, mitigation, remediation, transportation, or other handling of any Hazardous Materials, including the following federal Laws as amended and their state counterparts: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq.; and (ii) all other requirements pertaining to protection of air, surface water, groundwater or land and subsurface, natural resources, and related human health, safety, or welfare.
“Environmental Liabilities and Costs” means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, “Environmental Losses”) imposed by, under or pursuant to Environmental Laws, including all Environmental Losses related to Remedial Actions, and all fees, compliance costs, disbursements, penalties, fines and expenditures necessary to cause property, the Company, any Subsidiary of the Company or the Business to be in compliance with the requirements of Environmental Laws.
“Environmental Permits” means any federal, state or local permit, license, registration, consent, order, administrative consent order, certificate, approval, waiver or other authorization necessary for the conduct of the Business as currently conducted under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) paid or incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including (i) any due diligence and valuation costs and expenses, (ii) the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Company Stockholder Merger Approval and the Company Stockholder Issuance Approval, (iii) the preparation and filing of all applications, notices, registrations, declarations, petitions and filings with any Governmental Entity in connection with the Required Statutory Approvals and (iv) all other matters related to the transactions contemplated hereby.
“Fee Guarantee” means that certain guarantee in favor of the Company, dated as of the date of the Original Agreement, pursuant to which the payment of the Business Interruption Fee to the Company is being guaranteed if the Company becomes entitled to such payment pursuant to Section 7.02(c) hereof.
“Film” or “Films” means such motion pictures (including, features and shorts), television programming, animated programming, Internet programming, direct-to-video programming, direct-to-DVD programming or other filmed, taped or recorded entertainment of any kind or nature, in whatever stage of development, production, completion, abandonment, turnaround or release, in which Company owns or controls any right, title or interest.
“Film Rights” means those rights with respect to any Film, including all “Components” thereof, owned or controlled by Company or its Subsidiaries. For such purpose “Components” shall mean titles, themes, contents, dialogue, characters, plots, characterizations, elements and music (whether or not now known or recognized) including: (a) underlying literary, musical and dramatic and other material and intellectual property associated with or related to or necessary to the exploitation of such Film including copyrights pertaining thereto; (b) sequel, prequel, remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, games and interactive rights; (c) all other allied, ancillary, subsidiary and derivative rights (including theme park rights) throughout the universe related to the Films; (d) all Elements related to the Films; and (e) all contractual and other rights associated with or related to the Films, whether in any media now known or hereafter developed.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body with legal jurisdiction to exercise any regulatory, judicial, taxing, importing or other governmental authority.
“Hazardous Materials” means any substance that (a) is defined, listed, identified or otherwise regulated under any Environmental Law, or (b) requires investigation, remediation, or other protective measures under such Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property Right” means any trademark, service mark, trade name, copyright, patent, software license, other database, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.
“known,” “knowingly” or “Knowledge” means, with respect to any party, the actual knowledge of the persons listed on Schedule 1.01, presuming such persons have completed a reasonable investigation of the matter in question.
“Law” or “Laws” means, as applicable, (A) statutes, laws, rules, regulations, ordinances or codes of any Governmental Entity and (B) writs, orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.
“Letter Agreement” means that certain expense reimbursement agreement, dated March 8, 2007, by and between the Company and Parent.
“Liens” means all mortgages, liens, pledges, encumbrances, charges and security interests.
“Licensors” mean those persons from which the Company or its Subsidiaries has acquired any right, title or interest in any Film or any Music Product.
“Master Recordings” shall mean the original Recordings of the performances of musical artists as embodied on the original Master Tape, which are owned by, or licensed to, Company.
“Master Tapes” shall mean all original master recording tapes (whether digital or analog) and every recording of sound (by any method and on any substance or material, now known or hereafter developed), whether or not coupled with a visual image, including the following elements: (a) master mix reels (i.e., two-track master mixes on analog tape) recorded and compiled at the mixing studio (i.e., prior to mastering); (b) analog and/or digital multitrack tapes (masters and slaves) (including any two, three, four, eight, sixteen, twenty-four and forty-eight track master tapes) with accompanying tone reels (if available); (c) two track mastered and edited tapes (whether on analog reels, digital audio tapes, U-Matic 1630 tape, CD-R or otherwise) with respect to each recording of sound, whether or not coupled with a visual image in a format used or useful in the production or manufacture of Records; (d) computer-based recording storage formats (e.g., ProTools session and audio data files, Exabyte reels, magneto-optical discs, CD-Rs, hard discs, etc.); (e) sample and automation discs (if any); (f) all existing documentation (e.g., console strips, outboard settings, session notes, etc.); and (g) and all acetates and metal or other equivalent parts or reproductions of such master tapes and recordings, and all other materials used or useful in the recording, production or manufacture of Records.
“Measurement Date” shall mean June 30, 2007.

“Musical Compositions” shall mean that portion of all right, title and interest in and to any musical composition (whether published or unpublished, registered or unregistered) which is owned by or licensed to Company, including, without limitation, all rights to: (a) the exploitation thereof in the form of sheet music, orchestrations, folios, compilations, songbooks and other forms of print; (b) the exploitation thereof as embodied in Records; (c) the inclusion of performances thereof in motion pictures, videotapes and other audiovisual works; and (d) the granting to third parties of the right to perform such musical compositions publicly, world-wide.
“Music Distribution Agreements” shall mean all agreements relating to the distribution, license or other exploitation of any item or items of Music Product or otherwise in the Music Library or any Records embodying the same.
“Music Distribution Rights” shall mean the rights of the Company, including pursuant to any license, to distribute, license or otherwise exploit any Music Product.
“Music Inventory” shall mean all Records and all related packaging, all copies of published Musical Compositions (whether in the form of sheet music, orchestrations, folios, compilations, song books or any other form of print), all other physical embodiments of any of the foregoing (other than Master Tapes themselves) all promotional materials (including music videos, promotional Music Products, merchandising or any other similar materials), any other materials created, produced or manufactured pursuant to a Music Agreement (other than Master Recordings), and related products and other readily marketable materials, including raw materials, of a type manufactured by or on behalf of the Company or its Subsidiaries in the ordinary course of business as presently conducted.
“Music Library” shall mean, for any person, the catalogue of all Music Product owned, held by or licensed to such person.
“Music Product” shall mean: (a) Master Recordings; (b) Musical Compositions; and (c) any and all and all appurtenant rights to the Master Recordings and Musical Compositions.
“NASDAQ” means the National Association of Securities Dealers Automated Quotations system.
“other party” means, with respect to the Company, Parent and Merger Sub, collectively, and with respect to Parent and Merger Sub, the Company, unless the context otherwise requires.
“Parent Material Adverse Effect” means an effect, event, development, change, occurrence or state of facts which prevents or materially impedes, interferes with, hinders or delays (to a date beyond the Outside Date or the Extended Outside Date (if applicable) (each as defined in Section 7.01(a)(iii) below)) the consummation by Parent and Merger Sub of the Merger, the Financing (as defined in Section 3.02(h) below) and the other transactions contemplated hereby.

“Per Share Cash Consideration” means an amount in cash equal to the quotient of (a) $4.40 divided by (b) the Cash Share Percentage. By way of example only, if the Cash Share Percentage is equal to ninety four percent (94%), then the Per Share Cash Consideration shall be equal to $4.68.
“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
“Portside Warrant” means that certain warrant, dated August 30, 2006, as amended as of November 10, 2006, in the name of the Portside Warrantholder, pursuant to which the Portside Warrantholder is entitled to purchase from the Company at the exercise price then in effect One Million (1,000,000) shares of Company Common Stock.
“Portside Warrantholder” means Portside Growth and Opportunity Fund or its permitted assigns.
“Professional Advisor” means with respect to any person, any attorney, accountant, investment banker and other advisor and agent.
“Professional Fees” means all fees and expenses of all Professional Advisors for services rendered in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of Professional Advisors arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby.
“Proxy Statement” means, collectively, the preliminary and definitive proxy statements and related proxy solicitation materials files with the SEC (as amended or supplemented from time to time) relating to the Company Stockholder Merger Approval and the Company Stockholder Issuance Approval.
“Recording” shall mean any recording of sound, whether or not coupled with a visual image, by any method and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Records or for any other exploitation of sound.
“Records” shall mean any form of reproduction, distribution, transmission or communication of Recordings (whether or not in physical form) now or hereafter known (including reproductions of sound alone or together with visual images) which is manufactured, distributed, transmitted or communicated primarily for personal use, home use, institutional (e.g., library or school) use, jukebox use, or use in means of transportation, including any computer-assisted media (e.g., CD-ROM, DVD Audio, CD Extra, Enhanced CD) or use as a so-called “ring tone.” For the avoidance of doubt, “Records” shall include the transmission or communication of a Master Recording directly to the consumer regardless of whether previously or subsequently embodied in a physical record configuration by any Person.
“Relativity” means Relativity Media, LLC, a California limited liability company.

“Relativity Merger Consideration” means the aggregate amount in cash calculated on Section 1.01 of the Company Disclosure Letter.
“Relativity Shares” means, collectively, the 3,400,000 contingently issuable shares of Company Common Stock granted to Relativity pursuant to, and on the terms and conditions of, the Relativity Transaction Documents.
“Relativity Transaction Documents” means, collectively, the following agreements: (a) that certain Home Video Distribution Agreement, dated as of August 11, 2006, by and between the Company and Relativity; (b) that certain Stock Purchase Agreement, dated as of August 11, 2006, by and between the Company and Relativity; (c) that certain Security Agreement, dated as of August 11, 2006, by and between the Company and Relativity; (d) that certain Stock Pledge, dated as of August 11, 2006, by and between the Company and Relativity; and (e) that certain Stock Release Agreement, dated as of August 11, 2006, by and between the Company and Relativity.
“Release” means any releasing, spilling, leaching, disposing or other transmission or discharging of Hazardous Materials into the environment (including air, soil, subsurface, surface water and groundwater).
“Remedial Action” means all actions required by the Environmental Laws to investigate, monitor, clean up, remove, treat or in any other way remediate any Release.
“Representatives” means with respect to any person, any director, officer or employee of, or any investment banker, financial advisor, accountant, attorney or other agent or representative of, such person.
“Retained Shares” means, with respect to each Company Stockholder, the percentage of such Company Stockholder’s Shares equal to the Retained Share Percentage (with any resulting fractional Retained Share rounded up to the nearest whole Share).
“Retained Share Percentage” means a specified percentage equal to the total shares of Company Common Stock outstanding immediately prior to the Effective Time as determined by Parent after taking into account (a) the applicable listing standards for continued listing of the Company Common Stock (and the common stock of the Surviving Corporation after the Merger) on NASDAQ following the Merger, (b) the anticipated stockholder base and market for such shares following the Merger, and (c) any other factors deemed relevant by Parent in its reasonable discretion; provided, however, that the Retained Share Percentage shall be determined by Parent not later than two (2) Business Days prior to the filing by the Company of the Proxy Statement in definitive form with the SEC; provided further, however, that in no event shall the Retained Share Percentage be greater than nine percent (9%) or less than five percent (5%).

“Returns” means all federal, state, local and foreign returns, forms, estimates, information statements and reports required to be filed with any Governmental Entity relating to Taxes.
“RSUs” means restricted stock units entitling the holder thereof to shares of Company Common Stock.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Shares” means shares of Company Common Stock.
“Stockholders’ Meeting” means a meeting of Company Stockholders (which may be the regular annual meeting, if approved by Parent, such approval not to be unreasonably withheld or delayed) for the purposes of obtaining the Company Stockholder Merger Approval and the Company Stockholder Issuance Approval.
“Subsidiary,” means, when used with respect to Parent, Merger Sub, the Surviving Corporation or the Company, any other person (whether or not incorporated) with respect to which Parent, Merger Sub or the Company, as applicable, directly or indirectly (a) owns or has the power to vote or control more than 50% of any class or series of capital stock or other voting interests of such person or (b) is a general partner, managing member or joint venturer.
“Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital, sales, use, license, registration, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties and similar amounts together with all interest, penalties and additions imposed with respect to any such amounts.
“Trading Day” means any day on which the shares of Company Common Stock are traded on The NASDAQ Global Market, or, if The NASDAQ Global Market is not the principal trading market for the shares of Company Common Stock, then on the principal securities exchange or securities market on which the shares of Company Common Stock are then traded; provided, that “Trading Day” shall not include any day on which the shares of Company Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Company Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).
“Transfer Taxes” means all stock transfer, real estate transfer, property, documentary, stamp, recording and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.

SECTION 1.02 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a wholly-owned subsidiary of Parent. The effects and consequences of the Merger shall be as set forth in Section 1.05.
SECTION 1.03 Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m. local time on a date to be specified by the parties hereto, which shall be no later than the tenth Business Day after satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of the conditions set forth in Article VI of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such satisfaction at the Closing or, to the extent permitted by this Agreement and applicable Law, waiver of those conditions at or prior to the Closing), at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064, unless another time, date or place is agreed to by Parent and the Company. The actual date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
SECTION 1.04 Effective Time. Subject to the provisions of this Agreement, the parties shall prepare, and on the Closing Date the parties shall cause to be filed with the Delaware Secretary of State, a certificate of merger in accordance with Section 251 of the DGCL (in any such case, the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such later time as the parties hereto may agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being hereinafter referred to as the “Effective Time”).
SECTION 1.05 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation, in each case as contemplated by Section 259 of the DGCL.
SECTION 1.06 Certificate of Incorporation and Bylaws.
(a) At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as is set forth on Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms or applicable Law.

(b) At the Effective Time, the bylaws of the Company shall be amended so as to read in their entirety as is set forth on Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms or applicable Law.
SECTION 1.07 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold office until their respective successors are duly elected and qualified.
SECTION 1.08 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until their successors are duly appointed by the board of directors of the Surviving Corporation or a duly authorized committee thereof.
ARTICLE II
EFFECT OF THE MERGER ON THE SECURITIES OF THE
CONSTITUENT CORPORATIONS; EXCHANGE PROCEDURES
SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:
(a) Capital Stock of Merger Sub. The shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become that number of fully paid and nonassessable shares of common stock, par value $.0001 per share, of the Surviving Corporation equal to the number of shares of Company Common Stock outstanding immediately prior to the Effective Time minus the Retained Shares, plus (ii) the right to receive at Parent’s election at the Effective Time warrants to purchase 8,500,000 shares of common stock of the Surviving Corporation, in the form of Exhibit C hereto (the “BTP Warrants”). The issuance of the BTP Warrants, if such issuance is elected by Parent, is referred to as the “BTP Warrants Issuance.”
(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time (collectively, the “Canceled Shares”) immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Conversion and Retention of Company Common Stock.
(i) Each Cash Share issued and outstanding immediately prior to the Effective Time, other than the Canceled Shares and any Dissenting Shares (each such Cancelled Share and Dissenting Share, an “Excluded Share” and collectively, the “Excluded Shares”), automatically shall be converted as of the Effective Time into the right to receive the Per Share Cash Consideration, without interest, less any required withholding Taxes in accordance with Section 2.02(h) hereof.

(ii) Each Retained Share shall remain outstanding and beneficially owned after the Merger as a share of common stock of the Surviving Corporation of the Person who beneficially owned such Retained Share immediately prior to the Effective Time, and otherwise shall be unaffected by the Merger.
(d) Cancellation of Shares. At the Effective Time, all Cash Shares (other than Dissenting Shares) shall no longer be outstanding and such Cash Shares shall automatically be canceled and retired and shall cease to exist, and, in the case of book-entry Cash Shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such Cash Shares, and each holder of Book-Entry Shares or any stock certificate representing any such Cash Shares (each, a “Certificate” and collectively, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive cash with respect to each such Cash Share in accordance with, or as otherwise contemplated by, Section 2.02 of this Agreement.
(e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Per Share Cash Consideration as provided in this Section 2.01. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Dissenting Shares shall be entitled only to such rights as are granted under Section 262 of the DGCL, except that all Dissenting Shares held by persons who fail to perfect or who effectively waive, withdraw or lose their rights as a dissenting stockholder in respect of such Dissenting Shares under Section 262 of the DGCL shall automatically be deemed to have been converted as of the Effective Time into the right to receive only the Per Share Cash Consideration and to retain such holders’ Retained Shares as provided in this Article II and will no longer be Dissenting Shares or Excluded Shares for purposes of the Agreement. The Company shall give prompt notice and copies to Parent of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations, settlements and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
(f) Options. At the Effective Time, each option (each, an “Option”) to purchase Company Common Stock granted under the Company Equity Incentive Plans that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be cancelled, and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than two (2) Business Days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, only an amount in cash (the “Option Consideration”), without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock issuable upon the exercise in full of such Option by (y) the excess, if any, of the amount of the Per Share Cash Consideration over the exercise price per share of Company Common Stock subject to such Option (with the aggregate amount of such payment rounded up to the nearest cent), and in each case less any required withholding for Taxes in accordance with Section 2.02(h) hereof.

(g) Restricted Stock Units. At the Effective Time, each RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than two (2) Business Days after the Effective Time) from the Surviving Corporation, in consideration of such cancellation, an amount in cash (the “RSU Consideration”), without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such RSU and (ii) the Per Share Cash Merger Consideration, and in each case less any required withholding for Taxes in accordance with Section 2.02(h) hereof, but in each case subject to the terms and conditions set forth in the Company Equity Incentive Plans, including the terms and conditions with respect to distributions and timing of payment thereunder and any provisions requiring compliance with Section 409A of the Code.
(h) Warrants. Other than the Portside Warrantholder, each holder (each, a “Warrantholder”) of a warrant (each, a “Warrant”) to purchase Company Common Stock (other than the Portside Warrant) shall only be entitled to receive an amount in cash (the “Warrant Consideration”), without interest, equal to the product obtained by multiplying (x) the total number of shares of Company Common Stock issuable upon the exercise in full of such Warrant held by such Warrantholder by (y) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of Company Common Stock under such Warrant (with the aggregate amount of such payment rounded up to the nearest cent), and in each case less any required withholding for Taxes in accordance with Section 2.02(h) hereof. As of the Effective Time, all such Warrants shall no longer be outstanding and shall automatically be canceled and retired and cease to exist and each Warrantholder shall cease to have any rights with respect thereto, except the right to receive the Warrant Consideration, without interest, upon the surrender of the original Warrant to the Paying Agent in accordance with Section 2.02(k).
(i) Portside Warrant.
(i) If the Portside Warrant is outstanding and unexercised immediately prior to the Effective Time, the Company, as the Surviving Corporation in the Merger, shall continue to be obligated to perform under the Portside Warrant in accordance with the terms and conditions thereof. No waiver of any of the Company’s rights or powers under the Portside Warrant shall be deemed to have occurred as a result of the Merger.
(ii) Upon consummation of the Merger and if the Portside Warrant is then outstanding and unexercised, the Company, as the Surviving Corporation, shall deliver to the Portside Warrantholder any confirmations required to be delivered to the Portside Warrantholder pursuant to the terms and conditions of the Portside Warrant.
(j) Relativity Shares. Subject to the terms and conditions of the Relativity Transaction Documents, the Relativity Shares shall be converted into the right to receive the Relativity Merger Consideration, without interest and less any required withholding Taxes in accordance with Section 2.02(h) hereof. As of the Effective Time and subject to the terms and conditions of the Relativity Transaction Documents, all Relativity Shares shall no longer be outstanding or issuable and all Relativity Shares shall automatically be canceled and retired and shall cease to exist, and Relativity shall thereafter only have the right to receive from the

Company at the Effective Time, or as soon as practicable thereafter (but in no event later than two Business Days after the Effective Time) from the Surviving Corporation, in consideration of such cancellation, only the Relativity Merger Consideration, without interest.
(k) Company Convertible Note.
(i) The Company shall provide to the holder of the Company Convertible Note, all notices required by the terms of the Company Convertible Note to be provided to the holder of such Company Convertible Note.
(ii) If the Company Convertible Note is outstanding and unconverted immediately prior to the Effective Time, then at the Effective Time the Company, as the Surviving Corporation, shall continue to be obligated to perform under the Company Convertible Note in accordance with the terms and conditions thereof; provided, that, in accordance with the terms of the Company Convertible Note, Section 14 of the Company Convertible Note shall be deemed deleted and of no force and effect after the Effective Time. No waiver of any of the Company’s rights or powers under the Company Convertible Note shall be deemed to have occurred as a result of the Merger.
(iii) Upon consummation of the Merger and if the Company Convertible Note is then outstanding, the Company, as the Surviving Corporation, shall deliver to the holder of the Company Convertible Note any confirmations required to be delivered to the holder of the Company Convertible Note pursuant to the terms and conditions of the Company Convertible Note; provided, that, in accordance with the terms of the Company Convertible Note, Section 14 of the Company Convertible Note shall be deemed deleted and of no force and effect from and after the Effective Time.
SECTION 2.02 Exchange of Certificates.
(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, to act as paying agent in the Merger (the “Paying Agent”) and, prior to the Effective Time, Parent shall enter into an agreement with the Paying Agent (the “Paying Agent Agreement”), which Paying Agent Agreement shall provide, among other things, that Parent shall deposit with the Paying Agent, immediately prior to the Effective Time, for the benefit of the holders of Cash Shares (other than the Excluded Shares), immediately available funds in an aggregate amount necessary for the payment of the Per Share Cash Consideration upon surrender of Certificates or Book-Entry Shares pursuant to this Section 2.02. The cash deposited with the Paying Agent by Parent in accordance with this Section 2.02 shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than such payments.
(b) Exchange Procedures for Certificates. No later than five Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than the Excluded Shares), (i) a letter of transmittal in customary form and mutually agreed upon by Parent and the Company, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares, as the case may be, to the Paying Agent and

(ii) instructions for effecting the surrender of the Certificates (or Affidavits (as defined below) in lieu of any lost, stolen or destroyed Certificates) and Book-Entry Shares in exchange for the Per Share Cash Consideration payable with respect to such holders Cash Shares (the “Initial Notice”). Upon surrender of a Certificate (or an Affidavit in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a duly executed and properly completed letter of transmittal and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor (i) the Per Share Cash Consideration for each Cash Share of such holder, and (ii) a certificate or certificates representing the number of whole Retained Shares to be retained by the holder thereof by virtue of the Merger pursuant to Section 2.01, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. Until surrendered and exchanged as contemplated by this Section 2.02, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Cash Consideration for any Cash Shares and the right to receive a stock certificate representing the Retained Shares such holder is entitled to retain pursuant to Section 2.01. No interest will be paid or will accrue to holders of Certificates or Book-Entry Shares on the cash payable upon the surrender of any Cash Shares.
(c) No Further Ownership Rights in Cash Shares Exchanged for Cash; Distributions with Respect to Unexchanged Cash Shares.
(i) All cash paid upon the surrender of Cash Shares in accordance with the terms of this Section 2.02 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cash Shares surrendered or theretofore represented by the portion of such Certificates or Book-Entry Shares that constitute Cash Shares.
(ii) No dividends or other distributions with respect to Cash Shares with a record date after the Effective Time of the Merger shall be paid to the holder of such Cash Shares.
(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed one hundred and thirty-five (135) days after the Effective Time (including any net profit, interest or other earnings or gains thereon) shall be delivered to the Surviving Corporation (or, to a wholly owned subsidiary of the Surviving Corporation, if the Surviving Corporation so directs (such subsidiary, the “Designated Subsidiary”), and any holders of Certificates or Book-Entry Shares representing Cash Shares who have not theretofore complied with this Article II (such holders, “Nonclaiming Holders”) shall thereafter look only to the Surviving Corporation (or such Designated Subsidiary) for payment of their claims for the Per Share Cash Consideration with respect to such Cash Shares pursuant to this Article II. The Surviving Corporation shall effect a second notice (the “Second Notice”) to Nonclaiming Holders not later than the calendar month that is 57 months after the Effective Date, which will include the same information as set forth in the Initial Notice and shall advise the Nonclaiming Holders that they are entitled to exchange their Cash Shares by responding to the Surviving Corporation (or the Designated Subsidiary) within five years following the Second Notice.

(e) Investment of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting, interest or other earnings or gains from the Exchange Fund shall be the property of and payable to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the cash required to be paid by Parent pursuant to Section 2.01 above, Parent or the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times until its termination in accordance with Section 2.02(d) above, sufficient to make such payments.
(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any of their respective directors, officers, members, managers, employees or agents shall be liable to any person with respect to any Per Share Cash Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the time when any cash payable for Cash Shares under this Article II in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
(g) Lost Certificates and Warrants. If any Certificate or any original Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit (an “Affidavit”) of that fact by the person claiming such Certificate or Warrant to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or Warrant, as the case may be, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate or Warrant, as the case may be, subject to compliance with the other applicable requests for valid surrender, exchange and payment for Shares or Warrants, as applicable, as provided in this Section 2.02, the applicable Per Share Cash Consideration or Warrant Consideration.
(h) Withholding Tax. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any applicable Law relating to Taxes, and shall promptly remit all withheld amounts to the applicable taxing authority. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made.

(i) Transfer Taxes. If payment of the Per Share Cash Consideration payable to a holder of Cash Shares is to be made to a person other than the person in whose name the applicable Cash Shares are registered, it shall be a condition of payment that any related Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the transfer of the Certificate surrendered to a person other than the registered holder or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.
(j) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Cash Shares shall have been changed into a different number or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Aggregate Merger Consideration shall be equitably adjusted to take into account the effects of such event; provided that nothing in this Section 2.02(i) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement, including the restrictions contained in Section 4.01 hereof.
(k) Exchange Procedure for Warrants. The Paying Agent Agreement shall also provide that Parent shall deposit with the Paying Agent, immediately prior to the Effective Time, for the benefit of the Warrantholders, immediately available funds in an aggregate amount necessary for the payment of the Warrant Consideration. Upon the surrender to the Paying Agent of an original Warrant, the Paying Agent shall pay to such Warrantholder, the Warrant Consideration. The procedures and other provisions set forth in this Section 2.02 (including Section 2.02(g) if any Warrant has been lost, stolen or destroyed) shall apply to any surrender of a Warrant.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
SECTION 3.01 Representations and Warranties of the Company. Except as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub, as follows:
(a) Organization.
(i) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so in good standing or to have such power and authority has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Charter Documents, which were previously furnished or made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board, other than those minutes relating to this transaction or any alternatives to this transaction considered by the Board or any matters subject to attorney-client privilege or the disclosure of which is limited by applicable Law. The Company is not in violation of the Charter Documents and none of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.
(ii) Section 3.01(a)(ii) of the Company Disclosure Letter lists each Subsidiary of the Company and the jurisdiction of organization thereof. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concept is recognized in such jurisdictions) and has the requisite corporate powers and authority to carry on its business as currently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the organizational and governing documents of each Subsidiary of the Company, all of which were previously furnished or made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, beneficially and of record by the Company free and clear of all Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests and is not a participant in, any corporation, partnership, joint venture, association or other person.
(b) Capital Structure.
(i) The authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock and (B) 25,000,000 shares of Company Preferred Stock. As of June 11, 2007, (A) 21,729,185 shares of Company Common Stock are issued and outstanding, (B) 3,400,000 shares of Common Stock are classified as Relativity Shares, (C) zero shares of Company Common Stock are held in the treasury of the Company, (D) no shares of Company Preferred Stock are issued or outstanding or held by the Company in its treasury and (E) 4,555,773 shares of Company Common Stock are reserved for future issuance in connection with the Company Incentive Equity Plans (including shares reserved pursuant to issued and outstanding Options and RSUs), the Warrants and the Portside Warrant. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, non-assessable, and were not issued in violation of any preemptive or other right in favor of any person, and no class of capital stock is entitled to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. As of the date of the Original Agreement, there are no options, warrants, preemptive or other outstanding rights, stock appreciation rights, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries are bound, obligating the Company or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding other than (u) the Company Rights, (v) 25,920 RSUs issued and outstanding, (w) Options representing the right to purchase 2,252,994 shares of Company Common Stock, (x) Warrants representing the right to purchase 884,284 shares of Company Common Stock, (y) the Portside Warrant representing the right to purchase 1,000,000 shares of Company Common Stock and (z) the Company Convertible Note representing the right to purchase 4,000,000 shares of Company Common Stock. All Options issued by Egami Media pursuant to the Egami Media, Inc. 2005 Incentive Compensation Plan and all Options issued by the Company pursuant to the 1994 Eligible Directors Stock Option Plan have been validly terminated and are no longer outstanding. Section 3.01(b) of the Company Disclosure Letter sets forth each Option, Warrant and RSU, as applicable, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Option, Warrant or RSU, the exercise price per share of such Option or Warrant and the vesting schedule for such Option, Warrant or RSU. The Company has made available to Parent true and complete copies of the forms of agreement relating to the grant of Options, Warrants and RSUs.
(ii) Each Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Equity Incentive Plan pursuant to which it was issued, (B) has an exercise price per share of Company Common Stock not less than the fair market value of a share of Company Common Stock on the date on which all requisite action constituting an offer of Company Common Stock to the grantee of the Option upon the terms set forth in the Options was completed, and (C) qualified for the tax and accounting treatment afforded to such Option in the Company’s Returns and the financial statement included in the Company SEC documents, respectively All Options and RSUs may, by their terms, be treated in accordance with Sections 2.01(f) and (g), respectively, of this Agreement, without the consent of the holder thereof or any other person.
(iii) The Relativity Merger Consideration is the maximum and only amount payable as a result of the Merger with respect to the Relativity Shares.
(c) Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject only, in the case of the consummation of the Merger, to obtaining the Company Stockholder Merger Approval. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company or to consummate the transactions so contemplated, in each case, subject only to, with respect to the Merger, the Company Stockholder Merger Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(d) No Conflicts; Consents and Approvals.
(i) The execution, delivery and performance of this Agreement by the Company do not and will not, as the case may be, and the consummation by the Company of the transactions contemplated hereby, including the Merger, does not or will not (x) conflict with or result in a violation pursuant to any provision of the Charter Documents or any provision of the organizational or governing documents of any Subsidiary of the Company, (y) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in subparagraph (ii) below, contravene any Law or any order, writ, judgment, injunction, decree, determination or award currently in effect or (z) conflict with or result in a breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, lease, license, Benefit Plan, contract, agreement or other instrument, permit or obligation to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or their respective properties or assets are or may be bound except, in the case of clauses (y) and (z) above, as would not reasonably be expected to have a Company Material Adverse Effect.
(ii) Except for (A) compliance with, and filings under, the HSR Act; (B) the filing with the SEC of (i) the Proxy Statement and (ii) such reports and other documents under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (C) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL to be filed with the Secretary of State of the State of Delaware and the filing of appropriate documents with the relevant authorities of other states in which the Company or its Subsidiaries are qualified to do business; (D) any filings and approvals pursuant to the rules and regulations of the NASDAQ; and (E) applicable requirements, if any, of state securities or “blue sky” Laws; (such items set forth above in clauses (A) through (E) collectively, the “Required Approvals”), no consent, approval, notice, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is necessary or required to be obtained or made in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than such items that the failure to make or obtain, as the case may be, would not reasonably be expected to materially delay the consummation of the Merger or result in any material restriction on the conduct of the Business by the Surviving Corporation after the Effective Time or have a Company Material Adverse Effect.
(e) SEC Reports and Financial Statements. The Company (and each Subsidiary of the Company, if applicable) has filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since March 31, 2005, pursuant to the Exchange Act or the Securities Act (such forms, reports, schedules, statements, exhibits and other documents, including any financial statements or schedules included therein, are collectively referred to herein as the “Company SEC Documents”). The Company SEC Documents, as of their respective dates of filing (giving effect to any subsequently filed amendments or supplements thereto), (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The audited consolidated financial statements and the unaudited quarterly financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect on the date of filing, have been prepared in accordance with GAAP, except as may be indicated in the notes thereto or, in the case of unaudited financial statements as permitted by Form 10-Q and Form 8-K of the SEC, and fairly present (subject, in the case of the unaudited financial statements, to the absence of notes and normal year-end audit adjustments), in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.
(f) Sarbanes-Oxley.
(i) Since March 31, 2006, (A) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after March 31, 2006, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after March 31, 2006, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(ii) Except for such matters as have not had, and would not reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002.
(g) Absence of Certain Changes or Events. Since March 31, 2006, (i) each of the Company and its Subsidiaries has conducted its business only in the ordinary course, (ii) there has not been any effect, event, development, change, occurrence or state of facts that has had or would reasonably be expected to have a Company Material Adverse Effect, and (iii) neither the Company nor any Subsidiary has taken any action that, if taken after the date hereof would be prohibited by Sections 4.01(ii), (iii), (v), (vi), (ix), (x) or (xi).
(h) Information Supplied. The Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.
(i) Employee Benefit Plans.
(i) Section 3.01(i)(i) of the Company Disclosure Letter sets forth a list of all Benefit Plans. True, complete and correct copies of all such written Benefit Plans have been provided or otherwise made available to Parent.
(ii) With respect to each Benefit Plan, the Company has made available to Parent complete and accurate copies, to the extent applicable, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Benefit Plan, including all schedules thereto, (B) the most recent determination letter, if any, from the IRS for any Benefit Plan that is intended to qualify under Section 401(a) of the Code, (C) the plan documents and summary plan descriptions, or a written description of the terms of any Benefit Plan that is not in writing, (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements, (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity relating to any compliance issues in respect of any such Benefit Plan, (F) all material amendments, modifications or supplements to any such document.
(iii) No Benefit Plan is (A) a “defined benefit plan” (as defined in Section 414 of the Code), (B) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (C) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (A), (B) or (C) whether or not subject to ERISA) or (D) subject, or at any time has been subject, to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(iv) Since December 31, 2004, each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan with the meaning of Section 409A of the Code has been operated and maintained, in all material respects, in accordance within the requirements of IRS Notice 2005-1 and a good faith reasonable interpretation of Section 409A of the Code and its purpose with respect to the amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.
(v) Except as required by applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Benefit Plan or to continue or increase any benefits under any Benefit Plan, or to maintain any such benefits or the level of any such benefits generally for any period.
(vi) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result, directly or indirectly, in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Benefit Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.
(vii) No Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its Subsidiaries, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law.
(viii) Each Benefit Plan that is intended to be “qualified” under Section 401 and/or 501(a)(9) of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Benefit Plan.
(ix) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid or payable by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.
(x) Except where failure to comply would not have a Company Material Adverse Effect, each Benefit Plan maintained by the Company and any Subsidiary of the Company has been operated and administered in compliance with its terms and applicable Law.
(xi) The execution of this Agreement and the consummation of the Merger, either by themselves or in conjunction with any other event, will not constitute an event under any Benefit Plan that will or may result in any material payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, or material increase in compensation or benefits or obligation to fund benefits with respect to any employee of the Company or any Subsidiary of the Company. All contributions and other payments required to be made by the Company or its Subsidiaries to any pension plan with respect to any period ending before the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements.
(xii) There are no existing (or, to the Knowledge of the Company, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course, with respect to any Benefit Plan. Neither the Company nor any Significant Subsidiary has incurred, nor reasonably expects to incur, any material liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).
(xiii) Neither the Company nor any of its Subsidiaries will, as a result of the transactions contemplated by this Agreement, be obligated to make any payment or provide any benefit for which no deduction would be permitted by reason of Section 280G of the Code.
(j) Litigation. There is no suit, claim, action, proceeding, criminal prosecution, audit, arbitration, mediation or investigation (a “Dispute Proceeding”) pending before any Governmental Entity or arbitration panel or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties or any of their respective officers, employees or directors in their capacity as such, except for any such Dispute Proceeding as has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth all Dispute Proceedings (i) where the amount in controversy for which the Company may be responsible or liable exceeds fifty thousand dollars ($50,000), (ii) seeks material injunctive relief or otherwise seeks to enjoin the business or operations of the Company, or (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as operated immediately prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that has had or would reasonably be expected to have a Company Material Adverse Effect.
(k) Compliance with Laws; Permits.
(i) Each of the Company and its Subsidiaries is and since March 31, 2006 has been in material compliance with all Laws applicable to it.
(ii) Other than with respect to Environmental Laws, which are governed by Section 3.01(m), each of the Company and its Subsidiaries holds all material permits, licenses, variances, exemptions, orders, authorizations, consents, franchises and approvals of all Governmental Entities necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted in compliance with applicable Laws (the “Company Permits”), and all such Company

Permits are in full force and effect in all material respects. Each of the Company and its Subsidiaries is in material compliance with the terms of the Company Permits. To the Knowledge of the Company, no suspension or cancellation of any Company Permit is pending or threatened.
(l) Tax Matters.
(i) Each of the Company and its Subsidiaries has timely filed all material Returns required to be filed by it with any Tax authority prior to the date hereof. To the Knowledge of the Company, all such Returns are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid all Taxes shown to be due on such Returns.
(ii) All material Taxes that each of the Company and its Subsidiaries is required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.
(iii) Each of the Company and its Subsidiaries is not delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(iv) To the Knowledge of the Company, no audit or other examination of any Return of the Company or its Subsidiaries by any Tax authority is presently in progress. Neither the Company nor its Subsidiaries has been notified of any request for such an audit or other examination.
(v) No adjustment relating to any Returns filed by the Company or its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company, its Subsidiaries or any representative thereof.
(vi) The Company and each of its Subsidiaries has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has made available to Parent and Merger Sub complete and accurate copies of all material income, franchise, and foreign Tax Returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries, subsequent to December 31, 2002.
(vii) There are no material Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.
(viii) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

(ix) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state or local law.
(x) Neither the Company nor any of its Subsidiaries has (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) and (ii) any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.
(xi) No written claim has been made during the past five years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any material taxation by that jurisdiction.
(xii) Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
(xiii) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.
(xiv) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.
(xv) The Company is not a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code and was not a United States Real Property Holding Corporation at any time during the applicable period, as defined in Section 897(c)(1)(A)(ii) of the Code.

(xvi) Neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 of the Code during the preceding three (3) years.
(xvii) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued to the Company or any of its Subsidiaries since January 1, 1996, by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.
(xviii) Section 3.01(l) of the Company Disclosure Letter contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits or has benefited from exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs (the “Incentives”) and describes the details of such Incentives. The Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or Law relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.
(xix) None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.
(xx) For the purpose of supporting the positions taken by the Company on its filed Tax Returns, the Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.
(xxi) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(m) Labor Relations and Employment. Except where failure to comply has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Subsidiary of the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the WARN Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, labor relations, wage and hour standards, occupational safety and health requirements and unemployment insurance, and, to the Knowledge of the Company, is not engaged in any unfair labor practices. As of the date of the Original Agreement, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to individuals employed by the Company or any of its Subsidiaries, nor are there any formal activities or proceedings of any labor union to organize any such employees. As of the date of the Original Agreement, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lock out or work stoppage against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries.
(n) Environmental Matters. Except as provided in this Section 3.01(n), the Company makes no representation or warranty, express or implied, as to any environmental matters, including Environmental Laws and Environmental Permits.
(i) Each of the Company and its Subsidiaries is and at all times has been in material compliance with all applicable Environmental Laws.
(ii) The Company and its Subsidiaries have obtained or applied in a timely manner for all material Environmental Permits necessary for the conduct of their operations as of the date of the Original Agreement, as applicable, and all such material Environmental Permits are in full force and effect in all material respects or, where applicable, a renewal application has been timely filed and is pending approval. There are no pending or, to the Knowledge of the Company, threatened proceedings to revoke such material Environmental Permits and each of the Company and its Subsidiaries is in compliance in all material respects with all terms and conditions thereof.
(iii) Neither the Company nor its Subsidiaries has received any written notification that the Company or such Subsidiary, or any property owned or leased in connection with the Business, is the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person seeking (i) any Remedial Action or (ii) to impose any Environmental Liabilities and Costs on the Company or such Subsidiary.
(iv) To the Company’s Knowledge, neither the Company nor its Subsidiaries is required to implement or pay for any material Remedial Action, or to reimburse costs incurred by third parties with respect to any material Remedial Action, or to incur material Environmental Liabilities and Costs.
(o) Material Contracts.
(i) Except for this Agreement, Section 3.01(o) of the Company Disclosure Letter sets forth a true and complete list, as of the date of the Original Agreement, and the Company has made available to Parent true and complete copies of:
(A) each contract, lease, license, note, bond or other agreement (each, a “Contract”) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) each employment, consulting, severance, termination and indemnification Contract between the Company or any of its Subsidiaries and director or officer of the Company or any such Subsidiary or other employee earning cash compensation in excess of $100,000 per year;
(C) each Contract to which the Company or any of its Subsidiaries is a party that (I) materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or with any person in any line of business or to offer, sell, license, supply or distribute any service or product, or (II) grants exclusive rights to any person, except for any such Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;
(D) each Contract to which the Company or any of its Subsidiaries is a party that may call for aggregate payments by the Company or any of its Subsidiaries of more than $500,000, except for any such Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;
(E) each Contract to which the Company or any of its Subsidiaries is a party that calls for aggregate payments to the Company or any of its Subsidiaries of more than $500,000, provided, that if a Contract does not specify an aggregate amount to be paid to the Company, then such Contract shall be disclosed pursuant to this subparagraph (E) if aggregate payments to the Company pursuant to such Contract over the last 12 months shall have exceeded $500,000; and
(F) each loan and credit agreement, letter of credit, note, debenture, bond, indenture and other similar Contract pursuant to which any indebtedness of the Company or any of its Subsidiaries, in each case in excess of $100,000, is outstanding or may be incurred, other than any such Contract between or among the Company and any of its Subsidiaries.
Each Contract of the type described in clause (A) through (F) above is referred to herein as a “Material Contract”.
(ii) All Material Contracts are valid, binding and in full force and effect in all material respects. The Company is not, and has not received any written notice or has any Knowledge that any other party is, in material default under any such Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.
(p) Property. Neither the Company nor any of its Subsidiaries owns any fee interest in real estate. Section 3.01(p) of the Company Disclosure Letter sets forth a correct and complete list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries, that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens. All properties and assets of the Company and its Subsidiaries, real and personal, material to the conduct of the Business are, except for changes in the ordinary course of business consistent with past practice since March 31, 2006, reflected in the most recent balance sheet of the Company included in the Company SEC Documents, and each of the Company and its Subsidiaries has legal title to its real and personal property reflected on such balance sheet or acquired by it since the date of such balance sheet, free and clear of all Liens other than those Liens which are of record as of the date of the Original Agreement and those Liens which do not encumber material assets. There are no material disputes, oral agreements or forbearance programs in effect as to any Company real property lease or sublease. The Company has not defaulted under any such real property lease or sublease and has not received any written notice of default with respect to any such real property lease or sublease.
(q) Intellectual Property.
(i) The Company owns or possesses adequate licenses or other rights to use all material Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries.
(ii) To the Knowledge of the Company, the Intellectual Property Rights of the Company do not conflict with or infringe upon any Intellectual Property Rights of others in any material respect.
(iii) Section 3.01(q) of the Company Disclosure Letter sets forth a complete and accurate list of all trademarks, service marks and domain names in which the Company or any of its Subsidiaries purports to have an ownership interest. Such schedule will include the title of the mark or domain name and, in the case of trademarks and service marks that are registered in the United States Patent and Trademark Office (the “Registered Marks”), the registration, certificate or issuance number (or application number with respect to pending applications) and the date registered or issued (or filed with respect to pending applications) and the identification of the particular Company or Subsidiary which holds the interest. Neither the Company nor any of its Subsidiaries owns or exclusively licenses any patents.
(iv) The Company and its Subsidiaries take and have taken reasonable measures, consistent with industry practice as of the date of the Original Agreement, to register, maintain and renew all material Registered Marks that are included in the Intellectual Property Rights of the Company.
(v) To the Knowledge of the Company, no third party is infringing any material Intellectual Property Right of the Company, except for potential infringement arising from unauthorized copying as is commonly of concern to the motion picture and entertainment industry and as to which the Company has no Knowledge of specific violations (e.g., piracy and “bootlegging”, peer-to-peer file sharing over the Internet and the like).

(vi) No legal proceedings are pending or, to the Company’s Knowledge, threatened in writing, that (A) assert that any Intellectual Property Right of the Company or any action taken by the Company or any of its Subsidiaries infringes any Intellectual Property Right of any person or that any Intellectual Property Right of the Company or any action taken by the Company or any of its Subsidiaries constitutes a libel, slander or other defamation of any person or (B) challenge the validity or enforceability of, or the rights of the Company or any of its Subsidiaries in, any Intellectual Property Right of the Company.
(vii) The consummation of the transactions provided for herein will not adversely affect, in any material respect, any right or interest of the Company or any of its Subsidiaries in any Intellectual Property Right of the Company.
(r) Film Assets.
(i) Section 3.01(r) of the Company Disclosure Letter accurately identifies in all material respects all Film Rights, including the applicable media, territory and term of such rights. All such Film Rights shall herein be collectively referred to as the “Film Distribution Rights”).
(ii) To the Company’s Knowledge, no Film Distribution Rights, nor any of the literary, dramatic or musical material contained in any Film or upon which any Film is based, nor the exercise by any authorized person or entity of any right granted to such authorized person or entity by the Company or any of its Subsidiaries in connection therewith (x) infringes upon any Intellectual Property Right or any literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any person, or (y) contains any element or material which in any manner constitutes a libel, slander or other defamation of any person.
(iii) To the Company’s Knowledge, no actions or proceedings have heretofore been asserted and as of the date of the Original Agreement none are currently pending, or to the Knowledge of the Company, threatened relating to the Film Distribution Rights.
(iv) As of the date of the Original Agreement, except for customary guild residuals, performing rights society payments, contingent compensation and music publishing and clearance fees for digital downloads of audio and video products, and any amounts reflected on the Company’s Financial Statements, there are no material sums due to any person in connection with the Film Distribution Rights.
(v) The Company has no Knowledge that any Licensor has failed to take commercially reasonable steps consistent with customary industry standards, to protect, confirm, register, maintain, police and enforce the Film Distribution Rights;
(vi) Except as set forth on Section 3.01(r) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any executory obligations relating to (x) any minimum theatrical prints and advertising spend and/or release obligations (i.e., minimum number of screens, markets and/or release dates) for any Film or (y) any non-contingent payment guarantee relating to any Film.

(vii) To the Company’s Knowledge, the Licensor of each Film has or will validly copyright and register such Film for copyright in the United States of America and may similarly register and/or protect such Film in the jurisdictions in which the Company or its Subsidiaries possess Film Rights with respect to such Film to the maximum extent that the laws of such jurisdictions provide for such registration and/or protection.
(viii) The Company and its Subsidiaries have not done or failed to do, any act which materially limits, impairs or encumbers the Company’s or any of its Subsidiaries’ full enjoyment of the Film Distribution Rights (subject to the terms of any respective distribution agreements respecting such Films and the Film Distribution Rights), except for such actions that would not materially affect the Film Distribution Rights in the aggregate.
(ix) None of the transactions contemplated by this Agreement shall result in the termination of or adversely affect any material amount or number of Film Distribution Rights.
(x) To the Company’s Knowledge, the Company Disclosure Letter sets forth a true, correct and complete list of the locations of all of the Elements necessary or required to exploit the Film Distribution Rights. With respect to each Film, the Elements owned, leased, licensed or controlled by the Company and its Subsidiaries respecting such Film are sufficient to produce copies, prints, video products and other reproductions necessary or required for exploitation of the Film Rights with respect to such Film.
(xi) To the Company’s Knowledge, the Section 3.01(r) of the Company Disclosure Letter includes a complete list of any Films for which principal photography or post-production has commenced, or that have been completed and/or acquired, but not commercially exploited, whether being produced by the Company or any of its Subsidiaries or whether the Company or any of its Subsidiaries is contractually obligated or entitled, to acquire rights in such Film from a Licensor and any Films that are being developed, produced or acquired by or on behalf of the Company or any of its Subsidiaries for which principal photography has yet to commence, regardless of the stage of development of such work or project.
(xii) All material sums due any performance guilds in connection with the Films and the exploitation of the Film Distribution Rights (including without limitation, contingent compensation and residuals) have, to the Knowledge of the Company, been paid in full or the Company has established adequate reserves for the payment of such material obligations (which reserves are reflected in the Company SEC Documents or the Company Disclosure Letter).
(s) Music Product Assets.

(i) Section 3.01(s) of the Company Disclosure Letter accurately identifies in all material respects all of Company’s Music Distribution Rights, including the applicable media, territory and term of such rights.
(ii) To the Company’s Knowledge, no Music Distribution Rights, nor any of the literary, dramatic or musical material contained in any Music Product or upon which any Music Product is based, nor the exercise by any authorized person or entity of any right granted to such authorized person or entity by the Company or any of its Subsidiaries in connection therewith (x) infringes upon any Musical Compositions or any literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any person, or (y) contains any element or material which in any manner constitutes a libel, slander or other defamation of any person.
(iii) To the Company’s Knowledge, no actions or proceedings have heretofore been asserted and as of the date of the Original Agreement none are currently pending, or to the Knowledge of the Company, threatened relating to the Music Distribution Rights.
(iv) As of the date of the Original Agreement, except for publishing and performance society royalties and residuals, performing rights society payments, contingent compensation and music publishing and clearance fees for digital downloads of audio products, and any amounts reflected in the financial statements of the Company, there are no material sums due to any person in connection with the Music Distribution Rights.
(v) The Company has no Knowledge that any Licensor has failed to take commercially reasonable steps consistent with customary industry standards, to protect, confirm, register, maintain, police and enforce the Music Distribution Rights;
(vi) To the Company’s Knowledge, the Licensor of each Music Product has or will validly copyright and register such Music Product for copyright in the United States of America and may similarly register and/or protect such Music Product in the jurisdictions in which the Company or its Subsidiaries possess Music Product with respect to such Music Product to the maximum extent that the laws of such jurisdictions provide for such registration and/or protection.
(vii) The Company and its Subsidiaries have not done or failed to do, any act which materially limits, impairs or encumbers the Company’s or any of its Subsidiaries’ full enjoyment of the Music Distribution Rights (subject to the terms of any respective distribution agreements respecting such Music Products and the Music Distribution Rights), except for such actions that would not materially affect the Music Distribution Rights in the aggregate.
(viii) None of the transactions contemplated by this Agreement shall result in the termination of or adversely affect any material amount or number of Music Distribution Rights.

(ix) To the Company’s Knowledge, Section 3.01(s)(ix) of the Company Disclosure Letter sets forth a true, correct and complete list of the locations of all of the Master Recordings and Master Tapes necessary or required to exploit the Music Distribution Rights. With respect to each Music Product, the Master Recordings and Master Tapes, owned, leased, licensed or controlled by the Company and its Subsidiaries respecting such Music Product are sufficient to produce Records and copies, prints, video products and other reproductions necessary or required for exploitation of the Music Product.
(x) All material sums due any performance guilds and performance societies (BMI, ASCAP, SESAC, Harry Fox Agency) in connection with the Music Products and the exploitation of the Music Distribution Rights (including without limitation, contingent compensation and residuals) have, to the Knowledge of the Company, been paid in full or the Company has established adequate reserves for the payment of such material obligations (which reserves are reflected in the Company SEC Documents or the Company Disclosure Letter).
(t) Distribution Agreements. Section 3.01(t) of the Company Disclosure Letter lists all of the Company’s agreements by which: (i) the Company is obligated to distribute or exploit via a third party any Film Distribution Rights relating to ten (10) or more Films distributed by such third party or Music Distribution Rights relating to ten (10) or more Records distributed by such third party; (ii) the Company has the right, but not the obligation, to distribute or exploit via a third party any Film Distribution Rights relating to ten (10) or more Films distributed by such third party or Music Distribution Rights relating to ten (10) or more Records distributed by such third party or (iii) the Company is obligated to distribute any Film Distribution Rights or Music Distribution Rights of any affiliate of the Company or any affiliate of the Company has the right to distribute any Film Distribution Rights or Music Distribution Rights of the Company.
(u) Insurance. The Company and its Subsidiaries have all material policies of insurance (such material insurance policies, the “Insurance Policies”) covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, which the Company reasonably believes are adequate for the operation of the Business. All such Insurance Policies are in full force and effect, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due, except where such failure to cure has not had, and would not reasonably be expected to have a Company Material Adverse Effect. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. To the Knowledge of the Company, (i) there is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of any such Insurance Policy or (ii) there has been no threatened termination of, or material premium increase with respect to, any such Insurance Policy.

(v) State Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 3.02(g), no “moratorium,” “control share,” “fair price,” “business combination” or other anti-takeover Laws (including Section 203 of the DGCL) are applicable to this Agreement, the Securities Purchase Agreement, the Support Agreements, the Merger or any other transactions contemplated hereby or thereby.
(w) Brokers. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. (“Lazard”) and Raymond James & Associates, Inc. (“Raymond James”), the fees and expenses of which will be paid by the Company prior to the Effective Time, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
(x) Opinions of the Company’s Financial Advisors. The Company Board received separate opinions of Lazard and Raymond James, each dated March 29, 2007, to the effect that, as of such date, the consideration (as defined in such opinions) to be received by the holders of Shares pursuant to the Merger was fair from a financial point of view to such holders.
(y) Board Approval. At a meeting duly called and held, the Company Board, by unanimous vote of all of the directors, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the BTP Warrants Issuance, and the Securities Purchase Agreement and the transactions contemplated thereby, are fair to and in the best interests of the Company and the Company Stockholders, (ii) approved, authorized, adopted and declared the advisability of this Agreement and the transactions contemplated hereby, including the Merger and the BTP Warrants Issuance, and the Stock Purchase Agreement and the transactions contemplated thereby (including, the execution and delivery of a registration rights agreement relating to the BTP Warrants and the Company Additional Securities), (iii) approved Parent’s entering into the Support Agreements, including for purposes of Section 203 of the DGCL, (iv) directed that this Agreement and the Securities Purchase Agreement be submitted for consideration by the Company Stockholders at the Stockholders’ Meeting and (v) recommended that the Company Stockholders adopt this Agreement and approve the Securities Purchase Agreement and the transactions contemplated hereby and thereby (such recommendation, the “Company Board Recommendation”).
(z) Vote Required.
(i) Assuming the accuracy of Parent’s representation in Section 3.02(g), the Company Stockholder Merger Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.
(ii) The Company Stockholder Issuance Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Company Share Issuance.
(aa) Company Rights Agreement. The Company has amended the Company Rights Agreement in accordance with its terms to render it inapplicable to this Agreement, the execution and delivery of the Support Agreements and the Securities Purchase Agreement, the Merger and other transactions contemplated by this Agreement and such other agreements.

(bb) Affiliate Transactions. Except (i) as set forth in the Company SEC Documents, (ii) compensation or other employment arrangements entered into in the ordinary course of business or (iii) as otherwise disclosed pursuant to the representations and warranties contained in this Section 3.01, no executive officer or director of the Company or any of its Subsidiaries or any person who, directly or indirectly, beneficially owns 5% or more of the Company Common Stock is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the period of 12 months preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
(cc) Completion of Transaction. The Company has no Knowledge of any fact or circumstances relating to or affecting the Company or its Subsidiaries that it reasonably believes would prevent the Company from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby.
(dd) Undisclosed Liabilities. Except (i) as reflected, reserved against or otherwise disclosed in the consolidated financial statements of the Company (including the notes thereto and related management discuss and analysis) included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006, (ii) as disclosed in Section 3.01(dd) of the Company Disclosure Letter or (iii) those incurred in connection with the transactions contemplated by this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material debts, liabilities or obligations (whether absolute, accrued, fixed, contingent or otherwise).
(ee) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3.01 or in any certificates delivered by or on behalf of the Company in connection with the Closing, none of the Company, any affiliate of the Company or any other person makes any representations or warranties, and the Company hereby disclaims any other representations or warranties, whether made by the Company, any affiliate of the Company, or any of their respective officers, directors, employees, agents or other Representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Parent, Merger Sub or any of their officers, directors, employees, agents, affiliates or other Representatives of any documentation or other information. None of the Company, any affiliate of the Company or any other person will have or be subject to, in the absence of fraud, any liability to Parent or Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or either of their use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or any of their officers, directors, employees, agents, affiliates or other Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Section 3.01 or in a certificate delivered by or on behalf of the Company in connection with the Closing.

SECTION 3.02 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
(a) Organization.
(i) Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens (other than any Liens created pursuant to the Financing). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s organizational documents, each as amended through the date hereof. Such organizational documents are in full force and effect.
(ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted and to enter into and carry out its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Merger Sub’s certificate of incorporation and bylaws, each as amended through the date hereof. Such articles of incorporation and bylaws are in full force and effect.
(b) Authority. Parent and Merger Sub have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action by the respective Boards of Directors or managing members of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary limited liability company action by Parent as the sole stockholder of Merger Sub, and no other limited liability company or corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
(c) No Conflicts; Consents and Approvals.
(i) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not , and the consummation by Parent and Merger

Sub of the transactions contemplated hereby will not conflict with or result in a violation pursuant to (x) any provision of the certificate of formation or limited liability company agreement of Parent or any provision of the certificate of incorporation or bylaws of Merger Sub, (y) subject to obtaining or making the consents, approvals, notices, orders, authorizations, registrations, declarations and filings referred to in subparagraph (ii) below, contravene any Law or any order, writ, judgment, injunction, decree, determination or award currently in effect or (z) conflict with or result in a breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any loan or credit agreement, note, bond, mortgage, indenture, lease, license, benefit plan, contract, agreement or other instrument, permit or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets is bound except, in the case of clauses (y) and (z) above, as would not have, individually or in the aggregate, a Parent Material Adverse Effect.
(ii) Other than the Required Approvals (to the extent applicable to or required to be sought or obtained by Parent or Merger Sub or their respective affiliates), no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, other than such consents, approvals, orders, authorizations, registrations, declarations or filings that the failure to obtain or make, as the case may be, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d) Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending, or to the Knowledge of Parent, threatened, against Parent or Merger Sub, or any of their respective properties, officers or directors, that (i) questions the validity of this Agreement or the transactions contemplated hereby, including, but not limited to, the Merger or the Financing, or any actions taken or to be taken by Parent or Merger Sub pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or (ii) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of the Original Agreement, neither Parent nor Merger Sub is subject to any outstanding order, writ, injunction or decree that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(e) Information Supplied. The information supplied by Parent specifically for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company Stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or relating to the Company which is contained in the Proxy Statement.

(f) Ownership and Interim Operations of Parent and Merger Sub.
(i) As of the date of the Original Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.
(ii) Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, except for activities incidental to its organization and maintenance of corporate existence, will have engaged in no other business activities and will have incurred no liabilities or obligations other than pursuant to or in connection with this Agreement and the transactions contemplated hereby, including the Merger and the Financing.
(g) No Ownership Interest. Immediately prior to Parent entering into the Support Agreements, (i) neither Parent nor Merger Sub nor any of their affiliates owned, beneficially or of record, any shares of Company Common Stock and (ii) neither Parent nor Merger Sub nor any of their affiliates within the last three years has owned, beneficially or of record, 15% or more of the outstanding Company Common Stock in the aggregate.
(h) Financing Arrangements.
(i) The financing of the transactions contemplated hereby will consist of a combination of equity financing (the “Equity Financing”) and debt financing (the “Debt Financing”, and together with the Equity Financing, the “Financing”). Parent has delivered to the Company true, accurate and complete copies of revised executed financing letters with respect to the Debt Financing (the “Revised Debt Financing Commitments”) and revised equity commitment letters with respect to the Equity Financing (the “Revised Equity Financing Commitments” and, together with the Revised Debt Financing Commitments, the “Revised Financing Commitments”), pursuant to which, and subject to the terms and conditions thereof, the parties thereto have committed to provide Parent with the Financing.
(ii) As of the date hereof, none of the Revised Financing Commitments has been amended or modified in any respect, and none of the Revised Financing Commitments has been withdrawn or terminated in any respect. Each of the Revised Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto. The Revised Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing on the terms contained in the Revised Financing Commitments, other than as set forth in, or contemplated by, the Revised Financing Commitments.
(iii) The aggregate proceeds from the Financing, together with cash on hand of the Company and its Subsidiaries or Alternative Financing (as defined in Section 5.13 below) anticipated to be available at the Effective Time, constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s financial obligations under this Agreement, including, without limitation, (a) to pay (or provide the funds for the Surviving Corporation to pay) the Aggregate Merger Consideration, (b) to refinance any indebtedness or other obligation of the Company or Parent which may become due as a result of this Agreement, the Merger, or any of the transactions contemplated hereby, and (c) to pay all related fees and expenses arising out of or associated with this Agreement, the Merger, or any of the transactions contemplated hereby when due.
(iv) No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Revised Financing Commitments, and neither Parent nor Merger Sub reasonably believes that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Revised Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Revised Financing Commitments to be paid on or before the date of this Agreement.
(i) Solvency.
(i) Immediately after the Effective Time, and after giving effect to the Merger and the Financing contemplated by this Agreement and any other transactions contemplated in connection with the Merger (including, without limitation, the Securities Purchase Agreement and the transactions contemplated thereby), the Surviving Corporation (i) will not be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will not have unreasonably small capital with which to engage in its business, either (A) as presently conducted or (B) as intended by Parent to be conducted and (iii) will not have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.
(ii) No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.
(j) Completion of Transaction. Parent has no Knowledge of any fact or circumstances relating to or affecting Parent or its Subsidiaries that it reasonably believes would prevent Parent or Merger Sub from fulfilling their material obligations under this Agreement and completing the transactions contemplated hereby.
(k) Due Diligence by Parent. Parent acknowledges and agrees that it and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives. Parent and Merger Sub acknowledge that, should the

Closing occur, Parent will acquire the Company and its properties, assets and liabilities without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in Section 3.01 of this Agreement or in any certificates delivered by the Company in connection with the Closing.
(l) No Agreements with Company Stockholders. Neither Parent nor Merger Sub nor any of their respective Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or, other than the Support Agreements, pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Acquisition Proposal.
(m) No Undisclosed Arrangements with Company Employees. Neither Parent nor Merger Sub nor any of their respective Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any officer, director or employee of the Company or any affiliate thereof, pursuant to which any such person would be employed or compensated by, or would have any direct or indirect financial interest, in the Surviving Corporation or its assets, income or business following the Closing that has not been disclosed by or on behalf of Parent to the Company Board prior to the date of this Agreement.
(n) No Vote of Parent Stockholders. No vote of the stockholders of Parent, or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of formation or the limited liability company agreement of Parent, in order for Parent to consummate the Merger or effect the Financing. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any securities of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.
(o) Guarantee. Concurrently with the execution of the Original Agreement, the Fee Guarantee was executed and delivered to the Company and is in full force and effect in accordance with its terms.
(p) No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3.02 or in any certificates delivered by or on behalf of Parent or Merger Sub in connection with the Closing, none of Parent, Merger Sub, any affiliate of Parent or Merger Sub or any other person makes any representations or warranties, and Parent hereby disclaims any other representations or warranties, whether made by Parent, any affiliate of Parent or Merger Sub, or any of their respective officers, directors, members, managers, stockholders, employees, agents or other Representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure, in writing or orally, to the Company or any of its officers, directors, employees, agents or representatives of any documentation or other information.

ARTICLE IV
COVENANTS
SECTION 4.01 Conduct of Business of the Company. Except as set forth in Section 4.01 of the Company Disclosure Letter, or as expressly required or permitted by this Agreement, or required by a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business and consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers, manufacturers, licensors, licensees, advertisers, distributors and others having business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.01 shall be deemed a breach of this Section 4.01 unless such action would constitute a breach of one or more of such other provisions. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter and, except as (x) contemplated or permitted by this Agreement or (y) required by Law, during the period from the date of this Agreement until the Effective Time, the Company will not and will not cause its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:
(i) adopt or amend in any material respect any bonus, profit sharing, compensation, severance, change-in-control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or its Subsidiaries (except, in each case, for annual increases and cost of living increases for the benefit of officers (including as set forth in any employment agreements) and employees of the Company or its Subsidiaries which are (A) consistent with past practice and (B) in the case of any individual officer or employee, are not greater than fifteen percent of the salary paid to such individual in the previous year and, in the aggregate to all officers and employees, not greater than five percent of the Company’s total salaries paid in the previous year);
(ii) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice (and provided that any such transaction that requires the consent of the Company Board or any committee thereof, and any sale of any library of Films with more than five titles, shall require the prior written consent of Parent), and other than Liens (A) arising as a matter of Law, (B) granted in connection with the incurrence, assumption or guaranteed of any indebtedness permitted under clause (x) below, (C) arising in connection with the refinancing of the Company Credit Facility on terms substantially similar to those set forth in Section 4.01(ii) of the Company Disclosure letter and (D) as required by after acquired property covenants in contracts evidencing indebtedness of the Company or its Subsidiaries and Liens created in connection with the refinancing of indebtedness of the Company or its Subsidiaries that are no less favorable to the Company and its Subsidiaries than those Liens that were created in connection with the indebtedness that is being refinanced and except for sales of excess or obsolete assets in the ordinary course of business consistent with past practice;
(iii) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights or options or warrants to acquire any such shares or other securities, except that any Subsidiary of the Company may pay dividends to the Company (and any intermediate wholly owned holding company);
(iv) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities exercisable or exchangeable for or convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than issuances upon exercise of Options, Warrants, the Portside Warrant, the Company Convertible Note or Company Rights or in connection with stock-based awards and in each case outstanding as of the date of the Original Agreement;
(v) amend its Charter Documents or, in the case of Subsidiaries of the Company, the certificate of incorporation, bylaws or other applicable constituent documents of any such Subsidiary;
(vi) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except (x) acquisitions of assets (other than capital expenditures) in the ordinary course of business consistent with past practice; and (y) the making of capital expenditures (I) in accordance with the Company’s capital expenditures plan set forth in Section 4.01(vi) of the Company Disclosure Letter, (II) to repair or replace critical facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (III) otherwise, in an aggregate amount for all such capital expenditures made pursuant to this clause (III) not to exceed $200,000;
(vii) other than claims, liabilities or obligations in connection with any litigation or the settlement thereof (which shall be subject to subparagraph (viii) below), pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business and in amounts consistent with past practice;

(viii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in connection with any litigation or settlement thereof where the amounts paid or payable by the Company do not exceed $50,000 individually or $250,000 in the aggregate;
(ix) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or its Subsidiaries, settle or compromise any material income tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;
(x) make any material changes in its accounting method, except (A) as required by changes in GAAP (or any binding interpretation thereof) or Regulation S-X of the SEC, in each case as required by the Company’s independent public accountants, (B) as may be required by a change in applicable Law, (C) as disclosed in the Company SEC Documents filed prior to the date hereof or (D) as lawfully required by a Governmental Entity (including the FASB or other similar organization);
(xi) incur, assume or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements), other than (A) in the ordinary course of business consistent with past practice (including, without limitation, pursuant to the Company Credit Facility or other similar facility in lieu thereof), (B) borrowings made to finance capital expenditures and other acquisitions permitted pursuant to clause (vi) above, (C) borrowings permitted to be incurred hereunder, (D) borrowings set forth in Section 4.01(xi) of the Company Disclosure Letter and (E) other borrowings in an aggregate amount not to exceed $100,000;
(xii) enter into any new distribution agreement or license agreement involving aggregate payments by the Company in excess of $500,000; provided, however, that if Parent shall not deliver to the Company its objection in writing within 48 hours of Parent’s receipt of notice that the Company intends to take an action that would otherwise be prohibited by this subclause (xii) (including a copy of the proposed agreement or a summary description identifying the counterparty and disclosing the material terms thereof), then Parent shall have been deemed to have granted the Company its written consent with respect to such action;
(xiii) amend or modify in any material respect any agreement set forth on Section 4.01(xiii) of the Company Disclosure Letter;

(xiv) amend or modify the Portside Warrant or the Company Convertible Note; or
(xv) authorize, permit, or commit or agree to take, any of the foregoing actions.
SECTION 4.02 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not directly or indirectly, take any action or fail to take any action that is intended to, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI of this Agreement not being capable of being satisfied by the Outside Date or the Extended Outside Date, as applicable.
SECTION 4.03 Control of Other Party’s Business. For the avoidance of doubt, prior to the Effective Time, each of the Company and Parent shall continue to maintain and shall exercise control and supervision over its respective operations, subject to its respective obligations to comply with the terms and conditions of this Agreement that are not inconsistent with the requirements of any antitrust or equivalent Law applicable to the parties.
ARTICLE V
ADDITIONAL AGREEMENTS
SECTION 5.01 Preparation of Proxy Statement; Stockholders’ Meeting.
(a) As soon as reasonably practicable following the date of this Agreement, but in no event later than 14 days following the date hereof (such 14 days, the “Proxy Filing Period”), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, and the Company shall use all commercially reasonable efforts to (i) respond as promptly as practicable to any comments of the SEC with respect thereto, (ii) to prepare and file any amendments to the Proxy Statement necessary to address or correct matters raised in the SEC’s comments, and (iii) to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable following the date of this Agreement, but in no event later than five days following the filing of the definitive Proxy Statement with the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement. To the extent required by applicable Law, if at any time prior to receipt of the Company Stockholder Merger Approval and the Company Stockholder Issuance Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence, and the Company and Parent shall cooperate in promptly preparing, filing with the SEC and mailing to the Company Stockholders such an amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or any amendments or supplements thereto or responding to any comments of the SEC with respect thereto, the Company (A) shall provide Parent a reasonable opportunity to review and comment on such document or response and (B) shall include in such document or response all comments reasonably proposed by Parent.

(b) The Company shall, as soon as reasonably practicable following the date of this Agreement (but taking into account the time necessary to prepare and distribute the definitive Proxy Statement and the time reasonably necessary to solicit proxies from the Company Stockholders), establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting. Subject to Section 5.02, the Company shall include the Company Board Recommendation in the Proxy Statement. Subject to Section 5.02, the Company shall take all action that is both reasonable and lawful to solicit from the Company Stockholders proxies in favor of the proposal to (i) adopt this Agreement (including approval of the potential BTP Warrants Issuance) and (ii) approve the Company Share Issuance. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Company Stockholders in advance of a vote on the adoption of this Agreement or the approval of the Company Share Issuance or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting; provided that any Stockholders’ Meeting so adjourned or postponed shall be held as promptly as permitted by the Charter Documents and applicable Law.
(c) In addition, as promptly as reasonably practicable, but in any event within three (3) Business Days after the filing of the Proxy Statement in definitive form with the SEC, the Company shall prepare and file with the Nasdaq Listings Qualifications Department applications to list the additional shares Company Common Stock issuable upon exercise of the BTP Warrants, the additional shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock, and the shares of Company Common Stock available to be purchased pursuant to the Securities Purchase Agreement. The Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary or advisable in order to obtain the approvals of such applications, including, without limitation, requesting expedited processing (if applicable) and promptly responding to questions and requests for information from NASDAQ, after consulting with Parent.
SECTION 5.02 No Solicitation.
(a) Subject to the remainder of this Section 5.02, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, the Company shall not and shall not cause or permit its Subsidiaries to, and shall not authorize or permit its Representatives or its Subsidiaries’ Representatives to (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal (as defined below), (ii) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to any Acquisition Proposal, (iii) solicit, knowingly encourage, participate, engage in or assist in any manner any discussions or negotiations regarding, or furnish to any person (other than Parent or its Representatives) any information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iv) take any action (A) other than as contemplated by this Agreement in connection with the Merger, to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to any Acquisition Proposal or the transactions contemplated thereby, to exempt or exclude any person (other than Parent or Merger Sub) from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or allow the Company Rights to expire prior to their expiration date (all such actions in this subclause (A) are collectively referred to as “Company Rights Agreement Modifications”) or (B) exempt any person (other than Parent or Merger Sub) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause or permit such restrictions not to apply (all such actions in this subclause (B) are collectively referred to as “DGCL 203 Modifications”).
(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Merger Approval, in response to an unsolicited bona fide written Acquisition Proposal received after the date of this Agreement and not the result of a breach of this Section 5.02, if the Company Board determines in good faith after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal (as defined in subsection (h) below), the Company may (x) enter into a customary confidentiality agreement with the person making such Acquisition Proposal containing terms and provisions (i) substantially similar to the terms and provisions of, (ii) no less restrictive on the person making such Acquisition Proposal and (iii) no less favorable to the Company than, the Confidentiality Agreement (it being understood that such confidentiality agreement will not include any provision calling for an exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Section 5.02), (y) furnish, and authorize and permit its Representatives to furnish, information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal and its Representatives pursuant to such customary confidentiality agreement and (z) participate in discussions or negotiations with such person and its Representatives regarding any such Acquisition Proposal.
(c) The Company shall notify Parent (“Notice of Proposal”) as promptly as practicable (and in any event within 24 hours) after receipt by the Company or any of its Subsidiaries, or any of their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations in connection with any Acquisition Proposal, specifying the material terms and conditions thereof and, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence as of the date of the Original Agreement, the identity of the party making such inquiry, proposal, offer or request (and, in the case of an entity, the ultimate beneficial owner thereof, if known to the Company). The Company shall keep Parent reasonably informed, on a prompt basis, of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests, and shall promptly (and in any event within 24 hours) provide to Parent a copy of all written (and a summary in reasonable detail of all oral) inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other person and all written due diligence materials or other information provided by or on behalf of the Company or any Subsidiary of the Company in connection therewith that was not previously provided to Parent.

(d) The Company Board shall not (i) withdraw, amend or modify the Company Board Recommendation in a manner adverse to Parent or Merger Sub, or publicly propose or announce an intent to, or resolve to, do any of the foregoing (any such action, an “Adverse Recommendation Change”), (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal, or (iii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to, or may reasonably be expected to lead to, any Acquisition Proposal, other than any confidentiality agreement permitted by Section 5.02(b).
(e) Notwithstanding the foregoing, if the Company has otherwise complied with its obligations under this Section 5.02, then at any time prior to the time when the Company Stockholder Merger Approval has been obtained:
(i) upon having received an unsolicited bona fide written Acquisition Proposal that is not subsequently withdrawn and the Company Board concluding in good faith (A) after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with its outside legal counsel that taking such action is necessary to comply with its fiduciary duties to the Company Stockholders under applicable Law, the Company Board may make an Adverse Recommendation Change or publicly propose to make an Adverse Recommendation Change, or approve or recommend the Superior Proposal, or terminate this Agreement pursuant to Section 7.01(c), or make Company Rights Agreement Modifications or DGCL 203 Modifications with respect to the acquisition of Company Common Stock pursuant to such Superior Proposal; provided, however, that the Company Board shall not make an Adverse Recommendation Change, approve or recommend the Superior Proposal or terminate this Agreement pursuant to Section 7.01(c) or make such Company Rights Agreement Modifications or DGCL 203 Modifications, unless the Company has first (x) provided notice (“Notice of Superior Proposal”) to Parent that an Acquisition Proposal described in a Notice of Proposal previously furnished to Parent constitutes a Superior Proposal, (y) given Parent three (3) Business Days following Parent’s receipt of the Notice of Superior Proposal to propose revisions to the terms of this Agreement (or make another proposal) and (z) shall have negotiated during such three Business Day period in good faith with Parent with respect to such proposed revisions or other proposal, if any, and at the end of such period the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, that such Acquisition Proposal remains a Superior Proposal relative to the Merger, as supplemented by any counterproposals made by Parent (it being understood and agreed that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period under clause (y).
(ii) In circumstances other than as provided in Section 5.02(e)(i) above, the Company Board may, if it determines in good faith, after consulting with outside legal counsel, that taking such action is necessary to comply with its fiduciary obligations under applicable Law, make an Adverse Recommendation Change, or publicly propose to make an Adverse Recommendation Change, but only after the Company has provided Parent with forty-eight (48) hours prior written notice that the Company Board is prepared to make the determination set forth in this clause (ii).
(f) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure so to disclose would be inconsistent with its fiduciary obligations under applicable Law, it being understood, however, that this Section 5.02(f) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change or take any of the actions referred to in clause (iv) of Section 5.02(a) except, in each case to the extent permitted by Section 5.02(e).
(g) For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person or group (as such term is defined under Section 13(d) of the Exchange Act) (other than Parent or Merger Sub) relating to (i) any direct or indirect acquisition or purchase of more than 15% of the outstanding shares of Company Common Stock; (ii) any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of the outstanding shares of Company Common Stock; (iii) the direct or indirect acquisition of assets of the Company that generate or constitute 15% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company; (iv) a merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution or other similar transaction involving the Company or any Significant Subsidiary (as defined in Rule 1-02(w) of Regulation S-X) of the Company; and (v) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or any Subsidiary of the Company (including for this purpose the outstanding equity securities of the Subsidiaries of the Company) for consideration equal to 15% or more of the aggregate fair market value of all of the shares of Company Common Stock outstanding on the date prior to the date hereof, but in each case other than the transactions contemplated by this Agreement.
(h) For purposes of this Agreement, “Superior Proposal” means an Acquisition Proposal for assets that generate more than 50% of the net revenues of the Company, or for assets that constitute more than 50% of the assets of the Company (based on the fair market value thereof), or for more than 50% of the equity interest in the Company or that provides for a merger between the Company and another person as a result of which holders of equity interests of such person would own more than 50% of the equity interests of the entity surviving or resulting from such merger, and that the Company Board determines in its good faith judgment, after consideration of all relevant material terms of such proposal with its outside legal counsel and financial advisor, is (x) reasonably capable of being completed, taking into account all material legal, financial, regulatory and other aspects of the Acquisition Proposal (including, without limitation, the likelihood and timing of completion (as compared to the transactions contemplated hereby) and the person submitting such proposal and (y) more favorable to the Company Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement.

SECTION 5.03 Access to Information; Confidentiality. The Company agrees that upon reasonable notice it shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access, during normal business hours until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Article VII, to such information regarding the Company and its Subsidiaries as may reasonably be requested by Parent and shall cause its executive officers and other relevant personnel to be reasonably available to Parent to respond to reasonable questions regarding such information or the Business generally; provided, however, that the Company may restrict the foregoing access and assistance to the extent that, in the reasonable judgment of the Company, (a) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (b) the information is subject to confidentiality obligations to a third party that would be breached by such disclosure, or (c) disclosure of any such information or document could result in the loss of attorney-client privilege; provided further, however, that with respect to this clause (c), if requested by Parent, the Company will enter into joint defense agreements or other arrangements with Parent to allow such disclosure, but only if the Company determines, with the advice of its outside legal counsel, but in its sole discretion, that so doing will fully preserve the attorney-client privilege; provided further, however, that any information provided to Parent and/or Merger Sub pursuant to this Section 5.03 shall be subject to the Confidentiality Agreement, the terms of which shall continue to apply, except as otherwise agreed by the Company, notwithstanding termination of this Agreement. In the event of any conflict between the terms of this Section 5.03 (other than clause (c) above) and the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control. No review of information pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.
SECTION 5.04 Regulatory Matters; Reasonable Best Efforts.
(a) Each party hereto shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, in order to obtain all approvals and authorizations of all Governmental Entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including the Required Approvals; provided, however, that Parent shall use its commercially best efforts to make all filings required to be made by Parent pursuant to the HSR Act within 14 days following the date hereof; provided further, however, that in no event shall Parent make any such required filing pursuant to the HSR Act later than 28 days following the date hereof. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, and Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub or their respective affiliates, in each case, that appear in any application, notice, petition or filing made to or with any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement, it being understood and agreed that neither party shall unreasonably condition, withhold or delay its approval. Parent and the Company agree that they will (i) consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Entities and in connection with any investigation or other inquiry, including any proceedings initiated by a third party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Entity regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with any Governmental Entity and (iv) to the extent agreed or not objected to by the relevant Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences.
(b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all steps required to cause the conditions to the other party’s obligation to effect the Merger (as set forth in Article VI hereof) to be satisfied as promptly as reasonably practicable, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any Restraint entered by any court or other Governmental Entity vacated or reversed, (iii) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement, and (iv) in the case of the Company, ordering a “NOBO List” or other stockholder or stock ledger information, as and when reasonably requested by Parent.
(c) Neither party shall, and shall not cause or permit its Subsidiaries to, enter into, engage in or agree to engage in any transaction or series of transactions that would present a significant risk of making it more difficult to obtain any approval or authorization required in connection with the Merger or otherwise prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.
SECTION 5.05 Fees and Expenses. Subject to Section 7.02, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, however, that (a) the Company shall bear and pay the costs incurred in connection with the filing, printing and mailing of the Proxy Statement and (b) Parent shall pay the filing fees with respect to the pre-merger notification and report forms under the HSR Act.
SECTION 5.06 Indemnification; Directors’ and Officers’ Insurance.
(a) Following the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Law indemnify and hold harmless (and the Surviving Corporation shall also advance costs and expenses (including reasonable attorneys’ fees and expenses) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides any undertaking required by Law and an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), all past and present directors, officers, employees and agents of the Company and its Subsidiaries and all other persons who may presently serve or have served at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another person, including as a fiduciary with respect to an employee benefit plan (the “Indemnified Parties”), in each case, for acts or failures to act in such capacity, against any costs or expenses (including reasonable attorney’s fees), judgments, amounts paid in settlement, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, but in all cases only to the same extent such individuals are indemnified or have the right to advancement of costs and expenses by the Company or such Subsidiary as of the date of the Original Agreement pursuant to its Charter Documents, or similar organizational documents, as applicable, and the indemnification agreements identified in Section 5.06(a) of the Company Disclosure Letter.
(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.06, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation that is subject to indemnification, upon receipt of any undertaking required by Law, (i) the Surviving Corporation shall pay the fees and expenses of counsel selected by the Indemnified Party, promptly after statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, and (ii) the Surviving Corporation will cooperate in the defense of any such matter.
(c) Prior to Closing, the Company shall purchase a prepaid “tail” policy or policies of officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with coverage in amount and scope at least as favorable as the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage for the period ending on the sixth (6th) anniversary of the Effective Time; provided, that the Company shall not expend more than the amount set forth on Section 5.06(c) of the Company Disclosure Letter to obtain such policy without Parent’s prior consent, which consent shall not be unreasonably withheld.
(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.06.
(e) The rights of each Indemnified Party under this Section 5.06 shall be in addition to any right such person might have under the Charter Documents of the Company or the similar organizational documents of any of its Subsidiaries, or under applicable Law

(including the DGCL), or under any agreement of any Indemnified Party with the Company or its Subsidiaries. The provisions of this Section 5.06 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.
(f) The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.06 applies without the written consent of such affected Indemnified Party.
SECTION 5.07 Public Announcements. Parent and the Company shall use commercially reasonable efforts to develop a joint communications plan with respect to the subject matter of this Agreement and each party shall use commercially reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange (including NASDAQ), and except for any matters referred to in Section 5.02(d) or 5.02(e), (x) prior to the issuance by the Company of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, the Company shall obtain the consent of Parent, which consent shall not be unreasonably withheld or delayed, and (y) prior to the issuance by Parent of any press release or other public statement or disclosure concerning this Agreement or the transactions contemplated hereby, Parent shall obtain the consent of the Company, which consent shall not be unreasonably withheld or delayed. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.01, or unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange (including NASDAQ), neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
SECTION 5.08 Transfer Taxes. Except as otherwise provided in Article II hereof, all Transfer Taxes shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and timely filing any Returns with respect to such Transfer Taxes.
SECTION 5.09 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other state takeover Law is or may become applicable to the transactions contemplated hereby or by the Support Agreements or the Securities Purchase Agreement, the Company, Parent and Merger Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Law on the transactions contemplated hereby.

SECTION 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent or Merger Sub, as the case may be, shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger (as set forth in Article VI) not to be satisfied or (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger (as set forth in Article VI) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies otherwise available hereunder to any of the parties sending or receiving such notice.
SECTION 5.11 Employees.
(a) Subject to subparagraph (e) and (f) below, for the period commencing at the Effective Time and ending no earlier than the first (1st) anniversary thereof (the “Transition Period”), Parent shall maintain, or shall cause the Surviving Corporation and its Subsidiaries to maintain, compensation, employee benefit plans and arrangements and severance pay and benefits for those employees of the Company and its Subsidiaries who remain employed by the Surviving Corporation or its Subsidiaries after the Effective Time (each an “Affected Employee” and collectively, the “Affected Employees”) that are, in the aggregate, when considered as a whole as to any such Affected Employee, no less favorable than as provided under the compensation arrangements, Benefit Plans, severance plans and current policies of the Company and its Subsidiaries as in effect on the date hereof.
(b) Parent shall, or shall cause the Surviving Corporation to, honor all Benefit Plans (including any obligations with respect to deferral elections previously made pursuant to such Benefit Plan that are not terminated and settled as of the Effective Time) and other contractual commitments, including, without limitation, severance and change-in-control agreements, in effect immediately prior to the Effective Time between the Company and Affected Employees, retirees or former employees of the Company, to the extent such obligations are specified in Section 5.11(b) of the Company Disclosure Letter. In addition to and without limiting the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, (i) pay all annual bonuses (or any pro rated earned portions thereof, where full year employment is not applicable and the terms of such bonuses require such pro ration) that are payable to the Affected Employees, retirees and former employees of the Company and its Subsidiaries with respect to the fiscal year in which the Effective Time occurs, including bonuses accrued on the consolidated financial statements of the Company under the Company’s bonus plan, and (ii) honor all vacation, holiday, sickness and personal days validly accrued by Affected Employees as of the Effective Time (which accruals as of March 26, 2007 are set forth on Schedule 5.11(b) of the Company Disclosure Letter), pursuant to the terms of any Benefit Plan in effect on the date hereof or as required by applicable Law.
(c) During the Transition Period, Parent shall, or shall cause the Surviving Corporation to, give all Affected Employees full credit for purposes of benefit accrual, eligibility and vesting under any employee benefit plan arrangement maintained by Parent or the Surviving Corporation or any Subsidiary thereof for such Affected Employees’ service with the Company or any Subsidiary (or any prior employer) to the same extent recognized by the Company or any Subsidiary or any Benefit Plan immediately prior to the Effective Time; provided that such crediting of service shall not result in any duplication of benefits.

(d) During the Transition Period, Parent shall, or shall cause the Surviving Corporation to, (i) with respect to any life, health or long-term disability insurance plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan established during the Transition Period to replace any Benefit Plan in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Effective Time under any plan maintained for the Affected Employee immediately prior to the Effective Time, (ii) with respect to any health insurance plan adopted during the Transition Period, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any such plan that such Affected Employees are eligible to participate in after the Effective Time and (iii) with respect to any life or long-term disability plan during the Transition Period, waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).
(e) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan for any purpose.
(f) The provisions of this Section 5.11 shall not obligate Parent of the Surviving Corporation to continue to employ any person or Affected Employee for any minimum period of time after the Effective Time.
SECTION 5.12 NASDAQ. The Company shall use its commercially reasonable best efforts to satisfy the listing criteria applicable to the Company Common Stock and otherwise maintain the listing of the Company Common Stock on NASDAQ from the date hereof until the Effective Time.
SECTION 5.13 Financing.
(a) Parent shall use its commercially reasonable best efforts to obtain the full amount of the Financing on the terms and conditions described in the Revised Financing Commitments delivered to the Company by Parent; provided, however, that in the event that any portion of the Financing becomes unavailable on the terms and conditions of the Revised Financing Commitments, Parent shall use its commercially reasonable best efforts to obtain alternative financing in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (the “Alternative Financing”) as promptly as reasonably practicable following the occurrence of such event.
(b) Parent acknowledges and agrees that Parent’s obligation to consummate the Merger on the terms and conditions specified herein is not subject to a financing condition and is not conditional upon the receipt by Parent of the proceeds of the Revised Financing Commitments required to effect the Closing pursuant to Section 1.03 hereof and to satisfy its obligations under Article II hereof, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Article II hereof.

(c) Parent shall give the Company prompt notice of any material breach by any party to the Revised Financing Commitments, of which Parent or Merger Sub becomes aware, or any termination of the Revised Financing Commitments. Parent will keep the Company reasonably informed of the status of the Financing and/or Alternative Financing.
(d) The Company shall provide, and will cause its officers and employees to provide, all necessary cooperation and information in connection with the arrangement and obtaining of the Financing described in the Revised Financing Commitments and/or Alternative Financing as may be reasonably requested by Parent, including, without limitation, facilitating customary due diligence on the Company and arranging senior officers of the Company, as selected by Parent, to meet with prospective lenders and investors in customary presentations (including “road show” presentations and sessions with rating agencies), cooperation in preparing and filing any offering documents, the issuance of any comfort letter, obtaining any Company auditors’ consents, certifications of the chief financial officer of the Company with respect to solvency matters, the delivery of consolidated pro forma financial information of the Company, the use of commercially reasonable efforts to cause each independent auditor of the Company to so cooperate or otherwise and the use of commercially reasonable efforts to facilitate the grant, attachment and perfection of first priority security interests in substantially all of the Company’s assets for the lender(s) providing the Debt Financing, except for Liens (and the assets of the Company securing such Liens), which are contemplated to continue after the Effective Time, as set forth on Section 5.13 of the Company Disclosure Letter.
(e) Parent shall not amend, supplement, modify or terminate (whether unilaterally or by mutual consent), in a manner either materially adverse to the Company or to the consummation of the Merger, any Revised Equity Financing Commitment, or waive any rights thereunder, prior to the termination of this Agreement, without the written consent of the Company, such consent not to be unreasonably withheld.
(f) The Company acknowledges that, prior to the Effective Time, the Company and its Subsidiaries shall, at the request of Parent, take commercially reasonable actions with respect to (i) prepaying, redeeming and/or obtaining the consent of the holders of the Company Convertible Note in accordance with the terms thereof or (ii) restructuring or terminating the Company Credit Facility. The Company shall provide such information and take such actions as are necessary with respect thereto, including calling for prepayment or redemption, or renegotiating, as the case may be, the Company Convertible Note; provided, that (i) no such prepayment or redemption shall actually be made until substantially contemporaneous with or after, or, in the case of the call for prepayment or redemption, immediately prior to or contemporaneous with, the Effective Time and (ii) no such call for prepayment or redemption shall be required prior to the Effective Time unless the Company is permitted to condition such call for prepayment or redemption on the occurrence of the Effective Time or to withdraw such call for prepayment or redemption if the Effective Time shall not have occurred on or prior to the applicable scheduled prepayment or redemption date; and provided, further, that the Company shall not be required to enter into any bank commitment that will become effective prior to the Effective Time.

(g) Each of the parties hereto acknowledges and agrees that after the date hereof, Parent, Merger Sub and their respective Representatives and affiliates may, in their sole discretion, take (or determine not to take) actions with respect to maintaining as outstanding, prepaying, compromising, redeeming and/or amending the Company Convertible Note and/or the Portside Warrant, in any such cases in accordance with the respective terms thereof or as otherwise agreed by the holder thereof; provided, however, that any amendment desired to be effected prior to the Effective Time shall only be effected with the prior written consent of the Company. Parent is under no obligation to endeavor to effect any such potential actions respecting either the Company Convertible Note or the Portside Warrant, and the parties hereto acknowledge and agree that the Company Convertible Note and/or the Portside Warrant may remain outstanding after the Effective Time pursuant to their respective terms, with the Company and the Surviving Corporation remaining obligated thereunder to the extent provided therein, but subject to all respective rights, restrictions and provisions thereunder. Parent, Merger Sub and the Company each (i) agrees that any effect, event, development, change, or lack of change, which arises out of or results from such actions (or lack of action) of Parent, Merger Sub and their respective Representatives and affiliates shall not be deemed to cause any condition to the obligations of any party to effect the Merger (as set forth in Article VI) not to be satisfied and (ii) hereby waives any right it may have under this Agreement to terminate this Agreement pursuant to Article VII hereof based on any such effect, event, development or change, which arises out of or results from such actions (or lack of action) of Parent, Merger Sub and their respective Representatives and affiliates.
SECTION 5.14 No Agreements with Company Stockholders. Neither Parent nor Merger Sub will, nor will they authorize or permit any of their affiliates or Representatives to, enter into any agreement, arrangement or understanding (in each case, whether oral or written), or to authorized, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or, other than the Support Agreements, pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.
SECTION 5.15 No Undisclosed Arrangements with Company Employees. Neither Parent nor Merger Sub nor any of their respective Representatives will enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any officer, director or employee of the Company or any affiliate thereof, pursuant to which any such person would be employed or compensated by, or would have any direct or indirect financial interest, in the Surviving Corporation or its assets, income or business following the Closing that has not been disclosed by or on behalf of Parent to the Company Board prior to (i) the execution of any such agreement, arrangement or understanding or (ii) the commitment or agreement to enter into any such agreement, arrangement or understanding.
SECTION 5.16 Rule 16b-3. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and certain SEC No-Action Letters, any dispositions of equity securities of the

Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.
SECTION 5.17 Certain Tax Aspects. The Company, the Merger Sub and Parent intend that any BTP Warrants Issuance will be in exchange for a payment by Parent of an amount of cash equal to the fair market value of the BTP Warrants and that any such cash amount shall then be distributed to the holders of Cash Shares as partial payment of the Per Share Cash Consideration. In satisfaction of such intention, the Company hereby directs Parent to pay such amount of cash as part of the Exchange Fund for payment of the Per Share Cash Consideration to the holders of Cash Shares in accordance with the terms of this Agreement and the Paying Agent Agreement; provided, however, nothing in this Section 5.17 shall affect the aggregate amount of Per Share Cash Consideration payable for the Cash Shares.
SECTION 5.18 Professional Fees. The Company shall cause its Professional Advisors to submit final bills for all Professional Fees to the Company at least two (2) Business Days prior to the Closing Date. The Company shall have paid all Professional Fees in full prior to the Effective Time. The aggregate amount of such Professional Fees paid to Lazard and Raymond James shall in no event exceed the amount set forth on Section 5.18 of the Company Disclosure Letter. The Company shall provide Parent with written notice if and when Professional Fees payable to the Company’s outside legal and accounting advisors exceed the amount set forth on Section 5.18 of the Company Disclosure Letter and shall provide additional written notice to Parent upon certain increments thereafter (as set forth on Section 5.18 of the Company Disclosure Letter.
SECTION 5.19 Additional Agreements. Immediately prior to, but subject to, the satisfaction or valid waiver of all other conditions to the Company’s obligations to effect the Merger set forth in Article VI, the Company shall execute and deliver to Parent the Securities Purchase Agreement.
ARTICLE VI
CONDITIONS
SECTION 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a) Stockholder Approval. The Company Stockholder Merger Approval shall have been obtained.
(b) No Injunctions or Restraints. No material statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, the “Restraints”) shall be in effect (i) having the effect of making the Merger illegal or (ii) otherwise preventing or prohibiting the consummation of the Merger.

(c) HSR Approval. The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.
(d) Governmental Consents. All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all applicable Governmental Entities.
SECTION 6.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by Parent or Merger Sub) at or prior to the Closing of each of the following additional conditions:
(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Company Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall be true and correct as of the date of the Original Agreement and as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate with all such failures, has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that notwithstanding the foregoing, the representations and warranties of the Company in the first sentence of Section 3.01(a) and in Sections 3.01(b), (c) and (d)(i) shall be true and correct as of the Closing Date in all material respects.
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.
(c) Adjusted Net Worth. The Company shall have an Adjusted Closing Net Worth equal to or greater than the Adjusted Base Net Worth.
(d) Material Contracts. Material Contracts generating, individually or in the aggregate, more than of 25% of the consolidated net revenues of the Company and its Subsidiaries during the twelve month period preceding the Closing Date shall not have been validly terminated in accordance with their respective terms.
(e) Litigation. No Dispute Proceeding shall be pending against the Company or any of its assets or properties before any Governmental Entity that would reasonably be anticipated (as determined by the Dispute Proceeding method set forth in Section 6.02(e) of the Company Disclosure Letter) to result in payment by the Company of more than the Net Litigation Threshold Amount (as such term is defined in Section 6.02(e) of the Company Disclosure Letter).

(f) Officer’s Certificate. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in the preceding paragraphs of Sections 6.02 have been satisfied.
(g) Certificate of Designation. The Company shall have filed the Certificate of Designation for the Series A Preferred Stock with the Secretary of State of Delaware on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing Date.
(h) Reservation of Shares of Company Common Stock. The Company shall have reserved for issuance shares of Company Common Stock issuable upon exercise of the BTP Warrants, if issued, and any shares of Company Common Stock issuable pursuant to the Securities Purchase Agreement or upon conversion of any shares of Series A Preferred Stock issued thereunder.
(i) Secretary’s Certificate. Parent shall have received a certificate signed by the Secretary of the Company, dated the Closing Date, certifying resolutions of the Company Board (i) approving the Securities Purchase Agreement and the transactions contemplated thereby and (ii) approving and authorizing the sale and the issuance and of the Series A Preferred Stock, Company Common Stock and the BTP Warrants.
(j) Company Professional Fees. Parent shall have received written evidence, in form and substance reasonably acceptable to Parent, reflecting that the Company shall have paid in full all of its Professional Fees.
(k) Stockholder Approval. The Company Stockholder Issuance Approval shall have been obtained.
(l) Securities Purchase Agreement. The Company shall have executed and delivered the Securities Purchase Agreement to Parent.
SECTION 6.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company) at or prior to the Closing of each of the following additional conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Parent Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall have been true and correct as of the date of the Original Agreement and shall be true and correct as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate with all such failures, reasonably be expected to have a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received certificates signed by an executive officer of each of Parent and Merger Sub, dated the Closing Date, to the effect that the conditions set forth in the preceding paragraphs of Sections 6.03 have been satisfied.
(d) Solvency Certificate. Parent shall have delivered to the Company a certificate, signed by its chief financial officer, to the effect that, at the Effective Time, after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, the Financing, and any other transactions contemplated in connection with the Merger (including, without limitation, the Securities Purchase Agreement and the transactions contemplated thereby) and, assuming the accuracy of the representations and warranties made by the Company in this Agreement in all respects, Parent and its Subsidiaries, taken as a whole, will not (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, either (A) as presently conducted or (B) as intended by Parent to be conducted or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
SECTION 7.01 Termination. Subject to Section 5.13(g), this Agreement may be terminated at any time prior to the Effective Time, whether before or, except as provided below with respect to Section 7.01(c), after the Company Stockholder Merger Approval shall have been obtained:
(a) by mutual written consent of Parent and the Company;
(b) by either the Company or Parent, if:
(i) the Company Stockholder Merger Approval shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof; or
(ii) any Restraint having any effects set forth in Section 6.01(b) shall be in effect and have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used its reasonable best efforts to prevent, remove or lift such Restraint; or
(iii) the Merger shall not have been consummated on or before October 15, 2007 (the “Outside Date”); provided, that if on the Outside Date the conditions to Closing set forth in Sections 6.01(c) or 6.01(d) shall not have been fulfilled but all other conditions to the Closing shall have been fulfilled or shall be capable of being fulfilled, then either party may extend the Outside Date (on one or more occasions)

by up to 60 days in the aggregate for all such extensions (the “Extended Outside Date”) by providing written notice to the other party on or before the Outside Date or prior to the expiration of any such extension, up to such full 60 aggregate days; provided, further, that the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by the Outside Date or the Extended Outside Date.
(c) by the Company prior to when Company Stockholder Merger Approval has been obtained, in accordance with Section 5.02(e);
(d) by Parent, if the Company Board (or any duly authorized committee thereof) shall have (i) made an Adverse Recommendation Change, (ii) approved or recommended any Acquisition Proposal, (iii) publicly proposed to approve or recommend any Acquisition Proposal, (iv) made Company Rights Agreement Modifications or DGCL 203 Modifications, or (v) resolved to effect any of the foregoing or if the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or refused to publicly affirm the Company Board Recommendation if reasonably requested by Parent;
(e) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) has not been waived in writing by Parent, (ii) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (iii) reasonably cannot be cured by the Outside Date or the Extended Outside Date (if the Outside Date has been extended to the Extended Outside Date in accordance with Section 7.01(b)(iii)), provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then entitled to terminate this Agreement pursuant to Section 7.01(f); or
(f) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) has not been waived in writing by the Company, (ii) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (iii) reasonably cannot be cured by the Outside Date or the Extended Outside Date (if the Outside Date has been extended to the Extended Outside Date in accordance with Section 7.01(b)(iii)), provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent is then entitled to terminate this Agreement pursuant to Section 7.01(d) or Section 7.01(e).
SECTION 7.02 Effect of Termination.
(a) In the event of a termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Representatives, except with respect to the last proviso of the first sentence of Section 5.03 (Confidentiality), Section 5.05 (Fees and Expenses), this Section 7.02 (Effect of Termination) and Article VIII (General Provisions), which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party for liability for any willful and material breach of this Agreement or fraud.

(b) Termination Fee and Parent Expenses.
(i) In the event that this Agreement is validly terminated (A) by the Company or Parent pursuant to Section 7.01(b)(i) or (B) by Parent pursuant to Section 7.01(e) (on the basis of a breach of the Company’s representations and warranties), then the Company shall pay Parent an amount of cash equal to $1,500,000 as a reimbursement of Expenses incurred by Parent and Merger Sub (the “Termination Fee”)). Payment of the Termination Fee pursuant to this Section 7.02(b)(i) shall be made not later than two (2) Business Days after demand for payment, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company.
(ii) In the event that this Agreement is validly terminated pursuant to Section 7.01(c) by the Company or Section 7.01(d) by Parent, then the Company shall pay to Parent an amount equal to the sum of (A) $3,200,000 and (B) the sum of Parent’s and Merger Sub’s Expenses (not to exceed $1,000,000 of such Expenses in the aggregate) (the sum of (A) and (B), the “Fiduciary Fee”), at or prior to the time of termination in the case of termination pursuant to Section 7.01(c) or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 7.01(d), by wire transfer in immediately available funds to an account specified by Parent in writing to the Company.
(iii) In the event that (A) prior to obtaining the Company Stockholder Merger Approval, an Acquisition Proposal has been publicly proposed by any person (other than Parent or Merger Sub or any of their respective affiliates) and not publicly withdrawn by the tenth calendar day prior to the Stockholders’ Meeting, (B) thereafter this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii)) or by Parent pursuant to Section 7.01(e) and (C) any person (other than Parent or Merger Sub or any of their respective affiliates) shall enter into a definitive agreement to consummate, or consummates, an Acquisition Proposal within nine (9) months following the termination of this Agreement, then the Company shall pay to Parent the Fiduciary Fee, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company, on the date the Company enters into such definitive agreement or, if earlier, consummates an Acquisition Proposal, as applicable; provided, however, that the amount of the Termination Fee previously paid by the Company to Parent under Section 7.02(b)(i) shall be applied as a credit toward the payment by the Company of the amount of such Fiduciary Fee; provided further, however, that for the purpose of this Section 7.02(b)(iii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(g), except that references to “more than 15%” shall be deemed to be references to “more than 50%.”
(iv) The Company acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where a Termination Fee or Fiduciary Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 7.02(b)(i), (ii) and (iii) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty. The Company further acknowledges that without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and/or the Fiduciary Fee when due in accordance with the applicable requirements of this Section 7.02(b), and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee and/or the Fiduciary Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit.
(v) Subject to Section 7.02(b)(iii) above, upon payment of the Termination Fee and/or the Fiduciary Fee by the Company in accordance with this Section 7.02(b), the Company and its Representatives shall have no further liability or obligation relating to, arising out of, or with respect to, this Agreement or the transactions contemplated hereby. (provided, that nothing herein shall release any party from any liability arising from fraud). Nothing herein shall limit Parent’s rights to sue for damages (“Covenant Breach Damages”) resulting from the Company’s breach of a covenant hereunder) (provided, that the Company shall be entitled to introduce the payment of the Termination Fee by the Company to Parent as evidence in any proceeding to determine Covenant Breach Damages; provided further, that Parent shall not be entitled to any Covenant Breach Damages if the Company pays to Parent the Fiduciary Fee when due in accordance with the applicable requirements of this Section 7.02(b)).
(c) Business Interruption Fee.
(i) In the event that this Agreement is validly terminated by the Company pursuant to Section 7.01(f) (including, without limitation, as a result of Parent or Merger Sub breaching their respective obligation to effect the Closing pursuant to Section 1.03 hereof, then Parent shall pay or caused to be paid to the Company an amount of cash equal to $4,200,000 (the “Business Interruption Fee”); provided, that the foregoing shall not prevent the Company from seeking payment of the Business Interruption Fee under the Fee Guarantee so long as the aggregate amount received by the Company from Parent pursuant to this Section 7.02(c) and from the Guarantor pursuant to the Fee Guarantee is not greater than the Business Interruption Fee. Subject only to Sections 7.02(c)(ii) and (iii) below, neither Parent nor Merger Sub shall have any liability under this Agreement other than the payment of the Business Interruption Fee in the circumstances required by Section 7.02(c)(i).
(ii) Parent acknowledge that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement under circumstances where a Business Interruption Fee is payable are uncertain and incapable of accurate calculation and that the amount payable pursuant to Section 7.02(c)(i) is a reasonable forecast of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if the Business Interruption Fee is not promptly paid when due in accordance with the requirements of Section 7.02(c)(i), and, in order to obtain such payment the Company commences a suit which results in a judgment for the Business Interruption Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

(iii) Subject to Section 7.02(c)(ii) above, upon payment of the Business Interruption Fee to the Company in accordance with this Section 7.02(c), none of Parent, Merger Sub nor any of their respective affiliates or Representatives shall have any further liability or obligation relating to, arising out of, or with respect to, this Agreement or the transactions contemplated hereby (provided, that nothing herein shall release Parent or Merger Sub from liability arising from fraud).
SECTION 7.03 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors and/or managers, as the case may be, at any time before or after obtaining the Company Stockholder Merger Approval; provided, however, that after the Company Stockholder Merger Approval has been obtained, no amendment shall be made which by Law requires further approval by such Company Stockholders without obtaining such further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 7.04 Extension; Waiver. At any time prior to the Effective Time, each party hereto, by action taken or authorized by its board of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder or otherwise shall not constitute a waiver of those rights.
ARTICLE VIII
GENERAL PROVISIONS
SECTION 8.01 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.06) that by their terms apply or are to be performed in whole or in part after the Effective Time.
SECTION 8.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered in accordance with the information set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to Parent or Merger Sub, to:

BTP Acquisition Company LLC 10100 Santa Monica Boulevard, Suite 1250 Los Angeles, CA 90067 Facsimile: (310) 286-7260 Attention: Susan Tregub, Esq.

with copies (which shall not constitute notice) to:

Barnes Morris Klein Mark Yorn Barnes & Levine 3rd Floor, North Tower 2000 Avenue of the Stars Los Angeles, CA 90067 Facsimile: (310) 319-3990 Attention: Michael Barnes, Esq.

and to

Bingham McCutchen LLP 355 South Grand Avenue, Suite 4400 Los Angles, CA 90071-3106 Facsimile: (213) 680-6499 Attention: Richard J. Welch

(b)	if to the Company, to:

Image Entertainment, Inc. 20525 Nordhoff Street, Suite 200 Chatsworth, California 91311 Facsimile: (818) 407-5775 Attention: Martin W. Greenwald

with copies to (which shall not constitute notice):

Manatt, Phelps & Phillips, LLP 11355 West Olympic Blvd. Los Angeles, CA 90064 Facsimile: (310) 312-4224 Attention: Gordon M. Bava, Esq.

SECTION 8.03 Interpretation.
(a) When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or an Exhibit to, or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such terms. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. All parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular party.
(b) Items disclosed on the Company Disclosure Letter relating to one section of this Agreement shall be deemed to be constructively disclosed or listed on the Company’s Disclosure Letter relating to other sections of this Agreement only to the extent it is reasonably apparent on the face of the Company Disclosure Letter that such disclosure is applicable to such other sections.
SECTION 8.04 Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile or PDF, it being understood that all parties need not sign the same counterpart.
SECTION 8.05 Entire Agreement; Third Party Beneficiaries.
(a) This Agreement (including the documents and instruments referred to herein and the Company Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement with respect to their collective subject matter, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter.
(b) The parties acknowledge and agree that upon execution of this Agreement, the Letter Agreement shall terminate and be of no further force and effect.
(c) Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 8.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).
SECTION 8.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated, and the purpose and intent of this Agreement is preserved, to the greatest extent possible.
SECTION 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, which consent may be withheld for any reason by such other party in its sole discretion, and any attempt to make any such assignment without such consent shall be null and void and of no effect whatsoever. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
SECTION 8.09 Submission To Jurisdiction; Waivers. Each of Parent, Merger Sub and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any court of the State of Delaware or the federal court of the United States of America sitting in the State of Delaware), and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the above-named courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.02 shall be deemed effective service of process on such party.

SECTION 8.10 Enforcement. The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to (i) an injunction or injunctions to prevent breaches of this Agreement and to (ii) specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.
SECTION 8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BTP ACQUISITION COMPANY, LLC
By:	/s/ David Bergstein
	Name:	David Bergstein
	Title:	Manager

IEAC, INC.
By:	/s/ David Bergstein
	Name:	David Bergstein
	Title:	CEO

IMAGE ENTERTAINMENT, INC.
By:	/s/ Martin W. Greenwald
	Name:	Martin W. Greenwald
	Title:	CEO/Chairman

Annex B

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of      , 2007, by and among Image Entertainment, Inc., a Delaware corporation, with headquarters located at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311 (the “Company”), and BTP Acquisition Company, LLC, a Delaware limited liability company, (“Buyer”).

RECITALS:

A. This Agreement is entered into in connection with that certain Amended and Restated Agreement and Plan of Merger dated as of June      , 2007, among the Company, Buyer and Buyer’s affiliated subsidiary (the “Merger Agreement”).

B. The Company has authorized a new series of Series A Convertible Preferred Stock (“Preferred Stock”) of the Company, pursuant to the certificate of designations (the “Certificate”) in the form attached hereto as Exhibit A, which shares of Preferred Stock (the “Preferred Shares”) are convertible into the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

C. Buyer wishes to purchase, and the Company wishes to sell to Buyer, upon the terms and conditions stated in this Agreement, up to an aggregate of Twenty-One Million (21,000,000) shares of Common Stock, or securities convertible into such Common Stock (such 21,000,000 shares of Common Stock or such securities convertible into Common Stock collectively referred to as the “Subject Capital Stock”).

D. The Subject Capital Stock may consist of one or more of (i) Preferred Shares, and (ii) Common Shares (defined herein), with the specific mix of securities comprising such Subject Capital Stock to be determined by Buyer in its sole discretion in accordance with the terms hereof; provided, that the number of Common Shares purchased hereunder plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares purchased hereunder shall not be greater than Twenty-One Million (21,000,000), less the number of “BTP Warrants” (as such term is defined in the Merger Agreement), if any, which Buyer elects to receive pursuant to the BTP Warrants Issuance (as such term is defined in the Merger Agreement) (such limit is referred to as the “Common Stock Purchase Limit”); provided further, that shares of Common Stock issued upon conversion of the Preferred Shares (“Conversion Shares”) shall not be counted as a separate share for purposes of calculating s such Common Stock Purchase Limit. By way of example, if BTP Warrants exercisable to purchase 8,500,000 shares of Common Stock were to be issued to Buyer pursuant to the BTP Warrants Issuance, then the Common Stock Purchase Limit hereunder would be correspondingly reduced to 12,500,000.

E. Any shares of Common Stock purchased by Buyer hereunder are referred to as the “Common Shares.”

F. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations promulgated thereunder, and applicable state securities laws.

G. The Subject Capital Stock and the Conversion Shares collectively are referred to herein as the “Securities”.

NOW, THEREFORE, in consideration for the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Buyer hereby agree as follows:

1. PURCHASE AND SALE OF SECURITIES.

(a) Election of Subject Capital Stock; Like Kind Exchange. On or prior to the Closing Date (as such term is defined in the Merger Agreement), Buyer shall notify the Company of the number of Preferred Shares, and/or Common Shares that Buyer elects to purchase as the Subject Capital Stock at the Securities Closing (as defined below); provided, that the number of Common Shares plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares shall not be greater than the Common Stock Purchase Limit.

(b) Purchase of Preferred Shares.

(i) Preferred Shares.  Subject to the Common Stock Purchase Limit and the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company on the Securities Closing Date (as defined below), up to Twenty-One Million (21,000,000) Preferred Shares at a purchase price (the “Preferred Purchase Price”) equal to the greater of (a) $4.25 per share and (b) the closing “bid” price of the Common Stock as reported by the Nasdaq Stock Market for the trading day immediately preceding the Securities Closing Date. If at the Securities Closing Date, the Company has less than 21,000,000 Preferred Shares authorized to be issued pursuant to the Certificate, then Buyer’s right to purchase Preferred Shares hereunder shall be limited so such lesser number of Preferred Shares as are authorized in the Certificate as of the Securities Closing Date.

(ii) Form of Payment.  On the Securities Closing Date, (i) Buyer shall pay the Preferred Purchase Price to the Company for the Preferred Shares by (A) cash in the amount of the par value of the Preferred Shares (the “PS Par Value Amount”) being acquired, either in the form of a wire transfer in immediately available funds to such account as the Company shall designate in writing or a certified check plus (B) a promissory note, in the form of Exhibit C hereto (the “Preferred Note”), in an aggregate principal amount equal to the Preferred Purchase Price times the number of Preferred Shares being acquired less the PS Par Value Amount and (ii) the Company shall deliver to Buyer, against delivery of the Preferred Note and the PS Par Value Amount, the stock certificates representing the Preferred Shares duly executed on behalf of the Company and registered in the name of Buyer.

(c) Purchase of Common Shares.

(i) Common Shares.  Subject to the Common Stock Purchase Limit and the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company on the Securities Closing Date, up to Twenty-One Million (21,000,000) Common Shares, at a purchase price (the “Common Purchase Price”) equal to the greater of (a) $4.25 per share and (b) the closing “bid” price of the Common Stock as reported by the Nasdaq Stock Market for the trading day immediately preceding the Securities Closing Date.

(ii) Form of Payment.  On the Securities Closing Date, (i) Buyer shall pay the Common Purchase Price to the Company for the Common Shares by (A) cash in the amount of the par value of the Common Shares (the “CS Par Value Amount”) being acquired, either in the form of a wire transfer in immediately available funds to such account as the Company shall designate in writing or a certified check, and (B) a promissory note, in the form of Exhibit D hereto (the “Common Note”), in an aggregate principal amount equal to the Common Purchase Price times the number of Common Shares being acquired less the CS Par Value Amount and (ii) the Company shall deliver to Buyer, against delivery of the Common Note and the CS Par Value Amount, the stock certificates representing the Common Shares duly executed on behalf of the Company and registered in the name of Buyer.

(iii) Restriction Upon Right to Purchase Common Shares. Any contrary provision(s) of this Agreement notwithstanding, Buyer may not purchase Common Shares hereunder, and the Company shall not sell Common Shares to Buyer hereunder, if the issuance of Common Shares upon such purchase and sale would result in Buyer (or any collaborative group of which Buyer is then a member) directly or indirectly beneficially owning 95% or more of the then-outstanding voting stock of the Company (the “Ownership Limit”).

(iv) Buyer Certificate. The Company shall be entitled to request a certificate executed by Buyer, for the Company’s (and its agents’) reliance, warranting that the Ownership Limit shall not be met or exceeded by such purchase and sale of Common Shares. Buyer shall also provide to the Company any additional information reasonably requested by its auditors to reasonably confirm that the condition to the Company’s obligation to sell the Common Shares set forth in Section 6(e) below is satisfied.

(d) Closing.  The consummation of the purchase and sale of Securities hereunder is referred to as the “Securities Closing.” The date and time of the Securities Closing (the “Securities Closing Date”) for the purchase and sale of the Preferred Shares, and/or the Common Shares shall be at a time of Buyer’s designation, occurring at any time or from time to time between: (1) the date and time immediately prior to the effective time of the merger (“Merger”) pursuant to the Merger Agreement and after notification of satisfaction (or waiver) of the conditions to the Securities Closing set forth in Sections 6 and 7 below at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064, and (2) the date 270 days after the effective time of the Merger, unless another date, time or place is agreed to by Buyer and the Company.

(e) The Preferred Note and the Common Note are referred to collectively herein as the “Notes.”

2. BUYER’S REPRESENTATIONS AND WARRANTIES.  Buyer represents and warrants to the Company that:

(a) Investment Purpose. Buyer is acquiring the Securities for investment purposes for its own account and not with any current view towards a distribution of the Securities.

(b) Accredited Investor Status.  Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c) Reliance on Exemptions.  Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Securities.

(d) Information.  Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by Buyer.  Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by Buyer or its advisors, if any, or its representatives shall modify, amend or affect Buyer’s right to rely on the Company’s representations and warranties contained herein.  Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment.  Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(e) No Governmental Review.  Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f) Transfer or Resale. Buyer understands that except as provided in the Registration Rights Agreement:

(i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) such Securities are subsequently registered thereunder, (B) such Securities are sold, assigned or transferred pursuant to an exemption from such registration under the 1933 Act, including without limitation pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended (including any successor rule thereto, “Rule 144”);

(ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and

(iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.  The Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Buyer effecting a pledge of Securities shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document (as defined in Section 3(a)), including without limitation, this Section 2(f).

(g) Legends. Buyer understands that the certificates or other instruments representing the Preferred Shares and, until such time as the resale of the Conversion Shares or the Common Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Conversion Shares or the Common Shares, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

(THE “ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act (whether pursuant to the Registration Rights Agreement or otherwise), (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A.

(h) Validity; Enforcement.  This Agreement, the Notes and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of Buyer and shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(i) No Conflicts.  The execution, delivery and performance by Buyer of this Agreement, the Notes and the Registration Rights Agreement and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Buyer, (ii) conflict with or result in a breach of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien, security interest, claim or charge upon any of the properties or assets of the Buyer under, any loan or credit agreement, note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, permit or obligation to which Buyer is a party or by which Buyer or its properties or assets are or may be bound, or (ii) result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clause (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder or thereunder.

(j) Special Transfer Restriction. The Securities shall not be transferred (and the Company shall have no obligation to record or recognize any purported transfer not in accordance herewith) (the “Special Transfer Restriction”)

unless the “Transfer Condition” has been satisfied. The “Transfer Condition” shall mean that one of the following has occurred:

(1) that portion of the unpaid principal and accrued interest under the Preferred Note or the Common Note, as applicable, respecting the Securities being transferred (the “Transfer Securities”) shall have been paid in accordance with the terms of the respective Note;

(2) that portion of the unpaid principal and accrued interest under the Preferred Note or the Common Note, as applicable, respecting the Transfer Securities being transferred, shall have been guaranteed by, or co-made by, all of the transferees of such Transfer Securities in form and substance that is reasonably satisfactory to a majority of the “independent” (as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules as amended and in effect at the time in question) members of the Company’s Board of Directors; or

(3) the Company waives or terminates the Special Transfer Restriction respecting the Transfer Securities, by unanimous approval of the “independent” (as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules as amended and in effect at the time in question) members of the Company’s Board of Directors, such approval to be in the independent directors’ sole and absolute discretion and may be withheld for any reason or no reason.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to Buyer that:

(a) Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Preferred Shares, and the Common Shares, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Preferred Shares, have been duly authorized by the Company’s Board of Directors and approved by the Company’s stockholders, and other than as set forth in Section 3(d), no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders.  This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(b) Issuance of Securities.  The issuance of the Preferred Shares and Common Shares are duly authorized and are free from all taxes, liens and charges with respect to the issue thereof.   The Common Shares are validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Upon conversion in accordance with the terms of the Preferred Shares, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  Assuming the accuracy of each of the representations and warranties of Buyer set forth in Section 2 of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the 1933 Act.

(c) No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Preferred Shares and reservation for issuance and issuance of the Conversion Shares) will not (i) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or bylaws of the Company or any of its Subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) to the best of Company’s knowledge, result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of The NASDAQ Global Market or Capital Market (the “Principal Market”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(d) Consents.  Neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, in each case in accordance with the terms hereof or thereof, except for the following consents, authorizations, orders, filings and registrations: (i) the filing of a listing application for the Common Shares and the Conversion Shares with the Principal Market, which shall be done pursuant to the rules of the Principal Market and shall have been filed prior to the Closing Date in accordance with Section 5.01(c) of the Merger Agreement and (ii) the Company Stockholder Issuance Approval (as such term is defined in the Merger Agreement).

(e) Acknowledgment Regarding Buyer’s Purchase of Securities.  The Company acknowledges and agrees that Buyer is acting at an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby , and that prior to the Merger, Buyer is not (i) an officer or director of the Company, (ii) to the best of Company’s knowledge, an “affiliate” of the Company (as defined in Rule 144 of the 1933 Act) or (iii) to the best of Company’s knowledge, and except for any deemed beneficial ownership arising as a result of the execution of voting agreements with stockholders of the Company in connection with the Merger Agreement, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)).  The Company further acknowledges that the Company has engaged representatives to represent the Company with respect to the transactions contemplated hereby; and that any discussions or communications between members, managers, officers or control party(ies) of Buyer and officers, directors and control parties of the Company in connection with the transactions contemplated hereby are (y) incidental to the fundamental arm’s-length nature of this Agreement and the transactions contemplated hereby, and (z) do not vitiate the arm’s length negotiations between the representatives of the Company and the representatives of Buyer with respect to this Agreement and the transactions contemplated hereby.

4. COVENANTS.

(a) Best Efforts.  Each party shall use its commercially reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(b) Private Offering Matters.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for the Securities for sale to Buyer at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyer on or prior to the Securities Closing Date.  The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Securities Closing Date.

(c) Listing.  The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall use its commercially reasonable efforts to maintain such listing of all Registrable Securities from time to time issuable under the terms of this Agreement.  Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market.  The Company shall pay all customary fees and expenses in connection with satisfying its obligations under this Section 4(c).

(d) Pledge of Securities.  The Company acknowledges and agrees that the Securities may be pledged by Buyer in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities.  The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Buyer shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 2(f) hereof; provided that Buyer and its pledgee shall be required to comply with the provisions of Section 2(f) hereof in order to effect a sale, transfer or assignment of Securities to such pledgee.  The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by Buyer.

(e) Reservation of Shares.  The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the number of Conversion Shares issuable upon conversion of the Preferred Shares (without taking into account any limitations on the conversion of the Preferred Shares set forth in the Preferred Shares).

(f) Preferred Shares Authorization. The Company shall use commercially reasonable best efforts to cause the Certificate to authorize 21,000,000 Preferred Shares; provided, that all parties hereto acknowledge that the required authorization of shares of preferred stock pursuant to the Company’s Rights Agreement dated as of October 31, 2005, as amended, may prevent the Company from having 21,000,000 Preferred Shares authorized as of the Securities Closing Date, and such shall not constitute a breach by Company hereunder. The foregoing notwithstanding, the Company shall, pursuant to the Certificate, have authorized not less than 20,000,000 Preferred Shares.

5. REGISTER. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Shares, and/or the Common Shares, in which the Company shall record the name and address of the Person in whose name the Preferred Shares, and/or Common Shares have been issued (including the name and address of each transferee), the principal amount of Preferred Shares, and/or Common Shares held by such Person and the number of Conversion Shares issuable upon conversion of the Preferred Shares. The Company shall keep the register open and available at all times during business hours for inspection of Buyer or its legal representatives.

6. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.   The obligation of the Company hereunder to issue and sell the Preferred Shares, and/or Common Shares to Buyer at the Securities Closing is subject to the satisfaction, at or before the Securities Closing Date, of each of the following conditions, provided, that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Buyer with prior written notice thereof:

(a) Buyer shall have executed this Agreement and delivered the same to the Company.

(b) Buyer shall have delivered to the Company the Preferred Note, and the Common Note, as applicable, plus the CS Par Value Amount and the PS Par Value Amount, as applicable.

(c) The representations and warranties of Buyer herein shall be true and correct in all material respects (as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date.

(d) All conditions to the merger and related transactions contemplated by the Merger Agreement shall have been satisfied or waived.

(e) In the case of a purchase of Common Shares, the Ownership Limit shall not be exceeded.

7. CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE.  The obligation of Buyer hereunder to purchase the Preferred Shares, and/or Common Shares at the Closing is subject to the satisfaction, at or before the Securities Closing Date, of each of the following conditions, provided, that these conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed and delivered to Buyer (i) this Agreement, (ii) certificates representing the Preferred Shares, and/or the Common Shares, as elected by Buyer pursuant to the terms of this Agreement.

(b) The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Securities Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Securities Closing Date.

(c) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities.

(d) All conditions to the merger and related transactions contemplated by the Merger Agreement shall have been satisfied or waived.

8. TERMINATION.  This Agreement (including, without limitation, this Agreement) and the transactions contemplated hereby and thereby, shall terminate upon the earliest of (a) the mutual agreement of Company and Buyer and (b) the termination of the Merger Agreement in accordance with its terms.

9. MISCELLANEOUS.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered in accordance with the information set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Buyer, to:

BTP Acquisition Company LLC

10100 Santa Monica Boulevard, Suite 1250
Los Angeles, CA 90067
Facsimile: (310) 286-7260
Attention: Susan Tregub, Esq.

with copies (which shall not constitute notice) to:

Barnes Morris Klein Mark Yorn Barnes & Levine

3rd Floor, North Tower
2000 Avenue of the Stars
Los Angeles, CA 90067
Facsimile: (310) 319-3990
Attention: Michael Barnes, Esq.

and to

Bingham McCutchen LLP
355 South Grand Avenue, Suite 4400
Los Angles, CA 90071-3106
Facsimile: (213) 680-6499

Attention: Richard J. Welch

if to the Company, to:

Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311
Facsimile: (818) 407-5775
Attention: Martin W. Greenwald

with copies to (which shall not constitute notice):

Manatt, Phelps & Phillips, LLP

11355 West Olympic Blvd.
Los Angeles, CA 90064
Facsimile: (310) 312-4224
Attention: Gordon M. Bava, Esq.

(b) Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile or PDF, it being understood that all parties need not sign the same counterpart.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated, and the purpose and intent of this Agreement is preserved, to the greatest extent possible.

(e) Submission To Jurisdiction; Waivers. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any court of the State of Delaware or the federal court of the United States of America sitting in the State of Delaware), and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of the above-named courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9(a) shall be deemed effective service of process on such party.

(f) Enforcement. The parties agree that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to (i) an injunction or injunctions to prevent breaches of this Agreement and to (ii) specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) Definitions. “Person” as used herein means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(h) Further Assurances. Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable (and not otherwise contrary to specific provisions or responsibilities provided for herein) to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BTP ACQUISITION COMPANY, LLC

By:

Name:
Title:

IMAGE ENTERTAINMENT, INC.

By:

Name:
Title:

Annex C

FORM OF
AMENDED AND RESTATED
SUPPORT AGREEMENT

This FORM OF AMENDED and RESTATED SUPPORT AGREEMENT (this “Agreement”), is dated as of      , 2007, and amends and restates in its entirety that certain Support Agreement dated as of March 29, 2007 (the “Original Agreement”), with the Agreement and the Original Agreement being entered into by and between BTP Acquisition Company LLC, a Delaware limited liability company (“Parent”), and                 (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Target, Inc., a Delaware corporation (the “Company”), and IEAC, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Amended and Restated Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company surviving as subsidiary of Parent (the “Merger”) and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, the Stockholder beneficially and of record owns the number of Voting Shares (as defined herein) set forth on Attachment A hereto (the “Owned Shares”);

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, (i) to vote, or cause to be voted, all of the Owned Shares, together with any shares of the Common Stock, par value $0.0001 per share, of the Company (together with the associated preferred stock purchase rights, the “Company Common Stock”) acquired after the date of this Agreement, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the “Voting Shares”), in favor of (a) adoption of the Merger Agreement, and (b) any other matter that is required by applicable Law or a Governmental Entity to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, including the Merger, and (ii) to take the other actions described herein; and

WHEREAS, the Stockholder desires to express its support for the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree, subject only to the prior approval of the execution and delivery of this Agreement by the board of directors of the Company for purposes of Section 203 of the DGCL, as follows:

1. Agreement to Vote; Non-Solicit; Irrevocable Proxy.

1.1 Agreement to Vote. The Stockholder hereby agrees that, until the Termination Date (as defined below), at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares (a) in favor of (1) adoption of the Merger Agreement and (2) approval of any other matter that is required by Applicable Law or a Governmental Authority to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement; and (b) against (1) any Acquisition Proposal other than the Merger contemplated by the Merger Agreement, (2) any liquidation or winding up of the Company, (3) any extraordinary dividend by the Company, (4) any change in the capital structure of the Company (other than any change in capital structure resulting from the Merger) and (5) any other action that could reasonably be expected to (i) impede, interfere with, delay, postpone or attempt to discourage or have the effect of discouraging the consummation of the transactions contemplated by the Merger Agreement, including the Merger, (ii) result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement that would reasonably be expected to have a Material Adverse Effect on the Company or (iii) materially delay or adversely affect the respective abilities of the Company, Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement, including the merger.

1.2 Non-Solicit. Subject to Section 4.3 hereof, the Stockholder hereby agrees that, until the Termination Date and except as otherwise permitted by the Merger Agreement, it shall not, and shall use its commercially reasonable efforts to cause its subsidiaries, the officers, directors or employees of it and its subsidiaries and their respective Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, any Acquisition Proposal, (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to any Acquisition Proposal (other than to the extent expressly permitted by the Merger Agreement), (c) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (d) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

1.3 Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, if the Stockholder has not taken a Qualifying Action (as defined below) on or prior to the fifth business day prior to the Stockholders Meeting, the Stockholder hereby irrevocably appoints (and if such Stockholder holds any Voting Shares through a nominee, such Stockholder shall timely cause and direct such nominee holder to irrevocably appoint) Parent as its proxy (which proxy is and shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law (the “DGCL”) and which appointment is coupled with an interest for purposes of Section 212 of the DGCL) to vote all Voting Shares owned by such Stockholder beneficially and/or of record solely on the matters described in Section 1.1, and in accordance therewith, effective from and after such fifth business day prior to the Stockholders Meeting and until the Termination Date. Each Stockholder agrees to execute (or to cause any nominee holder to execute) any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. “Qualifying Action” means either (a) the delivery by or on behalf of the Stockholder to Parent of a copy of such Stockholder’s (or its nominee holder’s) duly executed and valid proxy (and any amendment of such proxy) with respect to the Stockholders Meeting, provided the votes authorized in such proxy or amendment thereof are consistent with the terms of this Agreement and such proxy or amendment thereof is otherwise consistent with this Agreement or (b) the delivery by each Stockholder to Parent of a written certificate by one of its duly authorized individuals certifying that such Stockholder (or its nominee holder) shall attend the Stockholders Meeting in person and vote (or cause the voting of) its Voting Shares in accordance with Section 1.1 hereof, provided, that in the event that a Qualifying Action is subsequently rescinded, revoked or modified in any manner inconsistent with the requirements of Section 1.1, such action shall no longer be a Qualifying Action, and Parent shall have the proxy described in this Section 1.3 with respect to such Stockholder’s Voting Shares.

2. Representations and Warranties of the Stockholders. The Stockholder hereby represents and warrants to Parent as follows:

2.1 Due Organization. The Stockholder has been duly organized, is validly existing and is in good standing under the laws of the state of its incorporation, formation or organization.

2.2 Power; Due Authorization; Binding Agreement. The Stockholder has full corporate, partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

2.3 Ownership of Shares. On the date hereof, the number of Owned Shares set forth on Attachment A hereto are owned beneficially or of record by such Stockholder and include all of the Voting Shares owned of record or beneficially by such Stockholder. All Owned Shares are held free and clear of any Liens and will be (except as otherwise permitted by this Agreement) held free and clear of any Liens as of the date of the Stockholders Meeting. As of the date hereof, the Stockholder has, and as of the date of the Stockholders Meeting, the Stockholder will have (except as otherwise permitted by this Agreement), sole voting power, and sole dispositive power with respect to all of the Owned Shares.

2.4 No Conflicts. Other than (a) the filing by the Stockholder of any reports with the Securities and Exchange Commission required by Section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) any consent, approval filing or notification which has been obtained as of the date hereof, or (c) any consent, approval, filing or notification, the failure of which to obtain, make or give would not impair in any material respect the Stockholder’s ability to perform its obligations under this Agreement, the execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (1) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (2) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Stockholder or its properties and assets, (3) conflict with or violate any organizational document or Applicable Law applicable to the Stockholder or pursuant to which any of its properties or assets are bound or (4) violate any other agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust. The Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

2.5. Acknowledgment. The Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

3.1 Power; Due Authorization; Binding Agreement. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery of this Agreement by the Stockholder, constitutes a valid and binding agreement of Parent, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

3.2 No Conflicts. The execution and delivery of this Agreement by Parent does not, and the performance of the terms of this Agreement by Parent will not, (a) require Parent to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority (other than filings pursuant to Section 13(d) or 16(a) of the Exchange Act), (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent or its properties and assets, (c) conflict with or violate any organizational document or Applicable Law applicable to Parent or pursuant to which any of its or its subsidiaries’ respective assets are bound or (d) violate any other agreement to which Parent or any of its subsidiaries is a party, except for any consent, approval, filing or notification which has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair Parent’s ability to perform is obligations under this Agreement.

4. Certain Covenants of Stockholder. Each Stockholder hereby covenants and agrees with Parent as follows:

4.1 Restriction on Transfer, Proxies and Non-Interference. The Stockholder hereby agrees, from the date hereof until the Termination Date, not to (a) sell, transfer, pledge, encumber (except as provided in this Agreement), assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of (other than limitations imposed by applicable Law or pursuant to this Agreement) any of the Voting Shares, provided that nothing in this Agreement shall prohibit the exercise by a Stockholder of any options to purchase Voting Shares or conversion of convertible securities pursuant to which the Stockholder will acquire Voting Shares, (b) grant any proxies or powers of attorney, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares, (c) take any action that would have the effect of preventing or disabling any Stockholder from performing its obligations under this Agreement or (d) commit or agree to take any of the foregoing actions; provided, that the actions described in clause (a) above shall be permitted hereunder as a result of any donative transfer to any immediate family member of the Stockholder, or a trust for the exclusive benefit of the Stockholder and/or any immediate family members of such Stockholder; provided, that prior to such action, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall agree in writing to be bound by the terms hereof (including by granting a valid proxy with respect to any such Voting Shares acquired, consistent with Section 1.3) and such action shall not relieve the Stockholder of any of its obligations hereunder. Any transfer of Voting Shares not permitted hereby shall be null and void. If any involuntary transfer of any of the Voting Shares shall occur (including a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee shall take and hold such Voting Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

4.2 Additional Shares.  The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Voting Shares acquired by such

Stockholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.

4.3 No Limitations on Actions. The parties acknowledge that the Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of its Voting Shares and nothing in this Agreement shall limit, restrict or otherwise affect the actions of the Stockholder in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the board of directors of the Company, and the taking of any actions (or the failure to act) solely in the capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement; and nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.

4.4 Further Assurances. From time to time, at the request of Parent and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

4.5 Stop Transfer Order; Legend. In furtherance of this Agreement, and concurrently herewith, the Stockholder shall and hereby does authorize the Company or Parent’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Voting Shares; provided, that any such stop transfer restriction shall terminate at the Termination Date, and upon such event, Parent shall notify the Company’s transfer agent of such termination. At the request of Parent, the Stockholder shall cause to be provided to Parent evidence of such stop transfer order. All certificates evidencing the Voting Shares will bear a prominent legend to the effect that such Voting Shares are subject to the terms and conditions of this Agreement.

4.6 Retained Share Purchase Option.

(i) Until the Expiry Date (as defined below), the Stockholder will continue to hold Retained Shares (as defined in the Merger Agreement) following the Merger. Subject to and contingent upon the timely satisfaction of the Exercise Conditions (as defined below), Stockholder hereby grants to Parent the right (the “Purchase Option”) to purchase up to     of the Retained Shares directly or indirectly beneficially owned by the Stockholder (such shares the “Covered Shares”) for the Purchase Price per Covered Share specified on Schedule 1 attached hereto. The Purchase Option shall be exercisable by Parent until the later of (A) One Hundred and Twenty (120) days following the Effective Time of the Merger; and (b)  One Hundred and Eighty-Two (182) days after the date of this Agreement (such later date, the “Expiry Date”). The Purchase Option may be exercised at any time or from time to time prior to the Expiry Date by written notice from Parent or its designee, provided that in no event shall Parent be entitled to purchase in the aggregate more than the Maximum Available Shares, calculated as set forth on Schedule 1 attached hereto.

(ii) The Purchase Option shall not be exercisable unless and until all of the following conditions (the “Exercise Conditions”) shall have been satisfied:

1. The Merger shall have been consummated pursuant to the Merger Agreement.

2. Stockholder shall have received written notice from Parent or its applicable designee that the “Required Event” (as defined on Schedule 1 attached hereto) has occurred.

5. Miscellaneous.

5.1 Termination of this Agreement. This Agreement shall terminate upon the earliest of (such earliest date, the “Termination Date”):

(i) the termination of the Merger Agreement in accordance with its terms;

(ii) the date the Board of Directors of the Company withdraws its recommendation that the stockholders of the Company vote to adopt the Merger Agreement;

(iii) the date of execution of any amendment to the Merger Agreement if such amendment and the terms of the acquisition of the Company as modified by such amendment (A) reduces the amount of cash per share of Company Common Stock to be paid to the Stockholder to less than the Per Share Merger Consideration (as defined in the Merger Agreement provided to Stockholder on the date hereof), (B) reduces the aggregate amount of cash consideration payable to the Stockholder as compared to the aggregate amount that would have been paid to the Stockholder upon the closing of the acquisition were the Merger to have been consummated on the terms reflected in the Merger Agreement provided to Stockholder on the date hereof, (C) would (x) cause the Stockholder to realize any tax liability on the cash payment made to the Stockholder in excess of that which would result from the payment of cash in the Merger were the Merger to be consummated on the terms reflected in the Merger Agreement provided to Stockholder on the date hereof, or (y) result in the issuance of securities to the Stockholder, other than any securities with respect to which in the Stockholder’s good faith reasonable judgment (I) a trading market is likely to be available on the date of issuance (or, if the Stockholder is then subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for at least 200 days thereafter) and (II) the Stockholder will be able to sell such securities on the date of issuance (or, if the Stockholder is then subject to Section 16 of the Exchange Act, will be able to make such sale on or about the six month after the date of issuance thereof) for a price equal to or greater than the fair market value of such security on the date of issuance thereof, (D) would prevent, or impede in any material respect or delay in any material respect the consummation of the acquisition of the Company (provided, that any delays resulting from complying with ordinary course NASDAQ listing requirements or responding to SEC comments in the ordinary course shall not be deemed to constitute such a delay, unless as a result thereof the acquisition of the Company would be reasonably likely to be delayed beyond the Outside Date, as such term is defined in the Merger Agreement provided to Stockholder on the date hereof), (E) extends the Outside Date (as such term is defined in the Merger Agreement provided to Stockholder on the date hereof) beyond the date that is six (6) months after the date the Merger Agreement is initially executed and delivered by the parties thereto or extends the Extended Outside Date (as such term is defined in the Merger Agreement provided to Stockholder on the date hereof) beyond November 30, 2007, or (F) is otherwise prejudicial in any material respect to the interests of the Stockholder; provided, that the entry into the Amended and Restated Merger Agreement described in the recitals hereto and the consummation of the transactions contemplated thereby, shall not be deemed to trigger a Termination Date under this subsection (iii); and

(iv) the Effective Time.

5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any material breach of this Agreement occurring prior to such termination.

5.3 Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.

5.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

5.5 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

5.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholder, to:

with a copy (which shall not constitute notice) to:

If to Parent:

BTP Acquisition Company LLC
10100 Santa Monica Boulevard, Suite 1250
Los Angeles, California 90067
Attn: Susan Tregub, Esq.
Fax No.: (310) 286-7260

with copies (which shall not constitute notice) to:

Barnes Morris Klein Mark Yorn Barnes & Levine
3rd Floor, North Tower
2000 Avenue of the Stars 90067
Attn: Michael Barnes, Esq.
Fax No.: (310) 319-3990

and to:

Bingham McCutchen LLP
355 s. Grand Avenue, 44th Floor
Los Angeles, CA 90071
Attn: Richard J. Welch, Esq.
Telecopy No.: (213) 830-8610

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

5.7 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d) Each party hereto waives, to the fullest extent permitted by applicable laws, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section.

5.8 Remedies. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled under Applicable Law or in equity.

5.9 Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

5.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

5.11 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

5.12 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

[signature page(s) follow(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BTP ACQUISITION COMPANY LLC

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title:

Annex D

THIS WARRANT HAS BEEN, AND THE SHARES OF COMMON STOCK OR OTHER SECURITIES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT (THE “SHARES”) WILL BE, ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NEITHER THIS WARRANT NOR THE SHARES (TOGETHER, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS.

No. W-001	, 2007

IMAGE ENTERTAINMENT, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

THIS CERTIFIES THAT, for value received, BTP Acquisition Company, LLC or its registered assigns (the “Holder”), is entitled to subscribe for and purchase from Image Entertainment, Inc., a Delaware corporation (the “Company”), at any time and from time to time after the date occurring one hundred and eighty (180) days after the date hereof (such date, or if such date is not a business day then the next succeeding business day, the “Initial Exercise Date”) and until the fourth (4th) anniversary of the date hereof (such fourth anniversary date, or if such date is not a business day then the next succeeding business day, the “Expiration Date”)), up to Eight Million Five Hundred Thousand (8,500,000) shares (subject to adjustment as provided in Section 4 below, the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), at the exercise price set forth below (as adjusted pursuant to Section 4 hereof, the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.

This Warrant is subject to the following terms and conditions:

1. Shares Issuable Upon Exercise; Exercise Price; Exercisability. The number of Shares issuable upon exercise of this Warrant shall be Eight Million Five Hundred Thousand (8,500,000), subject to adjustment as provided below; provided, however, the Holder may not exercise this Warrant and the Company shall not issue Shares, to the extent that after giving effect to the issuance of Shares upon such exercise the Holder (together with any members of any collaborative group of which the Holder is then a member) would directly or indirectly beneficially own 95% or more of the then-outstanding voting stock of the Company (such amount, the “Ownership Limit”). The Company shall be entitled to request a certificate executed by the Holder, for the Company’s (and its agents’) reliance, warranting that the Ownership Limit shall not be met or exceeded as a result of such exercise. The exercising Holder shall provide to the Company any additional information reasonably requested by the Company’s auditors to reasonably confirm the information disclosed by such Holder in its public securities filings or the representations made by the Holder that the proposed issuance would not cause the Holder (together with any members of any collaborative group of which the Holder is then a member) to directly or indirectly beneficially own shares of voting stock of the Company equal to or in excess of the Ownership Limit. The Exercise Price shall initially be equal to $         per share. This Warrant shall be exercisable in whole or in part and at any time and from time to time after the Initial Exercise Date and through the close of business on the Expiration Date.

2. Method of Exercise; Payment.

(a) Cash Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, at any time or from time to time, by the surrender of this Warrant at the principal office of the Company (with a notice of exercise in the form (the “Notice of Exercise”) attached hereto as Exhibit A duly completed and executed), together with payment of an amount equal to the Exercise Price multiplied by the number of the Shares being purchased. The aggregate Exercise Price payable upon exercise may be paid at the election of the Holder, by (i) wire transfer or certified check payable to the order of the Company, (ii) cancellation by the Holder of bona fide indebtedness or other obligations of the Company to the Holder, or (iii) a combination of (i) and (ii). The person(s) in whose name(s) any certificate(s) representing Shares are issued upon exercise of this Warrant shall become the holder(s) of record of, and shall be treated for all purposes as the beneficial owner(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the applicable exercise date(s).

(b) Net Issue Exercise. In lieu of exercising this Warrant pursuant to Section 2(a) above, the Holder may elect to receive a number of Shares equal to the value (as determined below) of this Warrant (or the portion thereof being surrendered by surrender of this Warrant at the principal office of the Company together with a completed Notice of Exercise in which Alternative No. 1 is initialed by the Holder. In such event, the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y (A-B)
            A

Where:	X	=	the number of Shares to be issued to the Holder.
	Y	=	the number of Shares subject to this Warrant or, if only a portion of this Warrant is being exercised, the portion of the Warrant being surrendered (at the time of such exercise).
	A	=	the fair market value of one Share (at the date of such exercise ).
	B	=	the Exercise Price.

(c) Fair Market Value. For purposes of this Section 2, the fair market value of one Share shall mean:

(i) The average of the closing bid and asked prices of the Common Stock quoted on the Nasdaq Capital Market or in the Over-The-Counter Market Summary or the closing price quoted on any exchange on which the Common Stock is then principally listed, whichever is applicable, for the 20 trading days prior to the date of determination of such fair market value; or

(ii) If the Company’s Common Stock is not traded on the Nasdaq Capital Market or Over-The-Counter or on an exchange, the “independent” (as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules as amended and in effect at the time in question) members of the Board of Directors in good faith shall determine the fair market value of a Share.

(iii) If the exercise is in connection with a public offering of shares of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the initial “Price to the Public” specified in the final prospectus with respect to the offering.

(d) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, as promptly as practicable on or after the date of exercise and in any event within 10 days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Shares issuable upon such exercise. If this Warrant is exercised in part, the Company at its expense will execute and deliver to the Holder or its registered assign a new Warrant of like tenor exercisable for the number of Shares remaining subject to this Warrant after such partial exercise.

(e) Taxes. The issuance of the Shares upon the exercise of this Warrant, and the delivery of certificates or other instruments representing such Shares, shall be made without charge to the Holder for any tax or other charge in respect of such issuance.

3. Stock Fully Paid; Reservation of Shares. All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt by the Company of the Exercise Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens, adverse claims and charges with respect to the issuance thereof. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance sufficient shares of its Common Stock or other applicable securities to provide for the exercise of the rights represented by this Warrant. The Company shall take all steps necessary to amend its charter documents to provide sufficient reserves of shares of Common Stock or other applicable securities issuable upon exercise of this Warrant. The Company agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue to the Holder the necessary certificates for Shares upon the exercise of this Warrant.

4. Adjustments. Subject to Section 10 hereof, the number and kind of Shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification, Consolidation or Merger. If there shall occur while this Warrant, or any portion hereof, remains outstanding and unexpired (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation or other entity in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities, cash or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the Shares or other securities deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. If the per-share consideration payable to the Holder for Shares in connection with any such transaction is in a form other than cash or marketable securities, then the fair market value of such consideration shall be determined in accordance with Section 2(c) hereof. In all events, appropriate adjustment shall be made in the application of the provisions of this Warrant (including adjustment of the Exercise Price and/or number of shares of Common Stock or other securities purchasable pursuant to the terms and conditions of this Warrant) with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant and the economic and other rights intended to be conferred upon the Holder hereunder shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(c) Split, Subdivision or Combination or Reclassification of Shares. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split or subdivide the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the number of Shares issuable upon exercise of this Warrant immediately prior to such split or subdivision shall be proportionately increased and the Exercise Price for such securities shall be proportionately decreased. If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall combine the Shares or other securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the number of Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased and the Exercise Price for such securities shall be proportionately increased. If at any time while this Warrant, or any portion hereof, remains outstanding and unexpired the securities into which this Warrant (or portion thereof) shall be reclassified or converted into or exchanged for securities of another class or series, the number and type of securities issuable upon exercise of this Warrant shall be appropriately adjusted such that the Holder shall receive upon subsequent exercise hereof the number and type of securities that would have resulted from such reclassification had this Warrant been exercised immediately prior to the reclassification, and the Exercise Price similarly shall be appropriately adjusted such that the Holder’s effective Exercise Price for any post-reclassification securities properly reflects the impact of the reclassification on the number and type of securities issuable upon exercise of the Warrant pre-reclassification as compared to the number and type of securities issuable after giving effect to the reclassification.

(d) Adjustments for Dividends in Stock or Other Securities or Property. If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities issuable upon exercised of this Warrant receive or become entitled to receive, without payment therefor, other or additional stock or other securities or property of the Company by way of dividend or distribution, then and in each such case, the Holder shall be entitled to receive upon exercise hereof, in addition to the securities receivable upon exercise of this Warrant and without payment of any additional consideration therefor, such other or additional stock or other securities or property that such Holder would have received had such Holder exercised this Warrant in full on the date hereof (but after giving effect to all adjustments that would have resulted from the provisions of this Section 4 during the period from the date hereof until the date of actual exercise) and had thereafter retained the securities issuable upon such deemed exercise during the period from the date hereof through the date of actual exercise.

(e) Successive Events. The provisions of this Section 4 shall similarly apply to successive reorganizations, consolidations, mergers, sales, transfers or other events or transactions contemplated by this Section, and to the stock or securities of any other corporation or other entity that are at the time receivable upon the exercise of this Warrant.

(f) Notice of Adjustments. Upon any adjustment of the Exercise Price and any increase or decrease in the number or type of Shares or other securities purchasable upon the exercise of this Warrant, then, and in each such case, the Company, within 30 days thereafter, shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company, which notice shall state the Exercise Price as adjusted and, if applicable, the changed or increased or decreased number and type of Shares or other securities purchasable upon the exercise of this Warrant, setting forth in reasonable detail the factual basis for such change(s) and the method of calculation of each.

5. Notices. Any written notice by the Company required or permitted hereunder shall be given by hand delivery or first class mail, postage prepaid, addressed to the Holder at the address shown on the books of the Company for the Holder.

6. Legend. Each certificate evidencing the Shares issued upon exercise of this Warrant, or transfer of such shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall be stamped or imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

7. Removal of Legend. Upon request of a holder of a certificate with the legend referred to in Section 6 hereof, the Company shall issue to such holder a new certificate therefor free of any transfer legend, if, with such request the Company shall have received an opinion of counsel to the effect, or the Company otherwise is reasonably satisfied, that any transfer by such holder of the Shares evidenced by such certificate will not violate the Act and applicable state securities laws.

8. Fractional Shares. No fractional Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional Shares the Company shall make a cash payment equal to the fair market value of one Share (determined as provided in Section 2(c) hereof) multiplied by such fraction.

9. Rights of Stockholders. No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

10. Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable after 5:00 p.m., Pacific time, on the Expiration Date.

11. Miscellaneous.

(a) This Warrant shall be governed by and construed for all purposes under and in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(b) The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

(c) The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

(d) The terms of this Warrant shall be binding upon and shall inure to the benefit of any successors or assigns of the Company and of the holder or holders hereof and of the Shares issued or issuable upon the exercise hereof. Notwithstanding anything to the contrary herein, the Holder may assign this Warrant or any portion hereof to any member, shareholder, partner or affiliate of the Holder without consent and to any other person with the prior written consent of the Company (not to be unreasonably withheld).

(e) This Warrant and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(f) The Company shall not, by amendment of its charter documents, or through any other means, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

(g) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company, at its expense, will execute and deliver to the holder of record, in lieu thereof, a new Warrant of like date and tenor.

(h) This Warrant and any provision hereof may be amended, waived or terminated only by an instrument in writing signed by the Company and the Holder.

12. Representations and Warranties of Holder. The Holder hereby represents and warrants that:

(a) Investment Matters. The Holder is acquiring the Warrant for investment purposes for its own account and not with any current view towards a distribution of the Warrant. The Holder can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Holder is an “accredited investor” as such term is defined under Regulation D promulgated pursuant to the Act.

(b) Restricted Securities. The Holder understands that any of the Securities that it is purchasing or otherwise taking delivery of are or will be characterized as “restricted securities” under the Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Act and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. The Holder represents that it is familiar with Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

[signature page follows]

The Company has caused this Warrant to be signed by its duly authorized officer as of the date first written above.

COMPANY

IMAGE ENTERTAINMENT, INC.

By:

Name:

Title:

Acknowledged and Accepted:

HOLDER

BTP ACQUISITION COMPANY, LLC

By:

Name:

Title:

EXHIBIT A
NOTICE OF EXERCISE

TO:   Image Entertainment, Inc.

20525 Nordhoff Street, Suite 200
Chatsworth, California 91311
Attention: President

1. In lieu of exercising the attached Warrant for cash or check, the undersigned hereby elects to effect the net issuance provision of Section 2(b) of this Warrant and receive                  (leave blank if you choose Alternative No. 2 below) shares of Common Stock pursuant to the terms of this Warrant. (Initial here if the undersigned elects this alternative).

2. The undersigned hereby elects to purchase                    (leave blank if you choose Alternative No. 1 above) shares of Common Stock pursuant to the terms of this Warrant, and tenders herewith payment of the purchase price (including, if applicable, evidence of the cancellation of indebtedness) of such Shares in full.

3. The undersigned certifies that, upon issuance to the undersigned of the shares of Common Stock provided for in this Notice of Exercise, the undersigned (together with any members of any collaborative group of which the undersigned is currently a member) will beneficially own less than 95% of the outstanding voting stock of Image Entertainment, Inc.

4. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature and Date)

Title:

D-A-1

Annex E

SUBORDINATED PROMISSORY NOTE

$ ,000,000	Los Angeles, California ,2007

1. Parties and Obligation

FOR VALUE RECEIVED, the undersigned BTP Acquisition Company, LLC, a Delaware limited liability company (“Maker”), promises to pay to Image Entertainment, Inc., a Delaware corporation (“Lender”), at the principal executive offices of Lender (or at such other place as Lender shall notify Maker in writing) the principal amount of      Dollars ($     ,000,000) on or before the third anniversary of the date hereof (the “Maturity Date”) and to pay interest from the date hereof on the unpaid principal balance hereunder from the date hereof until the Maturity Date, at a rate of 4.62% per annum, which is equal to the Applicable Federal Rate as of the date hereof for debt obligations of this type and duration pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended.

This Promissory Note is issued pursuant to the terms and provisions of that certain Securities Purchase Agreement dated of even date herewith (the “Purchase Agreement”), by and between Maker and Lender.

2. Interest; Pay-In-Kind

2.1 Subject to Section 2.2, interest hereunder shall be payable annually in cash in arrears on June 30 of each year (each an “Interest Payment Date”) until the Maturity Date.

2.2 Notwithstanding Section 2.1, so long as no Event of Default hereunder has occurred and is continuing, and so long as a “Blockage” (as defined below) is in effect, Maker may, in its sole discretion, elect not to pay all or part of an interest payment in cash and in its stead, in whole or in part, issue additional notes (“Secondary Notes”) in lieu of all or any part of the PIK Interest Amount (defined below). Any such Secondary Note(s) shall be in the form of this note (except for the issuance date and aggregate principal amount). The term “Note” as used herein shall include this note and any Secondary Note(s) that may be issued hereunder. A “Blockage” shall mean (a) the refusal of any non-affiliated holders of one million dollars or more in aggregate principal amount of Senior Indebtedness (as defined below) to allow cash interest to be paid to Lender (on account of Senior Indebtedness covenants or the like) or (b) Maker’s lack of available cash to timely make the required cash interest payments.

2.3 “PIK Interest Amount” as used herein shall mean such amount of interest otherwise due and payable on the Interest Payment Date equal to the aggregate amount of interest due and payable on an Interest Payment Date on all Notes.

2.4 The PIK Interest Amount shall apply to the aggregate amount of all Notes

(e.g., each Note shall not have a separately calculated PIK Interest Amount).

2.5 Any principal payment on this Note not paid when due, and to the extent permitted by applicable law, any interest payment on this Note not paid in cash or in kind when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest at the rate of ten percent (10%) per annum. If any interest rate to be charged under any Note would exceed the maximum amount permitted by applicable law, then such rate of interests shall be deemed reduced to the maximum level that would be so permitted under applicable law.

3. Payment and Prepayment

3.1 Each payment under this Note shall, at the option of the Lender, first be credited to accrued and unpaid interest, and the remainder shall be credited to principal. This Note may be prepaid in whole or in part at any time. Any prepayment shall be without premium or penalty.

3.2 Maker may make any payment of principal or interest hereunder (a) in cash, (b) by surrendering to the Company securities of the Company purchased with this Note (duly endorsed for transfer) pursuant to the Purchase Agreement, such Company securities to be valued in accordance with Section 3.10 below, or (c) in the form of “Eligible Property” (as defined in Section 3.9 below). To tender a payment with Eligible Property, the Holder shall tender such Eligible Property to Lender, together with a copy of an Appraisal of the Fair Market Value thereof, as well as full details respecting any indebtedness, liens, security interests or other encumbrances on such Eligible Property, and any proposals for the repayment, refinancing or assignment of such debt or encumbrances. Unless Lender elects arbitration (pursuant to Section 3.3 below) within thirty (30) days after such tender, then Lender shall be deemed to have conclusively accepted such Appraisal as to the Fair Market Value of the Eligible Property so tendered, and the Fair Market Value of such Eligible Property shall be applied dollar-for-dollar to reduce and repay an equivalent amount of principal and interest under the Note. Within such thirty (30) day period, a majority of the “independent” (as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules as amended and in effect at the time in question) members of its Board of Directors, may engage a third-party appraiser of generally accepted professional standing in order to receive an independent Appraisal of the Fair Market Value of the Eligible Property at issue. Such independent Appraisal shall be at the expense of Lender.

3.3 If Lender (by action of the majority of the “independent” (as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules as amended and in effect at the time in question) members of its Board of Directors reasonably disputes the accuracy of such Appraisal or whether the tendered property constitutes Eligible Property, then Lender shall provide notice to Maker of the dispute, setting forth with reasonable detail the basis for such dispute, and a written arbitration demand (a “Written Demand”) electing to submit such Appraisal to binding third party accelerated Judicial Arbitration and Mediation Service (“JAMS”) arbitration in accordance with the provisions below, solely to determine the Fair

Market Value of the Eligible Property and/or whether the tendered property constitutes Eligible Property. The arbitrator will have no authority to determine or consider any other question or issue in dispute.

3.4 If Lender reasonably disputes the Appraisal or whether the tendered property is Eligible Property, and in connection therewith elects to submit the Appraisal to arbitration pursuant to Section 3.3 above, then the parties agree to binding arbitration by JAMS as provided herein. Upon issuance of the Written Demand by Lender to Maker, Lender and Maker shall have 15 business days to submit to the arbitrator in writing a reasonably detailed summary of the factual basis of its respective position on the Appraisal and/or whether the tendered property constitutes Eligible Property, together with all written support and analysis purporting to support such party’s position (including any appraisal or analyses of any appraisers or experts, which must be detailed and set forth the bases of such valuation, including assumptions and notes) (such summary and supporting materials, the “Support”). Each of Lender and Maker shall deliver a $10,000 check made out to JAMS as a deposit against JAMS costs. Lender and Maker shall each be entitled a reasonable period to review and analyze the other’s Support and shall have five (5) business days to respond in writing to the contentions and items in the other’s Support package.

3.5 No materials other than items submitted by Lender and Maker as its respective Support and Lender’s and Maker’s written response thereto may be submitted to or considered by the arbitrator. Any costs or expenses of the arbitrator in excess of the $20,000 prepayment by the parties shall be assessed against the party whose Fair Market Value valuation was not accepted.

3.6 If the Lender disputes whether the tendered property constitutes “Eligible Property,” then the Lender’s Written Demand shall state Lender’s specific objection(s) in reasonable detail. If Lender’s Written Demand does not contain such objection(s) in detail, then Lender cannot properly bring before the arbitrator the issue of whether the tendered property constitutes “Eligible Property. Subject to Section 3.7 below, if the arbitrator has properly before him the issue of whether tendered property constitutes “Eligible Property,” the parties may submit Support materials solely as to the question of whether the tendered property consists of “Eligible Property” (as defined herein). No specific or isolated factor or aspect respecting a single or a few titles in a tendered library (e.g., incomplete chain of title) shall cause the library as a whole to fail to be Eligible Property. The arbitrator shall issue an order within fifteen (15) business days as to whether the tendered property is Eligible Property. If the arbitrator finds that the tendered property is Eligible Property, then that arbitrator shall issue an order that the tendered property conclusively constitutes Eligible Property.

3.7 If the arbitrator has properly before him the issue of the Fair Market Value of the Eligible Property, then each of Lender and Maker shall submit a detailed independent appraisal of the Eligible Property, stating a single dollar value of the Fair Market Value of the Eligible Property (and not multiple or alternative values), including all assumptions and relevant Support consistent with industry standards for such appraisals, and thereupon the arbitrator shall determine the Fair Market Value of the Eligible Property solely (by reference to the two appraisals of the Fair Market Value of the Eligible Property (i.e., the Lender’s appraisal and the Maker’s appraisal) and the Support submitted in connection therewith. The arbitrator shall determine the Fair Market Value of the Eligible Property solely by choosing either Maker’s Appraisal valuation, or Lender’s appraisal valuation, of the Eligible Property, based upon the arbitrator’s opinion as to which is the closest in dollar amount to the Fair Market Value of the Eligible Property. Other than choosing one of the two appraisals as representing the Fair Market Value of the Eligible Property, the arbitrator shall have no authority to make any other determination or finding as to the Fair Market Value of Eligible Property (i.e. the arbitrator may not (i) “split the difference,” (ii) select some value not set forth in a submitted appraisal, or (iii) decline to act in accordance with the terms hereof). The arbitrator shall issue an order within fifteen (15) business days designating which of such appraisals (either Lender’s or Maker’s) represents the Fair Market Value of the Eligible Property. If one party does not submit an appraisal, then the other party’s submitted appraisal shall be designated by the arbitrator as the Fair Market Value of the Eligible Property. No person other than the Lender and Maker shall have any standing to participate in the arbitration or submit any appraisal or Support.

3.8 On the date ten (10) business days following an arbitration demand by Lender, each of Lender and Maker shall submit to JAMS a proposed list of five (5) proposed Los-Angeles based arbitrators not affiliated with the submitting party, with at least seven (7) year’s experience determining the value of properties of like kind as the Eligible Property (as an appraiser, banker, distributor, sales agent, or other similar experience), with each proposed arbitrator given a sequential number in descending order of preference from “1” to “5”. Neither Maker nor Lender shall be entitled to see the other’s list until both lists are submitted. If the two lists so exchanged contain one or more common names, the proposed arbitrator with the lowest combined preferential ranking (that is, the sum of the sequential ranking from each list) will be the arbitrator. If two or more proposed arbitrators have identical combined preferential rankings the arbitrator will be selected from the proposed arbitrator with the identical lowest combined preferential ranking by flipping a coin, lottery, or other random means. If the two lists so exchanged contain no common name, the parties shall repeat the process with new names not previously nominated by that party. Such combined list (i.e., of 10 names) shall then be vetted per the above process. If after such second list exchange, the two lists so exchanged contain no common name, then either party may instruct the Los Angeles office of JAMS to select an arbitrator from a list consisting of the first two proposed arbitrators on each party’s initially exchanged list.

3.9 As used in this Section 3, the following terms have the meanings ascribed:

i. “Appraisal” shall mean an appraisal dated no earlier than six (6) months prior to the date of payment of Eligible Property, from a third-party appraiser of generally accepted professional standing, of the Fair Market Value of the Eligible Property at issue. Such Appraisal shall include reasonably detailed assumptions and underlying explanatory notes of customary scope and detail, and shall set forth the Fair Market Value of the Eligible Property at issue.

ii. “Eligible Property” means any and all of:

(A) distribution and other commercial exploitation rights respecting motion pictures, music or other audio, visual or audio-visual property, which is when considered as a whole is generally capable of being distributed commercially by Lender in accordance with either (1) Lender’s then-current commercial operations (i.e., titles and libraries that may be added to Lender’s existing catalogue of titles being exploited) or (2) Lender’s current or planned operational capabilities (i.e., distribution via new media channels which Lender is developing, or plans to develop in the foreseeable future);

(B) equity or convertible securities of a corporation, limited liability company, limited partnership or other corporate entity whose assets consist substantially of Eligible Property and which company is not substantially engaged in active operations other than ownership of such Eligible Property (provided, that being party to asset license agreements, and routine management of such license agreements, shall not constitute active operations per se); and

(C) any combination of (A) and (B) above.

iii. “Fair Market Value” means the value for such Eligible Property in an arm’s-length distribution or sale between informed and willing parties, with neither party under a compulsion to engage in the transaction.

3.10 Maker may repay this Note in whole or in part with the tender of Company securities purchased pursuant to the Purchase Agreement, and the value of the security(ies) tendered to the Company shall be either (a) the purchase price of such security as set forth in the Purchase Agreement (plus any accrued but unpaid mandatory dividends and any other dividends declared but unpaid), or, at Maker’s request, (b) the Fair Market Value of such security at the time it is tendered in payment of the Note; provided, that any tender of a security in payment of the Note at the Fair Market Value thereof (i.e., pursuant to subsection (b) above) shall be subject to the unanimous approval of the “independent” (as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules as amended and in effect at the time in question) members of the Company’s Board of Directors. Such approval shall be in the independent directors’ sole and absolute discretion and may be withheld for any reason or no reason. If the Company’s independent directors do not approve such tender at the Fair Market Value of the securities, then the value of the securities so tendered shall be fixed solely pursuant to subsection (a) above (i.e. as the purchase price of such securities under the Purchase Agreement plus any unpaid dividends thereon). By way of example only, if the $20,000,000 of Note principal and accrued interest was being paid and the Maker tendered securities with a purchase price of $10,000,000 under the Purchase Agreement, with a Fair Market Value of $20,000,000, but the independent directors did not approve such $20,000,000 Fair Market Value as the tender price, then the tendered securities would be deemed to have the $10,000,000 value, and a reduction of $10,000,000 (and not $20,000,000) of the outstanding balance of the Note would be deemed effected by the tender of such securities as payment of the Note.

4. Subordination; Standstill

4.1 The indebtedness evidenced by this Note is expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of any Senior Indebtedness (as defined below).

4.2 The term “Senior Indebtedness” as used herein means:

(a) all secured amounts borrowed (or guaranteed) at any time by Maker of five million dollars principal amount or greater, pursuant to a loan agreement(s) with a bank(s) or other institutional lender(s) (collectively, the “Senior Loans”);

(b) any other amounts due or any other indebtedness, liability or obligation, contingent or otherwise, at any time owing under or in respect of any Senior Loans (including reimbursement rights amounts); and

(c) any amendments, novations, refinancings, refundings, renewals or extensions of any indebtedness or other obligation described in clauses (a)-(b) above, unless such amendments, novations, refunding, refinancing, renewal or extension is specifically designated by Maker as ranking junior and subordinate to the indebtedness evidenced by this Note.

4.3 In the event that Lender shall receive any payment or distribution of assets that Lender is not entitled to retain under the provisions of this Note, Lender shall, upon notice or knowledge of such, forthwith turn over such payment or distribution (without liability for interest thereon) to the holders of Senior Indebtedness in the form received to be applied to Senior Indebtedness.

4.4 Any holder of Senior Indebtedness may, at any time and from time to time, without the necessity of any consent of or notice to Lender: (i) extend, renew, modify or amend the terms of any Senior Indebtedness; (ii) sell, exchange, release, fail to perfect a lien on or a security interest in or otherwise in any manner deal with or apply any property pledged, mortgaged or otherwise securing any Senior Indebtedness; (iii) partially or fully release any guarantor(s) or any other person(s) liable in any manner for any Senior Indebtedness; (iv) exercise or refrain from exercising any rights against Maker or any other person; (v) apply any sums by whomever paid or however realized to Senior Indebtedness; or (vi) take any other action, or fail to take any action, that otherwise might be deemed to impair the rights of the holders of the Senior Indebtedness hereunder. Any and all of such actions or nonactions may be taken by any holder(s) of Senior Indebtedness without any obligation or responsibility to Lender.

4.5 If this Note is declared due and payable prior to the Maturity Date, then for a period ending the earlier of (i) 180 days following the accelerated maturity date hereunder and (ii) 30 days following the maturity date of the Senior Indebtedness (the “Standstill Period”), no direct or indirect payment under this Note that is due solely by reason of such accelerated maturity (or declaration thereof) of this Note shall be made, nor shall application or any distribution or assets of Maker be made (whether by setoff or in any other manner, including, without limitation, from or by way of collateral), to the payment, purchase or other acquisition or retirement of this Note, unless, in either case, during such Standstill Period all principal, interest and other amounts due or to become due on or in respect of the Senior Indebtedness shall have been previously paid in full in cash or other immediately available funds.

4.6 For so long as any Senior Indebtedness remains outstanding, Lender shall neither commence nor join with any other creditor of Maker to commence any bankruptcy, insolvency, reorganization or other similar proceeding against Maker, and hereby waives such rights to the fullest extent permitted by law. No payment or distribution to any holder of Senior Indebtedness pursuant to the provisions of this Note shall entitle Lender to exercise any right of subrogation in respect thereof until all Senior Indebtedness shall have been paid in full in cash.

4.7 The provisions of this Section 4 (collectively the “Subordination Provisions”) are for the benefit of the holders of Senior Indebtedness (and their successors and assigns) and shall be enforceable by them directly against Lender. Any holder of Senior Indebtedness is hereby authorized to demand specific performance of the provisions of the Subordination Provisions applicable to it, whether or not Maker shall have complied with any of the provisions of this Note applicable to it. Lender hereby irrevocably waives, to the full extend permitted by law, any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such specific performance. The provisions of the Subordination Provisions shall continue to be effective or be reinstated, as the case may be, if at any time any payment of Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness upon the insolvency, bankruptcy or reorganization of Maker of otherwise, all as though such payment had not been made. No right of any holder(s) of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Maker with the terms of this Note, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. No implied covenants or obligations with respect to the Lender shall be read into this Note against any holder(s) of Senior Indebtedness, and such holder(s) shall not be deemed to owe any fiduciary duty to the Lender.

4.8 Payment Subordination. Subject to the ability of Maker to make interest payments of any PIK Interest Amounts in the form of Secondary Notes, Maker and Lender have intentionally excluded from the Subordination Provisions hereof the obligation of Maker to make payments of interest hereunder on Interest Payment Dates.

4.9 Subject to the provisions of the Standstill Period, nothing contained in this Section 4 shall impair, as between Maker and Lender, the obligation of Maker, subject to the terms and conditions hereof, to pay to Lender the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Lender, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

5. Default

An “Event of Default” shall occur hereunder if and only if:

(a) Maker defaults in the payment of interest either in cash or in kind on any Note when the same becomes due and payable and such default shall not have been cured within five (5) days; or

(b) Maker defaults in the payment of the principal of any Note when the same becomes due and payable at maturity or otherwise; or

(c) Maker fails to comply with any of its material covenants or other obligations in the Note, and such default continues for a period of 30 days after notice by Lender to Maker of such noncompliance; or

(d) Maker (i) commences a voluntary bankruptcy case or proceeding, (ii) consents to, or acquiesces in, the institution of a bankruptcy, liquidation or an insolvency proceeding against it or entry of a judgment, decree or order for relief against it in an involuntary case or proceeding, (iii) applies for, consents to or acquiesces in the appointment of or taking possession by a custodian of the Note or any substantial part of its property, or (iv) makes a general assignment for the benefit of its creditors; or

(e) Maker (which for clarity shall mean only the original Maker of this Note) defaults with respect to any indebtedness of more than five million dollars, which default is not cured or waived within any applicable grace and cure period, and such default results in the immediate maturity of such indebtedness obligations; or

(f) Maker fails to comply with or to perform any material obligation or material covenant contained in this Note or the Purchase Agreement, or any representation made to Lender by Maker under the Purchase Agreement is false in any material respect.

6. Acceleration. If an Event of Default occurs and is continuing, Lender by written notice to Maker may declare all unpaid principal and accrued interest on the Note immediately due and payable and, upon any such declaration, the same shall become immediately due and payable. If an Event of Default specified in Section 5(d) occurs, all unpaid principal of and the accrued interest on the Note then outstanding shall automatically become due and payable without any declaration or other act on the part of Lender. Upon payment of all principal and interest under the Note, and any costs and expenses pursuant to Section7.2 hereof, all of Maker’s obligations under the Note shall terminate.

7. Miscellaneous

7.1 Maker, on behalf of itself and its successors and assigns, if any, expressly waive presentment, demand, protest and notice thereof or of dishonor, and waives any right to be released by reason of any extension of time or change in the terms of payment.

7.2 Maker shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Lender in collecting or attempting to collect the indebtedness under this Note, if default is made in payment or performance of this Note. The right to plead any and all statutes of limitation as a defense to a demand hereunder is hereby waived to the full extent permitted by law. None of the provisions hereof and none of the Lender’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by Lender’s acceptance of any past due installments or by any indulgence granted by Lender to Maker.

7.3 The Note and Maker’s obligations hereunder are assignable in whole or in part to one or more affiliates of Maker, including members of Maker, upon notice to Lender. All agreements of Maker in this Note shall bind its successors by law or pursuant to assignment. All agreements of Lender in this Note shall bind its successors.

7.4 This Note shall be governed by and construed in accordance with the laws of the State of California.

7.5 No amendment, modification, termination, or waiver of any provision of this Note or any other document or instrument executed in connection herewith, or consent to any departure by Maker therefrom, shall in any event be effective without the written concurrence of Lender.

7.6 Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable laws and regulations, but if any provision of this Note shall be prohibited by or invalid thereunder, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

7.7 Any notice or demand to Maker shall be made in accordance with Section 9(a) of the Purchase Agreement.

7.8 In order to facilitate the assignment of a portion of this note, upon request by Lender, Maker shall make and deliver to Lender replacement promissory notes of differing principal amounts, aggregating not more than the amount of the principal unpaid amount hereunder, which replacement notes shall be made concurrently with the surrender to Maker of this note (or replacement notes) marked “cancelled.” In addition, in order to facilitate any obligation of Maker to cause co-obligors to become co-borrowers under any portion of this note (or replacement notes), Maker may co-make and deliver to Lender replacement promissory notes of differing principal amounts, co-made by Maker and such required co-obligor(s), aggregating not more than the amount of the principal unpaid amount hereunder, and Lender shall surrender this note to Maker upon request of Maker, in exchange for such replacement note(s) made by Maker and one or more co-obligors.

7.9 Maker agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as Lender may at any time reasonably request in connection with the administration and enforcement of this Note or in order to better assure and confirm unto Lender its rights and remedies hereunder.

7.10 Maker may assign this Note in whole or in part to one or more controlled affiliates of Maker; provided, that any such assignments shall not relieve Maker from its obligations under this Note and, provided further, that Maker provides prior written notice to Lender of such assignment.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed the day and year first above written, and Lender hereby acknowledges its terms.

BTP Acquisition Company LLC,
A Delaware limited liability company

By:
Its:

Accepted and Acknowledged:

Image Entertainment, Inc.

By:
Its:

Annex F

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
IMAGE ENTERTAINMENT, INC.

The undersigned duly elected and acting Secretary of Image Entertainment, Inc., a Delaware Company (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company, as required by Section 151 of the Delaware General Corporation Law [at meeting][pursuant to a unanimous written consent] of the Board of Directors [held on][dated]            , 2007:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there is hereby created, out of the 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Company authorized in Section 4 of the Certificate of Incorporation, a series of the Preferred Stock consisting of 20,000,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1. Designation and Amount.

The shares of Preferred Stock created hereby shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be 20,000,000. The Series A Preferred Stock shall rank senior to any other capital stock of the Company as to dividends, distributions or as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

Section 2. Dividends.

(a) Except as provided below, there shall be no mandatory dividends payable, or accumulating, with respect to the Series A Preferred Stock.

(b) From and after the date of issuance (the “Original Issuance Date”), dividends on the Series A Preferred Stock shall accrue and be payable to the holder thereof on June 30 of each year (each, an “Interest Payment Date”) at a rate equal to 4.62% of the original purchase price paid to the Company per share of such stock. Such dividends (the “Mandatory Dividends”) shall be payable in kind in the form of additional shares of Series A Preferred Stock, based on the amount of dividends so accrued and payable and a purchase price per share equal to the original purchase price on which the Mandatory Dividend calculation was based. In addition, the

Company may instead pay such Mandatory Dividends out of cash legally available therefore if  the terms of any outstanding indebtedness of the Company for borrowed money permit such payment . Payment of any Mandatory Dividends shall be made (by delivery of stock certificates representing the shares paid in kind or, if applicable, by delivering the amount of any cash Mandatory Dividends by wire transfer to an account designated by the holder for such payment).

(c) In the event any dividends are declared or paid on or with respect to the common stock, par value $.0001 per share (“Common Stock”), of the Company (whether in the form of cash, securities or other property), the holders of the Series A Preferred Stock outstanding as of the record date established by the Board of Directors for such dividend or distribution shall be entitled to receive as a dividend on the Series A Preferred Stock an amount equal to the amount of (and in the same form as) the dividends or distribution that such holder would have received had the Series A Preferred Stock been converted into Common Stock immediately prior to the record date for such dividend or distribution. Any such dividends therefor payable with respect to the Series A Preferred Stock shall be payable at the same time and in the same form as the dividend on the Common Stock is paid.

(c) No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each then-outstanding share of Series A Preferred Stock in an amount determined as set forth in paragraph (b) above. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Company to the holders of any class or series of its capital stock, out of funds or assets of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options), whether or not paid out of capital, surplus or earnings.

(d) Prior to declaring any dividend on or with respect to shares of Common Stock that is payable in the form of a security or other right, the Company shall take all prior corporate action necessary to authorize the issuance of any such securities or rights as a concurrent dividend in respect of the Series A Preferred Stock.

Section 3. Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of any other class or series of its capital stock, an amount in cash equal to $4.40 per share of Series A Preferred Stock plus the amount (and type) of any Mandatory Dividends accrued but unpaid and any other dividends declared but unpaid with respect to the Series A Preferred Stock as of such date (collectively, the “Liquidation Preference”). Such Liquidation Preference payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock, or to the holders of any class or series of Preferred Stock or any other class or series of the Company‘s capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. If upon any Liquidation the assets available for payment of the full Liquidation Preference are insufficient to permit the payment to the holders of the Series A Preferred Stock of the full preferential amounts described in this paragraph, then all the remaining available assets of the Company shall be distributed ratably among the holders of the then outstanding Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. A consolidation or merger of the Company with or into any other entity, or the conveyance of all or substantially all of the assets of the Company in one or more transactions, shall be deemed to constitute a Liquidation for purposes of this Section 3, unless prior to such transaction the holders of a majority of the outstanding Series A Preferred Stock determine to consider such transaction not a Liquidation for purposes of this Section 3.

Section 4. Voting Rights.

(a) Except as provided below or as otherwise required by applicable law, the holders of outstanding shares of the Series A Preferred Stock:

(i) shall not be entitled to vote on any matters submitted for a vote of holders of Common Stock; and

(ii) shall have only such voting rights as are specified herein, in the Certificate of Incorporation or as otherwise provided by applicable law.

(b) Notwithstanding the foregoing, so long as at any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of at least two-thirds (2/3) of the then-outstanding shares of Series A Preferred Stock:

(i) amend, alter, waive or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate of Incorporation, including this Certificate of Designation, or the Bylaws of the Company or any provisions thereof (including the adoption of a new provision thereof) in a manner materially adverse to the holders of the Series A Preferred Stock; or

(ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock or rights ranking under any circumstances either as to payment of dividends, distributions or as to distributions of assets upon Liquidation prior to or on a parity with the Series A Preferred Stock.

Section 5. Conversion Rights.

The holders of the Series A Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after the date (“Optional Conversion Start Date”) that is one hundred and eighty (180) days after the Original Issuance Date at an initial conversion rate (“Conversion Rate”) of one share of Series A Preferred Stock for one share of Common Stock; provided, that such initial Conversion Rate shall be subject to adjustment from time to time, as provided herein; provided, further that no holder may elect to convert any shares of Series A Preferred Stock to the extent that after conversion of such shares the holder (together with any members of any collaborative group of which the holder is then a member) would directly or indirectly own 95% or more of the then-outstanding voting stock of the Company.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be deemed converted into shares of Common Stock at the Conversion Rate then in effect immediately upon the earliest to occur of the following:

(i) the date (which must be on or after the Optional Conversion Start Date) specified by an affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding; and

(ii) the fourth anniversary of the Original Issuance Date;

provided, however, that no such automatic conversion may be effected to the extent that any holder (together with any members of any collaborative group of which the holder is then a member) would as a result directly or indirectly beneficially own 95% or more of the then-outstanding voting stock of the Company (it being understood, however, that partial automatic conversions up to such ownership limit shall be permitted pursuant to this subparagraph(b)).

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to elect to convert the same into shares of Common Stock, he or she shall surrender the stock certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state in such notice the name or names in which the certificate or certificates for the shares of Common Stock issuable upon such conversion are to be issued, subject to compliance with applicable laws to the extent such issuance will involve a transfer. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d) Conversion Rate Adjustments of Preferred Stock for Certain Dilutive Issuances; Splits and Combinations. The initial Conversion Rate shall be subject to adjustment from time to time as follows:

(i) In the event Company should at any time or from time to time after the Original Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (such other securities or rights hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including any shares of Common Stock issuable upon conversion or exercise or exchange of any such Common Stock Equivalents), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Rate of the Series A Preferred Stock shall be appropriately adjusted in proportion to such increase in the aggregate number of shares of Common Stock outstanding after giving effect to such dividend, distribution, split or subdivision.

(ii) If the number of shares of Common Stock outstanding at any time after the Original Issuance Date is decreased by a reverse stock split or other combination of the outstanding shares of Common Stock, then the Conversion Rate for the Series A Preferred Stock shall be appropriately adjusted in proportion to such decrease in outstanding shares after giving effect to the reverse stock split or other combination.

(e) Other Distributions. In the event Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(i), then, in each such case for the purpose of this subsection 5(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of Company into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of Company entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for elsewhere in this Section 5 or a merger or sale of assets transaction constituting a Liquidation hereunder) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion the number of shares of stock or other securities or property of Company or otherwise, to which a holder of the Common Stock deliverable upon conversion would have been entitled upon the effectiveness of such recapitalization had such shares of Common Stock been outstanding as of immediately prior to the recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 5 and the rights, preferences and privileges accorded to the holders of the Series A Preferred Stock shall be available and applicable to such holders after that event to the maximum extent practicable.

(g) No Impairment. This Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and instead the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the calculation of any change in the Conversion Rate or other relevant matters. This Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Rate for such series of Preferred Stock at the time in effect, and (C) the Conversion Rate or number of shares of Common Stock and the amount, if any, of other securities, assets or property that at the time would be deliverable to a holder of Series A Preferred Stock upon the conversion of a share of the Series A Preferred Stock.

(i) Notices of Record Date or Recapitalization. In the event the Company fixes a record date to determine the holders of any class of securities who are entitled to receive any dividend (other than a cash dividend payable to the holders of Series A Preferred pursuant to Section 2 hereof) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. The Company shall also give notice to each holder of Preferred Stock prior to any recapitalization under Section 5(f).

(j) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock (or any other class, series or type of the capital stock of the Company into which the Series A Preferred Stock may become convertible pursuant to the terms hereof), solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock (or other applicable securities) as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to allow the conversion of all then outstanding shares of the Series A Preferred Stock (or if the Series A Preferred Stock becomes convertible into another class, series or type of the capital stock of the Company pursuant to the terms hereof), in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Company will take such corporate action as may, in the reasonable opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock (or other applicable securities) to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

(k) No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

(l) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of Company.

(m) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock, provided that Company will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that the holders of the Series A Preferred Stock which is being converted.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Company by its duly authorized officer this      day of     , 2007.

IMAGE ENTERTAINMENT, INC.
By:
Name:
Title:

Annex G
REGISTRATION RIGHTS AGREEMENT
REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of  _____  , 2007 by and among Image Entertainment, Inc., a Delaware corporation, with headquarters located at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311 (the “Company”), and BTP Acquisition Company LLC, a Delaware limited liability (“BTP” or the “Investor” and together with affiliates of the Investor, collectively the “Investors”).
R E C I T A L S
A. The Company and BTP have entered into an Amended and Restated Agreement and Plan of Merger, dated as of June _____, 2007 (the “Merger Agreement”) pursuant to which BTP, as the holder of all of the outstanding shares of capital stock of BTP’s acquisition subsidiary, IEAC, Inc., as of the Effective Time (as defined in the Merger Agreement) will (i) be entitled to receive pursuant to the Merger (as defined in the Merger Agreement) shares (the “Merger Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), plus(ii) the right to receive, at BTP’s election at the Effective Time, warrants (the “Warrants”), which will be exercisable to purchase in the aggregate up to 8,500,000 shares of Common Stock (such shares, or any other securities that may become exercisable upon exercise of the Warrants, the “Warrant Shares”).
B. The Company and BTP are parties to a Securities Purchase Agreement of even date herewith (the “Securities Purchase Agreement”), entered into in connection with the Merger Agreement, pursuant to which the Company has agreed, upon the terms and subject to the conditions set forth in the Securities Purchase Agreement, to issue and sell to BTP (i) shares of Series A Preferred Stock of the Company (the “Preferred Shares”), which will be convertible into shares of the Company’s Common Stock (such shares, or any other securities that may become exercisable upon conversion of the Preferred Shares, the “Conversion Shares”), and (ii) shares of the Company’s Common Stock (the “Common Shares”).
The obligations of BTP to consummate the merger (the “Merger”) contemplated by the Merger Agreement and to purchase the Preferred Shares and the Common Shares pursuant to the Securities Purchase Agreement are conditioned, among other things, upon the Company entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the parties hereby agree as follows:
1. Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
“Automatic Shelf Registration Statement” means an automatic shelf registration statement as defined under Rule 405 of the Securities Act.
“Board” means the Board of Directors of the Company.

“Common Stock” means the common stock, par value $.0001, of the Company.
“Commission” means the United States Securities and Exchange Commission.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Holder” of any security means the holder or holders, as the case may be, from time to time of Registrable Securities.
“Holders of a Majority of Registrable Securities” means the Holders of greater than 50% of the Registrable Securities then outstanding.
“Independent Member of the Board” means a member of the Board who is “independent” as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules as amended and in effect at the time in question.
“Initiating Holder” means any Holder of Registrable Securities.
“Person” means any natural person, corporation, trust, association, company, partnership, limited liability company, joint venture and other entity and any government, governmental agency, instrumentality or political subdivision.
The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in substantial compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
“Registrable Securities” means:
(i) the Merger Shares;
(ii) the Warrant Shares;
(iii) the Conversion Shares;
(iv) the Common Shares; and
(v) any shares of Common Stock or other securities issued or issuable in respect of the Merger Shares, Warrant Shares, Common Shares or Conversion Shares by way of a spin-off, split-off, dividend, distribution or stock split or in connection with a combination of shares, reclassification, merger, consolidation or reorganization; provided, however, that such shares of Common Stock or other securities shall constitute Registrable Securities only so long as they have not been (x) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction pursuant to an effective registration statement under the Securities Act, (y) sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act are met or under which such shares may be sold pursuant to Rule 144(k) without any limitations on volume or timing of sales by the Holders or (z) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such Common Stock or other securities are removed upon the consummation of such sale and the seller and purchaser of such Common Stock or other securities receive an opinion of counsel for the

Company, which shall be in form and content reasonably satisfactory to the seller and purchaser and their respective counsel, to the effect that such Common Stock or other securities in the hands of the purchaser are freely transferable without restriction or registration under the Securities Act in any public or private transaction.
“Securities Act” means the Securities Act of 1933, as amended.
“WKSI” means a well-known seasoned issuer as defined under Rule 405 of the Securities Act.
2. Underwritten Demand Registration.
(a) At any time or from time to time after the date hereof, any Initiating Holder shall have the right to request, by delivery of a written notice to the Company (an “Underwritten Demand Notice”), that the Company file a registration statement under the Securities Act (an “Underwritten Registration Statement”) covering all or a portion of the Registrable Securities for the purpose of effecting an underwritten offering of such Registrable Securities (an “Underwritten Demand Registration”); provided, however, that no Initiating Holder shall be entitled to demand an Underwritten Demand Registration Statement during the period when the Company is exercising its right to defer a Shelf Demand Registration pursuant to Section 3(b). Any such Underwritten Demand Notice must request the registration of Registrable Securities having an aggregate market value, based on the average per share closing price of the Registrable Securities as reported by the NASDAQ Capital Markets (or, if the Registrable Securities are not traded on the NASDAQ Capital Markets, on any other securities exchange or market upon which the Registrable Securities are then traded) over the ten (10) consecutive trading days prior to the date of the Underwritten Demand Notice, of not less than five million dollars ($5,000,000) (the “Requisite Amount”). Subject to Section 6(b)(A), as soon as reasonably practicable, but in no event later than forty-five (45) days (thirty (30) days if the registration statement will be on Form S-3) after receiving an Underwritten Demand Notice, the Company shall file with the Commission a registration statement covering the Registrable Securities subject to the Underwritten Demand Notice. Subject to Sections 2(b) and 4, the Company shall use its commercially reasonable best efforts to cause such registration statement to become effective as expeditiously as possible. Any registration under this Section 2 shall be on a form designated by the managing underwriter for such registration and the applicable registration statement shall reflect such plan or method of distribution of the applicable securities as shall be designated by the managing underwriter.
(b) Notwithstanding the provisions of Section 2(a), if the Company is required to effect a registration pursuant to this Section 2 and the Company furnishes to the Initiating Holder requesting such registration a certificate signed by the Chief Executive Officer of the Company or an Independent Member of the Board stating that in the good faith judgment of the Board or a majority of the Independent Members of the Board it would be detrimental to the Company and its stockholders for a registration statement or other filing to be filed or become effective on or before the date such filing or effectiveness would otherwise be required hereunder, the Company shall have the right to defer such filing or the effectiveness hereunder for a period ending not more than ninety (90) days after the Company’s receipt of the applicable Underwritten Demand Notice, provided, that the Company may not exercise its right under this Section 2(b) more than twice in any 12-month period; and provided, further, that the Company may not exercise its rights under this Section 2(b) for two consecutive 90-day periods.

(c) Notwithstanding the provisions of Section 2(a), the Company shall not be obligated to (i) file or effect an Underwritten Registration Statement within a period of 45 days after the effective date of any other Underwritten Registration Statement or an underwritten offering pursuant to a Shelf Registration Statement or (ii) file or effect more than a total of three Underwritten Registration Statements within any 12-month period; provided, however, that each Shelf Registration Statement filed during the applicable 12-month period will reduce by one the number of Underwritten Registration Statements the Company is obligated to file during such 12-month period.
(d) The Company may elect to register in any Underwritten Demand Registration any additional shares of Common Stock (including, without limitation, any shares of Common Stock to be distributed in a primary offering made by the Company) so long as the inclusion of such Common Stock by the Company would not (i) be reasonably likely to delay in any material respect the Initiating Holder’s ability to timely sell the Registrable Securities pursuant to the Demand Registration Statement or (ii) cause a reduction in the number of Registrable Securities included in the Underwritten Demand Registration. Such election of the Company, if made, shall be made by the Company by delivering a written notice to the Initiating Holder prior to the effectiveness of the Underwritten Registration Statement which states (A) that the Company proposes to include additional shares of Common Stock in such Demand Registration Statement, and (B) the number of shares of Common Stock proposed to be included (the “Company Shares Notice”).
3. Shelf Registration.
(a) At any time or from time to time after the date hereof and so long as the Company is eligible to register Registrable Securities under a Form S-3 Registration Statement, any Initiating Holder shall have the right to request, by delivery of a written notice to the Company (a “Shelf Demand Notice”), that (i) the Company file a shelf registration statement (a “Shelf Registration Statement”) pursuant to Rule 415 under the Securities Act covering all or a portion of the Registrable Securities to enable the resale on a delayed or continuous basis of such Registrable Securities (a “Shelf Demand Registration”) or (ii) if the Company is a WKSI and has an outstanding effective Form S-3 Registration Statement, the Company file a post-effective amendment to such Form S-3 Registration Statement covering all or a portion of the Registrable Securities so requested to be registered; provided, further, that no Initiating Holder shall be entitled to demand a Shelf Registration Statement during the period when the Company is exercising its right to defer an Underwritten Demand Registration pursuant to Section 2(b). Subject to Section 6(b)(A), as soon as reasonably practicable, but in no event later than thirty (30) days after receiving a Shelf Demand Notice (or twenty (20) days if the Company is a WKSI and then has an effective Form S-3 Registration Statement), the Company shall file with the Commission a Shelf Registration Statement on Form S-3 of the Commission or, if the Company is a WKSI and has an effective Form S-3 Registration Statement, a post-effective amendment thereto. Subject to Sections 3(b) and 3(c), the Company shall use its commercially reasonable best efforts to cause the Shelf Registration Statement to become effective as expeditiously as possible and to remain effective until the earlier of (x) the time all Registrable Securities subject thereto have been sold and (y) the third anniversary of the initial effective time, including by filing necessary post-effective amendments and prospectus supplements reasonably required by a Holder, subject to any blackout periods described in subparagraph (b) below. If the Company is at any time a WKSI, it shall cause each Shelf Registration Statement to be, or shall cause any filed Shelf Registration Statement to be amended to an Automatic Shelf Registration Statement. The Initiating Holder shall have the right to determine the plan and method of distribution for the Registrable Securities to be reflected in the Shelf Registration Statement in respect of which it is the Initiating Holder.

(b) Notwithstanding the provisions of Section 3(a), if the Company is required to effect a Shelf Registration Statement or make any filing with the Commission pursuant to this Section 3 or if the Company has a Shelf Registration Statement in effect pursuant to this Section 3, and the Company furnishes to the Initiating Holder a certificate signed by the Chief Executive Officer of the Company or an Independent Member of the Board stating that in the good faith judgment of a majority of the Independent Members of the Board it would be detrimental to the Company and its stockholders for a registration statement or other filing to be filed on or before the date such filing would otherwise be required hereunder, the Company shall have the right to (A) defer such filing or the effectiveness thereof for a period of not more than (90) ninety days after the Company’s receipt of the applicable Shelf Demand Notice or (B) prevent Holders of Registrable Securities from selling Registrable Securities pursuant to an effective Shelf Registration Statement for a period of not more than ninety (90) days after the Company delivers a written request to the applicable Holder demanding that such Holder cease sales of securities under the Shelf Registration Statement (and during such period the Company shall not be obligated to file another Shelf Registration Statement); provided, however, that the Company may not exercise its rights under this Section 3(b) more than twice in any 12-month period; and provided, further, that the Company may not exercise its rights under this Section 2(b) for two consecutive 90-day periods.
(c) Notwithstanding the provisions of Section 3(a), the Company shall not be obligated to (i) file a Shelf Registration Statement within a period of forty-five (45) days after the effective date of any Underwritten Registration Statement or an underwritten offering pursuant to a Shelf Registration Statement or (ii) file or effect more than a total of three (3) Shelf Registration Statements within any 12-month period.
(d) Upon the receipt by the Company of a Shelf Demand Notice, the Company shall give prompt written notice to all Holders of Registrable Securities (other than the Initiating Holder) that a Shelf Registration Statement pursuant to this Section 3 is being effected (the “Shelf Company Notice to Holders”). In the event that any Holder delivers to the Company a written request within fifteen (15) days after the delivery of the Shelf Company Notice to Holders, to include in such Shelf Registration Statement Registrable Securities of the Holder, the Company shall include such Registrable Securities in the Shelf Registration Statement, including by means of a pre-effective or post-effective amendment thereto; provided, however, that if the inclusion of the Registrable Securities of such Holders in such registration statement would, in the opinion of the Initiating Holders, be reasonably likely to delay in any material respect the Initiating Holder’s ability to timely sell the Registrable Securities pursuant to the Shelf Registration Statement, the Company shall not include such Holders’ Registrable Securities in the Shelf Registration Statement without the prior written consent of the Initiating Holder.
(e) At any time or from time to time after the date hereof, any Initiating Holder shall have the right to request, by delivery of a written notice to the Company (a “Shelf Underwritten Demand Notice”), that the Company effect an underwritten offering of all or a portion of the Registrable Securities included in an existing Shelf Registration Statement. Any such Shelf Underwritten Demand Notice must request an underwritten offering of Registrable Securities having the Requisite Amount. Subject to Section 6(b)(A), as soon as reasonably practicable after receiving an Underwritten Demand Notice, but in no event later than thirty (30) days after receiving a Shelf Underwritten Demand Notice, the Company shall file with the Commission such amendments to the applicable Shelf Registration Statements and such prospectus supplements or other filings as are necessary in connection with the underwritten offering of the Registrable Securities subject to the Shelf Underwritten Demand Notice, subject to Sections 3(b) and Section 4. Any prospectus supplement or other filing with the Commission including a plan or method of distribution of the securities subject to an underwritten offering pursuant to this Section 3 shall reflect the plan or method of distribution designated by the managing underwriter of the offering.
(f) The Company may elect to register in any Shelf Registration Statement any additional shares of Common Stock (including, without limitation, any shares of Common Stock to be distributed in a primary offering made by the Company) so long as the inclusion of such Common Stock by the Company would not (i) be reasonably likely to delay in any material respect the Initiating Holder’s ability to timely sell the Registrable Securities pursuant to the Shelf Registration Statement or (ii) cause a reduction in the number of Registrable Securities included in the Shelf Demand Registration. Such election of the Company, if made, shall be made by the Company’s delivery of a Company Shares Notice.
4. Underwritten Offerings.
(a) The Initiating Holder shall have the right to select the book-running managers and the co-managers (collectively, the “managing underwriter”) in connection with any underwritten offering pursuant to Section 2 or Section 3; provided, however, that the selection of the managing underwriter by the Initiating Holder shall be subject to the reasonable approval of the Board. In connection with such underwritten offering, the Company and the Initiating Holder shall enter into an underwriting agreement with the underwriter or underwriters selected for such underwriting, provided, further, that such underwriting agreement is in customary form, provides for customary compensation, expense reimbursement and indemnification, and otherwise is reasonably acceptable to the Initiating Holder and the Company.
(b) Upon the receipt by the Company of an Underwritten Demand Notice or a Shelf Underwritten Demand Notice, the Company shall give prompt written notice to all Holders of Registrable Securities (other than the Initiating Holder) that an underwritten offering pursuant to Section 2 or Section 3, as applicable is being effected (the “Company Underwritten Notice to Holders”). In the event that any such Holder delivers to the Company, within fifteen (15) days after the delivery of the Company Underwritten Notice to Holders, a written request to include in such underwritten offering any Registrable Securities of the Holder, the Company shall include such Registrable Securities in the registration statement; provided, that the Company need not include in an underwritten offering pursuant to Section 3 any Registrable Securities that are not then included in the applicable Shelf Registration Statement (unless the Company is then a WKSI). The right of any Holder to include Registrable Securities in any underwritten offering shall be conditioned upon such Holder’s willingness to enter into an underwriting agreement with the underwriter or underwriters selected for such offering (in each case, unless otherwise mutually agreed by such Holder, the Initiating Holders and the Company).
(c) Notwithstanding the foregoing, if the managing underwriter of an underwritten offering in connection with any registration pursuant to Section 2 or Section 3 advises the Company and the Holders of Registrable Securities participating in such offering in writing that in its good faith judgment the number of Registrable Securities requested to be registered exceeds the number of Registrable Securities which can be sold in such offering at a price acceptable to the applicable Initiating Holder, then (A) the number of Registrable Securities proposed to be included in such offering shall be reduced to that number of shares which in the good faith judgment of the managing underwriter can be sold in such offering at such price and (B) this reduced number of Registrable Securities shall be allocated among all Holders of Registrable Securities in proportion, as nearly as practicable, to the respective number of shares of Registrable Securities then held by such Holders.
(d) Those Registrable Securities which are excluded from an underwriting in connection with any registration pursuant to Section 2 or Section 3 hereof by reason of the managing underwriter’s marketing limitation and all other Registrable Securities not originally requested to be so included shall not be included in such offering and shall be withheld from the market by the Holders thereof for a period (not to exceed ninety (90) days) which the managing underwriter reasonably determines is necessary to effect the underwritten offering.
(e) If the managing underwriter has not limited the number of Registrable Securities to be included in an underwritten offering pursuant to Section 2 or Section 3, the Company and, subject to the requirements of Section 8 hereof, the other holders of the Company’s securities may include securities for its (or their) own account in such registration if the managing underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such offering will not thereby be limited.
5. Piggyback Registration.
(a) Each time the Company shall determine to file a registration statement under the Securities Act (other than on Form S-4 or Form S-8 or a registration statement on Form S-1 or Form S-3 covering solely an employee benefit plan) in connection with the proposed offer and sale of any of its securities of the same class as the Registrable Securities either for its own account or on behalf of any other security holder (other than a registration pursuant to Section 2 or Section 3), the Company agrees to give prompt written notice of its determination to all Holders of Registrable Securities (the “Company Registration Notice to Holders”). In the event that any such Holder delivers to the Company, within fifteen (15) days after the delivery of the Company Registration Notice to Holders, a written request to include in such registration statement any Registrable Securities of the Holder, the Company shall include such Registrable Securities in such registration statement, all to the extent required to permit the sale or other disposition by the prospective seller or sellers of the Registrable Securities to be so registered.
(b) If the registration with respect to which the Company delivers a Company Registration Notice to Holders is for a public offering involving an underwriting, the Company shall so advise the Holders in the Company Registration Notice to Holders. In such event, the right of any Holder to registration pursuant to this Section 3 shall be conditioned upon the Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. Holders proposing to distribute their Registrable Securities through such underwriting agree to enter into (together with the Company and the other Holders distributing their securities through such underwriting) an underwriting agreement, with the underwriter or underwriters selected for such underwriting by the Company.
(c) Notwithstanding any other provision of this Section 5, if the managing underwriter of an underwritten offering in connection with the registration pursuant to this Section 5 advises the Company and the Holders of the Registrable Securities participating in such registration in writing that in its good faith judgment the number of Registrable Securities and the other securities requested to be registered (i) exceeds the number of Registrable Securities and other securities which can be sold in such offering at a price acceptable to the Company, or (ii) would jeopardize the success of the offering, then (A) the number of Registrable Securities and other securities proposed to be included in the offering shall be reduced to that number which in the good faith judgment of the managing underwriter can be sold in such offering at a price acceptable to the Company and (B) such reduced number shall be allocated:
A. If the registration is on behalf of the Company:
a. First, to the Company, such that all securities proposed to be registered by or on behalf of the Company are included in the registration statement;
b. Next, among all Holders of Registrable Securities in proportion, as nearly as practicable to the respective number of Registrable Securities held by such Holders at the time of the filing of the registration statement; and
c. Last, among all other participating holders proposing to register securities other than Registrable Securities, in the manner determined by the Company.
B. If the registration is on behalf of holders of Common Stock other than Investor:
a. First, among all participating holders other than Investor in the manner determined by the Company and among all Holders of Registrable Securities in proportion, as nearly as practicable to the respective number of Registrable Securities and other shares of Common Stock held by such persons at the time of the filing of the registration statement; and
b. Last, to the Company, for such number of shares of Common Stock as may be included in the registration statement.
(d) Those Registrable Securities which are excluded from the underwriting by reason of the managing underwriter’s marketing limitation and all other Registrable Securities not originally requested to be so included shall not be included in such registration.
6. Registration Procedures. If and whenever the Company is required by the provisions of Section 2 or 3 to effect the registration of Registrable Securities under the Securities Act,
(a) the Company, at its expense and as expeditiously as possible shall use its commercially reasonable best efforts to effect such registration and agrees to:
(A) in accordance with the Securities Act and all applicable rules and regulations, prepare and file with the Commission a registration statement with respect to such securities and use its reasonable best efforts to cause such registration statement to become and remain effective for a period of 180 days (unless the registration is a Shelf Registration Statement in which case such period shall extend until the earlier of (x) the time all Registrable Securities subject thereto have been sold and (y) the third anniversary of the initial effectiveness thereof, subject to the Company’s rights to cause Holders of Registrable Securities to cease sales under an effective Shelf

Registration Statement pursuant to Section 3(b)), and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus contained therein as may be necessary to keep such registration statement effective and such registration statement and prospectus accurate and complete and to permit the Holders of Registrable Securities subject to such registration statement to sell such securities;
(B) if an offering is to be underwritten in whole or in part, enter into a written underwriting agreement in form and substance reasonably satisfactory to the Company, the managing underwriter of the offering and to the Initiating Holder (in the case of a underwritten offering pursuant to Section 2 or Section 3) or to Holders of a majority of the Registrable Securities participating in such offering (in the case of a registration pursuant to Section 3);
(C) furnish to the Holders of securities participating in such registration and to the underwriters of the securities being registered such number of copies of the registration statement and each amendment and supplement thereto, preliminary prospectus, final prospectus, prospectus supplement and such other documents as such underwriters and Holders may reasonably request;
(D) use its reasonable best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating Holders of Registrable Securities and underwriters may reasonably request, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified;
(E) notify the Holders of Registrable Securities participating in such registration, promptly after it shall receive notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed;
(F) notify such Holders of Registrable Securities promptly of any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information;
(G) prepare and file promptly with the Commission, and promptly notify such Holders of Registrable Securities of the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, when any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
(H) in case any of such Holders of Registrable Securities or any underwriter for any such Holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations of the Commission, the Company shall use reasonable best efforts to prepare promptly upon request such amendments or supplements to such registration statement and such prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations;

(I) advise such Holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
(J) at the request of any Holder of Registrable Securities covered by such registration statement, (i) furnish to such Holder on the effective date of the registration statement, upon the filing of a prospectus supplement with respect to such registration statement or, if such registration includes an underwritten offering, at the closing provided for in the underwriting agreement, an opinion of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Holder or Holders making such request, covering such matters with respect to the registration statement, the prospectus and each amendment or supplement thereto, proceedings under state, federal and other securities laws, other matters relating to the Company, the securities being registered and the offer and sale of such securities as are customarily the subject of opinions of issuer’s counsel provided to underwriters in underwritten public offerings, and such opinion of counsel shall additionally cover such legal matters with respect to the registration as such requesting Holder or Holders may reasonably request, and (ii) use its reasonable best efforts to furnish to such Holders comfort letters dated as of each of the effective date, the date of the filing of a prospectus supplement and the closing date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Holder or Holders making such request, stating that they are independent certified public accountants within the meaning of the Securities Act and dealing with such customary matters as the underwriters may request, or, if the offering is not underwritten, stating that in the opinion of such accountants the financial statements and other financial data of the Company included in the registration statement or the prospectus or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act, and additionally covering such other accounting and financial matters as such requesting Holder or Holders may reasonably request;
(K) list the Registrable Securities (and to maintain such listing during the pendency of the relevant registration period) for inclusion on the automated quotation system of the NASD or list such Registrable Securities on any exchange on which the securities of the Company of the same class with Registrable Securities are listed (and to maintain such qualification during the pendency of the relevant registration period);
(L) make senior executives of the Company available, upon reasonable prior notice and subject to reasonable scheduling flexibility, to assist the underwriters with respect to, and to accompany the underwriters on the so-called “road show” in connection with, marketing efforts for the distribution and sale of Registrable Securities pursuant to an underwritten offering so long as the fulfillment of this Section 6(a)(L) shall not materially impair such senior executives’ management of the Company; and
(M) prepare other offering materials in a form customarily used in similar transactions or on the request of any Holder of Registrable Securities or any managing underwriter.
(b) Each Holder of Registrable Securities included for registration, at its expense and as expeditiously as possible agrees to:

(A) provide the Company with such information and assistance as reasonably requested by the Company to effect such registration under the Securities Act in accordance with Section 9; and
(B) keep confidential that the Company has exercised its rights under Sections 2(b), 3(b) and any other confidential information provided by the Company in connection with this Agreement.
(c) Certain legal consequences arise from being named as a selling security holder in a registration statement and related prospectus. Accordingly, each Investor acknowledges that it has been advised to consult its own independent securities law counsel regarding the consequences of demanding or requesting registration of Registrable Securities hereunder or being named or not being named as a selling security holder in the registration statement and related prospectus.
7. Expenses.
(a) With respect to each inclusion of shares of Registrable Securities in a registration statement pursuant to Section 2 or Section 3, the Company agrees to bear all fees, costs and expenses of such registration and any public offerings in connection therewith.
(b) The fees, costs and expenses of registration to be borne as provided in paragraph (a) above, shall consist of (i) all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, (ii) fees and disbursements of counsel for the underwriter(s) of such securities (if the Company and/or selling security holders are otherwise required to bear such fees and disbursements), (iii) all legal fees and disbursements and other expenses of the Company complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified, and (iv) reasonable fees and disbursements of one firm of counsel for the selling security holders designated by the Holders of a majority of the Registrable Securities included in such registration, and (v) the expenses associated with the “road show” or other marketing efforts for the distribution and sale of Registrable Securities registered under underwritten registration statements filed pursuant to either Section 2 or 3.
(c) Notwithstanding the foregoing, the Company shall pay the expenses of a registration statement requested pursuant to Section 2 or Section 3 only with respect to the first five (5) registration statements so filed (and then only to the extent provided in Section 7) and all expenses related to any additional registration statements, including those fees and expenses set forth in Section 7(b), shall be paid by the Initiating Holder and/or the Holders of Registrable Securities on a pro rata basis; provided that, in the event that a registration pursuant to Section 2 or 3 is requested by an Initiating Holder and such request is withdrawn by the Initiating Holder prior to the filing of a registration statement by the Company, or the Holders of Registrable Securities cause the Company to withdraw a registration statement prior to its effectiveness, then either (at the election of the Initiating Holder), (i) the Initiating Holder and other Holders of Registrable Securities requesting inclusion of their shares in such registration shall bear pro rata all fees, costs and expenses of the registration and preparation of the registration statement and such requested registration statement shall not be deemed to be one of the registration statements for which the Company is required to pay expenses pursuant to this Section 7, or (ii) such requested registration statement shall be deemed to be one of the registration statements for which the Company is required to pay the expenses pursuant to this Section 7 provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company as of the date of their request for such registration statement not known to the Initiating Holder or publicly available at the time of its request and have withdrawn their request solely on such basis and with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such requested registration statement shall not be deemed to be one of the registration statements for which the Company is required to pay expenses pursuant to this Section 7.
8. Indemnification.
(a) The Company hereby agrees to indemnify and hold harmless each Holder of Registrable Securities which are included in a registration statement pursuant to the provisions of this Agreement and each of such Holder’s officers, directors, partners, members, legal counsel and accountants, and each Person who controls such Holder within the meaning of the Securities Act and any underwriter (as defined in the Securities Act) for such Holder, and any Person who controls such underwriter within the meaning of the Securities Act, from and against, and agrees to reimburse such Holder, its officers, directors, partners, members, legal counsel, accountants and controlling Persons and each such underwriter and controlling Person of such underwriter with respect to, any and all claims, actions (actual or threatened), demands, losses, damages, liabilities, costs and expenses to which such Holder, its officers, directors, partners, members, legal counsel, accountants or controlling Persons, or any such underwriter or controlling Person of such underwriter who may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus related thereto, or any amendment or supplement thereto, (ii) the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement; provided, however, that the Company will not be liable to any such Person to the extent that any such claim, action, demand, loss, damage, liability, cost or expense is caused by an untrue statement or alleged untrue statement or omission or alleged omission of material fact so made in strict conformity with written information furnished by such Holder or another Holder, such underwriter or such controlling Person specifically for use in the preparation thereof; provided, further, that the Company shall not be liable to any such Person to the extent that such untrue statement or omission of material fact is subsequently corrected by an amendment or supplement to such registration statement (or an amended prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act) and such amendment or supplement (or amended prospectus) is timely delivered to the Holders of Registrable Securities; provided, further, that the indemnity agreement contained in this subsection 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
(b) Each Holder of shares of Registrable Securities which are included in a registration statement pursuant to the provisions of this Agreement hereby agrees (severally and not jointly) to indemnify and hold harmless the Company, its officers, directors, legal counsel and accountants and each Person who controls the Company within the meaning of the Securities Act, from and against, and agrees to reimburse the Company, its officers, directors, legal counsel, accountants and controlling Persons with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses to which the Company, its officers, directors, legal counsel, accountants or such controlling Persons may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses are caused by any untrue or alleged untrue statement of any material fact contained in such registration statement, any prospectus related thereto or any amendment or supplement thereto, or are caused by the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Holder specifically for use in the preparation thereof; provided, however, that the indemnity agreement contained in this subsection 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed; provided, further, that the total amounts payable in indemnity by a Holder under this subsection 8(b) shall not exceed the net proceeds received by such Holder in the registered sale out of which such claim, action, demand, loss, damage, liability, cost, or expense arises. The indemnity obligations of Holders under this subsection 8(b) shall remain in full force and effect regardless of any investigation made by or on behalf of the Company and shall survive the transfer of the Registrable Securities by the applicable Holder.
(c) Promptly after receipt by a party indemnified pursuant to the provisions of subsection (a) or (b) of this Section 8 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim therefore is to be made against the indemnifying party pursuant to the provisions of subsection (a) or (b), notify the indemnifying party of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 6 and shall not relieve the indemnifying party from liability under this Section 6 unless such indemnifying party is prejudiced by such failure to give notice. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying parties similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the permitted assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under subsection (a) or (b) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time, (iii) the indemnifying party and its counsel do not actively and vigorously pursue the defense of such action, or (iv) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall be liable to an indemnified party for any settlement of any action or claim without the consent of the indemnifying party and no indemnifying party may unreasonably withhold its consent to any such settlement. No indemnifying party will consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or litigation.
(d) If the indemnification provided for in subsection (a) or (b) of this Section 8 is held by a court of competent jurisdiction to be unavailable to a party to be indemnified with respect to any claims, actions, demands, losses, damages, liabilities, costs or expenses referred to therein, then each indemnifying party under any such subsection, in lieu of indemnifying such indemnified party thereunder, hereby agrees to contribute to the amount paid or payable by such indemnified party as a result of such claims, actions, demands, losses, damages, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such claims, actions, demands, losses, damages, liabilities, costs or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder of Registrable Securities shall be obligated to contribute pursuant to this subsection (d) shall be limited to an amount equal to the per share sale price (less any underwriting discount and commissions) multiplied by the number of shares of Registrable Securities sold by such Holder pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Holder has otherwise been required to pay in respect of such claim, action, demand, loss, damage, liability, cost or expense or any substantially similar claim, action, demand, loss, damage, liability, cost or expense arising from the sale of such Registrable Securities).
(e) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation.
(f) The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement and termination of this Agreement.
9. Stockholder Information. The Company may request each Holder of Registrable Securities as to which any registration is to be effected pursuant to this Agreement to furnish the Company with such information with respect to such Holder and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the Commission in connection therewith, and each Holder of Registrable Securities as to which any registration is to be effected pursuant to this Agreement agrees to promptly furnish the Company with such information. The Company shall not be required to include the Registrable Securities of a Holder in a registration statement and shall not be required to pay any damages relating to such Holder who fails to furnish such information reasonably requested by the Company and which is required by law or by the Commission to be disclosed.

10. Forms. All references in this Agreement to particular forms of registration statements are intended to include, and shall be deemed to include, references to all successor forms which are intended to replace, or to apply to similar transactions as, the forms herein referenced.
11. Lockup Agreement. Each Holder of Registrable Securities agrees in connection with any registration of the Company’s securities that, upon the request of the managing underwriter of any underwritten offering of the Company’s securities (or, if there is no managing underwriter, the Company), it or he or she shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any capital stock of the Company (other than those that included in such registration) without the prior written consent of such managing underwriter for the period of time requested by such managing underwriter, which period of time shall be reasonable and customary in the context of such an underwritten offering. The Company may impose stop transfer instructions with respect to the Registrable Securities subject to the foregoing restriction until the end of the lock-up period.
12. Transfer of Registration Rights. The rights to cause the Company to register securities granted to the Holders of Registrable Securities pursuant to this Agreement may be transferred or assigned only to (i) an affiliate, stockholder, partner or member or immediate family member of a Holder of Registrable Securities or (ii) another transferee of the Holder of Registrable Securities who, after such transfer, is the Holder of Registrable Securities; provided that the transferee first agrees in writing to be bound by the terms of this Agreement.
13. Representations and Warranties of the Holder. Investor by execution hereof acknowledges that the Registrable Securities that such Holder may be entitled to receive pursuant to the Merger Agreement are being offered and sold pursuant to an exemption from registration under the Securities Act, based in part upon the representations, warranties, covenants and agreements of the undersigned contained below. Accordingly, the Holder hereby represents and warrants to the Company as follows:
(a) The Holder both:
(i) either (A) is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act, or (B) is not a “U.S. person” as such term is defined in Rule 902(k) of Regulation S promulgated under the Securities Act (the definitions of such terms pursuant to such Rule and Regulation are excerpted in Schedule I hereto); and
(ii) is acquiring the Registrable Securities for the undersigned’s own account (or in the case of the undersigned who is not a “U.S. Person” and otherwise is receiving the Registrable Securities pursuant to the requirements of Regulation S, for the undersigned’s own account or the account or benefit of any non-U.S. person), for investment purposes only, and not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein.
(b) The Holder has the capacity to protect his, her or its own interests in connection with the transactions contemplated hereby and is capable of evaluating the merits and risks of his, her or its investment in the Company. The Holder acknowledges that he, she or it must bear the economic risk of the investment in Registrable Securities indefinitely, unless the Registrable Securities are registered pursuant to the Securities Act or an exemption from registration is available, and that, subject to the terms and conditions of this Agreement, the Company has no obligation to register the Company common stock. The undersigned also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the undersigned to transfer all or any portion of the Registrable Securities under the circumstances, in the amounts or at the times the undersigned might propose.
(c) The undersigned acknowledges that the Merger Shares, the Preferred Shares, the Common Shares and the Warrant Shares will be “restricted securities,” as defined in Rule 144 promulgated under the Securities Act, and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The undersigned is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement only subject to the satisfaction of certain conditions. The undersigned will comply with the Securities Act and the rules promulgated thereunder in connection with any sale, transfer, assignment or other disposition of any Registrable Securities.
14. Effect of Failure to File the Registration Statement. If a registration statement covering all of the Registrable Securities required to be covered thereby and required to be filed by the Company pursuant to this Agreement is not filed with the Commission on or before the date such filing would otherwise be required, then, as partial relief for the damages to any Holder by reason of any such delay in its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to each Holder of Registrable Securities relating to such registration statement an amount in cash equal to two percent (2.0%) of the aggregate purchase price or exercise price, as applicable, of such Registrable Securities included in such registration statement on the day the registration statement is required to be filed and on every thirtieth day (pro rated for periods totaling less than thirty (30) days) thereafter until such filing is made. The payments must be paid on the earlier of (i) the last day of the calendar month during which such payments are incurred and (ii) the third business day after the failure giving rise to the payment is cured. In the event the Company fails to make any payments in a timely manner, such payments will bear interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) until paid in full. However, in no event will the aggregate amount of such payments exceed, in the aggregate, 10% of the aggregate purchase price or exercise price, as applicable.
15. Miscellaneous.
15.1 Waivers and Amendments.
(a) With the written consent of the Holders of a Majority of the Registrable Securities, the obligations of the Company and the rights of the Holders of Registrable Securities under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the consent of the Company, when authorized by a majority of the Independent Members of the Board, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of any supplemental agreement or modifying in any manner the rights and obligations hereunder of the Holders of Registrable Securities and the Company; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid proportion of Registrable Securities, the Holders of which are required to consent to any wavier or supplemental agreement, without the consent of the Holders of all of the Registrable Securities.
(b) Upon the effectuation of each such waiver, consent or amendment or modification, the Company agrees to give prompt written notice thereof to the Holders of the Registrable Securities who have not previously consented thereto in writing.
(c) Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 15.1; provided, that in the case of the Company, that such change, waiver, discharge or termination has been approved by a majority of the Independent Members of the Board. Specifically, but without limiting the generality of the foregoing, the failure of any party hereunder at any time or times to require performance of any provision hereof by the Company shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

15.2 Effect of Waiver or Amendment. Each Holder of Registrable Securities acknowledges that by operation of Section 15.1 hereof the Holders of a Majority of the Registrable securities will, subject to the limitations contained in Section 15.1(b), have the right and power to diminish or eliminate certain rights of such Holder under this Agreement.
15.3 Rights of Holders. Each Holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights which such Holder may have by reason of this Agreement or any Registrable Security, including, without limitation, the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and such Holder shall not incur any liability to any other Holder with respect to exercising or refraining from exercising any such right or rights.
15.4 Notices. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, registered or certified mail (with return receipt requested), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s addresses or telecopy numbers as are set forth below such party’s signatures to this Agreement, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 15.4. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable (or if given by registered or certified mail, upon the earlier of (i) actual receipt or (ii) three days after deposit thereof in the United States mail (with respect to addresses within the United States) or ten (10) days after deposit thereof in the United States mail (with respect to addresses outside of the United States).
15.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.
15.6 No Third Parties. Subject to Section 8 hereof, this Agreement shall not run to the benefit of or be enforceable by any Person other than a party to this Agreement or, with respect to the Company, any successor thereto.
15.7 Headings. The headings of the sections, subsections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.
15.8 Choice of Law. It is the intention of the parties that the internal substantive laws, and not the laws of conflicts, of the State of Delaware should govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.
15.9 Counterparts. This Agreement may be executed by facsimile or PDF signature in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

15.10 Arbitration.
(a) Any and all disputes or controversies, whether of law or fact and of any nature whatsoever arising from or respecting this Agreement, shall be decided by binding arbitration in accordance with Title 9 of the United States Code and the Commercial Arbitration Rules of the American Arbitration Association (the “Association”). If the parties are unable to agree upon a single arbitrator, the arbitrator shall be a single, independent arbitrator selected by the Association.
(b) Arbitration shall take place at Los Angeles, California, or any other location mutually agreeable to the parties. The decision of the arbitrator shall be final and binding upon all parties hereto and all persons claiming under and through them and judgment thereon may be entered by any court of competent jurisdiction. The fees and expenses of the arbitrator shall be paid equally by the parties to such arbitration.
15.11 Rule 144. To the extent that the Company is subject to the filing and reporting requirements of the Securities Act and the Exchange Act, and so long as there are Registrable Securities outstanding, the Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Rule 144A under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such information and requirements and with a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.
15.12 Enforcement Costs. In the event of any dispute hereunder, which does not lead to litigation, all costs and expenses incurred by any party, including attorneys’ fees, in the enforcement of that party’s rights, shall be paid by the prevailing party. In the event of any dispute hereunder proceeding to litigation, the prevailing party shall be entitled to recover from the other party, all costs and expenses incurred, including attorneys’ fees.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the date first above written.

BTP ACQUISITION COMPANY, LLC
By:
Name:
Title:

IMAGE ENTERTAINMENT, INC.
By:
Name:
Title:

SCHEDULE I
DEFINITIONS
“Accredited Investor” (as defined in Rule 501) means any person who comes within any of the following categories, at the time of the sale of the securities to that person:
(1) Any bank as defined in section 3(a)(2) of the Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; insurance company as defined in Section 2(13) of the Act; investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of US$5,000,000; or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
(2) Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
(3) Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US$5,000,000;
(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
(5) Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds US$1,000,000;
(6) Any natural person who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
(7) Any trust with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and
(8) Any entity in which all of the equity owners are accredited investors.
“United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Person” means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).
“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Regulation S.

Annex H

CERTIFICATE OF INCORPORATION
OF
IMAGE ENTERTAINMENT, INC.

1. The name of the corporation is Image Entertainment, Inc. (the “Corporation”).

2. The address of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

4. Capital Stock.

(a) Authorized Capital Stock. The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Twenty-Five Million (125,000,000) shares, consisting of One Hundred Million (100,000,000) shares of common stock, $.0001 par value per share (“Common Stock”), and Twenty-Five Million (25,000,000) shares of preferred stock, $.0001 par value per share (“Preferred Stock”).

(b) Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this paragraph 4, the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this paragraph 4 otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

(c) Common Stock.

(i) Voting Rights. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in his or her name on the books of the Corporation.

(ii) Dividends. Subject to the rights, preferences, privileges, restrictions and other matters pertaining to the Preferred Stock that may, at that time be outstanding, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

(iii) Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

5. Board of Directors.

(a) Management. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

(b) Term of Office. A director shall hold office until his or her successor shall be elected and qualified or until such director’s earlier death, resignation, retirement or removal from office.

(c) Removal. Subject to any limitation imposed by law or any rights of holders of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

(d) Vacancies. Subject to any limitation imposed by law or any rights of holders of Preferred Stock, any vacancies (including newly created directorships) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director.

6. Actions by Stockholders

(a) No Action Without a Meeting. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws of the Corporation. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

(b) Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation, in each case pursuant to a resolution of the Board of Directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons.

7. Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Any provisions contained in this Certificate of Incorporation may be amended, altered, changed or repealed by (a) the majority vote of the Board of Directors, or (b) the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of stock entitled to vote, voting together as a single class, in each case subject to any rights of holders of Preferred Stock.

8. Indemnification; Limitation of Liability. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Section 9 of the relevant provisions of the DGCL shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Annex I
BYLAWS
OF
IMAGE ENTERTAINMENT, INC.
ARTICLE 1
OFFICES
Section 1.1 Registered Office.
The registered office of the corporation in the State of Delaware shall be 615 DuPont Highway, Dover, Delaware 19901, County of Kent. The name of the registered agent is at such address is National Corporate Research, Ltd.
Section 1.2 Other Offices.
The corporation shall also have and maintain an office or principal place of business at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE 2
STOCKHOLDERS’ MEETINGS
Section 2.1 Place of Meetings.
(a) Meetings of stockholders may be held at such place, either within or without this State, as may be designated by or in the manner provided in these bylaws or, if not so designated, as determined by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by paragraph (b) of this Section 2.1.
(b) If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:
(1) Participate in a meeting of stockholders; and
(2) Be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.
(c) For purposes of this Section 2.1, “remote communication” shall include (1) telephone or other voice communications and (2) electronic mail or other form of written or visual electronic communications satisfying the requirements of Section 2.11(b).
Section 2.2 Annual Meetings.
The annual meetings of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors, or, if not so designated, then at 10:00 a.m. local time on June 30 in each year if not a legal holiday, and, if a legal holiday, at the same hour and place on the next succeeding day not a holiday.
Section 2.3 Special Meetings.
Except as otherwise required by law and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the corporation may be called, for any purpose or purposes, only by the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary, in each case pursuant to a resolution of the Board of Directors, and special meetings of stockholders of the Corporation may not be called by any other person or persons at any time.
Section 2.4 Notice of Meetings.
(a) Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders, specifying the place, if any, date and hour and purpose or purposes of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote thereat, directed to his address as it appears upon the books of the corporation; except that where the matter to be acted on is a merger or consolidation of the Corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than 20 nor more than 60 days prior to such meeting.
(b) If at any meeting action is proposed to be taken which, if taken, would entitle shareholders fulfilling the requirements of section 262(d) of the Delaware General Corporation Law to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory section.

(c) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which event a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
(d) Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, either before or after such meeting, and, to the extent permitted by law, will be waived by any stockholder by his attendance thereat, in person or by proxy. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.
(e) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provision of Delaware General Corporation Law, the certificate of incorporation, or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent, and (ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this subparagraph (e) shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 2.5 Quorum and Voting.
(a) At all meetings of stockholders except where otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly called or convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
(b) Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the voting power represented at any meeting at which a quorum is present shall be valid and binding upon the corporation.
(c) Where a separate vote by a class or classes is required, a majority of the outstanding shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter, and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.
Section 2.6 Voting Rights.
(a) Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the corporation on the record date for determining the stockholders entitled to vote at said meeting shall be entitled to vote at such meeting. Shares standing in the names of two or more persons shall be voted or represented in accordance with the determination of the majority of such persons, or, if only one of such persons is present in person or represented by proxy, such person shall have the right to vote such shares and such shares shall be deemed to be represented for the purpose of determining a quorum.
(b) Every person entitled to vote or to execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his duly authorized agent, which proxy shall be filed with the Secretary of the corporation at or before the meeting at which it is to be used. Said proxy so appointed need not be a stockholder. No proxy shall be voted on after three (3) years from its date unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

(c) Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy pursuant to subsection (b) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:
(1) A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.
(2) A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telephone, telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telephone, telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telephone, telegram, cablegram or other electronic transmission was authorized by the stockholder. Such authorization can be established by the signature of the stockholder on the proxy, either in writing or by a signature stamp or facsimile signature, or by a number or symbol from which the identity of the stockholder can be determined, or by any other procedure deemed appropriate by the inspectors or other persons making the determination as to due authorization.
(3) If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.
(d) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (c) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
Section 2.7 Voting Procedures and Inspectors of Elections.
(a) The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

(b) The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.
(c) The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.
(d) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the Delaware General Corporation Law, or any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) thereof, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to subsection (b)(v) of this section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
Section 2.8 List of Stockholders.
The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. The corporation need not include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.9 Stockholder Proposals at Annual Meetings.
At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the date on which the corporation first mailed its proxy materials for the previous year’s annual meeting of stockholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.
Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in Section 2.1 and this Section 2.9, provided, however, that nothing in this Section 2.9 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.
The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of Section 2.1 and this Section 2.9, and if he should so determine he shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.
Nothing in this Section 2.9 shall affect the right of a stockholder to request inclusion of a proposal in the corporation’s proxy statement to the extent that such right is provided by an applicable rule of the Securities and Exchange Commission.

Section 2.10 Nominations of Persons for Election to the Board of Directors.
In addition to any other applicable requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 90 days nor more than 120 days prior to the date on which the corporation first mailed its proxy materials for the previous year’s annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. These provisions shall not apply to nomination of any persons entitled to be separately elected by holders of preferred stock.
The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
Section 2.11 Action Without Meeting.
No action may be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action may be taken by the stockholders by written consent or by electronic transmission.

ARTICLE 3
DIRECTORS
Section 3.1 Number and Term of Office.
The number of directors of the corporation will be fixed from time to time by action of not less than a majority of the Board of Directors then in office, but in no event shall the number of directors be less than four (4) nor more than nine (9), and that any vacancies (including newly-created directorships) will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Directors appointed to fill vacancies created by the resignation or termination of a director will serve the remainder of the term of the resigning or terminated director. With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 3.3 of this Article III, the directors shall be elected by a plurality vote of the shares represented in person or by proxy at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.
The directors shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as the then total number of directors permits. At the 2006 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 2009, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the applicable terms of these Bylaws and any certificate of designation creating such class or series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Section 3.1 unless expressly provided by such terms.
Any amendment, change or repeal of this Section 3.1, or any other amendment to these Bylaws that will have the effect of permitting circumvention of or modifying this Section 3.1, shall require the favorable vote, at a stockholders’ meeting, of the holders of at least 80% of the then-outstanding shares of stock of the Corporation entitled to vote.

With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 3.3 of this Article III, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.
Section 3.2 Powers.
The powers of the corporation shall be exercised, its business conducted and its property controlled by or under the direction of the Board of Directors.
Section 3.3 Vacancies.
Vacancies, including any vacancies that result from an increase in the number of directors, may only be filled as provided in the Certificate of Incorporation of the Corporation. Each director so chosen shall hold office until his or her success shall be elected and qualified or until such director’s earlier death, resignation, retirement or removal from office.
Section 3.4 Resignations and Removals.
(a) Directors may only be removed as provided in the Certificate of Incorporation of the Corporation. Any director may resign at any time upon written notice to the Board of Directors or to the Chief Executive Officer, the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The acceptance of a resignation shall not be necessary to make it effective.
Section 3.5 Meetings.
(a) The annual meeting of the Board of Directors shall be held immediately after the annual stockholders’ meeting and at the place where such meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board of Directors shall be necessary, and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.
(b) Except as hereinafter otherwise provided, regular meetings of the Board of Directors shall be held in the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. Regular meetings of the Board of Directors may also be held at any place, within or without the State of Delaware, which has been designated by resolutions of the Board of Directors or the written consent of all directors.

(c) Special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board of Directors or, if there is no Chairman of the Board of Directors, by the President, or by any of the directors.
(d) Written notice of the time and place of all regular and special meetings of the Board of Directors shall be delivered personally to each director or sent by telegram or facsimile transmission or other form of electronic transmission at least 48 hours before the start of the meeting, or sent by first class mail at least 120 hours before the start of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat.
Section 3.6 Quorum and Voting.
(a) A quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time in accordance with Section 3.1 of Article III of these Bylaws, but not less than one; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation, or these Bylaws.
(c) Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d) The transactions of any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.
Section 3.7 Action Without Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.8 Fees and Compensation.
Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board of Directors.
Section 3.9 Committees.
(a) Other Committees: The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, from time to time appoint committees as may be permitted by law. Such committees appointed by the Board of Directors shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committee.
(b) Term: The members of all committees of the Board of Directors shall serve a term coexistent with that of the Board of Directors which shall have appointed such committee. The Board of Directors, subject to the provisions of subsections (a) or (b) of this Section 3.9, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee; provided that no committee shall consist of less than one member. The membership of a committee member shall terminate on the date of his death or voluntary resignation, but the Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(c) Meetings: Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 3.9 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter; special meetings of any such committee may be held at the principal office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof; or at any place which has been designated from time to time by resolution of such committee or by written consent of all members thereof, and may be called by any director who is a member of such committee upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time after the meeting and will be waived by any director by attendance thereat. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.
ARTICLE 4
OFFICERS
Section 4.1 Officers Designated.
The officers of the Corporation shall be elected by the Board of Directors and may consist of a Chief Executive officer, a President, a Chief Financial Officer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, any number of Assistant Secretaries and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person unless the certificate of incorporation or these Bylaws otherwise provide. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable. The Board of Directors may also elect from among its members a Chairman of the Board of Directors.
Section 4.2 Tenure and Duties of Officers.
(a) General: All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the corporation.
(b) Duties of the Chairman of the Board of Directors: The Chairman of the Board of Directors when present shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.
(c) Duties of Chief Executive Officer: The Chief Executive Officer shall be the chief executive officer of the corporation and shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The Chief Executive Officer shall perform duties commonly incident to the office and perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Chief Executive Officer shall report directly to the Board of Directors and shall have the right to delegate any of his or her powers to any other officer or employee and the authority to appoint Vice Presidents of the Corporation.

(d) Duties of President: The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or Chief Executive Officer has been appointed and is present. The President shall perform duties commonly incident to the office and perform such other duties and have such other powers as the Board of Directors shall designate from time to time.
(e) Duties of Vice-Presidents: The Vice-Presidents, in the order of their seniority, may assume and perform the duties of the President in the absence or disability of the President or whenever the office of the President is vacant. The Vice-Presidents shall perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President shall designate from time to time.
(f) Duties of Secretary: The Secretary shall attend all meetings of the stockholders and of the Board of Directors and any committee thereof, and shall record all acts and proceedings thereof in the minute book of the corporation, which may be maintained in either paper or electronic form. The Secretary shall give notice, in conformity with these Bylaws, of all meetings of the stockholders and of all meetings of the Board of Directors and any Committee thereof requiring notice. The Secretary shall perform such other duties and have such other powers as the Board of Directors, Chief Executive Officer or President shall designate from time to time. The President may direct any assistant secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each assistant secretary shall perform such other duties and have such other powers as the Board of Directors, Chief Executive Officer or the President shall designate from time to time.
(g) Duties of Treasurer/ Chief Financial Officer: The Treasurer/Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner, and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Treasurer/Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer/Chief Financial Officer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct any assistant treasurer to assume and perform the duties of the Treasure/Chief Financial Officer in the absence or disability of the Treasurer/Chief Financial Officer, and each assistant treasurer shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

ARTICLE 5
EXECUTION OF CORPORATE INSTRUMENTS, AND
VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 5.1 Execution of Corporate Instruments.
(a) The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the corporation.
(b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board of Directors (if there be such an officer appointed) or by the President; such documents may also be executed by any Vice-President and by the Secretary or Treasurer or any assistant secretary or assistant treasurer. All other instruments and documents requiring the corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.
(c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
(d) Execution of any corporate instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Board of Directors.
Section 5.2 Voting of Securities Owned by Corporation.
All stock and other securities of other corporations owned or held by the corporation for itself or for other parties in any capacity shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors or, in the absence of such authorization, by the Chairman of the Board of Directors (if there be such an officer appointed), or by the President, or by any Vice-President.
ARTICLE 6
SHARES OF STOCK
Section 6.1 Form and Execution of Certificates.
The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman of the Board (if there be such an officer appointed), or by the President or any Vice-President and by the Treasurer or assistant treasurer or the Secretary or assistant secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 6.2 Lost Certificates.
The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to indemnify the corporation in such manner as it shall require and/or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.
Section 6.3 Transfers.
Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a certificate or certificates for a like number of shares, properly endorsed.

Section 6.4 Fixing Record Dates.
(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the date on which the meeting is held. A determination of stockholders of record entitled notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing or by electronic transmission without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing or by electronic transmission without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent or electronic transmission setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided that any such electronic transmission shall satisfy the requirements of Section 2.11(b) and, unless the Board of Directors otherwise provides by resolution, no such consent by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing or by electronic transmission without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.5 Registered Stockholders.
The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE 7
OTHER SECURITIES OF THE CORPORATION
All bonds, debentures and other corporate securities of the corporation, other than stock certificates, may be signed by the Chairman of the Board of Directors (if there be such an officer appointed), or the President or any Vice-President or such other person as may be authorized by the Board of Directors and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an assistant secretary, or the Treasurer or an assistant treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signature of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an assistant treasurer of the corporation, or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon has ceased to be an officer of the corporation before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.
ARTICLE 8
CORPORATE SEAL
The corporate seal shall consist of a die bearing the name of the corporation and the state and date of its incorporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE 9
INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS
Section 9.1 Right to Indemnification.
Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an “Agent”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”). The right to indemnification conferred in this Article shall be a contract right.
Section 9.2 Authority to Advance Expenses.
Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the Delaware General Corporation Law, as amended, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon.

Section 9.3 Right of Claimant to Bring Suit.
If a claim under Section 9.1 or 9.2 of this Article is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.
Section 9.4 Provisions Nonexclusive.
The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate, agreement, or vote of the stockholders or disinterested directors is inconsistent with these bylaws, the provision, agreement, or vote shall take precedence.
Section 9.5 Authority to Insure.
The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article.
Section 9.6 Survival of Rights.
The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
Section 9.7 Settlement of Claims.
The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation’s written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

Section 9.8 Effect of Amendment.
Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.
Section 9.9 Subrogation.
In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.
Section 9.10 No Duplication of Payments.
The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise
ARTICLE 10
NOTICES
Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, the same shall be given either (1) in writing, timely and duly deposited in the United States Mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent, or (2) by a means of electronic transmission that satisfies the requirements of Section 2.4(e) of these Bylaws, and has been consented to by the stockholder to whom the notice is given. Any notice required to be given to any director may be given by either of the methods hereinabove stated, except that such notice other than one which is delivered personally, shall be sent to such address or (in the case of electronic communication) such e-mail address, facsimile telephone number or other form of electronic address as such director shall have filed in writing or by electronic communication with the Secretary of the corporation, or, in the absence of such filing, to the last known post office address of such director. If no address of a stockholder or director be known, such notice may be sent to the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall be conclusive evidence of the statements therein contained. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing and all notices given by means of electronic transmission shall be deemed to have been given as at the sending time recorded by the electronic transmission equipment operator transmitting the same. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such a stockholder or such director to receive such notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
ARTICLE 11
AMENDMENTS
These Bylaws may be repealed, altered or amended or new Bylaws adopted at any meeting of the stockholders, either annual or special, by the affirmative vote of at least 66 2/3% of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting of the Board of Directors by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws.

Annex J
[LETTERHEAD OF LAZARD FRERES & CO. LLC]
March 29, 2007
The Board of Directors
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311
Dear Members of the Board:
We understand that Image Entertainment, Inc., a Delaware corporation (“Image”), BTP Acquisition Company, LLC (“BTP”), a Delaware limited liability company, and IEAC, Inc. (“Sub”), a Delaware corporation and a wholly owned subsidiary of BTP, propose to enter into an Agreement and Plan of Merger, dated as of March 29, 2007 (the “Agreement”), which provides, among other things, for the merger of Sub with and into Image, with Image as the surviving corporation (the “Merger”). Pursuant to the Merger, each outstanding share of the common stock, par value $0.0001 per share, of Image (“Image Common Stock”) will be converted into the right to receive $4.40 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Image Common Stock of the Consideration to be paid to such holders pursuant to the Merger.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Analyzed certain publicly available historical business and financial information relating to Image;

(iii)	Reviewed various financial forecasts and other data provided to us by Image relating to the business of Image;

(iv)	Held discussions with members of the senior management of Image with respect to the business and prospects of Image;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of Image;

(vi)	Reviewed the financial and other transaction terms of certain business combination transactions involving companies in lines of business we believe to be generally comparable to the business of Image;

(vii)	Reviewed historical stock prices and trading volumes of Image Common Stock; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Board of Directors
Image Entertainment, Inc.
March 29, 2007

We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information. We have not conducted any independent valuation or appraisal of any assets or liabilities (contingent or otherwise) of Image, or concerning the solvency or fair value of Image, and we have not been furnished with any such valuation or appraisal. With respect to financial forecasts that we have reviewed, we have assumed, at the direction of Image, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Image as to the future financial performance of Image. We assume no responsibility for and express no view as to such forecasts or projections or the assumptions on which they are based.
Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
In rendering our opinion, you have advised us, and we have assumed, that the Merger will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions by Image, BTP or Sub. We also have assumed that obtaining the necessary regulatory or third party approvals and consents for the Merger will not have an adverse effect on Image or the Merger in any respect material to our opinion. We further have assumed that the representations and warranties of Image, BTP and Sub contained in the Agreement are true and complete in all material respects. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Image obtained such advice as it deemed necessary from qualified professionals.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Image in connection with the Merger and will receive a fee for our services, a portion of which was payable upon our engagement, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is payable upon the closing of the Merger. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) may actively trade the securities of Image for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Image and our opinion is rendered to the Board of Directors of Image in connection with its evaluation of the Merger. Our opinion does not address the merits of the underlying decision by Image to engage in the Merger or the relative merits of the Merger as compared to any other transaction or business strategy in which Image might engage. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

The Board of Directors
Image Entertainment, Inc.
March 29, 2007

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Image Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours, LAZARD FRERES & CO. LLC
By:	/s/ John G. Chachas
John G. Chachas
Managing Director

Annex K
[LETTERHEAD OF RAYMOND JAMES & ASSOCIATES, INC.]
March 29, 2007
Board of Directors
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding common stock, par value $0.0001 (the “Common Stock”), of Image Entertainment, Inc. (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of IEAC, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of BTP Acquisition Company, LLC (“Parent”), with and into the Company pursuant and subject to the Agreement and Plan of Merger between the Company and Parent and Merger Sub dated as of March 29, 2007 (the “Agreement”). The consideration to be received by the holders of the Company’s outstanding Common Stock will be cash in the amount of $4.40 per share of Common Stock pursuant and subject to the terms and conditions of the Agreement.
In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:
1.	reviewed the financial terms and conditions of the Merger as stated in the Agreement;

2.	reviewed the Company’s annual reports to shareholders filed on Form 10-K of the Company for the three fiscal years ended March 31, 2006;

3.	reviewed the Company’s quarterly reports filed on Form 10-Q for the three fiscal quarters ended June 30, 2006, September 30, 2006 and December 31, 2006;

4.	reviewed other Company financial and operating information requested from and/or provided by the Company;

5.	reviewed certain other publicly available information on the Company;

6.	met with and discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

7.
reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

8.	reviewed the historical stock price and trading activity for the shares of the Company’s Common Stock;

9.	compared financial and stock market information for the Company with similar information for comparable companies with publicly traded equity securities;

10.	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses comparable to those of the Company; and

11.	performed such other financial analyses and studies, and considered such other factors, as we considered appropriate.
We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Merger Sub, Parent or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have assumed, with your consent, that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of March 28, 2007 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.
We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company’s outstanding Common Stock. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.
In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.

In arriving at this opinion, we did not attribute any particular weight to any analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Raymond James & Associates, Inc. (“Raymond James”) is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James will receive a fee upon the delivery of this opinion. In addition, the Company has agreed to indemnify Raymond James against certain liabilities arising out of its engagement and reimburse Raymond James for expenses incurred during the normal course of the engagement. Raymond James has performed investment banking services for the Company in the past, for which it has received customary fees.
In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.
It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.
Based upon and subject to the foregoing, it is our opinion that, as of March 29, 2007, the consideration to be received by the holders of the Company’s outstanding Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

Annex L
SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
Section 262. Appraisal Rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex M
Special Meeting Guidelines
In the interest of an orderly and constructive meeting, the following guidelines will apply to Image Entertainment Inc.’s 2007 Special Meeting of Stockholders:
•
The Special Meeting of Stockholders is open only to our stockholders and our invited guests. Stockholders attending the special meeting should present an admittance ticket or evidence of Image Entertainment, Inc. (NASDAQ: DISK) stock ownership to gain entrance. You may be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the special meeting.

•
The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

•	Stockholder questions and comments related to the proposals will be addressed only during the question and answer portion of the agenda at the end of the special meeting.

•
Stockholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting, and briefly stated with a time limit of three minutes.

•
Although personal grievances, claims and political statements are not appropriate subjects for the special meeting, you may submit in writing any of these to an usher or company representative, and we will respond in writing.

•
The use of cameras or sound recording equipment is prohibited, except by those employed by the company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the special meeting.

•	No firearms or weapons will be allowed in the meeting room.

•	No banners or signs will be allowed in the meeting room.

•	We reserve the right to inspect all items entering the meeting room. Handbags, briefcases and packages may be inspected.
IMPORTANT:
PLEASE SIGN AND
RETURN THE ENCLOSED PROXY CARD PROMPTLY

M-1

PRELIMINARY COPY

IMAGE ENTERTAINMENT, INC.
C/O INVESTOR RELATIONS
20525 NORDHOFF STREET, SUITE 200
CHATSWORTH, CA 91311-6100
VOTE BY INTERNET — www.proxyvote.com
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before [the cut-off date] or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Image Entertainment, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

IMAGE ENTERTAINMENT, INC.

Stockholder Proposals [PRELIMINARY COPY]

1.	Adoption of the Agreement and Plan of Merger, dated as of June 27, 2007, among BTP Acquisition Company, LLC, IEAC, Inc. and Image Entertainment, Inc. (Proposal 1).	For ☐	Against ☐	Abstain ☐

2.	Approval of the issuance of common stock and preferred stock pursuant to the securities purchase agreement (Proposal 2).	For ☐	Against ☐	Abstain ☐

3.	Any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the amended merger agreement (Proposal 3).	For ☐	Against ☐	Abstain ☐

4.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the Special Meeting and any matters incident to the conduct of the Meeting.

Please date this Proxy and sign exactly as your name appears hereon. If shares are jointly held, this Proxy should be signed by each joint owner. Executors, administrators, guardians or others signing in a fiduciary capacity should state their full titles. A Proxy executed by a corporation should be signed in its name by its president or other authorized officer. A Proxy executed by a partnership should be signed in its name by an authorized person.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature	Date	Signature (Joint Owners)	Date

IMAGE ENTERTAINMENT, INC.
Proxy Solicited by the Board of Directors for the 2007 Special Meeting of Stockholders
•, 2007
The undersigned appoints Martin W. Greenwald and Ira S. Epstein, and each of them, proxies (each with full power of substitution) to represent the undersigned at the Image Entertainment, Inc. 2007 Special Meeting of Stockholders to be held on •, 2007, and any adjournments or postponements thereof and to vote the shares of the Company’s common stock held of record by the undersigned on •, 2007 as directed on the reverse side.
The shares represented by this Proxy will be voted as directed on the reverse side. If no direction is indicated, the shares represented by this Proxy will be voted FOR the adoption of the amended merger agreement in Proposal 1, FOR the approval of the issuance of common stock and preferred stock pursuant to the securities purchase agreement in Proposal 2 and FOR any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in Proposal 3. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement dated •, 2007.
PLEASE PROMPTLY COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.
PLEASE SIGN ON REVERSE SIDE